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TABLE OF CONTENTS 2

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-189708

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

July 31, 2013

To the holders of PVF Capital Corp. common shares:

        You are cordially invited to attend the special meeting of shareholders of PVF Capital Corp. The meeting will be held at Embassy Suites Cleveland—Beachwood, 3775 Park East Dr., Beachwood, Ohio 44122 on Wednesday, September 25, 2013 at 10:00 a.m. local time.

        At the special meeting, you will be asked to consider the merger of PVF Capital Corp. with and into F.N.B. Corporation pursuant to an Agreement and Plan of Merger, dated as of February 19, 2013, between PVF Capital and F.N.B. Upon completion of the merger contemplated by the merger agreement, you will be entitled to receive 0.3405 shares of F.N.B. common stock for each PVF Capital common share that you own immediately prior to the merger. The merger agreement also provides that all options to purchase PVF Capital common shares that are outstanding and unexercised immediately prior to the closing shall be converted into fully vested and exercisable options to purchase shares of F.N.B. common stock, as adjusted for the exchange ratio of 0.3405 shares of F.N.B. common stock for each PVF Capital common share. At the closing, each outstanding warrant to acquire PVF Capital common shares shall be cancelled and the holder of the warrant will be entitled to receive from F.N.B., in consideration of the cancellation of the warrant, an amount in cash equal to the product obtained by multiplying (a) the difference between (i) the product of 0.3405 and the average closing price as of the closing date of shares of F.N.B. common stock, and (ii) One Dollar and Seventy-Five Cents ($1.75), times (b) the number of common shares that were purchasable pursuant to such warrant immediately before the completion of the merger.

        F.N.B. common stock is quoted on the New York Stock Exchange under the symbol "FNB." PVF Capital common shares are quoted on The NASDAQ Capital Market under the symbol "PVFC."

        The merger cannot be completed unless the common shareholders of PVF Capital approve the merger. We have scheduled this special meeting so you can vote to approve the merger. Shareholders are also being asked to approve, on a non-binding advisory basis, the golden parachute compensation that will or may be payable to the named executive officers of PVF Capital once the merger is completed. You will also be asked to allow the PVF Capital board of directors to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger.

        After careful consideration, the PVF Capital board of directors has determined unanimously that the merger is advisable and in the best interest of the shareholders. The PVF Capital board of directors recommends that you vote FOR the merger, FOR approval of the advisory, non-binding resolution on golden parachute compensation to our named executive officers and FOR the approval of the adjournment, postponement or continuation of the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger.

        For more information about the merger and the merger agreement, please read the attached proxy statement/prospectus in its entirety. We encourage you to read it carefully and to pay particular attention to the "Risk Factors" section that begins on page 23. This proxy statement/prospectus also constitutes F.N.B.'s prospectus for the common stock it will issue in connection with the merger. You may obtain additional information about PVF Capital and F.N.B. from documents both companies have filed with the Securities and Exchange Commission at www.sec.gov.

        Whether or not you plan to attend the special meeting, please vote as soon as possible to ensure that your shares are represented. Instructions on how to vote appear on the enclosed proxy card.

        If you have any questions or need assistance voting your shares, please contact Georgeson Inc., a firm that is helping us solicit proxies, at (866) 203-9357.

        Thank you in advance for your consideration of this matter.

Very truly yours,

ROBERT J. KING, JR. President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the F.N.B. common stock to be issued pursuant to this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        Shares of F.N.B. common stock are not savings or deposit accounts or other obligations of any bank or savings association, and the shares of F.N.B. common stock are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        The date of this proxy statement/prospectus is July 31, 2013, and we are first mailing or otherwise delivering it to our shareholders on or about August 6, 2013.

PVF CAPITAL CORP.
30000 AURORA ROAD
SOLON, OHIO 44139

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on September 25, 2013

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of PVF Capital Corp. will be held on Wednesday, September 25, 2013, at Embassy Suites Cleveland—Beachwood, 3775 Park East Dr., Beachwood, Ohio 44122 at 10:00 a.m. local time, for the following purposes:

        1.     to consider and vote upon a proposal to approve the merger described in the accompanying materials;

        2.     to consider and vote upon an advisory (non-binding) proposal to approve the golden parachute compensation payable to the named executive officers of PVF Capital Corp. in connection with the merger;

        3.     to consider and vote upon a proposal to grant the PVF Capital board of directors discretionary authority to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger; and

        4.     to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

        The PVF Capital board of directors has fixed the close of business on July 30, 2013 as the record date for the determination of PVF Capital Corp. shareholders entitled to notice of and to vote at the special meeting. Only holders of our common shares of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

        We encourage you to read the entire proxy statement/prospectus which is attached, particularly the "Risk Factors" section that begins on page 23.

        The PVF Capital board of directors has determined that the merger is in the best interests of PVF Capital Corp. and its shareholders and unanimously recommends that you vote FOR approval of the merger, FOR approval of the advisory (non-binding) resolution approving the golden parachute compensation payable to our named executive officers in connection with the merger, and FOR approval of the proposal granting the PVF Capital board of directors discretionary authority to adjourn the special meeting, if necessary.

        Your vote is very important.    Whether or not you plan to attend the special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope.

By Order of the Board of Directors

JEFFREY N. MALE Vice President and Secretary

Solon, Ohio
July 31, 2013

 REFERENCE TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about F.N.B. Corporation from documents filed with or furnished to the U.S. Securities and Exchange Commission, which are not included in or delivered with this proxy statement/prospectus.

        You can obtain any of the documents that F.N.B. and PVF Capital have filed with or furnished to the SEC from the SEC's website at www.sec.gov. You may also request copies of these documents, including the documents F.N.B. incorporates by reference in this proxy statement/prospectus, at no charge, by contacting either F.N.B. or PVF Capital, as applicable, at the following addresses:

F.N.B. CORPORATION	PVF CAPITAL CORP.
One F.N.B. Boulevard	30000 Aurora Road
Hermitage, Pennsylvania 16148	Solon, Ohio 44139
Attention: David B. Mogle, Corporate Secretary	Attention: Jeffrey N. Male, Secretary
Telephone: (724) 983-3431	Telephone: (440) 248-7171

        In addition, if you have questions about the merger or the PVF Capital special meeting, need additional copies of this document or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Georgeson Inc., PVF Capital's proxy solicitor, at the following address and telephone number:

Georgeson Inc.
480 Washington Boulevard
26th Floor
Jersey City, NJ 07310
(866) 203-9357

        You will not be charged for any of these documents that you request. In order to receive timely delivery of the documents in advance of the PVF Capital special meeting, you should make your request to F.N.B. or PVF Capital, as the case may be, no later than September 18, 2013, or five trading days prior to the PVF Capital special meeting.

        See "Where You Can Find More Information" on page 165 of this proxy statement/prospectus for more details.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND OUR SPECIAL MEETING

Q.
What is the merger?

A.
F.N.B. and PVF Capital have agreed to enter into a merger. The purpose of the merger is to combine the businesses and operations of PVF Capital with F.N.B.'s. In the merger, PVF Capital will be merged with and into F.N.B., the separate corporate existence of PVF Capital will cease, and F.N.B. will be the surviving corporation. The merger agreement described in this proxy statement/prospectus contains the terms and conditions which must be satisfied to complete the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

  In order to complete the combination of their businesses, F.N.B. and PVF Capital also agreed that their principal operating subsidiaries should merge with each other. Once the merger between F.N.B. and PVF Capital is completed, Park View Federal Savings Bank, the savings and loan subsidiary of PVF Capital, will merge with and into First National Bank of Pennsylvania, the bank subsidiary of F.N.B. As a result of this bank merger, the separate corporate existence of Park View Federal will cease, and First National Bank of Pennsylvania will continue as the surviving entity.

Q.
Why am I receiving this document?

  The merger of PVF Capital into F.N.B. cannot occur unless PVF Capital shareholders vote to approve the merger. PVF Capital will hold a special meeting of its shareholders to obtain this approval. This proxy statement/prospectus contains important information about the merger, the merger agreement, the special meeting of PVF Capital shareholders and other related matters. You should read this proxy statement/prospectus carefully. The enclosed voting materials for the special meeting allow you to vote your PVF Capital common shares without attending the special meeting.

  We are delivering this proxy statement/prospectus to you as both a proxy statement of PVF Capital and a prospectus of F.N.B. It is a proxy statement because the PVF Capital board of directors is soliciting proxies from PVF Capital shareholders to vote on the approval of the merger at a special meeting of shareholders, and your proxy will be used at the special meeting or at any adjournment or postponement of the special meeting. It is a prospectus because F.N.B. will issue its common stock to PVF Capital shareholders in exchange for their PVF Capital common shares upon completion of the merger.

Q.
What items of business will we ask our shareholders to consider at our special meeting?

A.
At our special meeting, we will ask our shareholders to vote in favor of approval of the merger of PVF Capital with and into F.N.B. We sometimes refer to this proposal as the "merger proposal" in this proxy statement/prospectus. In addition, our shareholders will be asked to cast an advisory (non-binding) vote on the golden parachute compensation payable to the named executive officers of PVF Capital in connection with the merger. We sometimes refer to this proposal as the "golden parachute proposal" in this proxy statement/prospectus. Lastly, we will ask our shareholders to vote in favor of a proposal to adjourn our special meeting, if necessary, to solicit additional proxies if we have not received sufficient votes to approve the merger at the time of our special meeting. We sometimes refer to this proposal as the "adjournment proposal" in this proxy statement/prospectus.

Q.
What will I receive in exchange for my PVF Capital common shares if the merger is completed?

A.
Upon completion of the merger of PVF Capital with and into F.N.B., you will have the right to receive 0.3405 shares of F.N.B. common stock in exchange for each PVF Capital common share you own. F.N.B. will pay cash in lieu of issuing fractional shares of F.N.B. common stock.

Q.
What does the PVF Capital board of directors recommend?

A.
The PVF Capital board of directors has unanimously determined that the merger is fair to you and in your and PVF Capital's best interests and unanimously recommends that you vote FOR approval of the merger, FOR approval, on an advisory (non-binding) basis, of the golden parachute proposal, and FOR approval of the adjournment proposal.

  In making this determination, the PVF Capital board of directors considered the opinion of Sandler O'Neill + Partners, L.P., our independent financial advisor, as to the fairness, from a financial point of view, of the merger consideration you will receive pursuant to the merger agreement. The PVF Capital board of directors also reviewed and evaluated the terms and conditions of the merger agreement and the merger with the assistance of our independent legal counsel.

Q.
What was the opinion of our financial advisor?

A.
Sandler O'Neill presented an opinion to the PVF Capital board of directors to the effect that, as of February 19, 2013, and based upon the assumptions Sandler O'Neill made, the matters it considered and the limitations on its review as set forth in its opinion, the merger consideration provided for in the merger agreement is fair to you from a financial point of view.

Q.
When do you expect to complete the merger?

A.
If our shareholders approve the merger, we anticipate that we will be able to complete the merger in October 2013. However, we cannot assure you when or if the merger will occur. Our ability to complete the merger is subject to other factors that are outside of our control, such as the approval of the merger by the banking regulators.

Q.
What happens if the merger is not completed?

A.
If the merger is not completed, holders of PVF Capital common shares will not receive any shares of F.N.B. common stock, cash or any other consideration in exchange for their shares. PVF Capital will remain an independent public company and its common shares will continue to be listed and traded on The NASDAQ Capital Market.

Q.
Why am I being asked to cast an advisory (non-binding) vote to approve the golden parachute compensation payable to certain PVF Capital officers in connection with the merger?

A.
The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require PVF Capital to seek an advisory (non-binding) vote with respect to certain payments that will or may be made to PVF Capital's named executive officers in connection with the merger.

Q.
What will happen if PVF Capital shareholders do not approve the golden parachute compensation at the special meeting?

A.
Approval of the golden parachute compensation payable in connection with the merger is not a condition to completion of the merger. The vote with respect to the golden parachute compensation is an advisory vote and will not be binding on PVF Capital (or the combined company that results from the merger) regardless of whether the merger is approved. Accordingly, since the compensation to be paid to certain of the PVF Capital executives in connection with the merger is contractual, such compensation will be payable if the merger is completed regardless of the outcome of the advisory vote.

Q.
When and where is the PVF Capital special meeting?

A.
The PVF Capital special meeting will be held at Embassy Suites Cleveland—Beachwood, 3775 Park East Dr., Beachwood, Ohio 44122, on Wednesday, September 25, 2013 at 10:00 a.m. local time.

Q.
Who can vote at the PVF Capital special meeting?

A.
Holders of PVF Capital common shares as of the close of business on July 30, 2013, which is referred to as the record date, are entitled to vote at the PVF Capital special meeting. Beneficial owners of PVF Capital common shares as of the record date will receive instructions from their bank, broker or nominee describing how to vote their shares.

Q.
What is the quorum requirement for the PVF Capital special meeting?

A.
The presence, in person or by properly executed proxy, of the holders of at least a majority of our outstanding common shares on the record date is necessary to constitute a quorum at our special meeting. All PVF Capital common shares that are present in person or by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the PVF Capital special meeting.

Q.
What vote is required to approve each proposal at the PVF Capital special meeting?

A.
Proposal No. 1 requires an approval by the affirmative vote of two-thirds of the issued and outstanding common shares of PVF Capital at a shareholders' meeting at which a quorum is present. Proposal No. 2 and Proposal No. 3 each require approval by the affirmative vote of a majority of the common shares present, represented and entitled to vote at the PVF Capital special meeting.

Q.
Why is my vote important?

A.
Under the Ohio General Corporation Law and our articles of incorporation, approval of the merger requires the affirmative vote of two-thirds of the issued and outstanding common shares of PVF Capital at a shareholders' meeting at which a quorum is present. This significant approval percentage requirement makes your vote extremely important.

Q.
What do I need to do now?

A.
You should first carefully read this proxy statement/prospectus, including the appendices and the documents F.N.B. incorporates by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 165 in this proxy statement/prospectus. After you have decided how you wish to vote your shares, please vote by submitting your proxy using one of the methods described below.

Q.
How do I vote my PVF Capital common shares?

A.
If you are a shareholder of record on July 30, 2013, you may have your PVF Capital common shares voted on the matters presented at the special meeting in any of the following ways:

•
in person—you may attend the special meeting and cast your vote there;

  •
  by mail—shareholders of record may vote by proxy by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

  If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee regarding how to vote your shares. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Q.
What does it mean if I get more than one proxy card?

A.
It means you have multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards to ensure that all of your shares are voted.

Q.
What if my PVF Capital shares are held through the Park View Federal Savings Bank 401(k) Plan?

A.
If you participate in the Park View Federal Savings Bank 401(k) Plan and invested in PVF Capital common shares, you will receive a voting instruction card that reflects the common shares credited to your account in the 401(k) Plan as of July 30, 2013. You may direct the 401(k) Plan Trustee as to how to vote the common shares credited to your account. The 401(k) Plan Trustee will vote all common shares for which it does not receive timely instructions from participants in the same proportion in which it has received voting instructions. The deadline for returning your voting instructions to the 401(k) Plan Trustee is 10:00 a.m., local time, on September 23, 2013.

Q.
What if I do not specify how I want to vote my shares on my proxy card?

A.
If you submit a signed proxy card but do not indicate how you want your shares voted, the persons named in the proxy card will vote your shares:

•
FOR approval of the merger;

•
FOR approval on an advisory (non-binding) basis of the golden parachute compensation payable to our named executive officers in connection with the merger; and

•
FOR approval of the adjournment of our special meeting, if necessary.

  The PVF Capital board of directors does not currently intend to bring any other proposals before our special meeting. If other proposals requiring a vote of shareholders properly come before our special meeting, the persons named in the enclosed proxy card will vote the shares they represent on any such other proposal in accordance with their judgment.

Q.
If my PVF Capital common shares are held in "street name" by my bank, broker or other nominee, will my bank, broker or other nominee vote my PVF Capital common shares for me?

A.
Your bank, broker or other nominee is not permitted to vote your shares without instructions from you. Therefore, if a bank, broker or other nominee holds your shares, you must give them instructions on how to vote your shares. You should follow the voting procedures you receive from your bank, broker or other nominee and instruct your bank, broker or other nominee how you want to vote your shares. Please check with your bank, broker or other nominee and follow the voting procedures your bank, broker or other nominee provides.

  Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power. Abstentions, if any, and broker non-votes, if any, are counted as present for the purpose of determining whether a quorum is present. However, abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the merger. On the other hand, with respect to the proposal to approve on an advisory (non-binding) basis the golden parachute compensation payable to the named executive officers of PVF Capital and the proposal to approve adjournment of the special meeting, abstentions and broker non-votes will not be counted in the voting results and will have no effect on the outcome of those proposals.

Q.
May I change my vote after I have voted?

A.
Yes. You may revoke your proxy at any time before we take the vote at our special meeting by:

•
the execution of a later dated proxy with respect to the same shares;

•
giving notice in writing to Jeffrey N. Male, Secretary, PVF Capital Corp., 30000 Aurora Road, Solon, Ohio 44139; or

•
notifying Mr. Male in person at our special meeting.

  However, simply attending our special meeting without voting will not revoke any proxy you previously submitted.

  If you hold your shares in street name (that is, in the name of a bank, broker, nominee or other holder of record), you should follow the instructions of the bank, broker, nominee or other holder of record regarding the revocation of proxies.

Q.
Should I send my share certificates now?

A.
No. Holders of our common shares should not submit their share certificates for exchange until they receive the transmittal instructions from the exchange agent, Registrar and Transfer Company.

Q.
What if I oppose the merger?

A.
If you are a shareholder who objects to the merger, you may vote against approval of the merger. Under Ohio law, you are not entitled to dissenters' appraisal rights because PVF Capital common shares are listed on a national securities exchange and the only consideration shareholders will receive in the merger (other than cash in lieu of fractional shares) is shares of F.N.B. common stock that are also listed on a national securities exchange. If they had been available, dissenters' rights would enable a shareholder who opposes the merger to obtain an appraisal of the fair cash value of his or her shares and require PVF Capital to purchase those shares at the price established by the appraisal.

Q.
Who can answer my questions about the merger and the special meeting?

A.
If you have additional questions about the merger or the special meeting or would like additional copies of this proxy statement/prospectus, please call Jeffrey N. Male, our corporate secretary, at (440) 248-7171, or call Georgeson Inc., the proxy soliciting firm we have retained, at (866) 203-9357.

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus. While this summary describes the material aspects of the merger, this summary may not contain all of the information that may be important to you. We encourage you to read this entire proxy statement/prospectus and its appendices carefully in order to understand the merger fully. See "Where You Can Find More Information" on page 165. In this summary, we have included page references to direct you to a more detailed description of the matters this summary describes.

        Unless the context otherwise requires, throughout this proxy statement/prospectus, "we," "us," "our" or "PVF Capital" refers to PVF Capital Corp., "Park View Federal" refers to Park View Federal Savings Bank, "F.N.B." refers to F.N.B. Corporation, and "you" refers to the common shareholders of PVF Capital. We refer to the merger between PVF Capital and F.N.B. as the "merger," and the Agreement and Plan of Merger dated as of February 19, 2013 between F.N.B. and PVF Capital as the "merger agreement." Also, we refer to the proposed merger of Park View Federal into First National Bank of Pennsylvania as the "bank merger."

        PVF Capital provided the information contained in this proxy statement/prospectus with respect to PVF Capital, and F.N.B. provided the information in this proxy statement/prospectus with respect to F.N.B.

        This proxy statement/prospectus, as well as the information included or incorporated by reference in this proxy statement/prospectus, contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, earnings outlook, business and prospects of F.N.B. and us, and the potential combined company, as well as statements applicable to the period following the completion of the merger. You can find many of these statements by looking for words such as "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," "potential," "possible" or other similar expressions.

        These forward-looking statements involve certain risks and uncertainties. The ability of either F.N.B. or us to predict results or the actual effects of our plans and strategies, particularly after the merger, is inherently uncertain. Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed in or implied by these forward-looking statements. See "Cautionary Statement Regarding Forward-looking Statements" on page 30.

The Parties to the Merger

F.N.B. Corporation (Page 98)

        F.N.B. Corporation, headquartered in Hermitage, Pennsylvania, is a regional diversified financial services company operating in six states and three major metropolitan areas including Pittsburgh, PA, where it holds the number three retail deposit market share, Baltimore, MD and Cleveland, OH. F.N.B. has total assets of $12.4 billion (including the recently completed acquisition of Annapolis Bancorp, Inc.) and more than 250 banking offices throughout Pennsylvania, Ohio, West Virginia and Maryland. F.N.B. provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, asset based lending, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. F.N.B.'s wealth management services include asset management, private banking and insurance. F.N.B. also operates Regency Finance Company, which has more than 70 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee.

        The address of the principal executive offices of F.N.B. is One F.N.B. Boulevard, Hermitage, Pennsylvania 16148. F.N.B.'s telephone number is (724) 981-6000 and F.N.B.'s Internet address is

www.fnbcorporation.com. The information on F.N.B.'s website is not part of this proxy statement/prospectus.

PVF Capital Corp. (Page 99)

        PVF Capital Corp. is the holding company for Park View Federal Savings Bank ("Park View Federal"). PVF Capital owns and operates Park View Federal, PVF Service Corporation, a real estate subsidiary, and Mid Pines Land Company, a real estate subsidiary. Park View Federal has operated continuously for 92 years, having been founded as an Ohio chartered savings and loan association in 1920. Park View Federal's principal business consists of attracting deposits from the general public and investing these funds primarily in loans secured by first mortgages on real estate, as well as other commercial and consumer loans located in its market area, which consists of Portage, Lake, Geauga, Cuyahoga, Summit, Medina and Lorain Counties in Ohio. Historically, Park View Federal has emphasized the origination of loans for the purchase or construction of residential real estate, commercial real estate and multi-family residential property and land loans. To a lesser extent, Park View Federal has also originated loans secured by second mortgages, including home equity lines of credit and loans secured by savings deposits.

        The address and headquarters office of PVF Capital is 30000 Aurora Road, Solon, Ohio 44139. PVF Capital's telephone number is (440) 248-7171, and PVF Capital's Internet address is www.parkviewfederal.com. The information on PVF Capital's website is not part of this proxy statement/prospectus.

Our Special Meeting

        This section contains information for our shareholders about the special meeting we have called to consider approval of the merger and related matters.

General (Page 32)

        We have mailed this proxy statement/prospectus and the enclosed form of proxy to you for use at our special meeting and any adjournment or postponement of our special meeting.

When and Where We Will Hold Our Special Meeting (Page 32)

        We will hold our special meeting on Wednesday, September 25, 2013, at 10:00 a.m. local time, at Embassy Suites Cleveland—Beachwood, 3775 Park East Dr., Beachwood, Ohio 44122, subject to any adjournment or postponement of our special meeting.

The Matters Our Shareholders Will Consider (Page 32)

        The purpose of our special meeting is to consider and vote upon:

  •
  Proposal 1—A proposal to approve the merger;

  •
  Proposal 2—An advisory (non-binding) proposal to approve the golden parachute compensation payable to the named executive offers of PVF Capital in connection with the merger;

  •
  Proposal 3—A proposal to grant discretionary authority to our board of directors to adjourn our special meeting if necessary to permit us to solicit additional proxies from our shareholders in the event a quorum is present at our special meeting but there are insufficient votes to approve the merger; and

  •
  Such other business as may properly come before our special meeting and any adjournment or postponement of our special meeting.

        Our shareholders must approve Proposal 1 for the merger to occur. If our shareholders do not approve this proposal, the merger will not occur.

        PVF Capital does not intend to bring any other matters before the special meeting. As of the date of this proxy statement/prospectus, the PVF Capital board of directors is not aware of any matter that is to be presented for action at our special meeting by others. If a shareholder properly presents another matter, the proxies will vote in accordance with their judgment with respect to any such other matter.

Record Date; Shares Outstanding and Entitled to Vote (Page 32)

        The PVF Capital board of directors has fixed the close of business on July 30, 2013 as the record date for the determination of holders of our common shares entitled to notice of, and to vote at, our special meeting and any adjournment or postponement of our special meeting.

        On the record date, we had 26,081,460 issued and outstanding common shares entitled to vote at our special meeting, held by approximately 140 holders of record. Each holder is entitled to cast one vote for each common share held by him or her on all matters that are properly submitted to our shareholders at our special meeting.

Quorum (Page 33)

        The presence, in person or by properly executed proxy, of the holders of at least a majority of our outstanding common shares on the record date is necessary to constitute a quorum at our special meeting. All PVF Capital common shares that are present in person or by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the PVF Capital special meeting. A quorum must be present in order for the votes on approval of the merger, approval on an advisory (non-binding) basis of golden parachute compensation payable to our named executive officers in connection with the merger, and the adjournment proposal to occur.

        Based on the number of our common shares issued and outstanding as of the record date, 13,040,731 common shares must be present in person or represented by proxy at our special meeting to constitute a quorum.

Shareholder Vote Required (Page 33)

        Approval of the Merger.    The approval of the merger requires the affirmative vote of two-thirds of the issued and outstanding common shares of PVF Capital at a shareholders' meeting at which a quorum is present. Accordingly, we urge you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

        When considering the PVF Capital board of directors' recommendation that you vote in favor of approval of the merger, you should be aware that certain of our executive officers and directors have interests in the merger that may be different from, or in addition to, your and their interests as shareholders. See "Proposal No. 1—Proposal to Approve the Merger—Interests of PVF Capital's Directors and Executive Officers in the Merger" beginning on page 66.

        Advisory (Non-binding) Vote Regarding Golden Parachute Compensation.    The affirmative vote of a majority of the votes cast by the holders of our common shares entitled to vote on that matter at a shareholders' meeting at which a quorum is present, is required to approve on an advisory (non-binding) basis, the golden parachute compensation payable to the named executive officers of PVF Capital in connection with the merger.

        Discretionary Authority to Adjourn Our Special Meeting.    The affirmative vote of the holders of a majority of the votes cast by the holders of our common shares entitled to vote on the adjournment proposal is required to approve the proposal to grant discretionary authority to the PVF Capital board of directors to adjourn our special meeting if necessary to solicit additional proxies from our shareholders in the event a quorum is present at our special meeting but there are insufficient votes to approve the merger.

Director and Executive Officer Voting (Page 33)

        As of the record date, our directors and executive officers and their affiliates beneficially owned 9,028,919 shares of our outstanding common shares, or approximately 34.6% of the outstanding common shares entitled to vote at our special meeting. Approval of the merger will require the affirmative vote of two-thirds of the issued and outstanding common shares as of the record date. Each of our directors has entered into a voting agreement with F.N.B. providing that he will vote his PVF Capital common shares FOR approval of the merger in his capacity as a shareholder.

Proxies (Page 33)

        Voting.    You should complete and return the proxy card accompanying this proxy statement/prospectus to ensure that we can count your vote at our special meeting and at any adjournment or postponement of our special meeting, regardless of whether you plan to attend our special meeting. If you sign and return your proxy card and do not indicate how you want to vote, we will count your proxy card as a vote FOR approval of the merger, FOR approval of the advisory (non-binding) golden parachute proposal and FOR approval of the adjournment proposal.

        If you hold your common shares in the name of a bank, broker, nominee or other holder of record, the bank, broker, nominee or other holder of record will send you instructions that you must follow in order to vote your common shares.

        Revocability.    You may revoke your proxy at any time before we take the vote at our special meeting. If you did not vote through a bank, broker, nominee or other holder of record, you may revoke your proxy by:

  •
  executing a later dated proxy with respect to the same shares;

  •
  giving notice in writing to Jeffrey N. Male, Secretary, PVF Capital Corp., 30000 Aurora Road, Solon, Ohio 44139; or

  •
  notifying Mr. Male in person at our special meeting.

        However, simply attending our special meeting without voting will not revoke an earlier proxy.

        You should address written notices of revocation and other communications regarding the revocation of your proxy to:

  PVF Capital Corp.
  30000 Aurora Road
  Solon, Ohio 44139
  Attention: Jeffrey N. Male, Secretary

        If you hold your shares in the name of a bank, broker, nominee or other holder of record, you should follow the instructions you receive from the bank, broker, nominee or other holder of record regarding the revocation of proxies.

        How We Count Proxy Votes.    We will vote all shares represented by properly executed proxy cards that we receive before the voting concludes at our special meeting, and which have not been revoked, in accordance with the instructions you indicate on the proxy card.

        We will count the shares represented by a properly executed proxy card marked "ABSTAIN" as present for purposes of determining the presence of a quorum.

        Under applicable rules, banks, brokers and other nominees may not vote shares of common stock that they hold of record for a beneficial owner either "for" or "against" the proposals in this proxy statement/prospectus without specific instructions from the beneficial owner of those shares. Therefore, if a broker holds your shares you must give your broker instructions on how to vote your shares. Abstentions, if any, and broker non-votes, if any, are counted as present for the purpose of determining whether a quorum is present. Abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the merger. However, with respect to the proposal to approve on an advisory (non-binding) basis the golden parachute compensation payable to the named executive officers of PVF Capital, and the proposal to approve adjournment of the special meeting, abstentions and broker non-votes will not be counted in the voting results and will have no effect on the outcome of those proposals.

        Solicitation.    We will pay the costs of our special meeting and for the mailing of this proxy statement/prospectus to our shareholders, as well as all other costs we incur in connection with the solicitation of proxies from our shareholders. However, F.N.B. and we will share equally the cost of printing this proxy statement/prospectus and the filing fees F.N.B. pays to the SEC.

        In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone or in person. We will not specially compensate our directors, officers and employees for these activities. We also intend to request that brokers, banks, nominees and other holders of record solicit proxies from their principals, and we will reimburse the brokers, banks, nominees and other holders of record for certain expenses they incur for those activities.

        We have retained the firm of Georgeson Inc. to assist us in the solicitation of proxies, and we have agreed to pay Georgeson Inc. an engagement fee of $7,500 for its services.

Recommendations of the PVF Capital Board of Directors (Page 35)

        The PVF Capital board of directors has unanimously approved the merger. Based on the reasons for the merger that we describe in this proxy statement/prospectus, the PVF Capital board of directors believes that the merger is in your and PVF Capital's best interests. Accordingly, the PVF Capital board of directors unanimously recommends that our shareholders vote:

  •
  FOR approval of the merger;

  •
  FOR approval, on an advisory (non-binding) basis, of the golden parachute compensation payable to the named executive officers of PVF Capital in connection with the merger; and

  •
  FOR approval of the adjournment proposal.

        See "Proposal No. 1—Proposal to Approve the Merger—Recommendation of the PVF Capital Board of Directors and PVF Capital's Reasons for the Merger" beginning on page 41, "Proposal No. 2—Advisory (Non-binding) Vote on Golden Parachute" beginning on page 163, and "Proposal No. 3—Adjournment Proposal" beginning on page 163 for a more detailed discussion of the PVF Capital board of directors' recommendations.

Attending Our Special Meeting (Page 35)

        If you hold your shares in street name and you want to attend our special meeting, you must bring an account statement or letter from your holder of record (e.g., your bank, broker or other nominee) showing that you were the beneficial owner of the shares at the close of business on July 30, 2013, the record date for our special meeting.

The Merger

The Merger and the Merger Agreement (Page 76)

        The merger agreement, which governs the merger of PVF Capital with and into F.N.B., is attached to this document as Appendix A. We encourage you to read the merger agreement carefully. All descriptions in this summary and elsewhere in this document of the terms and conditions of the merger are qualified by reference to the merger agreement.

        Under the terms of the merger agreement, PVF Capital will merge with and into F.N.B., and F.N.B. will be the surviving entity. As a result of the merger, PVF Capital's businesses will be combined with F.N.B.'s, and PVF Capital will cease to exist as a separate legal entity.

Merger of Bank Subsidiaries

        As soon as practicable after the merger between F.N.B. and PVF Capital is completed, Park View Federal will merge with and into First National Bank of Pennsylvania, and First National Bank of Pennsylvania will continue as the surviving bank. Park View Federal and First National Bank of Pennsylvania have entered into a merger agreement setting forth their agreement to merge and the terms and conditions of their merger. The form of the bank merger agreement is attached as Exhibit A to the merger agreement between F.N.B. and PVF Capital.

Merger Consideration (Page 76)

        The merger consideration to PVF Capital shareholders will be shares of F.N.B. common stock, which will be paid at a fixed exchange ratio of 0.3405 shares of F.N.B. common stock for each PVF Capital common share that is outstanding immediately before the merger occurs (subject to possible adjustment as provided in the merger agreement).

Opinion of PVF Capital's Financial Advisor in Connection with the Merger (Page 45)

        Sandler O'Neill+Partners, L.P., our financial advisor in connection with the merger, delivered a written fairness opinion to the PVF Capital board of directors dated February 19, 2013, the date we executed the merger agreement, to the effect that as of such date, subject to the factors and assumptions set forth in Sandler O'Neill's opinion, the merger consideration is fair, from a financial point of view, to the holders of our common shares.

        Appendix C to this proxy statement/prospectus sets forth the full text of the Sandler O'Neill opinion, which includes the assumptions Sandler O'Neill made, the procedures Sandler O'Neill followed, the matters Sandler O'Neill considered and the limitations on the review Sandler O'Neill undertook in connection with its opinion. Sandler O'Neill provided its opinion for the information and assistance of the PVF Capital board of directors in connection with its consideration of the merger. The Sandler O'Neill opinion is not a recommendation as to how you should vote with respect to the merger or any related matter. We encourage you to read the Sandler O'Neill opinion in its entirety, a copy of which is attached to this proxy statement/prospectus as Appendix C.

Interests of PVF Capital's Directors and Executive Officers in the Merger (Page 66)

        In considering the recommendations of the PVF Capital board of directors that you vote FOR approval of the merger, FOR approval of the golden parachute proposal and FOR approval of the adjournment proposal, you should be aware that certain of our executive officers and directors have interests in the merger that are different from, or in addition to, your and their interests as a shareholder. For example:

  •
  Our current and former executive officers and directors will be indemnified and held harmless by F.N.B. against any losses and liabilities to the fullest extent possible under applicable law and the articles of incorporation and code of regulations of PVF Capital after the merger is completed.

  •
  Our current and former executive officers and directors will be provided directors' and officers' insurance coverage by F.N.B. for a period of six years after the merger is completed.

  •
  Upon the closing of the merger, certain of our executive officers will be entitled to receive retention bonuses, contingent upon their continued employment with PVF Capital or Park View Federal through the closing date.

  •
  Certain of our executive officers may enter into post-merger employment or other arrangements with F.N.B., which will provide for cash compensation to those officers, among other things. In addition, F.N.B. will grant Messrs. King and Nicholson restricted stock awards if they enter into an employment agreement with F.N.B.

  •
  Certain of our directors hold unexercised warrants to purchase PVF Capital common shares, which will be cancelled in exchange for cash, instead of being converted into warrants to purchase F.N.B. common stock, upon completion of the merger.

Regulatory Approvals Required for the Merger and the Bank Merger (Page 72)

        Completion of the merger and the bank merger are subject to various regulatory approvals. The merger of PVF Capital with and into F.N.B. is subject to the prior approval of the Board of Governors of the Federal Reserve System or the Federal Reserve Board. The merger between PVF Capital's and F.N.B.'s bank subsidiaries, Park View Federal and First National Bank of Pennsylvania, is subject to the prior approval of First National Bank of Pennsylvania's primary regulator, the Office of the Comptroller of the Currency. Also, the United States Department of Justice is able to provide input into the approval process of federal banking agencies to challenge the approval on antitrust grounds. On July 8, 2013, the Federal Reserve Board approved the acquisition by F.N.B. of PVF Capital, and the Office of the Comptroller of the Currency approved the merger of Park View Federal with and into First National Bank of Pennsylvania. F.N.B. and PVF Capital also have submitted, or will submit, notices and/or applications to other federal and state regulatory authorities and self-regulatory organizations relating to the merger.

No Dissenters' Rights (Page 74)

        Due to an exception under the Ohio General Corporation Law, holders of PVF Capital common shares will not be entitled to dissenters' appraisal rights in the merger. Dissenters' rights are not available because PVF Capital common shares are listed on a national securities exchange and the only consideration that PVF Capital shareholders will receive in the merger (other than cash in lieu of fractional shares) is shares of F.N.B. common stock, which are also listed on a national securities exchange. If they had been available, dissenters' rights would enable a shareholder who opposes the merger to obtain an appraisal of the fair cash value of his or her shares and require PVF Capital to purchase those shares at the price established by the appraisal. See "Proposal No. 1—Proposal to Approve the Merger—No Dissenters' Rights" on page 74 of this proxy statement/prospectus.

Treatment of PVF Capital Stock Options (Page 77)

        Upon completion of the merger, each outstanding option or similar right to acquire PVF Capital common shares granted under any PVF Capital equity compensation plan will automatically convert into an option to purchase shares of F.N.B. common stock, as adjusted to give effect to the exchange ratio of 0.3405 shares of F.N.B. common stock for each PVF Capital common share.

Treatment of PVF Capital Share Awards (Page 77)

        Upon completion of the merger, each share award relating to PVF Capital common shares shall be converted into a share award relating to the number of shares of F.N.B. common stock obtained by multiplying the number of PVF Capital common shares subject to the share award by the exchange ratio.

Treatment of PVF Capital Warrants (Page 77)

        Upon completion of the merger, each outstanding warrant to purchase PVF Capital common shares will be cancelled in exchange for the right to receive a lump sum cash payment, subject to applicable tax withholding. The payment amount will be calculated according to a formula, based on the exchange ratio, the average closing price of F.N.B. common stock as of the closing date of the merger and the exercise price of the warrants. The payment amount shall represent the spread between the value of the merger consideration exchangeable for the PVF Capital common shares underlying the warrants, and the aggregate exercise price the warrant holders would have needed to pay to exercise the warrants in full.

Exchange and Payment Procedures (Page 78)

        As soon as practicable after completing the merger, F.N.B. will deposit with the exchange agent, Registrar and Transfer Company, book entry shares representing the aggregate number of shares of F.N.B. common stock issuable pursuant to the merger agreement in exchange for the PVF Capital common shares. F.N.B. will also deposit a cash amount equal to any dividends or distributions that may be payable to PVF Capital shareholders in accordance with the merger agreement, and any cash that may be payable in lieu of fractional shares of F.N.B. common stock, which the PVF Capital shareholders otherwise would be entitled to receive in the merger.

        As soon as practicable after completing the merger, the exchange agent will mail each holder of record of PVF Capital common shares a letter of transmittal with instructions for surrendering their PVF Capital common shares in exchange for the merger consideration. To receive the merger consideration, a shareholder must surrender his or her PVF Capital share certificates to the exchange agent, together with properly completed and signed transmittal materials. F.N.B. has no obligation to pay the merger consideration to any PVF Capital shareholder until the shareholder has properly surrendered the share certificates representing his or her PVF Capital common shares.

Conditions to Completion of the Merger (Page 91)

        Currently, we expect to complete the merger in October 2013. However, we cannot assure you that the merger will be completed in that timeframe, or at all. As more fully described elsewhere in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on the satisfaction of a number of conditions or, where legally permissible, the waiver of those conditions. These conditions include, among others:

  •
  approval of the merger by the requisite affirmative vote of the PVF Capital common shares entitled to vote on that matter;

  •
  the receipt and effectiveness of all regulatory approvals that are needed to complete the merger, including: approval by the Office of the Comptroller of the Currency of the bank merger and approval by the Federal Reserve Board of the merger between F.N.B. and PVF Capital;

  •
  approval by the NYSE of the listing on the NYSE of the shares of F.N.B. common stock to be issued in the merger to our shareholders as merger consideration;

  •
  the absence of any law, statute or regulation, or any judgment, decree, injunction or other order of any court or other governmental entity that would prevent, prohibit or make illegal completion of the merger; and

  •
  the receipt at closing of legal opinions from F.N.B.'s and our legal counsel that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        Neither F.N.B. nor we can be certain when, or if, F.N.B. and we will satisfy or waive the conditions to the merger, or that F.N.B. and we will complete the merger.

Closing and Effective Time of the Merger (Page 78)

        The closing of the merger will take place at the time and on the date specified by F.N.B. and PVF Capital, which will be no later than the fifth business day after the satisfaction or waiver of the closing conditions specified in the merger agreement. The merger will become effective at the time specified in the articles of merger that F.N.B. and PVF Capital file on the closing date with the Secretary of State of the State of Florida and the Secretary of State of the State of Ohio. F.N.B. and PVF Capital cannot be certain whether or when any of the conditions to the merger will be satisfied or waived, where legally permissible. We currently expect to complete the merger in October 2013; however, because the merger is subject to these closing conditions, we cannot assure you when or if the merger will occur.

Termination of the Merger Agreement (Page 92)

        The parties can mutually agree to terminate the merger agreement at any time prior to completion of the merger. In addition, either party, acting alone, may have the right to terminate the merger agreement if any of the following occurs:

  •
  the approval of a governmental entity, which is required for completion of the merger, is denied by final and non-appealable action;

  •
  the merger is not completed by December 31, 2013;

  •
  the other party commits a breach of the merger agreement which would cause the failure of the closing conditions described above, and the breach cannot be cured or has not been cured within the timeframes given in the merger agreement; or

  •
  the requisite shareholder vote to approve the merger is not obtained at our special meeting.

Termination Fee (Page 93)

        The merger agreement provides that PVF Capital will be required to pay a termination fee of $4.0 million to F.N.B., or up to $500,000 of F.N.B.'s expenses incurred in connection with the merger, depending on the circumstances of the termination, as discussed in more detail beginning on page 93.

Material U.S. Federal Income Tax Consequences of the Merger (Page 95)

        F.N.B. and PVF Capital intend that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If the merger qualifies as a reorganization, then, in general, for United States federal income tax purposes, (A) no gain or loss will be recognized by F.N.B. or PVF Capital as a result of the merger, and (B) each PVF Capital shareholder who receives F.N.B. common stock in the merger generally will not recognize gain or loss except to the extent of any cash received in lieu of fractional shares. It is a condition to the completion of the merger that F.N.B. and we receive written opinions from our respective legal counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        Tax matters are very complicated and the tax consequences of the merger to each PVF Capital shareholder may depend on such shareholder's particular facts and circumstances. PVF Capital shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger. See "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 95 of this proxy statement/prospectus.

Comparison of Shareholders Rights (Page 149)

        When the merger is completed, our shareholders will become shareholders of F.N.B. As a result, the Florida Business Corporation Act, as well as F.N.B.'s articles of incorporation and bylaws, will govern the rights of our shareholders, instead of the Ohio General Corporation Law and our articles of incorporation and code of regulations.

Comparative Market Prices and Dividends (Page 160)

        F.N.B. common stock is listed on the NYSE under the symbol "FNB." Prices for our common shares are quoted on NASDAQ under the symbol "PVFC." The table on page 160 of this proxy statement/prospectus lists the quarterly price range of F.N.B. common stock and our common shares from the quarter ended September 30, 2010 through July 22, 2013 as well as the quarterly cash dividends we and F.N.B. have paid during the same time period. The following table shows the closing price of F.N.B. common stock and PVF Capital common shares as reported on February 15, 2013, the last trading day before F.N.B. and we announced the merger, and on July 22, 2013, the last practicable trading day before the date we printed and mailed this proxy statement/prospectus. This table also presents the pro forma equivalent per share value of a PVF Capital common share on those dates. We calculated the pro forma equivalent per share value by multiplying the closing price of F.N.B. common stock on those dates by 0.3405, the exchange ratio in the merger.

	F.N.B. Common Stock	PVF Capital Common Share	Pro Forma Equivalent Value of One PVF Capital Common Share
February 15, 2013	$12.04	$2.52	$4.10
July 22, 2013	13.11	4.39	4.46

        The market price of F.N.B. common stock may change at any time. Consequently, the total dollar value of the F.N.B. common stock that you will receive upon the merger may be significantly higher or lower than its value as of the date of this proxy statement/prospectus. We urge you to obtain a current market quotation for F.N.B. common stock. We can provide no assurance as to the future price of F.N.B. common stock.

Advisory (Non-binding) Vote on Golden Parachute Compensation (Page 163)

        In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, PVF Capital is providing its shareholders with the opportunity to vote to approve, on an advisory (non-binding) basis, certain payments that PVF Capital's named executive officers are to receive in connection with the merger, as reported in the Golden Parachute Compensation table on page 70 and the associated narrative discussion.

 Adjournment Proposal (Page 163)

        You are also being asked to approve a proposal to grant the PVF Capital board of directors discretionary authority to adjourn our special meeting, if necessary, to solicit additional proxies from our shareholders for the merger proposal in the event a quorum is present at our special meeting but there are insufficient votes to approve the merger.

Questions and Additional Information

        If you have more questions about the merger or how to submit your proxy card, or if you would like additional copies of this proxy statement/prospectus or the enclosed proxy card, please call Jeffrey N. Male, our corporate secretary, at (440) 248-7171, or call Georgeson Inc., the proxy soliciting firm we have retained, at (866) 203-9357.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF F.N.B.

        We set forth below highlights from F.N.B.'s consolidated financial data as of and for the years ended December 31, 2008 through 2012, and F.N.B.'s unaudited consolidated financial data as of and for the three months ended March 31, 2013 and March 31, 2012. F.N.B.'s results of operations for the three months ended March 31, 2013 are not necessarily indicative of F.N.B.'s results of operations for the full year of 2013 or any other interim period. F.N.B. management prepared the unaudited information on the same basis as it prepared F.N.B.'s audited consolidated financial statements. In the opinion of F.N.B.'s management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with F.N.B.'s consolidated financial statements and related notes included in F.N.B.'s Annual Report on Form 10-K for the year ended December 31, 2012 and F.N.B.'s Quarterly Report on Form 10-Q for the three months ended March 31, 2013, which we have incorporated by reference in this proxy statement/prospectus and from which we derived this data. See "Where You Can Find More Information" on page 165.

	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(dollars in thousands, except per share amounts)
Summary of Earnings:
Total interest income	$105,118	$107,287	$431,906	$391,125	$373,721	$388,218	$409,781
Total interest expense	12,022	16,366	59,055	74,617	88,731	121,179	157,989
Net interest income	93,096	90,921	372,851	316,508	284,990	267,039	251,792
Provision for loan losses	7,541	6,572	31,302	33,641	47,323	66,802	72,371
Net interest income after provision for loan losses	85,555	84,349	341,549	282,867	237,667	200,237	179,421
Total non-interest income	33,673	31,745	131,463	119,918	115,972	105,482	86,115
Total non-interest expense	78,863	86,673	318,829	283,734	251,103	255,339	222,704
Income before income taxes	40,365	29,421	154,183	119,051	102,536	50,380	42,832
Income taxes	11,827	7,839	43,773	32,004	27,884	9,269	7,237
Net income	28,538	21,582	110,410	87,047	74,652	41,111	35,595
Net income available to common shareholders	28,538	21,582	110,410	87,047	74,652	32,803	35,595
Per Common Share:
Basic earnings per share	$0.20	$0.16	$0.79	$0.70	$0.66	$0.32	$0.44
Diluted earnings per share	0.20	0.15	0.79	0.70	0.65	0.32	0.44
Cash dividends paid	0.12	0.12	0.48	0.48	0.48	0.48	0.96
Book value	10.07	9.71	10.02	9.51	9.29	9.14	10.32
Statement of Condition (at period end):
Total assets	$11,997,990	$11,726,063	$12,023,976	$9,786,483	$8,959,915	$8,709,077	$8,364,811
Loans, net	8,101,584	7,700,699	8,033,345	6,756,005	5,982,035	5,744,706	5,715,650
Deposits	9,210,638	9,055,154	9,082,174	7,289,768	6,646,143	6,380,223	6,054,623
Short-term borrowings	945,001	877,828	1,083,138	851,294	753,603	669,167	596,263
Long-term and junior subordinated debt	295,770	294,288	293,444	291,983	396,094	529,588	695,636
Total shareholders' equity	1,413,257	1,354,699	1,402,069	1,210,199	1,066,124	1,043,302	925,984
Significant Ratios:
Return on average assets(1)	0.96%	0.75%	0.94%	0.88%	0.84%	0.48%	0.46%
Return on average tangible assets(1)	1.07%	0.86%	1.05%	0.99%	0.95%	0.57%	0.55%

	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(dollars in thousands, except per share amounts)
Return on average equity(1)	8.20%	6.42%	8.02%	7.36%	7.06%	3.87%	4.20%
Return on average tangible common equity(1)	17.32%	14.65%	17.64%	15.76%	16.02%	8.74%	10.63%
Net interest margin(1)	3.66%	3.74%	3.73%	3.79%	3.77%	3.67%	3.88%
Dividend payout ratio	59.31%	78.11%	61.27%	69.72%	74.02%	149.50%	219.91%
Capital Ratios:
Average equity to average assets	11.75%	11.70%	11.68%	11.97%	11.88%	12.35%	11.01%
Leverage ratio	8.40%	8.06%	8.29%	9.15%	8.69%	8.68%	7.34%
Tangible equity/tangible assets (period end)	6.22%	5.82%	6.09%	6.65%	6.01%	5.84%	4.51%
Asset Quality Ratios:
Non-performing loans / total loans	1.00%	1.41%	0.99%	1.55%	2.22%	2.49%	2.47%
Non-performing loans + OREO / total loans + OREO	1.43%	1.87%	1.42%	2.05%	2.74%	2.84%	2.62%
Non-performing assets / total assets	0.99%	1.28%	0.99%	1.53%	1.94%	1.97%	1.95%
Allowance for loan losses / total loans	1.31%	1.31%	1.28%	1.47%	1.74%	1.79%	1.80%
Allowance for loan losses / non-performing loans	131.13%	92.95%	129.05%	94.76%	78.44%	71.92%	72.99%
Net loan charge-offs / average loans(1)	0.21%	0.27%	0.35%	0.58%	0.77%	1.15%	0.60%

(1)
Quarterly information annualized

 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF PVF CAPITAL

        We set forth below highlights from PVF Capital's consolidated financial data as of and for the years ended June 30, 2008 through June 30, 2012, and PVF Capital's unaudited consolidated financial data as of and for the nine months ended March 31, 2013 and March 31, 2012. PVF Capital's results of operations for the nine months ended March 31, 2013 are not necessarily indicative of PVF Capital's results of operations for the full year of 2013 or any other interim period. PVF Capital management prepared the unaudited information on the same basis as it prepared PVF Capital's audited consolidated financial statements. In the opinion of PVF Capital's management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information for those dates. You should read this information in conjunction with PVF Capital's consolidated financial statements and related notes for the year ended June 30, 2012, and unaudited interim consolidated financial statements for the nine months ended March 31, 2013, which are included in this proxy statement/prospectus beginning on page F-1 and from which we derived this data.

	Nine Months Ended March 31,		Year Ended June 30,
	2013	2012	2012(2)	2011	2010	2009	2008
		(dollars in thousands, except per share amounts)
Summary of Earnings:
Total interest income	$21,365	$22,036	$29,248	$32,982	$38,565	$46,662	$56,485
Total interest expense	4,315	6,137	7,874	12,160	18,545	27,347	34,275
Net interest income	17,050	15,899	21,374	20,822	20,020	19,315	22,210
Provision for loan losses	2,050	5,482	6,982	13,540	14,928	31,273	6,058
Net interest income after provision for loan losses	15,000	10,417	14,392	7,282	5,092	(11,958)	16,152
Total non-interest income	10,408	6,072	9,115	7,938	21,536	4,799	2,458
Total non-interest expense	19,452	19,055	25,657	24,789	24,456	23,001	20,806
Income (loss) before income taxes	5,956	(2,566)	(2,150)	(9,569)	2,172	(30,160)	(2,196)
Income taxes	130	(25)	(219)	122	731	(10,044)	(1,095)
Net income (loss)	5,826	(2,541)	(1,931)	(9,691)	1,441	(20,116)	(1,101)
Net income (loss) available to common shareholders	5,826	(2,541)	(1,931)	(9,691)	1,441	(20,116)	(1,101)
Per Common Share:
Basic earnings (loss) per share	$0.22	$(0.10)	$(0.08)	$(0.38)	$0.11	$(2.59)	$(0.14)
Diluted earnings (loss) per share	0.22	(0.10)	(0.08)	(0.38)	0.11	(2.59)	(0.14)
Cash dividends paid	—	—	—	—	—	—	—
Book value	2.97	2.70	2.72	2.78	3.25	6.37	8.89
Statement of Condition (at period end):
Total assets	$760,456	$806,472	$791,450	$787,055	$859,585	$912,209	$867,402
Loans, net	547,216	546,643	541,628	547,282	587,406	668,460	714,492
Deposits	621,167	667,198	655,979	652,572	667,546	724,932	659,386
Short-term borrowings	—	—	—	—	50,000	50,000	50,000
Long-term and junior subordinated debt	35,966	36,073	36,046	36,153	36,259	56,366	64,950
Total shareholders' equity	77,337	69,768	70,131	71,282	83,243	49,505	69,075
Significant Ratios:
Return on average assets(1)	1.00%	-0.43%	-0.24%	-1.18%	0.16%	-2.24%	-0.13%
Return on average tangible assets(1)	1.00%	-0.43%	-0.24%	-1.18%	0.16%	-2.24%	-0.13%
Return on average equity(1)	10.40%	-4.74%	-2.71%	-12.41%	2.20%	-32.39%	-1.55%
Return on average tangible common equity(1)	10.40%	-4.74%	-2.71%	-12.41%	2.20%	-32.39%	-1.55%
Net interest margin(1)	3.15%	2.88%	2.97%	2.67%	2.43%	2.32%	2.70%
Dividend payout ratio	—	—	—	—	—	—	—
Capital Ratios:
Average equity to average assets	9.64%	9.01%	8.70%	9.54%	7.41%	6.92%	8.09%
Leverage ratio	9.93%	8.50%	8.66%	8.63%	8.63%	6.54%	9.69%

	Nine Months Ended March 31,		Year Ended June 30,
	2013	2012	2012(2)	2011	2010	2009	2008
		(dollars in thousands, except per share amounts)
Tangible equity/tangible assets (period end)	10.17%	8.60%	8.86%	9.06%	9.68%	5.43%	7.96%
Asset Quality Ratios:
Non-performing loans / total loans	3.03%	4.17%	3.60%	8.72%	11.15%	9.97%	3.11%
Non-performing loans + OREO / total loans + OREO	4.26%	5.77%	4.92%	9.96%	12.31%	11.44%	3.65%
Non-performing assets / total assets	3.19%	4.10%	3.49%	7.41%	8.98%	8.92%	3.06%
Allowance for loan losses / total loans	2.65%	3.00%	2.88%	5.20%	5.09%	4.50%	1.33%
Allowance for loan losses / non-performing loans	87.54%	71.93%	80.67%	59.58%	45.66%	45.13%	42.93%
Net loan charge-offs (annualized)/average loans	0.73%	4.26%	3.61%	2.47%	2.22%	1.29%	0.14%

(1)
Quarterly information annualized

(2)
As revised, see Note 2—Adjustment for Freddie Mac Interest of Notes to Consolidated Financial Statements for the Nine Months Ended March 31, 2013 and 2012.

 COMPARATIVE PER SHARE DATA

        The following table sets forth certain historical, pro forma and pro forma-equivalent per share financial information for F.N.B. common stock, PVF Capital common shares and Annapolis Bancorp, Inc. common stock. The pro forma and pro forma-equivalent per share information give effect to the merger of PVF Capital with and into F.N.B. as if the merger had been effective on the dates presented, in the case of the book value data, and as if the merger had become effective on January 1, 2012, in the case of the net income and dividends declared data. The unaudited pro forma data in the table assume that the merger is accounted for using the acquisition method of accounting and represent a current estimate based on available information of the combined company's results of operations. The pro forma financial adjustments record the assets and liabilities of PVF Capital at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. The information in the following table is based on, and should be read together with F.N.B.'s historical financial statements and notes thereto incorporated by reference in this proxy statement/prospectus and with PVF Capital's historical financial statements and notes thereto presented in this proxy statement/prospectus. See "Where You Can Find More Information" on page 165 and the consolidated financial statements of PVF Capital beginning on page F-1.

        This information is presented for illustrative purposes only.    You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company that will result from the merger. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

	F.N.B. Corporation Historical	Annapolis Bancorp, Inc. Historical	Combined Pro Forma Amounts for F.N.B./ Annapolis(4)	PVF Capital Corp. Historical(5)	Combined Pro Forma Amounts for F.N.B./ Annapolis/ PVF Capital(4)	Pro Forma PVF Capital Equivalent Shares(6)
Book value per share(1):
March 31, 2013	$10.07	$7.78	$10.05	$2.97	$10.04	$3.42
December 31, 2012	$10.02	$8.02	$10.01	$2.90	$10.00	$3.40
Cash dividends paid per common share(2):
Three months ended March 31, 2013	$0.12	$0.00	$0.12	$0.00	$0.12	$0.04
Year ended December 31, 2012	$0.48	$0.00	$0.48	$0.00	$0.48	$0.16
Basic earnings per common share(3):
Three months ended March 31, 2013	$0.20	$(0.17)	$0.19	$0.07	$0.19	$0.07
Year ended December 31, 2012	$0.79	$0.71	$0.77	$0.19	$0.76	$0.26

	F.N.B. Corporation Historical	Annapolis Bancorp, Inc. Historical	Combined Pro Forma Amounts for F.N.B./ Annapolis(4)	PVF Capital Corp. Historical(5)	Combined Pro Forma Amounts for F.N.B./ Annapolis/ PVF Capital(4)	Pro Forma PVF Capital Equivalent Shares(6)
Diluted earnings per common share(3):
Three months ended March 31, 2013	$0.20	$(0.17)	$0.19	$0.07	$0.19	$0.06
Year ended December 31, 2012	$0.79	$0.68	$0.77	$0.19	$0.75	$0.26

(1)
The pro forma combined book value per share of F.N.B. common stock is based on the pro forma combined common shareholders' equity for the merged entities divided by total pro forma common shares of the combined entities.

(2)
Pro forma dividends per share represent F.N.B.'s historical dividends per share.

(3)
The pro forma combined basic and diluted earnings per share of F.N.B. common stock is based on the pro forma combined net income for the merged entities divided by the total pro forma basic and diluted shares of the combined entities.

(4)
Accounts for the merger of Annapolis Bancorp with and into F.N.B., which was completed on April 6, 2013.

(5)
As revised, see Note 2—Adjustment for Freddie Mac Interest of Notes to Consolidated Financial Statements for the Nine Months Ended March 31, 2013 and 2012.

(6)
The Pro Forma PVF Capital Equivalent Shares are calculated by multiplying the amounts in the "Combined Pro Forma Amounts for F.N.B./Annapolis/PVF Capital" column by the exchange ratio of 0.3405, which represents the number of shares of F.N.B. common stock PVF Capital shareholder will receive for each PVF Capital common share that he or she owns.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under "Cautionary Statement Regarding Forward-looking Statements," and the risk factors included in F.N.B.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as updated by subsequently filed Forms 10-Q and other reports filed with the SEC, PVF Capital shareholders should carefully consider the following risk factors in deciding whether to vote in favor of the merger proposal.

 Risks Related to the Merger

Because the market price of F.N.B. common stock will fluctuate, PVF Capital shareholders cannot be certain of the market value of the F.N.B. common stock that they will receive upon completion of the merger.

        Upon completion of the merger, each PVF Capital common share will become the right to receive 0.3405 shares of F.N.B. common stock. Any change in the price of F.N.B. common stock prior to the merger will affect the market value of the F.N.B. common stock that you will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in F.N.B.'s businesses, operations and prospects and regulatory considerations.

        The prices of F.N.B. common stock and PVF Capital common shares at the closing of the merger may vary from their respective prices on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of our special meeting. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of F.N.B. common stock during the period from February 15, 2013, the last full trading day before public announcement of the merger, through July 22, 2013, the last practicable full trading day prior to the date we printed and mailed this proxy statement/prospectus, the exchange ratio represented a value ranging from a high of $4.46 on July 22, 2013 to a low of $3.77 on June 17, 2013 for each PVF Capital common share. Because the date on which F.N.B. and we expect to complete the merger will be later than the date of our special meeting, at the time of our special meeting our shareholders will not know what the market value of F.N.B.'s common stock will be upon completion of the merger.

The combined company that results from the merger will have incurred significant transaction- and merger-related costs in connection with the merger.

        F.N.B. and PVF Capital each expect to incur substantial costs in connection with the merger and combining the businesses and operations of the two companies. F.N.B. and PVF Capital have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. However, additional unanticipated costs may be incurred during the integration process. Whether or not the merger is consummated, F.N.B. and PVF Capital will incur substantial expenses, such as legal, accounting, printing and financial advisory fees. Although F.N.B. and PVF Capital expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction- and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The combined company that results from the merger may encounter integration difficulties that may prevent it from realizing the anticipated benefits of the merger.

        The success of the merger will depend on, among other things, F.N.B.'s ability to combine the businesses of First National Bank of Pennsylvania and Park View Federal within F.N.B.'s projected timeframe without materially disrupting the existing customer relationships of Park View Federal and suffering decreased revenues as a result of the loss of those customers. If F.N.B. is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

        A number of factors could affect the integration process. F.N.B. and PVF Capital have operated and, until the completion of the merger, will continue to operate, independently from each other. Key employees of PVF Capital may elect to terminate their employment as a result of, or in anticipation of, the merger. It will be critically important for F.N.B. to attract and retain talented employees to complete the integration process. It is possible that the integration process could result in the disruption of F.N.B.'s or PVF Capital's ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of F.N.B. or PVF Capital to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. Also, banks which have recently been subject to formal regulatory supervision, such as Park View Federal, may pose additional risks in the integration process. To the extent there are any supervisory issues which were not resolved by virtue of the acquisition, F.N.B. may need to incur additional compliance costs to address those issues.

        F.N.B. believes the combined company will achieve enhanced earnings due to, among other things, reduction of duplicate costs, improved efficiency and cross-marketing opportunities. If completion of the merger is delayed or F.N.B. experiences integration difficulties, including those discussed in the paragraphs above, F.N.B. may not realize the anticipated benefits of the merger at all, or the benefits of the merger may take longer to realize than anticipated. Failure to achieve the anticipated benefits of the merger in the timeframes projected by F.N.B. could result in increased costs and decreased revenues.

F.N.B.'s ability to expand successfully in the Cleveland, Ohio market after the completion of the merger will depend on its ability to secure and retain the employment of qualified and experienced individuals with expertise and relationships in that market.

        The merger of PVF Capital with and into F.N.B., if completed, will cause a rapid, material expansion of F.N.B.'s current business and operations in Cleveland, Ohio. F.N.B.'s success in managing this expansion will depend, in large part, on the ability of F.N.B. to identify, attract and retain qualified and experienced personnel with local expertise and relationships in the Cleveland, Ohio market to supplement the existing PVF Capital and F.N.B. team. Competition for qualified personnel may be intense, and there may be a limited number of qualified persons with knowledge of and experience in the commercial banking industry in the Cleveland, Ohio market. Even if F.N.B. identifies individuals that it believes could assist it in establishing a presence in that market, F.N.B. may be unable to recruit these individuals away from other banks or may be unable to do so at a reasonable cost. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required to carry out F.N.B.'s strategy is often lengthy. F.N.B.'s inability to identify, recruit and retain talented personnel to manage new offices effectively would limit its growth and could materially adversely affect its business, financial condition, results of operations and stock price.

F.N.B's decisions regarding the credit risk associated with Park View Federal's loan portfolio could be incorrect and its allowance for loan losses may be inadequate, which may adversely affect its financial condition and results of operations after the closing of the merger.

        Before signing the merger agreement, F.N.B. conducted extensive due diligence on a significant portion of the Park View Federal loan portfolio. However, F.N.B.'s review did not encompass each and every individual loan in the Park View Federal loan portfolio. In accordance with customary industry practices, F.N.B. evaluated the Park View Federal loan portfolio based on various factors including, among other things, historical loss experience, economic risks associated with each loan category, volume and types of loans, trends in classification, volume and trends in delinquencies and nonaccruals, and general economic conditions, both local and national. In this process, F.N.B.'s management made various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness and financial condition of the borrowers, the value of the real estate, which is obtained from independent appraisers, other assets serving as collateral for the repayment of the loans, the existence of any guarantees and indemnifications and the economic environment in which the borrowers operate. In addition, the effects of probable decreases in expected principal cash flows on the Park View Federal loans are considered as part of F.N.B.'s evaluation. If F.N.B.'s assumptions and judgments turn out to be incorrect, including as a result of the fact that its due diligence review did not cover each individual loan, F.N.B.'s estimated credit mark against the Park View Federal loan portfolio in total may be insufficient to cover actual loan losses after the merger closes, and adjustments may be necessary to allow for different economic conditions or adverse developments in the Park View Federal loan portfolio. Additionally, deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside management's control, may require an increase in the provisioning for loan losses. Material additions to the allowance for loan losses would materially decrease F.N.B.'s net income.

        Banking regulators periodically review F.N.B.'s allowance for loan losses, including the credit marks on the acquired loan portfolios, and may require F.N.B. to increase its provision for loan losses or recognize further loan charge-offs based on judgments different from those of F.N.B.'s management. Any increase in the allowance for loan losses or loan charge-offs as required by regulatory authorities could have a negative effect on F.N.B.'s operating results and financial condition.

The proposed merger of BCSB Bancorp, Inc. with and into F.N.B. is pending concurrently with the proposed merger between PVF Capital and F.N.B., which may increase the risks associated with each of these mergers as well as place a strain on F.N.B.'s financial and personnel resources that could adversely impact F.N.B.'s business.

        On June 13, 2013, F.N.B. announced that it had entered into a definitive merger agreement to acquire BCSB Bancorp, Inc., a bank holding company based in Baltimore, Maryland which has approximately $640.0 million in total assets. It is currently anticipated that the merger between F.N.B. and PVF Capital will close in October 2013, and that the merger between F.N.B. and BCSB Bancorp will close during the first quarter of 2014. F.N.B. expects to continue to incur significant expenditures and substantial attention and effort from F.N.B.'s management and other personnel while both mergers are pending concurrently. F.N.B.'s current and planned operations, personnel, facility size and configuration, systems and internal procedures and controls might be inefficient or inadequate to support these efforts at the same time. In addition, the risks associated with each of these mergers may increase while both mergers are pending at the same time. The increased risks and obligations associated with concurrently pending mergers could place a strain on the F.N.B.'s financial position and personnel resources, which may adversely affect F.N.B.'s revenues, results of operations and/or financial condition and its stock price.

If the merger is not completed, PVF Capital will have incurred substantial expenses without its shareholders realizing the expected benefits of the merger.

        PVF Capital has already incurred, and will continue to incur, substantial expenses in connection with the transactions described in this proxy statement/prospectus, which are charged to earnings as incurred. If the merger is not completed, these expenses will still be charged to earnings even though PVF Capital would not have realized the expected benefits of the merger. There can be no assurance that the merger will be completed.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

        The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: approval of the merger by PVF Capital shareholders,

receipt of all required regulatory approvals, absence of any law, statute or regulation, or any order, injunction or other legal restraint or prohibition preventing the completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of F.N.B. common stock to be issued to PVF Capital shareholders for listing on the NYSE, the accuracy of the representations and warranties of both parties, the performance by both parties of their respective covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. See "The Merger Agreement—Termination of the Merger Agreement" beginning on page 92 for a more complete discussion of the circumstances under which the merger agreement could be terminated. There can be no assurance that the conditions to closing of the merger will be fulfilled and that the merger will be completed.

Termination of the merger agreement could negatively affect PVF Capital's businesses and the market price of its common shares.

        If the merger agreement is terminated, there may be various consequences, including:

  •
  PVF Capital's businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger; and

  •
  the market price of PVF Capital common shares might decline to the extent that the current market price reflects a market assumption that the merger will be completed.

        If the merger agreement is terminated and the PVF Capital board of directors seeks another merger or business combination, PVF Capital shareholders cannot be certain that PVF Capital will be able to find a party willing to offer equivalent or more attractive consideration than the consideration F.N.B. has agreed to provide in the merger.

        If the merger agreement is terminated under certain circumstances, PVF Capital may be required to pay F.N.B. a termination fee of $4.0 million, or up to $500,000 of F.N.B.'s expenses incurred in connection with the merger and the merger agreement. See "The Merger Agreement—Termination Fee" beginning on page 93.

The merger is subject to the receipt of regulatory consents and approvals, which may impose conditions that delay the merger or have an adverse effect on F.N.B.

        F.N.B. has obtained the approvals from the bank regulatory agencies and other governmental authorities necessary to complete the merger. However, in connection with such approvals, the bank regulatory agencies and other government authorities may subsequently impose conditions or require other changes that could have the effect of delaying completion of the merger or of imposing additional costs or limitations on F.N.B. following the merger. F.N.B. may elect not to consummate the merger if any governmental or bank regulatory entity imposes a restriction, requirement or condition on F.N.B. that, individually or in the aggregate, would be reasonably likely to have a material and adverse effect on F.N.B. and its subsidiaries, taken as a whole, after giving effect to the merger. As a result, there can be no assurance that the merger will be completed despite the fact that the requisite bank regulatory and other governmental approvals have been obtained by F.N.B.

The merger agreement limits PVF Capital's ability to pursue alternatives to the merger.

        The merger agreement contains provisions that restrict our ability to discuss, facilitate or enter into agreements with third parties to acquire us. We are not required to comply with this restriction if compliance would cause our board of directors to breach their fiduciary duties. Even if we were to avail ourselves of that limited exception, we could be obligated to pay F.N.B. a termination fee of $4.0 million if either F.N.B. or we terminate the merger agreement under specified circumstances. In any event, the presence of those restrictions in our merger agreement could discourage a potential competing acquirer that might have an interest in acquiring us from proposing or considering an acquisition involving us even if that potential acquirer were prepared to pay a higher price to our shareholders than the merger consideration offered by F.N.B.

PVF Capital will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainties about the effect of the merger on employees and customers may have an adverse effect on PVF Capital and consequently on F.N.B. These uncertainties may impair PVF Capital's ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with PVF Capital to consider changing existing business relationships with PVF Capital. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, PVF Capital's business prior to the merger and F.N.B.'s business following the merger could be negatively impacted. In addition, the merger agreement restricts PVF Capital from taking specified actions relative to its business without the prior consent of F.N.B. These restrictions may prevent PVF Capital from pursuing attractive business opportunities that may arise prior to the completion of the merger. See "The Merger Agreement—Covenants and Agreements" beginning on page 82 for a description of the restrictive covenants applicable to PVF Capital.

Some of our directors and executive officers have interests in the merger that may differ from the interests of our shareholders including, if the merger is completed, the receipt of financial and other benefits.

        The executive officers of PVF Capital and F.N.B. negotiated the terms of the merger agreement, both the PVF Capital and F.N.B. boards of directors unanimously approved the merger agreement and the PVF Capital board of directors unanimously recommends that you vote to approve the merger, approve, on an advisory (non-binding) basis, the golden parachute compensation payable to our named executive officers in connection with the merger and approve the adjournment proposal. In considering these facts and the other information we have included in this proxy statement/prospectus or incorporated by reference in this proxy statement/prospectus, you should be aware that our directors and executive officers may have economic interests in the merger other than their interests as shareholders. For example, F.N.B. has agreed to offer post-merger employment and other arrangements to certain executive officers of PVF Capital and Park View Federal, which will provide for cash compensation to those officers, among other things. In addition, F.N.B. will grant Messrs. King and Nicholson restricted stock awards if they enter into an employment agreement with F.N.B. At the closing, PVF Capital will pay retention bonuses to its senior management team, as long as they remained employed with PVF Capital and/or Park View Federal through the closing. Several directors of PVF Capital, including Robert J. King, Jr., who also serves as our President and Chief Executive Officer, hold warrants to purchase PVF Capital common shares, which F.N.B. has agreed to cash out in a single lump-sum payment once the merger is completed. The merger agreement also provides for the continued indemnification of our current and former directors and executive officers following the merger and for the continuation of directors' and officers' insurance for these individuals for six years after the merger. See "Proposal No. 1—Proposal to Approve the Merger—Interests of PVF Capital's Directors and Executive Officers in the Merger" on page 66.

The market price for F.N.B. common stock may be affected by factors different from those that historically have affected PVF Capital common shares.

        Upon completion of the merger, certain holders of PVF Capital common shares will become holders of F.N.B. common stock. F.N.B.'s businesses differ from those of PVF Capital, and accordingly, the results of operations of F.N.B. will be affected by some factors that are different from those currently affecting the results of operations of PVF Capital. For a discussion of the businesses of F.N.B. and PVF Capital and some of the important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under "Where You Can Find More Information" beginning on page 165 and the information concerning PVF Capital and its subsidiaries contained elsewhere in this proxy statement/prospectus.

PVF Capital shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        Following the merger, former PVF Capital shareholders are expected to hold approximately 6% of the outstanding shares of F.N.B. common stock. As a result, former PVF Capital shareholders will have only limited ability to influence F.N.B.'s business. Former PVF Capital shareholders will not have separate approval rights with respect to any actions or decisions of F.N.B. or have separate representation on F.N.B.'s or First National Bank of Pennsylvania's board of directors.

PVF Capital shareholders do not have dissenters' appraisal rights in the merger.

        Dissenters' rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in that extraordinary transaction. Under the Ohio General Corporation Law, holders of PVF Capital common shares will not be entitled to dissenters' appraisal rights in the merger with respect to their PVF Capital common shares because PVF Capital common shares are listed on a national securities exchange and the only consideration that PVF Capital shareholders will receive in the merger (other than cash in lieu of fractional shares) is shares of F.N.B. common stock, which are also listed on a national securities exchange.

The fairness opinion obtained by PVF Capital from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

        Sandler O'Neill, PVF Capital's financial advisor in connection with the proposed merger, has delivered to the PVF Capital board of directors its opinion dated February 19, 2013. The opinion of Sandler O'Neill stated that as of February 19, 2013, subject to the other factors and assumptions set forth therein, the consideration provided in the merger agreement was fair to the PVF Capital common shareholders from a financial point of view. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of F.N.B. or PVF Capital, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of F.N.B. and PVF Capital.

Litigation relating to the merger could result in a delay or an injunction preventing completion of the merger and may require us to incur substantial costs.

        PVF Capital, the PVF Capital board of directors and F.N.B. have been sued by several purported shareholders seeking to enjoin the merger, among other relief. Currently, there is one such pending lawsuit, which was filed on July 24, 2013, naming PVF Capital, its board of directors and F.N.B. as defendants. Earlier this year, several other lawsuits also were filed against PVF Capital, the PVF Capital board of directors and F.N.B. by purported shareholders of PVF Capital, and were voluntarily dismissed without prejudice, meaning that the plaintiffs have the ability to re-file their complaints against the defendants. We may be required to expend substantial costs and management resources to defend against the pending lawsuit as well as any other demand or litigation relating to the merger that may be filed (or re-filed) against us in the future. In addition, if a plaintiff were to successfully enjoin the merger, the merger may not become effective within the time frame planned by F.N.B. and

PVF Capital, or at all. If completion of the merger is prevented or does not occur within the planned time frame, it could result in substantial costs to F.N.B. and PVF Capital. F.N.B. and PVF Capital also could incur substantial costs associated with the indemnification of their respective directors and officers. See "Proposal No. 1—Proposal to Approve the Merger—Litigation Relating to the Merger" beginning on page 74 for information about the recent litigation relating to the merger.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, earnings outlook, businesses and prospects of F.N.B. and PVF Capital, and the potential combined company, as well as statements applicable to the period following the completion of the merger. You can find many of these statements by looking for words such as "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," "potential," "possible" or other similar expressions.

        These forward-looking statements involve certain risks and uncertainties. The ability of either F.N.B. or PVF Capital to predict results or the actual effects of their plans and strategies, particularly after the merger, is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under "Risk Factors" beginning on page 23, as well as the following factors:

  •
  F.N.B. may not successfully integrate its business with PVF Capital's, or the integration may be more difficult, time-consuming or costly than F.N.B. currently anticipates;

  •
  the combined company that results from the merger may not realize the revenue synergies anticipated to result from the integration of F.N.B.'s and PVF Capital's businesses;

  •
  revenues may be lower than expected following the merger;

  •
  deposit attrition, operating costs, loss of customers and business disruption, including, without limitation, any difficulties in maintaining relationships with employees, customers and/or suppliers may be greater than anticipated following the merger;

  •
  there may be higher than expected increases in F.N.B.'s or PVF Capital's loan losses or in the level of non-performing loans;

  •
  there may be higher than expected charges incurred by F.N.B. in connection with marking PVF Capital's assets to fair value;

  •
  there may be other than temporary impairments or declines in value in F.N.B.'s or PVF Capital's investment portfolios;

  •
  F.N.B. and PVF Capital may not obtain the regulatory approvals for the merger on acceptable terms, on the anticipated schedule or at all;

  •
  PVF Capital may not obtain the requisite vote of its shareholders necessary to approve the merger;

  •
  competitive pressure among financial services companies is intense and may further intensify;

  •
  changes in general, national or regional economic conditions may adversely affect the businesses in which F.N.B. and PVF Capital engage;

  •
  changes in the interest rate environment may reduce net interest margins and impact funding sources;

  •
  changes in market interest rates and prices may adversely impact the value of financial products and assets;

  •
  changes in accounting policies or accounting standards;

  •
  legislation or changes in the regulatory environment (including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related regulations)

    may adversely affect the businesses in which F.N.B. and PVF Capital engage and result in increased compliance costs and/or require F.N.B. and PVF Capital to change their business models;

  •
  litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect F.N.B., PVF Capital and their respective businesses; and

  •
  material adverse changes in F.N.B.'s or PVF Capital's operations or earnings.

        Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed in or implied by these forward-looking statements. You should not place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or as of the date of any document incorporated by reference in this proxy statement/prospectus.

        All forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to F.N.B. or PVF Capital or any person acting on F.N.B.'s or PVF Capital's behalf are expressly qualified in their entirety by the cautionary statements contained or that are referred to in this section. Unless required by applicable law or regulation, F.N.B. and PVF Capital undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

        Further information on other factors that could affect the financial results of F.N.B. after the merger is included in this document under "Risk Factors" beginning on page 23 and in F.N.B.'s 2012 Annual Report on Form 10-K and documents subsequently filed by F.N.B. with the SEC, including its Form 10-Q for the quarter ended March 31, 2013.

OUR SPECIAL MEETING

        This section contains information for our shareholders about the special meeting of shareholders we have called to consider approval of the merger, approval of the golden parachute proposal and approval of the adjournment proposal.

 General

        We are furnishing this proxy statement/prospectus to the holders of our common shares as of the record date for use at our special meeting and any adjournment or postponement of our special meeting.

When and Where We Will Hold Our Special Meeting

        We will hold our special meeting on Wednesday, September 25, 2013 at 10:00 a.m. local time, at Embassy Suites Cleveland—Beachwood, 3775 Park East Dr., Beachwood, Ohio 44122, subject to any adjournment or postponement of our special meeting.

The Matters Our Shareholders Will Consider

        The purpose of our special meeting is to consider and vote upon:

  •
  Proposal 1—A proposal to approve the merger between F.N.B. and us;

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  Proposal 2—An advisory (non-binding) proposal to approve the golden parachute compensation payable to the named executive officers of PVF Capital in connection with the merger;

  •
  Proposal 3—A proposal to grant discretionary authority to our board of directors to adjourn our special meeting if necessary to permit us to solicit additional proxies from our shareholders in the event a quorum is present at our special meeting but there are insufficient votes to approve the merger; and

  •
  Such other business as may properly come before our special meeting and any adjournment or postponement of our special meeting.

        Our shareholders must approve Proposal No. 1 for the merger to occur. If our shareholders do not approve this proposal, our merger with F.N.B. will not occur.

        As of the date of this proxy statement/prospectus, the PVF Capital board of directors is unaware of any other matter, other than as set forth above, which a shareholder may present for action at our special meeting. If a shareholder properly presents another matter, the proxies will vote in accordance with their judgment with respect to any such other matter.

Record Date; Shares Outstanding and Entitled to Vote

        The PVF Capital board of directors has fixed the close of business on July 30, 2013 as the record date for the determination of holders of our common shares entitled to receive notice of, and to vote at, our special meeting and any adjournment or postponement of our special meeting.

        On the record date, we had 26,081,460 issued and outstanding common shares that were entitled to vote at our special meeting, held by approximately 140 holders of record. Each of our common shares is entitled to cast one vote on each matter that is properly submitted to our shareholders at our special meeting.

 Quorum

        The presence, in person or by properly executed proxy, of the holders of at least a majority of our outstanding common shares on the record date is necessary to constitute a quorum at our special meeting. We will count abstentions and broker non-votes for the purpose of determining whether a quorum is present. A quorum must be present in order for the votes on the merger proposal, the golden parachute proposal and the adjournment proposal to occur.

        Based on the number of our common shares issued and outstanding as of the record date, 13,040,731 common shares must be present in person or represented by proxy at our special meeting to constitute a quorum.

Shareholder Vote Required

        Approve the Merger.    Approval of the merger requires the affirmative vote of two-thirds of the issued and outstanding common shares of PVF Capital at a shareholders' meeting at which a quorum is present. Accordingly, we urge you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

        When considering the PVF Capital board of directors' recommendation that you vote in favor of approval of the merger, you should be aware that certain of our executive officers and directors have interests in the merger that may be different from, or in addition to, your and their interests as shareholders. See "Proposal No. 1—Proposal to Approve the Merger—Interests of PVF Capital's Directors and Executive Officers in the Merger" beginning on page 66.

        Advisory (Non-binding) Vote Regarding Golden Parachute Compensation.    The affirmative vote of a majority of the votes cast by the holders of our common shares entitled to vote on that matter at a shareholders' meeting at which a quorum is present is required to approve on an advisory (non-binding) basis, PVF Capital's golden parachute compensation payable to the named executive officers of PVF Capital in connection with the merger.

        Discretionary Authority to Adjourn Our Special Meeting.    The affirmative vote of the holders of a majority of the votes cast by the holders of our common shares entitled to vote on that matter at a shareholders' meeting at which a quorum is present is required to approve the proposal to grant discretionary authority to adjourn our special meeting if necessary to solicit additional proxies from our shareholders for the merger proposal.

Director and Executive Officer Voting

        As of the record date, our directors and executive officers and their affiliates beneficially owned 9,028,919 common shares (including exercisable stock options and warrants), or approximately 34.6% of our issued and outstanding common shares entitled to vote at our special meeting. Approval of the merger will require the affirmative vote of two-thirds of the issued and outstanding common shares as of the record date. Our executive officers and directors have advised us that they will vote FOR approval of the merger, FOR approval, on an advisory (non-binding) basis, of the golden parachute proposal and FOR approval of the adjournment proposal. All of our directors have entered into voting agreements with F.N.B. whereby they agreed to vote their common shares FOR approval of the merger.

Proxies

        Methods of Voting.    If you are a shareholder of record, you may vote by one of the following methods (as instructed on the enclosed proxy card):

  •
  in person at the special meeting

  •
  by mail

        If you hold your common shares in the name of a bank, broker, nominee or other holder of record, you will receive instructions from the bank, broker, nominee or other holder of record that you must follow in order to vote your common shares.

        You should vote by proxy in order to ensure that we can count your vote at our special meeting and at any adjournment or postponement of our special meeting, regardless of whether you plan to attend our special meeting. If you sign and return your proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of approval of the merger, in favor of approval on an advisory (non-binding) basis of the golden parachute proposal and in favor of approval of the adjournment proposal.

        Revocability.    You may revoke your proxy at any time before we conduct the vote at our special meeting. If you have not voted through a bank, broker, nominee or other holder of record, you may revoke your proxy by:

  •
  submitting a properly executed proxy with a later date;

  •
  submitting written notice of revocation to our corporate secretary prior to the voting of that proxy at our special meeting; or

  •
  voting in person at our special meeting.

        However, simply attending our special meeting without voting will not revoke an earlier proxy.

        You should address any written notices of revocation and other communications regarding the revocation of your proxy to:

  PVF Capital Corp.
  30000 Aurora Road
  Solon, Ohio 44139
  Attention: Jeffrey N. Male, Secretary

        If you hold your common shares in the name of a bank, broker, nominee or other holder of record, you should follow the instructions of the bank, broker, nominee or other holder of record regarding the revocation of proxies.

        The death or incapacity of a shareholder executing a proxy will not revoke the proxy unless our corporate secretary receives notice of the death or incapacity of such shareholder before our proxies vote those shares.

        How We Count Proxy Votes.    The proxies will vote all common shares represented by properly executed proxy cards we receive before the voting concludes at our special meeting, and not revoked, in accordance with the instructions indicated on the proxy card.

        We will count the shares represented by a properly executed proxy card marked "ABSTAIN" as present for purposes of determining the presence of a quorum.

        Under the applicable rules, banks, brokers and other nominees may not vote our common shares that they hold of record for a beneficial owner either "for" or "against" approval of the merger, approval, on an advisory (non-binding) basis, of the golden parachute proposal, or approval of the adjournment proposal without specific instructions from the beneficial owner of such shares. Therefore, if a bank, broker or other nominee holds your shares, you must give your bank, broker or other nominee instructions on how to vote your shares. Abstentions, if any, and broker non-votes, if any, are counted as present for the purpose of determining whether a quorum is present. However, abstentions and broker non-votes will have the same effect as a vote "against" the proposal to approve the merger. With respect to the proposal to approve on an advisory (non-binding) basis the golden parachute compensation payable to the named executive officers of PVF Capital and the proposal to approve adjournment of the special meeting, abstentions and broker non-votes will not be counted in the voting results and will have no effect on the outcome of those proposals.

        Solicitation.    We will pay for the costs of our special meeting and for the mailing of this proxy statement/prospectus to our shareholders, as well as all other costs we incur in connection with the solicitation of proxies from our shareholders. F.N.B. and we will share equally the cost of printing this proxy statement/prospectus and the filing fees paid to the SEC.

        In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone or in person. We will not specially compensate our directors, officers and employees for these activities. We also intend to request that brokers, banks, nominees and other holders of record solicit proxies from their principals, and we will reimburse the brokers, banks, nominees and other holders of record for certain expenses they incur for those activities.

        We have retained the firm Georgeson Inc. to assist us in the solicitation of proxies. We have agreed to pay Georgeson Inc. an engagement fee of $7,500 for its services.

Recommendations of the PVF Capital Board of Directors

        The PVF Capital board of directors unanimously approved the merger agreement and the transactions the merger agreement contemplates. Based on their reasons for the merger described in this proxy statement/prospectus, the PVF Capital board of directors believes that the merger is in your and PVF Capital's best interests. Accordingly, the PVF Capital board of directors unanimously recommends that you vote FOR approval of the merger, FOR approval, on an advisory (non-binding) basis, of the golden parachute compensation payable to the named executive officers of PVF Capital in connection with the merger, and FOR approval of the adjournment proposal. See "Proposal No. 1—Proposal to Approve the Merger—Recommendation of the PVF Capital Board of Directors and PVF Capital's Reasons for the Merger" beginning on page 41, "Proposal No. 2—Advisory (Non-binding) Vote on Golden Parachute Compensation" on page 163, and "Proposal No. 3—Adjournment Proposal" on page 163 for a more detailed discussion of the PVF Capital board of directors' recommendations.

Attending Our Special Meeting

        If you hold your common shares in street name and you want to attend our special meeting, you must bring an account statement or letter from your holder of record showing that you were the beneficial owner of the common shares at the close of business on July 30, 2013, the record date for our special meeting.

Questions and Additional Information

        If you have questions about the merger or how to submit your proxy card, or if you would like additional copies of this proxy statement/prospectus or the proxy card we have enclosed with this proxy statement/prospectus, please call Jeffrey N. Male, our corporate secretary, at (440) 248-7171, or call Georgeson Inc., the proxy soliciting firm we have retained, at (866) 203-9357.

 PROPOSAL NO. 1

PROPOSAL TO APPROVE THE MERGER

        The following discussion contains material information pertaining to the merger. This discussion is subject, and qualified in its entirety by reference, to the merger agreement included as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully in conjunction with the discussion below.

Overview of the Merger

        F.N.B.'s and PVF Capital's board of directors have each unanimously approved the merger agreement and the merger. Pursuant to the merger agreement, PVF Capital will merge with and into F.N.B. As a result of the merger, PVF Capital's separate corporate existence will cease and F.N.B. will be the surviving corporation. F.N.B.'s articles of incorporation and bylaws will govern the surviving corporation and the persons who served as F.N.B.'s officers and directors immediately before the merger also will be the officers and directors of the surviving corporation. The parties intend for the merger to be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code. See "Material U.S. Federal Income Tax Consequences of the Merger" on page 95 for additional information.

        Immediately after the merger of PVF Capital into F.N.B. is completed, F.N.B.'s and PVF Capital's main operating subsidiaries, First National Bank of Pennsylvania, a national banking association, and Park View Federal, a federally chartered savings bank, will merge, with First National Bank of Pennsylvania being the surviving entity. Park View Federal and First National Bank of Pennsylvania have entered into a merger agreement setting forth their agreement to merge and the terms and conditions of the merger. The form of the bank merger agreement is attached as Exhibit A to the merger agreement between F.N.B. and PVF Capital.

        All outstanding PVF Capital common shares will be cancelled as a result of the merger of PVF Capital with and into F.N.B. As merger consideration in exchange for the cancelled shares, F.N.B. will issue shares of its common stock to all persons who were PVF Capital common shareholders immediately before the merger occurred (excluding F.N.B., PVF Capital and their subsidiaries, if any of them hold PVF Capital common shares). The number of shares of F.N.B. common stock each shareholder is entitled to receive will be calculated based on a fixed exchange ratio of 0.3405 shares of F.N.B. common stock for each PVF Capital common share that he or she holds. No fractional shares of F.N.B. common stock will be issued in the merger. Instead, PVF Capital shareholders will be entitled to receive cash in lieu of any fractional shares of F.N.B. common stock they would otherwise be entitled to receive.

        We can provide no assurance that the value of the 0.3405 shares of F.N.B. common stock you will be entitled to receive upon the merger will be substantially equivalent to the value of 0.3405 shares of F.N.B. common stock at the time of our shareholder vote to approve the merger. Because the market value of F.N.B. common stock fluctuates, the value of the 0.3405 shares of F.N.B. common stock that you will receive as merger consideration will fluctuate correspondingly.

        All shares of F.N.B. capital stock issued and outstanding as of the completion of the merger will remain outstanding and will be unaffected by the merger. F.N.B. common stock will continue to trade on the NYSE under the symbol "FNB" following the merger. Based on information as of the record date, immediately after the merger is completed, holders of F.N.B. common stock will own approximately 94% of all outstanding shares of F.N.B. common stock, and holders of our common shares will own approximately 6% of all outstanding shares of F.N.B. common stock.

 Background and Negotiation of the Merger

        While PVF Capital's board of directors remained focused on returning PVF Capital to profitability and successfully resolving the cease and desist orders implemented against it and Park View Federal on October 19, 2009, the board, from time to time, discussed and considered its strategic options. PVF Capital believed that once the cease and desist orders were terminated, it would have opportunities to either become an acquiring entity or to sell to another institution.

        In March 2012, however, prior to PVF Capital having completed its first profitable quarter since 2008, the chief executive officer of a financial institution ("Bank A") approached two of PVF Capital's directors to discuss Bank A's interest in acquiring PVF Capital.

        On March 27, 2012, the board of directors authorized management to utilize the services of Sandler O'Neill in responding to the unsolicited indication of interest from Bank A. Sandler O'Neill is a nationally recognized full-service investment bank and is an industry leader in serving the financial advisory and investment banking needs of community banks and thrifts. The board also considered the retention of Keefe, Bruyette and Woods but chose Sandler O'Neill based on the quality and depth of their experience and the prior positive experience of PVF Capital's independent directors with Sandler O'Neill during the directors' work at other financial institutions.

        At its April 24, 2012 regular board meeting, PVF Capital's board of directors met with Sandler O'Neill to discuss several topics, including an update on the market and PVF Capital, a perspective on Bank A, a pro forma financial analysis of Bank A, and a review of other potential partners. Following the presentation and discussion, Sandler O'Neill was asked to contact Bank A's chief executive officer to gauge interest in a potential transaction and then report back to the PVF Capital board of directors.

        Thereafter, in May 2012, Bank A expressed an interest in exploring a transaction at a maximum price of $2.75 per share. At its May 22, 2012 meeting, the PVF Capital directors concluded that this price was insufficient and, unless Bank A was willing to significantly increase its price, PVF Capital would not permit Bank A to perform due diligence. As Bank A was unwilling to raise its price, discussions with Bank A were terminated.

        At its June 26, 2012 board meeting, the PVF Capital directors discussed the improving financial situation of PVF Capital. Further, the board of directors, based on its knowledge of PVF Capital, the banking industry and the merger and acquisition market, believed that PVF Capital could be an attractive target for other financial institutions, especially those who were best able to successfully navigate the recession and would be looking to make strategic acquisitions before the cease and desist orders were lifted. As such, the board believed that it would likely receive additional unsolicited indications of interest. Accordingly, the board of directors authorized management to retain Sandler O'Neill to serve as its advisor to represent PVF Capital.

        At the July 24, 2012 board meeting of PVF Capital, Robert King updated the board on the engagement of Sandler O'Neill. Thereafter, further discussions were had about contacting a potential strategic partner to gauge its potential interest in PVF Capital based upon the board's belief that a strategic partner would be able to offer the best price for PVF Capital. By entering into exploratory conversations with a potential strategic partner, PVF Capital would either be able to pursue an attractive strategic transaction or, at a minimum, have a range of prices from which the directors would be able to evaluate any other unsolicited indications of interest PVF Capital might receive in the future.

        Based on the prior advice and information received from Sandler O'Neill at its April 24 presentation to the board and subsequent conversations between PVF Capital management and Sandler O'Neill, the PVF Capital directors determined that F.N.B. would be a strong potential strategic partner. This decision was based, among other things, on F.N.B.'s recent transactions, financial strength and lack of a significant presence in PVF Capital's market areas, as well as PVF Capital's familiarity with F.N.B. from an existing business relationship whereby PVF Capital would refer its customers to F.N.B. for products not offered by PVF Capital. Accordingly, PVF Capital and Sandler O'Neill executed their engagement agreement and Sandler O'Neill was instructed to reach out to F.N.B. and determine F.N.B.'s level of interest in a potential transaction.

        On July 30, 2012, Sandler O'Neill, on behalf of PVF Capital, and F.N.B. executed a confidentiality agreement. F.N.B. began a limited review of PVF Capital's operational and business information.

        On September 18, 2012, F.N.B. delivered a written expression of interest to acquire PVF Capital in an all-stock transaction at an acquisition price that ranged from $3.25 to $3.75. The indication of interest requested an exclusive due diligence and negotiating period of 60 days.

        On September 19, 2012, the PVF Capital board of directors met in a special meeting to consider F.N.B.'s indication of interest along with Sandler O'Neill and PVF Capital's legal counsel. The PVF Capital board of directors determined that a minimum price of $3.50 would be required to grant an exclusive negotiating period to F.N.B., which would be limited to 45 days, and directed Sandler O'Neill to communicate this request to F.N.B.

        On September 24, 2012, at PVF Capital's request, F.N.B. agreed to narrow the indicative values in its non-binding proposal to the higher end of the range, or between $3.50 and $3.75 per PVF Capital common share, and F.N.B. and PVF Capital executed an indication of interest which permitted F.N.B. to commence more extensive due diligence, including reviewing Park View Federal's loan portfolio and credit files, and have an exclusive due diligence and negotiating period for 45 days.

        On September 25, 2012, at a regularly scheduled meeting of the board of directors, Robert King reported to the directors on the exclusivity agreement with F.N.B. and the anticipated due diligence process. Sandler O'Neill informed the directors on current market conditions as well as the market's recognition of PVF Capital's recent improved financial performance.

        On or about October 15, 2012, Vince Delie, F.N.B.'s President and Chief Executive Officer, called Robert King to inform him that the lack of current financial statements in a portion of Parkview Federal's loan portfolio would prevent F.N.B. from being able to appropriately value the loan portfolio. As a result, F.N.B. advised PVF Capital that it would not proceed further with an acquisition at that time.

        On October 26, 2012, at the regularly scheduled meeting of the board of directors, Robert King updated the directors on the current status of the potential transaction with F.N.B. Mr. King discussed his conversation with Mr. Delie and confirmed to the directors that updated financial statements had been requested on all loan files that were missing financial statements and that those statements were expected to be collected by mid-November.

        On October 29, 2012, Robert King met with Vince Delie in Hermitage, Pennsylvania and discussed whether F.N.B. would be interested in further pursuing the transaction once the loan files were updated. Mr. Delie confirmed that F.N.B. remained interested in PVF Capital and that if the loan files were updated, F.N.B. would be interested in pursuing an acquisition of PVF Capital at its proposed price range.

        On November 27, 2012, at the regularly scheduled board meeting, the board of directors discussed and considered, among other things, the status of a potential transaction with F.N.B. Mr. King provided the board of directors with an update on current progress of an outside firm retained by PVF Capital to assist in reviewing financial statements and updating credit reviews on all loan files and the impact of the completion of the project on a potential transaction. The board engaged in an in-depth discussion of appropriate strategy going forward in light of the fact that F.N.B.'s exclusivity period had expired. The board considered the merits of reengaging with F.N.B. on an exclusive or non-exclusive basis and determined that Mr. King should first contact F.N.B. to confirm that it remained interested in pursuing a transaction before opening the process to additional potential partners.

        On or about December 10, 2012, Robert King called Vince Delie to discuss, among other things, the status of PVF Capital's update of its loan files. Mr. Delie indicated that after the holidays and the end of the year F.N.B. could restart its credit due diligence during the week of January 10, 2013.

        On December 17, 2012, a financial institution ("Bank B") met with Robert King and expressed an unsolicited indication of interest to acquire PVF Capital in a stock for stock transaction at a price range of $3.25 to $3.75 per PVF Capital common share.

        On December 18, 2012, the PVF Capital board of directors met to consider and discuss, among other things, the status of the potential transaction with F.N.B. including the update to Park View Federal's loan files. Sandler O'Neill provided an update concerning the continued interest of F.N.B., Bank B's interest and potential interest from additional financial institutions. The board of directors also engaged in an in-depth discussion with Sandler O'Neill about the long-term strategic view of a merger as compared to PVF Capital's ability to grow its balance sheet, drive earnings growth and improve its valuation and share price through operations in the next several years in light of market and economic conditions. The board of directors discussed, among other things, the best course to pursue in order to maximize shareholder value in view of the expressions of interest in PVF Capital from several parties along with F.N.B.'s continued interest. With the advice and input of Sandler O'Neill, and after discussion and consideration, the board of directors determined the five financial institutions whom Sandler O'Neill should contact to gauge their interest in an acquisition of PVF Capital at a minimum price of $3.50 per PVF Capital common share. These institutions included those that had expressed an informal interest and those whom the board, based on the advice of Sandler O'Neill, believed would have an interest in PVF Capital. At the same time, PVF Capital would continue discussions with F.N.B., and permit F.N.B. to conduct due diligence, on a non-exclusive basis. The board of directors believed that, as a group, the financial institutions to be contacted were a diverse mix of strategic and financial partners, with a variety of size and markets, and that the competition from multiple parties would encourage better offers. At the same time, the number of financial institutions was still a manageable number to conduct due diligence without being disruptive to PVF Capital's operations.

        Between December 20 and December 24, 2012, Bank B and two of the financial institutions contacted by Sandler O'Neill executed confidentiality agreements. Another financial institution declined to execute a confidentiality agreement as it was not interested in PVF Capital at the indicated minimum price.

        On January 8, 2013, bid instructions were sent to each financial institution that had executed a confidentiality agreement with instructions that their bids were to be made by January 18, 2013. Around this time, Sandler O'Neill contacted Bank A, which confirmed to Sandler O'Neill that it was not interested in further pursuing a transaction at a price of $3.50 per PVF Capital common share.

        Between January 8 and January 18, 2013, each of the four interested financial institutions, including F.N.B., conducted extensive due diligence, including access to a virtual data room with PVF Capital's operational, business and financial information, as well as access to all of PVF Capital's loan and credit files. In addition, PVF Capital executives had extensive meetings with management from the interested bidders.

        On January 18, 2013, Sandler O'Neill received indications of interest from Bank B and from F.N.B. Of the other two financial institutions who had conducted due diligence, one declined to place a bid as it did not believe it would be able to secure regulatory approval for the transaction and the other declined to place a bid as it was unable to reach the minimum price in the bid instructions.

        On January 25, 2013, the PVF Capital board of directors, along with its legal counsel and Sandler O'Neill, evaluated the bids from F.N.B. and Bank B. Sandler O'Neill provided a comprehensive review of both offers, including an update on the overall mergers and acquisitions market, an overview of each bidder, including corporate overviews, financial summaries and pro forma reports. Both bids were at a fixed exchange ratio, with Bank B's offer valued at $4.00 per share and F.N.B.'s bid at $3.65 per PVF Capital common share (at an exchange ratio of 0.3210). In evaluating both offers, however, the board of directors considered, among other issues the smaller size of Bank B and the corresponding larger percentage ownership of PVF Capital shareholders in Bank B after the merger without director representation, the lack of liquidity in Bank B's stock, Bank B's market footprint in less desirable locations, the operational challenges a combination of Bank B and PVF Capital would confront, the relative lack of Bank B's transactional experience in deals of this magnitude and the additional potential regulatory hurdles in getting approval of a transaction with Bank B. The board of directors also considered that F.N.B.'s common stock had a higher market capitalization, higher liquidity and a higher dividend rate. The board of directors authorized Sandler O'Neill to seek an improved offer from F.N.B. of an increase in the exchange ratio to 0.3427 ($3.93 per PVF Capital common share based on the January 25, 2013 closing price of F.N.B. common stock). Sandler O'Neill also contacted Bank B to try to improve Bank B's offer, but Bank B declined. F.N.B. improved its offer to meet the requested exchange ratio of 0.3427, and the board of directors authorized PVF Capital's management to negotiate definitive agreements.

        On January 29, 2013, F.N.B. and PVF Capital executed a non-binding indication of F.N.B.'s interest, and F.N.B. instructed its counsel to begin preparing the initial drafts of the definitive agreements.

        Beginning on January 30, 2013, F.N.B. and PVF Capital conducted additional due diligence, including on-site meetings in Hermitage, Pennsylvania on January 31, 2013 between PVF Capital, F.N.B.'s management, Sandler O'Neill and F.N.B.'s financial advisor, Keefe, Bruyette and Woods. This meeting included, among other things, reviews by PVF Capital of F.N.B.'s corporate and financial information and interviews between PVF Capital's management and key personnel with F.N.B.'s executive and management team.

        On February 1, 2013, F.N.B.'s legal counsel circulated the initial draft of the merger agreement to PVF Capital and its legal counsel. Between February 6 and February 16, 2013, PVF Capital and F.N.B., and their respective legal counsel, circulated numerous drafts of the merger agreement and continued to engage in discussions and negotiations with respect to the terms of the definitive agreement. During this time, PVF Capital, in recognition of the fact that none of its senior management had employment or change in control agreements, negotiated with F.N.B. to provide a combination of retention bonuses and employment/consulting agreements with F.N.B. in order to secure the services of senior management through the closing of the merger. The benefits to be provided to senior management under these arrangements are described under the caption "Interests of PVF Capital's Directors and Executive Officers in the Merger" beginning on page 66.

        On February 13, 2013, F.N.B. proposed a reduction in the exchange ratio to 0.3405 because the premium for director and officer insurance tail coverage was significantly higher than what F.N.B. had anticipated when presenting its bid. The premium amount quoted to F.N.B. was $900,000, or more than $700,000 greater than the premium amount quoted to F.N.B. in its prior acquisitions.

        At a February 14, 2013 special meeting, the PVF Capital board of directors, along with its legal counsel and Sandler O'Neill, reviewed and considered the terms of the merger agreement. The board evaluated the reduction in the exchange ratio as representing less than 1 cent per share based on F.N.B.'s stock price and believed that F.N.B. was acting in good faith in seeking the reduction and that F.N.B. would not proceed without the reduction in the exchange ratio. Following the board's consideration and discussion, the board of directors agreed to F.N.B.'s reduction in the exchange ratio to 0.3405. The board also discussed and considered the terms of the various proposed retention agreements with senior management, including the view of Sandler O'Neill, based on its knowledge of recent mergers and acquisitions activity involving similarly-sized financial institutions, that the contemplated arrangements were well within the amounts that are customarily provided to management. The board concluded that these arrangements were in the best interests of PVF Capital and its shareholders. In addition, the Board reviewed the transaction documents in detail and considered and discussed in detail Sandler O'Neill's opinion that the merger consideration was fair to the PVF Capital shareholders from a financial point of view. A copy of that opinion is attached to this proxy statement/prospectus as Appendix C.

        At a special meeting on February 18, 2013, the PVF Capital board of directors confirmed with Sandler O'Neill that no material changes had occurred that would affect Sandler O'Neill's presentation at the February 14, 2013 board meeting. Thereafter, the board of directors unanimously approved the terms of the merger and the merger agreement and authorized PVF Capital's management to execute the merger agreement and take the actions necessary to consummate the merger.

        On February 19, 2013, Sandler O'Neill delivered its fairness opinion and F.N.B. and PVF Capital executed the merger agreement and issued the joint press release announcing the merger.

Recommendation of the PVF Capital Board of Directors and PVF Capital's Reasons for the Merger

        The PVF Capital board of directors carefully considered the terms of the merger agreement and the value of the common stock consideration to be received by the common shareholders of PVF Capital, including the opportunity for shareholders of PVF Capital to receive cash dividends on a going forward basis. In reviewing the merger agreement and the value of the common stock consideration, the PVF Capital board of directors also took into consideration other issues including the feasibility of remaining independent, the costs of becoming a commercial bank, the ability to compete with much larger regionally based banks and the need to eventually raise additional capital that could be dilutive to existing shareholders. After careful consideration, the PVF Capital board of directors determined that it was advisable and in the best interests of PVF Capital and its shareholders for PVF Capital to enter into the merger agreement with F.N.B. Accordingly, the PVF Capital board of directors unanimously recommends that PVF Capital's shareholders vote FOR the approval of the merger.

        The PVF Capital board of directors has considered the terms and provisions of the merger agreement and concluded that they are fair to the shareholders of PVF Capital and that the merger is in the best interests of PVF Capital and its shareholders.

        The PVF Capital board of directors believes that the merger will provide the resulting institution with additional resources necessary to compete more effectively in the Northeast Ohio market and beyond. In addition, the PVF Capital board of directors believes that the customers and communities served by PVF Capital will benefit from the resulting institution's enhanced abilities to meet their banking needs.

        In reaching its decision to approve the merger agreement, the PVF Capital board of directors consulted with PVF Capital's financial and legal advisors, and considered a variety of factors, including the following:

  •
  The value of the common stock consideration being offered to PVF Capital's shareholders in relation to the market value, book value per share, earnings per share and projected earnings per PVF Capital common share;

  •
  As of February 15, 2013 the common stock consideration represented 1.37 times the tangible book value per PVF Capital common share and a 57.9% premium over the closing price of PVF Capital common shares;

  •
  The results that could be expected to be obtained by PVF Capital if it continued to operate independently and the future trading value of PVF Capital common shares compared to the value of the common stock consideration offered by F.N.B. and the potential future trading value of F.N.B. common stock;

  •
  The historical lack of liquidity in PVF Capital common shares and the substantially greater liquidity of F.N.B. common stock;

  •
  The process conducted by Sandler O'Neill in investigating other potential acquirers of PVF Capital;

  •
  The process conducted by Sandler O'Neill to assist the PVF Capital board of directors in structuring the proposed merger with F.N.B;

  •
  The advice from Sandler O'Neill with respect to certain terms of the merger agreement, including the size of the break-up fee and the restrictions on further solicitation of offers being reasonable as compared to similar transactions;

  •
  The presentation by Sandler O'Neill, PVF Capital's financial advisor, as to the fairness, from a financial point of view, of the merger consideration to be paid to PVF Capital's common shareholders. In this regard, the PVF Capital board of directors received from Sandler O'Neill a written opinion dated February 19, 2013 that, as of such date, the exchange ratio in the merger agreement was fair to PVF Capital's common shareholders from a financial point of view. The opinion is attached as Appendix C to this document. For a summary of Sandler O'Neill's presentation, see "—Opinion of PVF Capital's Financial Advisor in Connection with the Merger" below;

  •
  The current and prospective environment in which PVF Capital operates, including national, regional and local economic conditions, the competitive environment for financial institutions, the increased regulatory burdens on financial institutions, and the uncertainties in the regulatory climate going forward;

  •
  The common stock consideration offered by F.N.B., including the opportunity for PVF Capital shareholders to receive shares of F.N.B. common stock on a tax-free basis for their PVF Capital common shares;

  •
  Based on F.N.B.'s historical payment of dividends, the expected future receipt by PVF Capital shareholders of significant dividends as F.N.B. shareholders;

  •
  The market valuation and trading liquidity of F.N.B. common stock in the event PVF Capital shareholders desired to sell the shares of F.N.B. common stock to be received by them upon completion of the merger;

  •
  The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining PVF Capital with F.N.B.;

  •
  The potential value of an expansion of the F.N.B. branch network adding PVF Capital branch locations in Ohio to F.N.B.'s existing branch network in Pennsylvania, Maryland, and northern West Virginia;

  •
  F.N.B.'s asset size and capital position, which would give the resulting institution over $13 billion in assets (including other pending F.N.B. acquisitions);

  •
  The earnings prospects of the combined company;

  •
  The additional products offered by F.N.B. to its customers and the ability of the resulting institution to provide comprehensive financial services to its customers;

  •
  The potential for operating synergies and cross-marketing of products and services;

  •
  The lack of overlapping locations in PVF Capital's and F.N.B.'s operations, increasing the likelihood that F.N.B. will retain a significant portion of PVF Capital's current locations and personnel;

  •
  F.N.B.'s status as a seasoned acquirer with demonstrated experience of successfully executing, consummating and integrating their acquisition targets;

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  The experience and quality of F.N.B.'s management team;

  •
  PVF Capital's and F.N.B.'s shared community banking philosophies, commitment to community service and support of community-based non-profit organizations and causes;

  •
  The reports of PVF Capital's management and the financial presentation by Sandler O'Neill to the PVF Capital board of directors concerning the operations, financial condition and prospects of F.N.B. and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and capital ratios;

  •
  The likelihood of successful integration and the successful operation of the combined company;

  •
  The likelihood that the regulatory approvals needed to complete the transaction will be obtained;

  •
  The potential cost-saving opportunities;

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  The likelihood that the merger would be consummated; and

  •
  The review by the PVF Capital board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger, including the exchange ratio and the condition that the merger must qualify as a transaction that will permit PVF Capital's shareholders to receive F.N.B. shares in exchange for their PVF Capital shares on a tax-free basis for federal income tax purposes.

        The PVF Capital board of directors also considered the potential risks associated with the merger in connection with its deliberation of the proposed transaction, including the challenges of integrating PVF Capital's businesses, operations and employees with those of F.N.B., the need to obtain approval by shareholders of PVF Capital as well as regulatory approvals in order to complete the transaction, and the risks associated with the operations of the combined company. The PVF Capital board of directors also considered that the fixed exchange ratio, by its nature, would not adjust upwards to compensate for declines, or downwards to compensate for increases, in F.N.B.'s stock price prior to the completion of the merger. If the exchange ratio adjusted based on changes in F.N.B.'s stock price, the shareholders of PVF Capital would have lost the upside potential of a fixed exchange ratio if F.N.B.'s stock price increases prior to the completion of the merger, while receiving downside protection if F.N.B.'s stock price decreases prior to the completion of the merger. Based upon its review of F.N.B. and its historical stock prices and prospects, the PVF Capital board of directors believed that a fixed exchange ratio was appropriate and in the best interests of PVF Capital shareholders. The PVF Capital board of directors also considered the structural protections included in the merger agreement, such as the ability of PVF Capital to terminate the merger agreement in the event (a) of any change or development affecting F.N.B. which has, or is reasonably likely to have, a material adverse effect on F.N.B. and which is not cured within 30 days after notice or cannot be cured prior to consummation of the merger, or (b) F.N.B. materially breaches any of its covenants or obligations under the merger agreement. If PVF Capital were to terminate the merger agreement for any of the foregoing reasons, then F.N.B. would be required to reimburse PVF Capital for all of its out-of-pocket costs and expenses, including without limitation professional fees and expenses of legal counsel, financial advisors and accountants, up to a maximum of $500,000, and PVF Capital would retain all of its rights to recover any additional liabilities or damages if F.N.B.'s breach was willful. The PVF Capital board of directors also considered that the merger agreement could be terminated if the merger is not consummated prior to December 31, 2013.

        The PVF Capital board of directors also noted that it could terminate the merger agreement if a "superior proposal" (as defined in the merger agreement) was received from a third party and certain steps were taken (including notice to F.N.B. and good faith negotiation with F.N.B. of adjustments to the terms and conditions of the merger agreement) prior to the mailing date of this proxy statement/prospectus. If a superior proposal had been received and accepted, then PVF Capital would have been required to pay a $4.0 million break-up fee to F.N.B. The amount of this potential fee was negotiated at arm's-length and was deemed to be reasonable based upon the advice of Sandler O'Neill and based upon the break-up fees paid in comparable transactions and the fact that multiple institutions had already been given an opportunity to conduct due diligence and bid prior to the merger agreement being executed. As of the date of this proxy statement/prospectus, no superior proposal has been received.

        The foregoing discussion of the information and most salient factors considered by the PVF Capital board of directors is not exhaustive, but includes the material considerations of the PVF Capital board of directors. In view of the wide variety of factors considered by the PVF Capital board of directors in connection with its evaluation of the merger and the complexity of these matters, the PVF Capital board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The PVF Capital board of directors evaluated the factors described above, including asking questions of PVF Capital's legal and financial advisors. In considering the factors described above, individual members of the PVF Capital board of directors may have given different weights to different factors. The PVF Capital board of directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the merger agreement and on the experience and expertise of its financial advisor for quantitative analysis of the financial terms of the merger. See "—Opinion of PVF Capital's Financial Advisor in Connection with the Merger" below. It should also be noted that this explanation of the reasoning of the PVF Capital board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements" on page 30.

F.N.B.'s Reasons for the Merger

        F.N.B. is committed to pursuing several key strategies, including realization of organic growth and supplementing that growth through strategic acquisitions.

        In approving the merger agreement, F.N.B.'s board of directors and the executive committee of its board of directors considered the following factors as generally supporting their decision to approve the merger agreement:

  •
  their understanding of F.N.B.'s business, operations, financial condition, earnings and prospects, and of PVF Capital's business, operations, financial condition, earnings and prospects;

  •
  their understanding of the current and prospective environments in which F.N.B. and PVF Capital operate, including regional and local economic conditions, the competitive environment for financial institutions generally, continuing consolidation in the financial services industry and the likely effect of these factors on F.N.B. in light of, and in the absence of, the proposed merger;

  •
  the expansion of F.N.B.'s operations and customer base in the Cleveland, Ohio market would be consistent with F.N.B.'s acquisition strategy of focusing on major Metropolitan Statistical Areas with significant commercial opportunities;

  •
  the complementary nature of the respective customer bases, business products and services of F.N.B. and PVF Capital that could result in opportunities to obtain synergies as products are cross-marketed and distributed over broader customer bases and best practices are compared and applied across businesses;

  •
  the scale, scope, strength and diversity of operations, product lines and delivery systems that combining F.N.B. and PVF Capital could achieve;

  •
  the increased credit capability achieved by combining F.N.B. and PVF Capital would enhance competition in the markets in which PVF Capital currently operates;

  •
  the historical and current market prices of F.N.B. common stock and PVF Capital common shares;

  •
  the review by the F.N.B. board of directors, with the assistance of F.N.B.'s management and Keefe, Bruyette and Woods, of the structure and terms of the merger, including the exchange ratio, and the expectation of F.N.B.'s legal advisors that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes;

  •
  the financial impact of the acquisition on F.N.B.'s operating results and capital levels on a pro forma basis;

  •
  the likelihood that F.N.B. and PVF Capital would obtain the regulatory approvals needed to complete the merger; and

  •
  the likelihood that PVF Capital would receive the requisite PVF Capital shareholder vote to approve the merger.

        F.N.B.'s board of directors and the executive committee of its board also considered the fact that the merger will result in a combined entity with assets of approximately $13.2 billion. F.N.B. expects the future growth prospects of PVF Capital's market area to provide business development opportunities in the Cleveland, Ohio Metropolitan Statistical Area.

        The foregoing discussion of the factors considered by F.N.B.'s board of directors and the executive committee of its board in evaluating the merger agreement is not intended to be exhaustive, but, rather, includes all material factors that they considered. In reaching their decision to approve the merger agreement and the merger, the F.N.B. board and the executive committee of the F.N.B. board did not quantify or assign relative weights to the factors considered, and individual directors may have given different weights to different factors. The F.N.B. board and the executive committee of the F.N.B. board considered all of the above factors as a whole, and on an overall basis considered them to be favorable to, and support, F.N.B.'s determination to enter into the merger agreement.

Opinion of PVF Capital's Financial Advisor in Connection with the Merger

        By letter dated July 27, 2012, PVF Capital retained Sandler O'Neill to act as its financial advisor in the event of a sale of PVF Capital. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions

        Sandler O'Neill acted as financial advisor to PVF Capital in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement among PVF Capital and F.N.B. At the February 14, 2013 meeting at which PVF Capital's board of directors considered the merger agreement, Sandler O'Neill delivered to the board its oral opinion, that, as of such date, the merger consideration was fair to the holders of PVF Capital common shares from a financial point of view which was followed up in writing on February 19, 2013. On February 19, 2013, Sandler O'Neill delivered its written opinion that, as of such date, the merger consideration was fair to the holders of PVF Capital common shares from a financial point of view. The full text of Sandler O'Neill's opinion is attached hereto as Appendix C. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. PVF Capital's shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of its opinion. The opinion was directed to PVF Capital's board and is directed only to the fairness of the merger consideration to PVF Capital's shareholders from a financial point of view. It does not address the underlying business decision of PVF Capital to engage in the merger or any other aspect of the merger and is not a recommendation to any PVF Capital shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

        In connection with rendering its February 14, 2013 opinion, Sandler O'Neill reviewed and considered, among other things:

  •
  the merger agreement;

  •
  certain publicly available financial statements and other historical financial information of PVF Capital that Sandler O'Neill deemed relevant;

  •
  certain publicly available financial statements and other historical financial information of F.N.B. that Sandler O'Neill deemed relevant;

  •
  internal financial projections for PVF Capital for the years ending December 31, 2013 through December 31, 2016 as provided by senior management of PVF Capital;

  •
  publicly available median analyst earnings estimates for the years ending December 31, 2013 and December 31, 2014 and a publicly available estimated long term growth rate for the years thereafter;

  •
  the pro forma financial impact of the merger on F.N.B. based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of F.N.B.;

  •
  a comparison of certain stock trading, financial and other information for PVF Capital and F.N.B. with similar publicly available information for certain other commercial banks, the securities of which are publicly traded;

  •
  the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector;

  •
  the current market environment generally and in the commercial banking sector in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of senior management of PVF Capital the business, financial condition, results of operations and prospects of PVF Capital and held similar discussions with the senior management of F.N.B. regarding the business, financial condition, results of operations and prospects of F.N.B.

        In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O'Neill from public sources, that was provided to Sandler O'Neill by PVF Capital and F.N.B. or that was otherwise reviewed by Sandler O'Neill and has assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O'Neill has further relied on the assurances of the senior management of PVF Capital that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of PVF Capital or F.N.B. or any of their respective subsidiaries. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of PVF Capital, F.N.B. or the combined entity after the merger and Sandler O'Neill has not reviewed any individual credit files relating to PVF Capital or F.N.B. Sandler O'Neill has assumed, with PVF Capital's consent, that the respective allowances for loan losses for both PVF Capital and F.N.B. are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used internal financial projections as provided by the senior management of PVF Capital and median publicly available earnings estimates for F.N.B. Sandler O'Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of F.N.B. With respect to the projections relating to PVF Capital, management of PVF Capital confirmed to Sandler O'Neill that those projections reflected the estimates and judgments of management of the future financial performance of PVF Capital, and Sandler O'Neill assumed that such performance would be achieved. Sandler O'Neill expresses no opinion as to such estimates or the assumptions on which they are based. Sandler O'Neill has assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of PVF Capital and F.N.B. since the date of the most recent financial data made available to Sandler O'Neill, as of the date hereof. Sandler O'Neill has also assumed in all respects material to our analysis that PVF Capital and F.N.B. would remain as a going concern for all periods relevant to our analyses and that the merger will be consummated as a tax-free reorganization under Section 368 of the Internal Revenue Code. Sandler O'Neill expresses no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in the merger agreement.

        Sandler O'Neill's opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date of the opinion. Events occurring after the date of the opinion could materially affect the opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion.

        Sandler O'Neill's opinion was directed to the PVF Capital board of directors in connection with its consideration of the merger and does not constitute a recommendation to any shareholder of PVF Capital as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the merger. Sandler O'Neill's opinion is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of PVF Capital common shares and does not address the underlying business decision of PVF Capital to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for PVF Capital or the effect of any other transaction in which PVF Capital might engage. The opinion may not be reproduced or used for any other purposes, without Sandler O'Neill's prior written consent, which consent will not be unreasonably withheld. The opinion was approved by Sandler O'Neill's fairness opinion committee. Sandler O'Neill has consented to inclusion of its opinion and a summary thereof in this proxy statement/prospectus and in the registration statement on Form S-4 which includes this proxy statement/prospectus. Sandler O'Neill does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by PVF Capital's officers, directors, or employees, or class of such persons, relative to the compensation to be received in the merger by any other shareholders of PVF Capital.

        In rendering its February 14, 2013 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O'Neill made its determination as to the fairness of the per share consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to PVF Capital and F.N.B. and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of PVF Capital and F.N.B. and the companies to which they are being compared.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of PVF Capital, F.N.B. and Sandler O'Neill. The analysis performed by Sandler O'Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to PVF Capital at the board's February 14, 2013 meeting and confirmed that no changes had occurred to such analyses at the board's February 18, 2013 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. The analysis and opinion of Sandler O'Neill was among a number of factors taken into consideration by PVF Capital's board in making its determination to approve the merger agreement and the transactions contemplated by the merger agreement (including the merger) and the analyses described below should not be viewed as determinative of the decision PVF Capital's board or management with respect to the fairness of the merger.

        At the February 14, 2013 meeting of the PVF Capital board of directors, Sandler O'Neill presented certain financial analyses of the merger. The summary below is not a complete description of the analyses underlying the opinions of Sandler O'Neill or the presentation made by Sandler O'Neill to the PVF Capital board of directors, but is instead a summary of the material analyses performed and presented in connection with the opinion.

 Summary of Proposal

        Sandler O'Neill reviewed the financial terms of the proposed transaction. PVF Capital common shares issued and outstanding immediately prior to the merger will be converted into 0.3405 shares of F.N.B. common stock. The aggregate transaction value of approximately $106.0 million is based upon F.N.B.'s average closing price for twenty consecutive trading days ended on February 14, 2013 of $11.65 and includes $3.1 million of deal value for 901,561 of shares subject to stock options exercisable at a weighted average stock price of $3.54 and 1,244,707 shares subject to warrants exercisable at a weighted average price of $1.75 and assumes 25,927,214 PVF Capital common shares outstanding. Based upon financial information as of or for the twelve month period ended December 31, 2012, Sandler O'Neill calculated the following transaction ratios:

Transaction Value per Share / Stated Book Value per Share:	137%
Transaction Value per Share / Tangible Book Value per Share:	137%
Price per Share / LTM Earnings per Share(1):	33.2x
Price per Share / 2013 Est. Earnings per Share(2):	17.6x
Core Deposit Premium(3):	6.2%
Market Premium(4):	65.9%

(1)
Assumes last twelve months earnings are tax effected at 35%

(2)
Management estimates for fiscal 2013 (for the 12 months ended June 30th); tax effected at 35%

(3)
Core deposits exclude time deposits with account balances greater than $100,000. Core deposit premium calculated by dividing the excess of the aggregate transaction value over tangible book value by core deposits

(4)
Based on PVF Capital's closing price as of February 14, 2013 of $2.39

        The aggregate transaction value of approximately $106.0 million is based upon the offered exchange ratio of 0.3405x. Using F.N.B.'s 20-day average closing price of $11.65 as of February 14, 2013, the calculated offer price per share is $3.97. PVF Capital's share counts as of December 31, 2012 include 25,927,214 PVF Capital common shares outstanding, 901,561 options outstanding with a weighted average strike price of $3.54, and 1,244,707 warrants with an exercise price of $1.75.

PVF Capital: Share Trading History

        Sandler O'Neill reviewed the history of the reported trading prices and volume of PVF Capital's common shares and the relationship between the movements in the prices of PVF Capital's common shares to movements in certain stock indices, including the SNL US Thrift Index, the S&P 500 and the weighted average performance (based upon market capitalization) of two peer groups of publicly traded banks and thrifts, selected by Sandler O'Neill. The institutions included in the peer groups are identified under "Comparable Company Analysis" below.

        As reflected in the tables shown below, PVF Capital's common shares outperformed the various indices and peer groups to which it was compared over a one year horizon but underperformed the same comparison groups over a three year horizon.

PVF Capital's One Year Stock Performance

	Beginning Index Value February 14, 2012	Ending Index Value February 14, 2013
PVF Capital	100%	148%
Regional Peers	100%	132%
Nationwide Peers	100%	135%
SNL US Thrift Index(1)	100%	117%
S&P 500	100%	113%

PVF Capital's Three Year Stock Performance

	Beginning Index Value February 14, 2010	Ending Index Value February 14, 2013
PVF Capital	100%	86%
Regional Peers	100%	155%
Nationwide Peers	100%	147%
SNL US Thrift Index(1)	100%	101%
S&P 500	100%	142%

(1)
Includes all Major Exchange (NYSE, NYSE MKT, NASDAQ) Thrifts in SNL's coverage universe

F.N.B.: Stock Trading History

        Sandler O'Neill reviewed the history of the reported trading prices and volume of F.N.B.'s common stock and the relationship between the movements in the prices of F.N.B.'s common stock to movements in certain stock indices, including the NASDAQ Bank Index, the S&P 500 and the weighted average performance (based upon market capitalization) of two peer groups of publicly traded banks and thrifts, selected by Sandler O'Neill. The institutions included in the peer groups are identified under "Comparable Company Analysis" below.

        As reflected in the tables shown below, F.N.B.'s common stock outperformed the various indices and peer groups to which it was compared over a one year horizon but underperformed the same comparison groups over a three year horizon.

F.N.B.'s One Year Stock Performance

	Beginning Index Value February 14, 2012	Ending Index Value February 14, 2013
F.N.B.	100%	101%
Nationwide Peers	100%	111%
High Performing Peers	100%	111%
NASDAQ Bank Index(1)	100%	117%
S&P 500	100%	113%

F.N.B.'s Three Year Stock Performance

	Beginning Index Value February 14, 2010	Ending Index Value February 14, 2013
F.N.B.	100%	172%
Nationwide Peers	100%	112%
High Performing Peers	100%	123%
NASDAQ Bank Index(1)	100%	119%
S&P 500	100%	142%

(1)
Includes all Major Exchange (NYSE, NYSE MKT, NASDAQ) Thrifts in SNL's coverage universe

PVF Capital: Comparable Company Analysis

        Sandler O'Neill used publicly available information to compare selected financial and market trading information for PVF Capital and two groups of financial institutions selected by Sandler O'Neill.

        The PVF Capital Regional Peer Group consisted of major exchange traded banks and thrifts headquartered in Indiana, Ohio, West Virginia, selected western Pennsylvania counties and selected western New York counties with assets between $600 million and $2.0 billion:

AmeriServ Financial, Inc.	LCNB Corp.
Camco Financial Corporation	LNB Bancorp, Inc.
CFS Bancorp, Inc.	MutualFirst Financial, Inc.
Cheviot Financial Corp.	NB&T Financial Group, Inc.
CNB Financial Corporation	Ohio Valley Banc Corp.
Community Bank Shares of Indiana, Inc.	Peoples Bancorp Inc.
ESB Financial Corporation	Premier Financial Bancorp, Inc.
Evans Bancorp, Inc.	Rurban Financial Corp.
Farmers National Banc Corp.	Summit Financial Group, Inc.
First Savings Financial Group, Inc.	Tower Financial Corporation
Horizon Bancorp	United Community Financial Corp.

Financial data as of or for the period ending December 31, 2012

Pricing data as of February 14, 2013

Dollar values in millions

				Capital Position			LTM Profitability				Asset Quality			Valuation
														Price/
Company	City, State	Ticker	Total Assets ($mm)	TCE/ TA (%)	Leverage Ratio (%)	Total RBC Ratio (%)	ROAA (%)	ROAE (%)	Net Interest Margin (%)	Efficiency Ratio (%)	LLR/ Gross Loans (%)	NPAs(1)/ Total Assets (%)	NCOs/ Avg. Loans (%)	Tang. Book Value (%)	LTM EPS (x)	2013 Est. EPS (x)	Current Dividend Yield (%)	Market Value ($mm)
ESB Financial Corporation(3)	Ellwood City, PA	ESBF	1,928	8.11	8.57	15.21	0.80	8.31	2.62	60.0	0.97	0.52	0.06	132	13.3	NA	2.9	201
Peoples Bancorp Inc.	Marietta, OH	PEBO	1,918	8.39	10.13	17.16	1.11	9.52	3.34	71.8	1.80	0.90	0.12	145	10.9	11.4	2.3	225
Horizon Bancorp	Michigan City, IN	HBNC	1,848	6.73	9.21	13.68	1.19	13.76	3.80	61.4	1.52	1.42	0.70	143	8.9	8.9	2.0	176
United Community Financial Corp.(2)(3)	Youngstown, OH	UCFC	1,831	9.36	8.70	16.21	(0.76)	(7.76)	3.22	88.3	1.78	4.57	0.96	66	NM	NA	0.0	113
CNB Financial Corporation	Clearfield, PA	CCNE	1,773	7.62	8.03	15.36	1.00	12.17	3.32	55.8	1.51	1.39	0.84	158	12.3	11.6	3.9	212
MutualFirst Financial, Inc.(2)	Muncie, IN	MFSF	1,472	7.33	8.47	14.28	0.44	4.66	3.07	69.5	1.61	2.56	0.81	84	18.8	14.4	1.8	92
Summit Financial Group, Inc.	Moorefield, WV	SMMF	1,387	6.59	8.29	13.97	0.40	5.36	3.19	54.5	1.88	8.03	0.99	68	11.9	NA	0.0	53
LNB Bancorp, Inc.	Lorain, OH	LNBB	1,178	5.98	9.18	12.97	0.51	5.29	3.49	66.5	1.98	2.48	0.79	91	13.0	11.0	0.5	63
Farmers National Banc Corp.	Canfield, OH	FMNB	1,140	10.12	9.51	17.68	0.89	8.38	3.76	73.0	1.29	1.36	0.68	107	12.3	11.5	1.8	123
CFS Bancorp, Inc.(3)	Munster, IN	CITZ	1,138	9.83	8.81	14.06	0.41	4.41	3.42	76.1	1.76	6.08	0.58	74	17.7	NA	0.5	83
Premier Financial Bancorp, Inc.(2)	Huntington, WV	PFBI	1,134	8.88	9.81	17.17	0.88	6.81	4.17	61.2	1.55	5.05	0.21	93	9.5	NA	3.9	91
AmeriServ Financial, Inc.	Johnstown, PA	ASRV	1,006	7.74	11.45	16.26	0.51	4.51	3.63	86.2	1.69	0.54	0.45	75	14.3	NA	0.0	57
Community Bank Shares of Indiana, Inc.	New Albany, IN	CBIN	820	7.06	11.90	18.56	0.95	9.15	4.08	67.1	1.88	3.35	0.25	97	8.0	NA	2.4	56
Evans Bancorp, Inc.(2)	Hamburg, NY	EVBN	799	8.28	9.71	14.22	0.96	10.34	3.83	70.7	1.71	1.63	0.32	112	9.9	10.4	2.7	74
LCNB Corp.	Lebanon, OH	LCNB	789	9.71	8.76	15.32	1.03	10.24	3.52	63.4	0.76	2.32	0.03	130	12.0	NA	4.4	130
Ohio Valley Banc Corp.	Gallipolis, OH	OVBC	768	9.72	10.75	17.14	0.87	9.46	4.23	70.9	1.24	2.59	(0.11)	102	10.7	NA	4.5	76
Camco Financial Corporation	Cambridge, OH	CAFI	764	7.82	6.80	10.33	0.54	8.62	3.41	86.7	2.12	6.01	0.64	69	6.2	NA	0.0	41
Tower Financial Corporation	Fort Wayne, IN	TOFC	684	9.32	12.00	16.46	0.87	8.83	3.64	66.2	1.82	2.55	0.39	91	10.4	10.4	2.3	58
First Savings Financial Group, Inc.(3)	Clarksville, IN	FSFG	653	8.74	10.15	17.18	0.73	5.44	4.12	66.9	1.29	2.02	0.23	93	12.0	NA	NA	52
NB&T Financial Group, Inc.	Wilmington, OH	NBTF	651	10.30	11.27	19.51	0.56	5.45	3.48	74.5	1.18	1.98	2.22	94	16.2	NA	6.6	62
Rurban Financial Corp.	Defiance, OH	RBNF	638	5.70	7.18	11.87	0.75	9.57	3.76	75.2	1.45	1.40	0.25	110	8.1	NA	0.0	39
Cheviot Financial Corp.(3)	Cheviot, OH	CHEV	632	15.60	12.39	25.50	0.53	3.27	2.88	71.7	0.63	2.68	0.15	85	24.0	NA	3.0	82
		High	1,928	15.60	12.39	25.50	1.19	13.76	4.23	88.3	2.12	8.03	2.22	158	24.0	14.4	6.6	225
		Low	632	5.70	6.80	10.33	(0.76)	(7.76)	2.62	54.5	0.63	0.52	(0.11)	66	6.2	8.9	0.0	39
		Mean	1,134	8.59	9.59	15.91	0.69	7.08	3.54	69.9	1.52	2.79	0.52	101	12.4	11.2	2.2	98
		Median	1,070	8.33	9.36	15.79	0.78	8.35	3.51	70.1	1.58	2.40	0.42	94	12.0	11.2	2.3	79

PVF Capital Corp.(4)	Solon, OH		782	9.61	9.36	12.93	0.62	6.91	3.05	62.8	2.52	4.78	1.35	82	20.0	10.6	0.0	62

(1)
Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets

(2)
Financial data as of September 30, 2012

(3)
Regulatory capital ratios at the bank level

(4)
PVFC LTM and 2013E EPS are tax-affected; 2013E EPS based on management projections for the twelve months ended June 30, 2013

        The PVF Capital Nationwide Peer Group consisted of major exchange traded thrifts nationwide with assets between $600 million and $1.5 billion and NPAs to Assets greater than or equal to 2.0%:

ASB Bancorp, Inc.	Hampden Bancorp, Inc.
Atlantic Coast Financial Corporation	HMN Financial, Inc.
BankFinancial Corporation	Malvern Bancorp, Inc.
Cape Bancorp, Inc.	NASB Financial, Inc.
Carver Bancorp, Inc.	OmniAmerican Bancorp, Inc.
CFS Bancorp, Inc.	Provident Financial Holdings, Inc.
Cheviot Financial Corp.	Pulaski Financial Corp.
Colonial Financial Services, Inc.	Riverview Bancorp, Inc.
ESSA Bancorp, Inc.	Severn Bancorp, Inc.
First Financial Northwest, Inc.	Simplicity Bancorp, Inc.
Fox Chase Bancorp, Inc.	TF Financial Corporation
Franklin Financial Corporation	Timberland Bancorp, Inc.

Financial data as of or for the period ending December 31, 2012

Pricing data as of February 14, 2013

Dollar values in millions

				Capital Position				LTM Profitability				Asset Quality			Valuation
															Price/
Company	City, State	Ticker	Total Assets ($mm)	TCE/ TA (%)	Leverage Ratio (%)	Total RBC Ratio (%)		ROAA (%)	ROAE (%)	Net Interest Margin (%)	Efficiency Ratio (%)	LLR/ Gross Loans (%)	NPAs(1)/ Total Assets (%)	NCOs/ Avg. Loans (%)	Tang. Book Value (%)	LTM EPS (x)	2013 Est. EPS (x)	Current Dividend Yield (%)	Market Value ($mm)
BankFinancial Corporation(3)	Burr Ridge, IL	BFIN	1,481	11.49	9.60	15.32		(1.78)	(13.36)	4.02	80.1	1.72	2.94	9.97	98	NM	31.6	0.5	167
ESSA Bancorp, Inc.	Stroudsburg, PA	ESSA	1,406	11.88	11.08	19.71		0.18	1.30	2.84	69.0	0.80	2.92	0.31	90	59.7	15.3	1.8	144
Pulaski Financial Corp.	Saint Louis, MO	PULB	1,382	6.62	9.63	13.58		0.76	8.04	3.83	50.8	1.49	3.76	0.42	123	13.0	10.2	3.8	113
OmniAmerican Bancorp, Inc.(2)	Fort Worth, TX	OABC	1,282	15.97	13.79	23.19		0.43	2.84	3.22	77.7	0.98	2.12	0.21	146	46.6	44.9	0.0	298
Provident Financial Holdings, Inc.	Riverside, CA	PROV	1,248	11.85	11.47	18.72		1.77	15.19	2.91	61.5	1.71	2.73	0.61	126	8.7	8.4	1.6	188
NASB Financial, Inc.(2)	Grandview, MO	NASB	1,241	13.66	14.06	18.22		1.49	11.35	4.40	58.2	3.42	8.68	1.28	106	9.9	NA	0.0	179
CFS Bancorp, Inc.(3)	Munster, IN	CITZ	1,138	9.83	8.81	14.06		0.41	4.41	3.42	76.1	1.76	6.08	0.58	74	17.7	NA	0.5	83
Fox Chase Bancorp, Inc.(3)	Hatboro, PA	FXCB	1,088	16.67	12.90	20.48		0.50	2.74	3.21	63.6	1.61	3.04	0.30	117	40.0	37.0	1.4	213
Franklin Financial Corporation(3)	Glen Allen, VA	FRNK	1,058	22.60	16.64	26.89		0.65	2.76	2.63	59.4	2.27	4.70	(0.11)	97	32.5	22.9	0.0	230
Cape Bancorp, Inc.(3)	Cape May Court Ho	CBNJ	1,041	12.62	10.46	15.50		0.49	3.42	3.75	69.3	1.40	2.98	1.88	96	22.5	29.3	0.0	123
First Financial Northwest, Inc.(3)	Renton, WA	FFNW	943	19.85	15.79	27.37		0.27	1.47	3.08	70.7	1.89	11.24	0.98	81	53.8	NA	0.0	152
Simplicity Bancorp, Inc.(3)	Covina, CA	SMPL	889	16.43	14.41	22.97		0.61	3.63	3.20	69.4	0.91	2.87	0.20	89	22.3	25.9	2.2	124
Severn Bancorp, Inc.(3)	Annapolis, MD	SVBI	851	9.42	14.49	20.67		0.37	3.08	3.31	79.2	2.57	12.23	3.49	54	23.9	NA	0.0	43
Riverview Bancorp, Inc.(3)	Vancouver, WA	RVSB	795	6.65	9.50	14.25		(1.80)	(18.56)	4.17	82.4	3.50	7.54	0.35	95	NM	21.4	0.0	48
Atlantic Coast Financial Corporation(2)	Jacksonville, FL	ACFC	785	5.48	5.11	10.50		(1.32)	(21.75)	2.64	85.4	2.42	6.74	2.37	20	NM	NA	0.0	9
ASB Bancorp, Inc.	Asheville, NC	ASBB	749	14.88	14.76	30.71		0.11	0.74	2.47	101.3	2.20	3.42	0.95	82	96.2	NA	0.0	91
Timberland Bancorp, Inc.	Hoquiam, WA	TSBK	735	9.57	11.66	16.77		0.68	5.63	3.82	69.1	2.11	6.85	0.19	85	14.5	12.0	1.4	59
TF Financial Corporation(3)	Newtown, PA	THRD	712	11.13	10.54	17.89		0.78	6.68	3.90	62.7	1.30	2.36	0.38	90	12.7	NA	0.8	71
Malvern Bancorp, Inc.	Paoli, PA	MLVF	688	14.25	11.96	21.20		0.21	2.06	2.66	81.0	1.67	3.16	0.35	78	50.4	NA	0.0	76
HMN Financial, Inc.	Rochester, MN	HMNF	653	5.43	9.55	14.61		0.79	8.94	3.55	76.3	4.52	6.26	(0.94)	69	6.4	NA	0.0	24
Hampden Bancorp, Inc.	Springfield, MA	HBNK	648	13.36	13.72	20.64		0.54	3.80	3.34	75.4	1.18	2.40	0.20	108	26.8	NA	1.2	93
Carver Bancorp, Inc.(2)	New York, NY	CARV	638	1.45	9.91	18.09		(1.55)	(16.64)	3.14	122.5	4.03	10.82	2.67	146	NM	NA	0.0	15
Cheviot Financial Corp.(3)	Cheviot, OH	CHEV	632	15.60	12.39	25.50		0.53	3.27	2.88	71.7	0.63	2.68	0.15	85	24.0	NA	3.0	82
Colonial Financial Services, Inc.(2)	Vineland, NJ	COBK	630	11.13	10.22	20.92		0.02	0.20	2.89	67.9	1.01	6.16	0.36	77	686.5	NA	0.0	54
		High	1,481	22.60	16.64	30.71	0	1.77	15.19	4.40	122.5	4.52	12.23	9.97	146	686.5	44.9	3.8	298
		Low	630	1.45	5.11	10.50	0	(1.80)	(21.75)	2.47	50.8	0.63	2.12	(0.94)	20	6.4	8.4	0.0	9
		Mean	946	11.99	11.77	19.49	#	0.21	0.88	3.30	74.2	1.96	5.19	1.13	93	63.4	25.0	0.8	112
		Median	870	11.87	11.57	19.22	#	0.46	2.96	3.22	71.2	1.71	3.59	0.37	90	23.9	26.1	0.0	92

PVF Capital Corp.(4)	Solon, OH		782	9.61	9.36	12.93		0.62	6.91	3.05	62.8	2.52	4.78	1.35	82	20.0	10.6	0.0	62

(1)
Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets

(1)
Financial data as of September 30, 2012

(2)
Regulatory capital ratios at the bank level

(3)
PVFC LTM and 2013E EPS are tax-affected; 2013E EPS based on management projections for the twelve months ended June 30, 2013

        The analysis compared publicly available financial and market trading information for PVF Capital and the median financial and market trading information for the PVF Capital peer groups for the period ended December 31, 2012 or for the most recently reported period. The table below sets forth the data for PVF Capital and the median data for the PVF Capital peer groups as of and for the twelve-month period ended December 31, 2012, with pricing data as of February 14, 2013.

PVF Capital Comparable Group Analysis

	PVFC(1)	Regional Peer Group Median	Nationwide Peer Group Median
Total Assets (in millions)	$782	$1,070	$870
Tangible Common Equity / Tangible Assets	9.61%	8.33%	11.87%
Leverage Ratio	9.36%	9.36%	11.57%
Total Risk Based Capital Ratio	12.93%	15.79%	19.22%
Return on Average Assets	0.62%	0.78%	0.46%
Return on Average Equity	6.91%	8.35%	2.96%
Net Interest Margin	3.05%	3.51%	3.22%
Efficiency Ratio	62.8%	70.1%	71.2%
Loan Loss Reserve / Gross Loans	2.52%	1.58%	1.71%
Nonperforming Assets / Total Assets(2)	4.78%	2.40%	3.59%
Net Chargeoffs / Average Loans	1.35%	0.42%	0.37%
Price / Tangible Book Value	82%	94%	90%
Price / LTM Earnings per Share	20.0x	12.0x	23.9x
Price / Est. 2013 Earnings per Share(3)	10.6x	11.2x	26.1x
Dividend Yield	0.0%	2.3%	0.0%
Market Capitalization (in millions)	$62	$79	$92

(1)
LTM and 2013E EPS are tax-affected; 2013E EPS based on management projections for the twelve months ended June 30, 2013

(2)
Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets

(3)
Closing price divided by median analyst estimate for 2013 as of February 14, 2013; Source: FactSet First Call

 F.N.B.: Comparable Company Analysis

        Sandler O'Neill used publicly available information to compare selected financial and market trading information for F.N.B. and two groups of financial institutions selected by Sandler O'Neill.

        The F.N.B. Nationwide Peer Group consisted of major exchange traded banks nationwide with assets between $8 and $15 billion but excludes banks headquartered in Puerto Rico and targets of announced transactions:

BancorpSouth, Inc.	National Penn Bancshares, Inc.
Bank of Hawaii Corporation	Old National Bancorp
BankUnited, Inc.	PrivateBancorp, Inc.
CapitalSource Inc.	Prosperity Bancshares, Inc.
Cathay General Bancorp	Sterling Financial Corporation
First Midwest Bancorp, Inc.	Texas Capital Bancshares, Inc.
FirstMerit Corporation	Trustmark Corporation
IBERIABANK Corporation	UMB Financial Corporation
International Bancshares Corporation	Umpqua Holdings Corporation
MB Financial, Inc.	United Bankshares, Inc.

Financial data as of or for the period ending December 31, 2012

Pricing data as of February 14, 2013

Dollar values in millions

				Capital Position			LTM Profitability				Asset Quality			Valuation
														Price/
Company	City, State	Ticker	Total Assets ($mm)	TCE/ TA (%)	Leverage Ratio (%)	Total RBC Ratio (%)	ROAA (%)	ROAE (%)	Net Interest Margin (%)	Efficiency Ratio (%)	LLR/ Gross Loans (%)	NPAs(1)/ Total Assets (%)	NCOs/ Avg. Loans (%)	Tang. Book Value (%)	LTM EPS (x)	2013 Est. EPS (x)	Current Dividend Yield (%)	Market Value ($mm)
UMB Financial Corporation	Kansas City, MO	UMBF	14,927	6.87	7.15	12.62	0.92	9.75	2.59	76.9	1.26	0.23	0.29	184	15.1	16.3	1.9	1,847
FirstMerit Corporation	Akron, OH	FMER	14,913	8.16	8.25	12.63	0.92	8.34	3.69	62.6	1.47	0.81	0.34	145	12.8	12.2	4.1	1,712
Prosperity Bancshares, Inc.	Houston, TX	PB	14,584	6.34	6.92	15.26	1.35	9.10	3.53	39.4	1.01	0.10	0.15	310	14.4	13.5	1.8	2,652
PrivateBancorp, Inc.	Chicago, IL	PVTB	14,058	7.88	11.15	13.90	0.60	5.92	3.42	53.6	1.89	2.00	0.73	126	20.4	14.6	0.2	1,322
Bank of Hawaii Corporation	Honolulu, HI	BOH	13,728	7.23	6.78	17.39	1.22	16.23	2.97	56.9	2.19	0.50	0.15	221	13.3	14.0	3.7	2,190
BancorpSouth, Inc.	Tupelo, MS	BXS	13,397	8.83	10.22	14.81	0.65	5.96	3.57	71.6	1.88	2.50	0.48	122	16.6	16.8	0.3	1,412
IBERIABANK Corporation	Lafayette, LA	IBKC	13,130	8.72	10.01	14.53	0.63	5.05	3.61	74.5	2.87	0.75	0.00	140	20.2	15.8	2.6	1,540
BankUnited, Inc.	Miami Lakes, FL	BKU	12,376	14.11	12.89	35.64	1.71	12.45	6.04	43.6	1.06	0.89	0.13	156	13.4	15.7	3.0	2,618
International Bancshares Corp(2)	Laredo, TX	IBOC	12,117	9.65	12.79	22.93	0.96	6.99	2.88	58.7	1.49	1.65	0.25	118	13.7	14.2	2.0	1,342
Ump qua Holdings Corporation	Portland, OR	UMPQ	11,795	9.35	11.36	17.14	0.89	5.99	4.02	62.8	1.38	1.31	0.25	141	14.5	14.2	2.8	1,465
Cathay General Bancorp	El Monte, CA	CATY	10,694	10.08	13.57	18.96	1.11	7.47	3.25	47.5	2.47	2.76	0.07	152	15.7	14.1	0.2	1,584
Texas Capital Bancshares, Inc.	Dallas, TX	TCBI	10,541	7.76	9.63	12.55	1.35	16.92	4.38	49.4	0.75	0.78	0.15	222	14.8	12.8	0.0	1,804
Trustmark Corporation	Jackson, MS	TRMK	9,829	10.28	10.83	17.25	1.20	9.30	4.09	62.2	1.42	1.67	0.29	157	13.1	13.5	3.9	1,539
MB Financial, Inc.	Chicago, IL	MBFI	9,576	9.00	10.60	17.91	0.95	7.09	3.73	62.5	2.15	1.82	(0.18)	153	14.5	13.5	1.7	1,273
Old National Bancorp	Evansville, IN	ONB	9,544	9.01	8.78	14.06	1.04	8.34	4.23	67.2	1.05	1.79	0.27	169	14.5	13.1	2.9	1,393
Sterling Financial Corporation	Spokane, WA	STSA	9,237	12.79	12.63	18.90	4.10	35.76	3.46	69.3	2.30	2.28	(0.03)	116	3.6	15.5	2.7	1,362
CapitalSource Inc.	Los Angeles, CA	CSE	8,549	17.34	13.06	16.50	5.80	30.25	5.12	43.3	1.90	2.50	1.21	123	4.0	13.9	0.5	1,787
National Penn Bancshares, Inc.	Boyertown, PA	NPBC	8,530	10.80	12.78	18.70	1.17	8.25	3.50	55.6	2.12	0.67	0.35	159	14.8	14.2	4.1	1,420
United Bankshares, Inc.	Charleston, WV	UBSI	8,420	7.55	10.60	13.75	0.98	8.35	3.78	53.1	1.13	1.48	0.36	216	15.9	14.4	4.8	1,307
First Midwest Bancorp, Inc.	Itasca, IL	FMBI	8,100	8.44	8.13	11.65	(0.26)	(2.18)	3.86	65.6	1.85	1.62	0.48	144	NM	14.2	0.3	953
		High	14,927	17.34	13.57	35.64	5.80	35.76	6.04	76.9	2.87	2.76	1.21	310	20.4	16.8	4.8	2,652
		Low	8,100	6.34	6.78	11.65	(0.26)	(2.18)	2.59	39.4	0.75	0.10	(0.18)	116	3.6	12.2	0.0	953
		Mean	11,402	9.51	10.41	16.85	1.36	10.77	3.79	58.8	1.68	1.41	0.29	164	14.0	14.3	2.2	1,626
		Median	11,245	8.91	10.60	15.88	1.01	8.34	3.65	60.5	1.67	1.55	0.26	152	14.5	14.2	2.3	1,502

F.N.B. Corporation	Hermitage, PA		12,024	6.09	8.29	12.20	0.94	8.02	3.73	59.6	1.28	0.99	0.38	243	15.1	13.9	4.0	1,672

(1)
Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets

(2)
Financial data as of September 30, 2012

        The F.N.B. High Performing Peer Group consisted of major exchange traded banks nationwide with assets between $6 and $20 billion with LTM ROAA greater than or equal to 0.90% and LTM Efficiency Ratio less than or equal to 70%:

BancFirst Corporation	MB Financial, Inc.
Bank of Hawaii Corporation	National Penn Bancshares, Inc.
BankUnited, Inc.	NBT Bancorp Inc.
CapitalSource Inc.	Old National Bancorp
Cathay General Bancorp	Park National Corporation
Citizens Republic Bancorp, Inc.	Prosperity Bancshares, Inc.
Community Bank System, Inc.	Signature Bank
CVB Financial Corp.	Sterling Financial Corporation
First Financial Bancorp.	Texas Capital Bancshares, Inc.
FirstMerit Corporation	Trustmark Corporation
Fulton Financial Corporation	United Bankshares, Inc.
Glacier Bancorp, Inc.	Valley National Bancorp
International Bancshares Corporation	Western Alliance Bancorporation

Financial data as of or for the period ending December 31, 2012

Pricing data as of February 14, 2013

Dollar values in millions

				Capital Position			LTM Profitability				Asset Quality			Valuation
														Price/
Company	City, State	Ticker	Total Assets ($)	TCE/ TA (%)	Leverage Ratio (%)	Total RBC Ratio (%)	ROAA (%)	ROAE (%)	Net Interest Margin (%)	Efficiency Ratio (%)	LLR/ Gross Loans (%)	NPAs(1)/ Total Assets (%)	NCOs/ Avg. Loans (%)	Tang. Book Value (%)	LTM EPS (x)	2013 Est. EPS (x)	Current Dividend Yield (%)	Market Value ($)
Signature Bank	New York, NY	SBNY	17,456	9.45	9.51	16.35	1.17	12.18	3.53	37.5	1.06	1.53	0.25	216	19.3	17.2	0.0	3,561
Fulton Financial Corporation	Lancaster, PA	FULT	16,528	9.67	10.71	15.65	0.98	7.79	3.75	58.1	1.83	1.78	0.91	144	14.0	13.3	2.9	2,208
Valley National Bancorp	Wayne, NJ	VLY	16,013	6.81	8.07	12.36	0.91	9.57	3.52	60.2	1.17	1.88	0.16	191	13.8	14.8	6.5	1,996
FirstMerit Corporation	Akron, OH	FMER	14,913	8.16	8.25	12.63	0.92	8.34	3.69	62.6	1.47	0.81	0.34	145	12.8	12.2	4.1	1,712
Prosperity Bancshares, Inc.	Houston, TX	PB	14,584	6.34	6.92	15.26	1.35	9.10	3.53	39.4	1.01	0.10	0.15	310	14.4	13.5	1.8	2,652
Bank of Hawaii Corporation	Honolulu, HI	BOH	13,728	7.23	6.78	17.39	1.22	16.23	2.97	56.9	2.19	0.50	0.15	221	13.3	14.0	3.7	2,190
BankUnited, Inc.	Miami Lakes, FL	BKU	12,376	14.11	12.89	35.64	1.71	12.45	6.04	43.6	1.06	0.89	0.13	156	13.4	15.7	3.0	2,618
International Bancshares Corp(2)	Laredo, TX	IBOC	12,117	9.65	12.79	22.93	0.96	6.99	2.88	58.7	1.49	1.65	0.25	118	13.7	14.2	2.0	1,342
Cathay General Bancorp	El Monte, CA	CATY	10,694	10.08	13.57	18.96	1.11	7.47	3.25	47.5	2.47	2.76	0.07	152	15.7	14.1	0.2	1,584
Texas Capital Bancshares, Inc.	Dallas, TX	TCBI	10,541	7.76	9.63	12.55	1.35	16.92	4.38	49.4	0.75	0.78	0.15	222	14.8	12.8	0.0	1,804
Trustmark Corporation	Jackson, MS	TRMK	9,829	10.28	10.83	17.25	1.20	9.30	4.09	62.2	1.42	1.67	0.29	157	13.1	13.5	3.9	1,539
Citizens Republic Bancorp, Inc.	Flint, MI	CRBC	9,587	8.15	9.66	16.35	3.89	31.00	3.56	65.7	2.10	0.93	1.20	113	2.4	15.3	0.0	850
MB Financial, Inc.	Chicago, IL	MBFI	9,576	9.00	10.60	17.91	0.95	7.09	3.73	62.5	2.15	1.82	(0.18)	153	14.5	13.5	1.7	1,273
Old National Bancorp	Evansville, IN	ONB	9,544	9.01	8.78	14.06	1.04	8.34	4.23	67.2	1.05	1.79	0.27	169	14.5	13.1	2.9	1,393
Sterling Financial Corporation	Spokane, WA	STSA	9,237	12.79	12.63	18.90	4.10	35.76	3.46	69.3	2.30	2.28	(0.03)	116	3.6	15.5	2.7	1,362
CapitalSource Inc.	Los Angeles, CA	CSE	8,549	17.34	13.06	16.50	5.80	30.25	5.12	43.3	1.90	2.50	1.21	123	4.0	13.9	0.5	1,787
National Penn Bancshares, Inc.	Boyertown, PA	NPBC	8,530	10.80	12.78	18.70	1.17	8.25	3.50	55.6	2.12	0.67	0.35	159	14.8	14.2	4.1	1,420
United Bankshares, Inc.	Charleston, WV	UBSI	8,420	7.55	10.60	13.75	0.98	8.35	3.78	53.1	1.13	1.48	0.36	216	15.9	14.4	4.8	1,307
Glacier Bancorp, Inc.	Kalispell, MT	GBCI	7,747	10.33	11.47	20.01	1.01	8.54	3.38	58.4	3.69	3.18	0.92	152	15.9	14.5	3.4	1,198
Western Alliance Bancorporation	Phoenix, AZ	WAL	7,623	7.76	9.71	12.32	1.01	10.54	4.49	55.8	1.67	3.50	0.99	194	16.0	14.0	0.0	1,147
Community Bank System, Inc.	De Witt, NY	CBU	7,497	7.25	8.32	15.96	1.08	8.82	3.87	57.9	1.11	0.43	0.27	210	14.9	13.7	3.8	1,141
Park National Corporation	Newark, OH	PRK	6,643	8.79	9.03	16.32	1.16	11.40	3.82	60.0	1.25	3.33	0.47	182	13.9	13.6	5.5	1,048
First Financial Bancorp.	Cincinnati, OH	FFBC	6,497	9.51	10.54	18.21	1.07	9.43	4.39	57.0	2.36	1.36	0.68	149	13.7	14.2	7.2	902
CVB Financial Corp.	Ontario, CA	CVBF	6,363	11.17	11.19	19.23	1.19	10.31	4.04	51.2	2.68	2.29	(0.13)	163	14.8	12.8	3.1	1,145
NBT Bancorp Inc.	Norwich, NY	NBTB	6,042	7.06	8.51	12.07	0.93	9.72	3.86	63.7	1.62	0.69	0.78	170	12.9	12.3	3.8	704
BancFirst Corporation	Oklahoma City, OK	BANF	6,022	7.77	8.33	14.50	0.91	10.32	3.13	64.4	1.19	0.80	0.12	135	12.2	12.6	2.8	624
		High	17,456	17.34	13.57	35.64	5.80	35.76	6.04	69.3	3.69	3.50	1.21	310	19.3	17.2	7.2	3,561
		Low	6,022	6.34	6.78	12.07	0.91	6.99	2.88	37.5	0.75	0.10	(0.18)	113	2.4	12.2	0.0	624
		Mean	10,256	9.38	10.20	16.99	1.51	12.48	3.85	56.2	1.70	1.59	0.39	171	13.2	14.0	2.9	1,558
		Median	9,560	9.01	10.13	16.35	1.09	9.50	3.74	58.0	1.55	1.59	0.27	158	13.9	13.9	3.0	1,378

F.N.B. Corporation	Hermitage, PA		12,024	6.09	8.29	12.20	0.94	8.02	3.73	59.6	1.28	0.99	0.38	243	15.1	13.9	4.0	1,672

(1)
Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets

(2)
Financial data as of September 30, 2012

        The analysis compared publicly available financial and market trading information for F.N.B. and the median financial and market trading information for the F.N.B. peer groups for the period ended December 31, 2012 or for the most recently reported period. The table below sets forth the data for PVF Capital and the median data for the PVF Capital peer groups as of and for the twelve-month period ended December 31, 2012, with pricing data as of February 14, 2013.

F.N.B. Comparable Group Analysis

	F.N.B.	Nationwide Peer Group Median	High Performing Peer Group Median
Total Assets (in millions)	$12,024	$11,245	$9,560
Tangible Common Equity / Tangible Assets	6.09%	8.91%	9.01%
Leverage Ratio	8.29%	10.60%	10.13%
Total Risk Based Capital Ratio	12.20%	15.88%	16.35%
Return on Average Assets	0.94%	1.01%	1.09%
Return on Average Equity	8.02%	8.34%	9.50%
Net Interest Margin	3.73%	3.65%	3.74%
Efficiency Ratio	59.6%	60.5%	58.0%
Loan Loss Reserve / Gross Loans	1.28%	1.67%	1.55%
Nonperforming Assets / Total Assets(1)	0.99%	1.55%	1.59%
Net Chargeoffs / Average Loans	0.38%	0.26%	0.27%
Price / Tangible Book Value	243%	152%	158%
Price / LTM Earnings per Share	15.1x	14.5x	13.9x
Price / Est. 2013 Earnings per Share(2)	13.9x	14.2x	13.9x
Dividend Yield	4.0%	2.3%	3.0%
Market Capitalization (in millions)	$1,672	$1,502	$1,378

(1)
Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets

(2)
Closing price divided by median analyst estimate for 2013 as of February 14, 2013; Source: FactSet First Call

Analysis of Selected Merger Transactions

        Sandler O'Neill reviewed 21 merger transactions announced from January 1, 2009 through February 14, 2013 involving nationwide commercial banks and thrifts headquartered in Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia with an announced deal value greater than $25 million.

					Transaction Information							Seller Information
						Price/
										Core Deposit Premium (%)	2-Day Market Premium (%)
Acquiror	St	Target	St	Annc. Date	Deal Value ($mm)	LTM Earnings (x)	Est. EPS (x)	Book Value (%)	TBV (%)			Total Assets ($mm)	TCE/ TA (%)	YTD ROAA (%)	Res./ Loans (%)	NPAs/ Assets(1) (%)
Penns Woods Bancorp Inc.	PA	Luzerne National Bank Corp.	PA	10/18/12	46.1	20.3	—	165	165	7.5	94.5	306.3	9.1	0.80	1.28	1.28
FirstMerit Corp.	OH	Citizens Republic Bancorp Inc.	MI	09/12/12	1,287.9	2.6	4.3	90	130	4.1	14.7	9,670.5	7.7	6.92	2.46	1.16
WesBanco Inc.	WV	Fidelity Bancorp Inc.	PA	07/19/12	72.9	56.4	—	157	167	5.5	85.1	665.8	6.4	0.20	1.12	2.96
Tompkins Financial Corporation	NY	VIST Financial Corp.	PA	01/25/12	109.1	28.8	12.8	71	116	1.4	83.3	1,485.7	5.0	0.30	1.57	2.79
Old National Bancorp	IN	Indiana Community Bancorp	IN	01/24/12	105.4	NM	19.3	123	123	2.2	65.4	984.6	6.8	(0.17)	2.10	4.35
Beneficial Mutual Bncp (MHC)	PA	SE Financial Corp.	PA	12/05/11	31.8	NM	—	111	111	2.5	—	306.9	8.3	0.16	1.64	3.67
S&T Bancorp Inc.	PA	Mainline Bancorp Inc.	PA	09/14/11	25.9	NM	—	125	126	2.5	—	241.8	7.0	0.11	1.33	0.78
Susquehanna Bancshares Inc.	PA	Tower Bancorp Inc.	PA	06/20/11	342.1	NM	21.9	135	149	6.0	40.9	2,616.0	8.8	0.05	0.72	1.60
F.N.B. Corp.	PA	Parkvale Financial Corp.	PA	06/15/11	163.0	NM	—	138	198	5.2	106.7	1,801.3	3.6	0.44	1.87	2.04
Susquehanna Bancshares Inc.	PA	Abington Bancorp Inc	PA	01/26/11	273.8	33.4	31.1	124	124	9.1	15.1	1,247.1	17.0	0.61	0.61	3.18
United Bankshares Inc.	WV	Centra Financial Holdings Inc.	WV	12/15/10	185.4	22.2	—	130	146	6.8	—	1,410.8	8.6	0.69	1.77	2.04
Norwood Financial Corp.	PA	North Penn Bancorp Inc.	PA	12/14/10	27.4	20.6	—	125	125	6.4	62.3	164.5	12.1	0.69	1.37	1.36
Old National Bancorp	IN	Monroe Bancorp	IN	10/05/10	90.5	NM	—	162	162	6.2	—	838.1	6.7	(0.08)	2.94	4.65
German American Bancorp Inc.	IN	American Community Bancorp	IN	10/04/10	30.0	25.9	—	131	131	5.8	58.3	311.7	7.4	0.19	1.53	1.76
F.N.B. Corp.	PA	Comm Bancorp Inc.	PA	08/09/10	67.8	NM	—	126	127	3.0	76.0	641.8	8.3	0.73	3.21	3.89
Donegal Finl Services Corp	PA	Union National Financial Corp.	PA	04/19/10	25.2	NM	—	83	83	(0.9)	47.0	501.9	5.8	(0.40)	1.80	2.79
Chemical Financial Corp.	MI	O.A.K. Financial Corp.	MI	01/07/10	77.5	NM	—	109	109	1.3	65.2	840.1	8.5	0.15	2.02	2.10
Tower Bancorp Inc.	PA	First Chester County Corp.	PA	12/27/09	64.8	NM	—	81	90	(1.0)	98.4	1,306.7	5.5	(0.35)	2.05	2.72
Bryn Mawr Bank Corp.	PA	First Keystone Financial	PA	11/03/09	32.8	NM	—	100	100	0.2	51.7	525.4	6.2	(0.33)	1.14	0.58
First Niagara Finl Group	NY	Harleysville National Corp.	PA	07/26/09	239.8	8.4	13.9	51	115	0.9	38.4	5,646.2	3.9	0.33	1.47	1.55
Community Exchange Bancshares	KY	Hindman Bancshares Inc	KY	02/24/09	30.0	18.2	—	132	132	8.4	—	158.8	12.4	1.20	1.53	0.25
				High	1,287.9	56.4	31.1	165	198	9.1	106.7	9,670.5	17.0	6.92	3.21	4.65
				Low	25.2	2.6	4.3	51	83	(1.0)	14.7	158.8	3.6	(0.40)	0.61	0.25
				Mean	158.5	23.7	17.2	118	130	4.0	62.7	1,508.2	7.9	0.58	1.69	2.26
				Median	72.9	21.4	16.6	125	126	4.1	63.7	838.1	7.4	0.20	1.57	2.04

(1)
Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets

        Additionally, Sandler O'Neill reviewed 29 merger transactions announced from January 1, 2011 through February 14, 2013 involving banks and thrifts nationwide with deal values greater than $25 million and target NPAs/Assets between 3.0% and 7.0%.

					Transaction Information							Seller Information
						Price/
										Core Deposit Premium (%)	2-Day Market Premium (%)
Acquiror	St	Target	St	Annc. Date	Deal Value ($mm)	LTM Earnings (x)	Est. EPS (x)	Book Value (%)	TBV (%)			Total Assets ($mm)	TCE/ TA (%)	YTD ROAA (%)	Res./ Loans (%)	NPAs/ Assets(1) (%)
Renasant Corp.	MS	First M&F Corp.	MS	02/06/13	146.2	23.3	16.1	117	122	2.6	52.8	1,601.7	6.0	0.44	1.76	3.49
United Bankshares Inc.	WV	Virginia Commerce Bancorp Inc.	VA	01/29/13	494.7	21.0	16.8	183	183	13.1	18.6	2,823.7	8.7	1.01	1.94	3.32
Wintrust Financial Corp.	IL	First Lansing Bancorp Inc.	IL	01/22/13	38.5	35.8	—	94	98	(0.3)	—	371.3	10.8	0.21	2.41	6.29
Crescent Financial Bancshares	NC	ECB Bancorp Inc.	NC	09/25/12	54.4	NM	—	81	81	(4.2)	60.2	944.3	7.0	0.21	2.12	4.00
Columbia Banking System Inc.	WA	West Coast Bancorp	OR	09/25/12	508.9	13.8	21.4	145	145	9.9	12.0	2,408.4	12.7	0.99	2.22	3.05
SCBT Financial Corp.	SC	Savannah Bancorp Inc.	GA	08/07/12	66.9	NM	20.7	80	83	(2.0)	69.1	952.2	8.5	(0.13)	3.14	5.79
SKBHC Holdings LLC	WA	ICB Financial	CA	07/19/12	30.0	NM	—	93	95	(0.8)	22.0	227.3	11.0	(0.16)	2.38	5.11
Customers Bancorp Inc	PA	Acacia FSB	VA	06/20/12	65.0	NM	—	52	52	(9.5)	—	1,022.0	12.3	0.04	1.21	6.42
Berkshire Hills Bancorp Inc.	MA	Beacon Federal Bancorp Inc.	NY	05/31/12	130.4	22.6	24.2	111	111	3.4	46.0	1,024.7	11.1	0.50	1.81	4.00
Park Sterling Corporation	NC	Citizens South Banking Corp.	NC	05/13/12	77.8	NM	—	112	114	(1.6)	35.2	1,073.8	6.4	(0.80)	1.58	3.62
Washington Federal Inc.	WA	South Valley Bancorp Inc.	OR	04/04/12	72.7	NM	—	106	110	1.0	—	868.7	7.7	(0.50)	1.75	5.35
IBERIABANK Corp.	LA	Florida Gulf Bancorp Inc.	FL	03/19/12	44.5	69.1	—	141	141	6.1	—	350.5	8.5	0.22	2.81	4.68
National Australia Bank		North Central Bancshares Inc.	IA	03/12/12	41.5	20.0	—	99	100	(0.0)	36.0	433.0	9.6	0.59	1.83	3.61
Grandpoint Capital Inc.	CA	Bank Capital Corp.	AZ	01/31/12	31.7	NM	—	121	121	2.7	—	261.3	8.9	(0.36)	2.01	3.78
Old National Bancorp	IN	Indiana Community Bancorp	IN	01/24/12	105.2	NM	19.3	123	123	2.2	65.4	984.6	6.8	(0.17)	2.10	4.35
Grandpoint Capital Inc.	CA	California Community Bank	CA	01/19/12	30.0	34.7	—	116	116	2.5	—	243.8	10.6	0.37	2.09	3.37
SCBT Financial Corp.	SC	Peoples Bancorporation Inc.	SC	12/19/11	41.5	22.0	—	61	61	(4.6)	—	545.9	8.3	0.42	2.55	5.24
Beneficial Mutual Bncp (MHC)	PA	SE Financial Corp.	PA	12/05/11	31.8	NM	—	111	111	2.5	—	306.9	8.3	0.16	1.64	3.67
Berkshire Hills Bancorp Inc.	MA	Connecticut Bank and Trust Co.	CT	10/25/11	35.9	51.2	—	143	143	5.8	32.6	283.3	7.3	0.68	1.53	3.96
1st United Bancorp Inc.	FL	Anderen Financial Inc.	FL	10/24/11	36.7	NM	—	94	94	(1.6)	—	207.3	17.5	0.51	2.18	3.61
Sandy Spring Bancorp Inc.	MD	CommerceFirst Bancorp Inc.	MD	10/06/11	25.4	16.4	—	107	107	1.1	100.4	204.8	11.6	0.90	1.68	5.33
PNC Financial Services Group	PA	RBC Bank (USA)	NC	06/19/11	3,450.0	NM	—	87	97	(0.5)	—	27,375.5	13.1	(0.86)	4.10	6.80
Opus Bank	CA	RMG Capital Corporation	CA	06/06/11	49.2	47.2	—	130	131	1.8	—	684.4	5.5	0.05	1.86	3.58
Home Bancorp Inc.	LA	GS Financial Corp.	LA	03/30/11	26.4	63.6	—	95	95	(0.8)	29.6	263.8	10.5	0.15	1.92	4.82
Park Sterling Corporation	NC	Community Capital Corp.	SC	03/30/11	32.3	NM	14.6	68	70	(3.2)	19.0	655.9	7.0	(0.75)	3.54	6.62
Piedmont Cmnty Bk Hldgs Inc.	NC	Crescent Financial Corp.	NC	02/23/11	30.6	NM	—	44	44	(10.4)	—	973.0	5.7	(1.00)	3.03	5.51
Susquehanna Bancshares Inc.	PA	Abington Bancorp Inc	PA	01/26/11	273.8	33.4	31.1	124	124	9.1	15.1	1,247.1	17.0	0.61	0.61	3.18
Industrial and Commercial Bank		Bank of East Asia (USA) NA	NY	01/21/11	140.2	47.6	—	134	162	21.1	—	717.0	15.6	0.37	1.50	4.72
Comerica Inc.	TX	Sterling Bancshares Inc.	TX	01/16/11	1,028.9	NM	—	162	230	16.7	33.6	5,039.6	9.1	(0.03)	2.81	3.89
				High	3,450.0	69.1	31.1	183	230	21.1	100.4	27,375.5	17.5	1.01	4.10	6.80
				Low	25.4	13.8	14.6	44	44	(10.4)	12.0	204.8	5.5	(1.00)	0.61	3.05
				Mean	246.2	34.8	20.5	108	113	2.1	40.5	1,865.4	9.8	0.13	2.14	4.52
				Median	49.2	33.4	20.0	111	111	1.1	34.4	717.0	8.9	0.21	2.01	4.00

(1)
Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets

        Sandler O'Neill reviewed the following multiples: transaction price to last twelve months' earnings per share, transaction price to estimated earnings per share, transaction price to stated book value, transaction price to stated tangible book value, core deposit premium, and transaction price to seller price two days before announcement. As illustrated in the following table, Sandler O'Neill compared the proposed merger multiples to the median multiples of comparable transactions.

Comparable Merger Transactions

	F.N.B./ PVFC	Regional Median Result	Nationwide Median Result
Transaction Price / Last Twelve Months Earnings per Share(1)	33.2x	21.4x	33.4x
Transaction Price / Estimated Earnings per Share(2)	17.6x	16.6x	20.0x
Transaction Price / Stated Book Value	137%	125%	111%
Transaction Price / Tangible Book Value	137%	126%	111%
Tangible Book Premium / Core Deposits(3)	6.2%	4.1%	1.1%
Transaction Price / Seller Price 2 Days Before Announcement(4)	65.9%	63.7%	34.4%

(1)
Assumes last twelve months earnings are tax effected at 35%

(2)
Management estimates for fiscal 2013 (for the 12 months ended June 30th); tax effected at 35%

(3)
Core deposits exclude time deposits with account balances greater than $100,000. Core deposit premium calculated by dividing the excess of the aggregate transaction value over tangible book value by core deposits

(4)
Based on PVF Capital's closing price as of February 14, 2013 of $2.39

PVF Capital: Net Present Value Analysis

        Sandler O'Neill performed an analysis that estimated the present value per PVF Capital common share through June 30, 2016, assuming that PVF Capital performed in accordance with the financial projections for 2013-2016 provided by management. To approximate the terminal value of PVF Capital common shares at June 30, 2016, Sandler O'Neill applied price to last twelve months earnings multiples of 8.0x to 18.0x and multiples of tangible book value ranging from 50% to 175%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0%, which were assumed deviations, both up and down, as selected by Sandler O'Neill based on the PVF Capital discount rate of 13.8% as determined by Sandler O'Neill. The discount rate is determined by adding the 10 year Treasury Bond rate (2.00%), the published Ibbotson 60 year equity risk premium (5.70%), the published Ibbotson size premium (3.89%) and the published Ibbotson Industry Premium (2.20%).

        Sandler O'Neill also considered and discussed with the PVF Capital board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming PVF Capital's net income varied from 25% above projections to 25% below projections, using a discount rate of 13.8% for the tabular analysis.

        As illustrated in the following tables, this analysis indicated an imputed range of values per share for PVF Capital common shares of $1.70 to $4.62 when applying the price/earnings multiples to the matched budget, $1.23 to $5.17 when applying multiples of tangible book value to the matched budget, and $1.37 to $5.13 when applying the price/earnings multiples to the -25% / +25% budget range.

		Earnings Per Share Multiples
Discount Rate	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x
10.0%	$2.05	$2.57	$3.08	$3.59	$4.11	$4.62
11.0%	1.99	2.49	2.98	3.48	3.98	4.47
12.0%	1.93	2.41	2.89	3.37	3.85	4.34
13.0%	1.87	2.34	2.80	3.27	3.74	4.20
14.0%	1.81	2.26	2.72	3.17	3.62	4.08
15.0%	1.76	2.20	2.64	3.07	3.51	3.95
16.0%	1.70	2.13	2.56	2.98	3.41	3.83

		Tangible Book Value Multiples
Discount Rate	50%	75%	100%	125%	150%	175%
10.0%	$1.48	$2.21	$2.95	$3.69	$4.43	$5.17
11.0%	1.43	2.15	2.86	3.58	4.29	5.01
12.0%	1.39	2.08	2.77	3.46	4.16	4.85
13.0%	1.34	2.02	2.69	3.36	4.03	4.70
14.0%	1.30	1.95	2.61	3.26	3.91	4.56
15.0%	1.26	1.90	2.53	3.16	3.79	4.42
16.0%	1.23	1.84	2.45	3.06	3.68	4.29

		Earnings Per Share Multiples
(Under)/Over Budget	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x
(25.0%)	$1.37	$1.71	$2.05	$2.39	$2.73	$3.08
(15.0%)	1.55	1.94	2.32	2.71	3.10	3.49
(5.0%)	1.73	2.16	2.60	3.03	3.46	3.90
0.0%	1.82	2.28	2.73	3.19	3.65	4.10
5.0%	1.91	2.39	2.87	3.35	3.83	4.31
15.0%	2.10	2.62	3.14	3.67	4.19	4.72
25.0%	2.28	2.85	3.42	3.99	4.56	5.13

F.N.B.: Net Present Value Analysis

        Sandler O'Neill performed an analysis that estimated the present value per common share of F.N.B. through December 31, 2015, assuming that F.N.B. performed in accordance with the financial projections for 2013-2015. To approximate the terminal value of F.N.B. common stock at December 31, 2015, Sandler O'Neill applied price to last twelve months earnings multiples of 10.0x to 20.0x and multiples of tangible book value ranging from 150% to 300%. The terminal values were then discounted to present values using different discount rates ranging from 6.0% to 12.0% which were selected to reflect different assumptions regarding desired rates of return of holders of F.N.B. common stock.

        Sandler O'Neill also considered and discussed with the PVF Capital board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming F.N.B.'s net income varied from 25% above projections to 25% below projections, using a discount rate of 8.32% for the tabular analysis.

        As illustrated in the following tables, this analysis indicated an imputed range of values per share for F.N.B. common stock of $8.01 to $17.30 when applying the price/earnings multiples to the matched budget, $8.06 to $17.41 when applying multiples of tangible book value to the matched budget, and $6.93 to $19.97 when applying the price/earnings multiples to the -25% / +25% budget range.

		Earnings Per Share Multiples
Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
6.0%	$9.35	$10.94	$12.53	$14.12	$15.71	$17.30
7.0%	9.10	10.65	12.20	13.74	15.29	16.83
8.0%	8.87	10.37	11.88	13.38	14.88	16.39
9.0%	8.64	10.10	11.57	13.03	14.49	15.95
10.0%	8.42	9.85	11.27	12.69	14.12	15.54
11.0%	8.21	9.60	10.98	12.37	13.75	15.14
12.0%	8.01	9.36	10.70	12.05	13.40	14.75

		Tangible Book Value Multiples
Discount Rate	150%	180%	210%	240%	270%	300%
6.0%	$9.41	$11.01	$12.61	$14.21	$15.81	$17.41
7.0%	9.16	10.72	12.27	13.83	15.39	16.94
8.0%	8.92	10.44	11.95	13.46	14.98	16.49
9.0%	8.70	10.17	11.64	13.11	14.58	16.06
10.0%	8.48	9.91	11.34	12.77	14.20	15.64
11.0%	8.26	9.66	11.05	12.44	13.84	15.23
12.0%	8.06	9.41	10.77	12.13	13.49	14.84

		Earnings Per Share Multiples
(Under)/Over Budget	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
(25.0%)	$6.93	$8.05	$9.17	$10.29	$11.40	$12.52
(15.0%)	7.68	8.94	10.21	11.48	12.74	14.01
(5.0%)	8.42	9.84	11.25	12.67	14.09	15.50
0.0%	8.80	10.29	11.78	13.27	14.76	16.25
5.0%	9.17	10.73	12.30	13.86	15.43	16.99
15.0%	9.91	11.63	13.34	15.05	16.77	18.48
25.0%	10.66	12.52	14.38	16.25	18.11	19.97

        In connection with its analyses, Sandler O'Neill considered and discussed with PVF Capital's board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O'Neill noted that the terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

        Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger is completed in the third quarter of 2013; (2) the deal value per share is equal to a $3.97 per PVF Capital share, given a 0.3405x exchange ratio of F.N.B.'s common stock and a stock price of F.N.B. of $11.65 per share; (3) cost savings of 30% of PVF Capital's non-interest expense fully phased-in in 2014; (4) one-time costs of $2.8 million after-tax are expensed prior to the merger closing and $6.5 million after-tax are expensed in 2014; (5) PVF Capital's performance was calculated in accordance with PVF Capital's management's prepared earnings projections; (6) F.N.B.'s performance was calculated in accordance with publicly available median analyst earnings estimates for the years ending December 31, 2013 and December 31, 2014 and a publicly available estimated long term growth rate for the years thereafter; (7) and certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items. The analyses indicated that, for the full years 2014 and 2015, the merger (excluding transaction expenses) would be accretive to F.N.B.'s projected earnings per share and tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O'Neill's Compensation and Other Relationships with PVF Capital

        Sandler O'Neill has acted as financial advisor to the Board of Directors of PVF Capital and its subsidiary in connection with the merger. Pursuant to the terms of the engagement agreement, the Board of Directors of PVF Capital and its subsidiary agreed to pay Sandler O'Neill a transaction fee of 1.25% of the aggregate deal value which is payable at the closing of the merger. Sandler O'Neill also received a fee for $125,000 upon the rendering of its fairness opinion to the Board of Directors of PVF Capital Corp. and its subsidiary. The remainder of the fee shall be paid upon closing of the merger. PVF Capital Corp. has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses, and to indemnify Sandler O'Neill against certain liabilities arising out of its engagement. Sandler O'Neill's fairness opinion was approved by Sandler O'Neill's fairness opinion committee. In the prior 2 years, Sandler O'Neill had received approximately $140,000 from PVF Capital for other investment banking services. Sandler O'Neill has not received any fees for investment banking services from F.N.B. in the last 2 years.

        In the ordinary course of their respective broker and dealer businesses, Sandler O'Neill may purchase securities from and sell securities to PVF Capital and F.N.B. and their affiliates. Sandler O'Neill may also actively trade the debt and/or equity securities of PVF Capital Corp. and F.N.B. or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of F.N.B.'s Directors and Executive Officers in the Merger

        None of F.N.B.'s executive officers or directors has any direct or indirect interest in the merger, except as a result of ownership of an insignificant amount of PVF Capital common shares. One director of F.N.B. owns 2,500 PVF Capital common shares.

Interests of PVF Capital's Directors and Executive Officers in the Merger

        In considering the recommendation of the PVF Capital board of directors that you vote to approve the merger, you should be aware that directors and executive officers of PVF Capital and Park View Federal have financial interests in the merger that may be different from, or in addition to, those of PVF Capital shareholders generally. The independent members of the PVF Capital board of directors were aware of and considered these potential interests, among other matters.

        As described in more detail below, these interests include certain payments and benefits that may be provided to the executive officers upon completion of the merger.

        PVF Capital Warrants.    Several directors and one former director of PVF Capital, among other investors, own warrants to purchase PVF Capital common shares at an exercise price of $1.75 per share. These warrant holders are: Robert J. King, Jr., who also serves as our President and Chief Executive Officer, Steven A. Calabrese, Umberto P. Fedeli, Richard R. Hollington, III, and Marty E. Adams, who resigned as a director effective February 26, 2013. Upon completion of the merger, these warrants will be cancelled, and the holders of those warrants will be entitled to receive a cash amount equal to the product obtained by multiplying

  •
  the difference between (A) the product of 0.3405 and the average closing price as of the closing date of a share of F.N.B. common stock, and (B) One Dollar and Seventy-Five Cents ($1.75) by

  •
  the number of PVF Capital common shares purchasable pursuant to the warrant immediately before completion of the merger.

The payment amount should be roughly equal to the amount of cash each warrant holder would be entitled to receive if, immediately before the closing of the merger, the warrant holder had exercised his or her warrant as to all of the shares purchasable under the warrant, and promptly after exercising his or her warrant, sold all of those shares on the open market.

        F.N.B. will pay those cash amounts to the warrant holders upon the completion of the merger, and in any case not later than the fifth business day afterwards. However, F.N.B. has the right to withhold payment until it receives a signed document from the warrant holder confirming that (A) F.N.B.'s obligations to the warrant holder under the warrant will be satisfied in full by F.N.B.'s cash payment to the warrant holder, and that (B) upon the warrant holder's receipt of the cash payment, the warrant will be terminated and none of F.N.B., PVF Capital or the warrant holder will have any further rights or obligations to each other with respect to the warrant.

        Messrs. King, Adams, Calabrese, Fedeli and Hollington and other investors had acquired the warrants from PVF Capital in March 2010 in an exchange offer that PVF Capital had conducted in October 2009 to repurchase and, ultimately, cancel its outstanding trust preferred securities. The trust preferred securities were held by Messrs. King, Adams and Fedeli, who were directors of PVF Capital at the time of the exchange; Mr. Hollington, who was not then a director; and other investors, who are not affiliates of PVF Capital. In the exchange offer, Messrs. King, Adams, Fedeli and Hollington and the other investors exchanged their $10.0 million of trust preferred securities for aggregate consideration consisting of: (A) $400,000 in cash, (B) 280,241 common shares, which were then valued at $600,000, and (C) warrants to purchase an aggregate of 1,246,179 common shares. PVF Capital needed to cancel its outstanding trust preferred securities to be able to raise the capital required at that time by the cease and desist orders of the Office of Thrift Supervision that were then in effect against PVF Capital and Park View Federal. The exchange transaction was approved by PVF Capital's shareholders at their January 29, 2010 annual meeting. Mr. King was the President and Chief Executive Officer and a director of PVF Capital, and Messrs. Adams, Calabrese and Fedeli all were directors of PVF Capital, at the time the exchange was approved by PVF Capital's shareholders and at the time of the approval of the merger agreement between F.N.B. and PVF Capital. Mr. Hollington became a director in May 2010, and Mr. Calabrese purchased his warrants from Mr. Adams in June 2012.

        Set forth in the table below are the current holdings of PVF Capital warrants by the directors and executive officers of PVF Capital and Mr. Adams, all of which are exercisable and have an exercise price of $1.75 per share.

Aggregate Number of PVF Capital Warrants Held
Marty E. Adams	280,060
Steven A. Calabrese	280,060
Robert J. King, Jr.	124,471
Umberto P. Fedeli	248,942
Richard R. Hollington, III	31,117

Total	964,650

        Retention Pay Agreements.    The merger agreement provides that PVF Capital shall pay retention bonuses to its senior management team in order to ensure the availability and continuing performance of those key employees while the merger between F.N.B. and PVF Capital is pending. An executive officer will be entitled to receive his or her retention bonus only if the officer remains employed with PVF Capital and/or Park View Federal through the date of the closing of the merger. Executives who are entitled to receive a retention bonus will be paid in a single lump sum on the date of the closing of the merger. The bonus will be payable to the executive whether or not his or her employment terminates on or after that date. The executive officers who are eligible for a retention bonus and the amounts of their bonuses are listed below:

Retention Bonus Amount
Robert J. King, Jr., President and Chief Executive of PVF Capital and Park View Federal	$300,000
James H. Nicholson, Executive Vice President and Chief Financial Officer of PVF Capital and Park View Federal	$180,250
Mary Ann Stropkay, Senior Vice President and Chief Credit Officer of Park View Federal	$150,000
Jeffrey N. Male, Vice President and Secretary of PVF Capital and Executive Vice President and Chief Residential Lending Officer of Park View Federal	$149,250

        Lonnie L. Shiffert, who had served as Executive Vice President of Corporate Banking of Park View Federal, will not be eligible for a retention bonus due to his resignation from employment effective July 1, 2013. If he had remained employed with Park View Federal through the closing date of the merger, a retention bonus of $180,250 would be payable to Mr. Shiffert on the merger closing date.

        Future Services to F.N.B.    F.N.B. agreed to offer post-merger arrangements to the senior management team of PVF Capital and Park View Federal in order to retain their services for various post-merger matters, including retention of existing Park View Federal customers, assistance in the transition of Park View Federal's business and operations to First National Bank of Pennsylvania, and assistance in the development and execution of First National Bank of Pennsylvania's business strategies in the Cleveland metropolitan area, and otherwise to preserve customer good will and franchise value. The specific post-merger arrangements are to be offered to the executive officers on or before the closing date of the merger and, if accepted, will be effective upon the completion of the merger. None of the PVF Capital officers are obligated to accept a post-merger arrangement with F.N.B., and their execution of one or more agreements for a post-merger arrangement is not a condition to F.N.B.'s obligation to proceed with the closing and completion of the merger. Due to Mr. Shiffert's recent resignation from Park View Federal, as noted above, he will not be offered a post-merger position with F.N.B.

        The following paragraphs describe the post-merger arrangements which F.N.B. will offer the senior management team of PVF Capital and Park View Federal.

        F.N.B. agreed it will offer employment agreements to Messrs. King and Nicholson. Compensation under these employment agreements will be payable on F.N.B.'s regularly scheduled payroll dates. It is anticipated that Mr. King's employment agreement will have a two year term and that Mr. Nicholson's employment agreement will have a one year term. Mr. King's employment agreement will be terminable after one year at his option, and Mr. Nicholson will be able to terminate his employment agreement at any time. However, all compensation for the remainder of the term will be forfeited on termination. The employment agreements also will contain mutually agreed upon non-competition and non-solicitation provisions. If Messrs. King and Nicholson accept their employment agreements, F.N.B. will also grant them restricted stock awards in the amounts set forth in the table below. Vesting of the restricted stock awards will be subject to performance goal objectives that relate to the particular transition services required from them.

        F.N.B. may also offer employment to Ms. Stropkay and Mr. Male, subject to F.N.B.'s customary terms and conditions of employment. In the event they and F.N.B. cannot agree on an employment arrangement, F.N.B. will seek to enter into a non-solicitation agreement with the executive officer.

        The executive officers who accept a post-merger employment relationship with F.N.B. will also be eligible to participate in the compensation and health/welfare benefit programs which are available to similarly situated employees of F.N.B.

        The table below lists the total cash compensation amounts that F.N.B. plans to offer to Messrs. King and Nicholson under the employment agreements, and the amounts of the restricted stock awards to be granted to them if they accept employment with F.N.B. With respect to Ms. Stropkay and Mr. Male, the cash compensation amounts reflect a signing bonus that they would receive in the event they agree to employment with F.N.B. post-closing or, if they and F.N.B. cannot agree on an employment arrangement, such amount would be payable upon the execution of a mutually agreeable non-solicitation agreement. The table below also lists the cash compensation and restricted stock award amount that would be offered to Mr. Shiffert under a one-year employment agreement, if he had remained employed with Park View Federal through the closing date of the merger.

Name	Cash Payments		Restricted Stock Awards
King	$600,000	(1)	$150,000
Nicholson	$180,250		$63,088
Stropkay	$52,500		—
Male	$52,273		—

Shiffert	$180,250		$63,088

(1)
Represents cash compensation of $300,000 annually to be paid over the two-year term of the employment agreement.

Summary of Golden Parachute Arrangements

        None of the named executive officers (namely, Messrs. King, Nicholson, Male and Shiffert) have an employment agreement or a change-in-control agreement with PVF Capital. Pursuant to the merger agreement, PVF Capital agreed to grant the named executive officers retention bonuses that will be payable upon completion of the merger, provided that the officer remains employed with PVF Capital and/or Park View Federal through the closing of the merger.

        The following table sets forth estimates of the aggregate dollar value of the various elements of compensation that are based on or otherwise relate to the merger and that may become payable to each named executive officer of PVF Capital, assuming the following:

  •
  the merger closes on June 27, 2013, the last practicable date prior to the date of these materials;

  •
  Messrs. King, Nicholson and Male remain employed with PVF Capital and/or Park View Federal through the closing of the merger on June 27, 2013;

  •
  Messrs. King and Nicholson enter into employment agreements with F.N.B., effective upon the closing of the merger on June 27, 2013; and

  •
  Mr. Male enters into an employment arrangement or non-solicitation agreement with F.N.B., effective upon the closing of the merger on June 27, 2013.

        Any changes in these assumptions or estimates would affect the amounts shown in the following table. Amounts that Lonnie L. Shiffert would be entitled to receive if he had remained employed with Park View Federal through the closing date of the merger are also shown in the table below. Mr. Shiffert resigned from Park View Federal effective July 1, 2013.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Pension / NQDC(3)	Perquisites / Benefits(4)	Tax Reimbursement(5)	Other	Total(6)
King	$300,000	$539,099	—	—	—	—	$839,099
Nicholson	$180,250	$90,312	—	—	—	—	$270,562
Male	$149,250	$67,962	—	—	—	—	$217,212

Shiffert(7)	$180,250	$90,312	—	—	—	—	$270,562

(1)
Cash Retention Bonus: The amounts in this column reflect the value of the retention bonuses payable to executives to remain employed with PVF Capital and/or Park View Federal through the closing date of the merger. The retention pay agreements are included as a term of the merger agreement and were not put in place by PVF Capital prior to the execution of the merger agreement. Retention bonuses are payable in a single lump sum payment on the date of the closing of the merger and are payable whether or not employment terminates on or after that date.

These amounts do not include the compensation that may be paid to Messrs. King, Nicholson and Male for on-going services pursuant to proposed employment arrangements with F.N.B. which, if accepted by the executive officer, will be entered into on or before the closing of the merger, as described above in "—Interests of PVF Capital's Directors and Officers in the Merger," as such compensation would relate to bona fide post-closing employment arrangements.

(2)
Equity: The amounts in this column reflect the value of the accelerated vesting of the named executive officers' unvested equity awards that would occur at the effective time of the merger. For purposes of calculating the value of the named executive officer's unvested equity awards, the merger is assumed to take place on June 27, 2013. The price per share is based on the average closing market price of PVF Capital common shares over the first five business days following the first public announcement of the transaction on February 19, 2013. Equity awards held by executive officers are not treated any differently than equity awards held by any other employee of PVF Capital.

Pursuant to change in control provisions, PVF Capital's option awards and restricted stock awards will become fully vested as a result of the merger, and are a single trigger benefit arrangement. PVF Capital's stock-only stock appreciation rights awards will become fully vested only upon the executive's termination without cause concurrently with or subsequent to the consummation of the merger, and are a double trigger benefit arrangement.

Name	Options	SOSARs	Restricted Stock Awards	Total
King	$97,895	$84,661	$356,543	$539,099
Nicholson	$40,580	$37,350	$12,382	$90,312
Male	$30,612	$37,350	—	$67,962

Shiffert	$40,580	$37,350	$12,382	$90,312

  The value of restricted stock awards to be granted to Messrs. King and Nicholson if they enter into the proposed employment arrangements described above in "—Interests of PVF Capital's Directors and Officers in the Merger" were excluded because those awards would relate to bona fide post-closing employment arrangements. Also, the amount in this column does not include the warrants to purchase PVF Capital common shares held by Mr. King as Mr. King paid fair value for the warrants, on the same terms and conditions as other investors in the warrants, and the settlement of those warrants is not considered to be compensation to Mr. King.

(3)
Pension/NQDC: No pension or nonqualified deferred compensation arrangements exist with the named executive officers.

(4)
Perquisites/Benefits: There are no contractual agreements to provide perquisites or other personal benefits or property, or health care and welfare benefits to any of the named executive officers.

(5)
Tax Reimbursement: No tax reimbursements are provided to any of the named executive officers.

(6)
Total: The amounts listed in this column represent the total amounts available to each named executive officer.

(7)
Mr. Shiffert resigned from Park View Federal on July 1, 2013, and he will not be eligible to receive any merger-related compensation other than with respect to amounts set forth in the "Equity" column. All of Mr. Shiffert's equity awards, whether single or double trigger, will vest upon completion of the merger. See footnote 2 above for a summary of Mr. Shiffert's equity awards.

        Treatment of Equity Awards.    PVF Capital's executive officers and directors participate in PVF Capital's equity-based compensation plans and hold PVF Capital stock options, restricted stock and stock-only stock appreciation rights granted in accordance with the terms of those plans. As of June 27, 2013, the executive officers of PVF Capital as a group held options to acquire an aggregate of 177,764 PVF Capital common shares. Unless exercised prior to the closing of the merger, the PVF Capital options will be converted into stock options to purchase F.N.B. common stock, the restrictions on all restricted stock will lapse and stock-only stock appreciation rights will be settled in F.N.B. common stock upon completion of the merger. Pursuant to the merger agreement, the exchange ratio is 0.3405 shares of F.N.B. common stock for each PVF Capital common share. For a description of the treatment of PVF Capital options, restricted stock and stock-only-stock appreciation rights in the merger agreement, see "The Merger Agreement—Treatment of PVF Capital Stock Options" beginning on page 77.

        Indemnification and Insurance.    F.N.B. and PVF Capital have agreed in the merger agreement that, from and after the effective time of the merger, F.N.B. will indemnify and hold harmless each present and former director and officer of PVF Capital or any of its subsidiaries against any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, pertaining or relating to the merger agreement or such person's position as a former director or officer of PVF Capital. F.N.B. has also agreed in the merger agreement that, for a period of six years after the effective time of the merger, it will cause the former directors and officers of PVF Capital to be covered by the directors' and officers' insurance policy maintained by PVF Capital or by a policy of at least the same coverage and containing terms no less advantageous to its beneficiaries than PVF Capital's policy.

        Share Ownership of Executive Officers and Directors of PVF Capital and Park View Federal.    As of June 27, 2013 the executive officers and directors of PVF Capital and Park View Federal may be deemed to be the owners of 9,204,719 common shares (including vested stock options and warrants), which represent approximately 34.2% of the outstanding PVF Capital common shares. See the section of this proxy statement/prospectus titled "Other Material Agreements Relating to the Merger—Voting Agreements" beginning on page 94 for information regarding the voting agreements entered into by the directors of PVF Capital.

 Regulatory Approvals Required for the Merger and the Bank Merger

        Completion of the merger between F.N.B. and PVF Capital and the merger between First National Bank of Pennsylvania and Park View Federal are each subject to several federal regulatory agency filings and approvals. The merger and the bank merger cannot be completed unless and until F.N.B. and PVF Capital, on the one hand, and First National Bank of Pennsylvania and Park View Federal, on the other hand, have received all necessary prior approvals, waivers or exemptions from the applicable bank regulatory authorities and any applicable waiting periods have expired.

        Federal Reserve Board.    F.N.B. is a registered financial holding company under the Bank Holding Company Act of 1956, and PVF Capital is a registered savings and loan holding company under the Home Owners' Loan Act. The merger of PVF Capital into F.N.B. is subject to prior approval of the Federal Reserve Board under the Bank Holding Company Act of 1956. Because the merger was not eligible for a waiver of the pre-approval requirement, F.N.B. filed an application with the Federal Reserve Board on May 23, 2013 for approval of the merger. On July 8, 2013, the Federal Reserve Board approved the acquisition by F.N.B. of PVF Capital. Under the Bank Holding Company Act, the Federal Reserve Board will not approve the merger if:

  •
  it would result in a monopoly;

  •
  it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

  •
  it could have the effect in any section of the United States of substantially lessening competition, tending to create a monopoly or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transactions are clearly outweighed by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served.

        In addition, in reviewing a merger under the applicable statutes, the Federal Reserve Board will consider the financial and managerial resources of the companies and any subsidiary banks, and the convenience and needs of the communities to be served as well as the records of the companies in combating money laundering. Among other things, the Federal Reserve Board will evaluate the capital adequacy of the combined company after completion of the merger. The Federal Reserve Board also will take into consideration the extent to which a proposed acquisition, merger or consolidation would result in greater or more concentrated risks to the stability of the United States banking or financial system. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application for the merger, and is authorized to hold a public meeting or other proceedings if it determines that would be appropriate.

        Office of the Comptroller of the Currency.    The merger of Park View Federal with and into First National Bank of Pennsylvania is subject to the prior approval of the Office of the Comptroller of the Currency under the Bank Merger Act. First National Bank of Pennsylvania and Park View Federal filed an Interagency Bank Merger Application for approval of the bank merger with the Office of the Comptroller of the Currency on April 12, 2013 and received approval of the bank merger on July 8, 2013. In reviewing applications under the Bank Merger Act, the Office of the Comptroller of the Currency must consider, among other factors, the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the communities to be served, safety and soundness considerations, the risk to the stability of the United States banking or financial system, the effectiveness of both institutions in combating money laundering, and the risk to the stability of the United States banking or financial system. Specifically, the Office of the Comptroller of the Currency will consider whether the resulting bank and the parent holding company will continue to be well-capitalized and well-managed. In addition, the Office of the Comptroller of the Currency may not approve a merger:

  •
  that will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States;

  •
  if the effect of the merger in any section of the country may be substantially to lessen competition or tend to create a monopoly; or

  •
  if the merger would in any other manner be a restraint of trade,

unless the Office of the Comptroller of the Currency finds that the anticompetitive effects of the merger are clearly outweighed by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served.

        Under the Community Reinvestment Act of 1977, the Office of the Comptroller of the Currency must also take into account the records of performance of Park View Federal and First National Bank of Pennsylvania in meeting the credit needs of their markets, including low and moderate income neighborhoods served by each institution. As part of the merger review process, the federal supervisory agencies may receive comments and protests from community groups and others. Park View Federal and First National Bank of Pennsylvania each received a "Satisfactory" rating in their most recent Community Reinvestment Act evaluations.

        The Office of the Comptroller of the Currency is also authorized to, but generally does not, hold a public hearing or meeting in connection with an application under the Bank Merger Act. A decision by the Office of the Comptroller of the Currency that such a hearing or meeting would be appropriate regarding any application could prolong the period during which the application is subject to review.

        Mergers approved by the Office of the Comptroller of the Currency under the Bank Merger Act, with certain exceptions, may not be consummated until 30 days after the date of approval, during which time the U.S. Department of Justice may challenge the merger on antitrust grounds and may require the divestiture of certain assets and liabilities. With approval of the Office of the Comptroller of the Currency and the Department of Justice, that waiting period may be, and customarily is, reduced to no less than 15 days. There can be no assurance that the Department of Justice will not challenge the merger or, if such a challenge is made, that the result of that challenge will be favorable to F.N.B. and PVF Capital.

        Other Regulatory Approvals.    Notices and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations. On April 30, 2013, Park View Federal filed a notice of intention to convert to, or combine with, a bank with the Office of the Comptroller of the Currency. The notice application was approved on June 16, 2013.

        The approval of a merger application by a regulatory authority only means that the regulatory criteria for approval have been satisfied. The process of obtaining regulatory approval would not include a review of the adequacy of the merger consideration. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Public Trading Markets

        F.N.B. common stock is listed on the NYSE under the symbol "FNB." PVF Capital common shares are traded on NASDAQ under the symbol "PVFC." Upon completion of the merger, PVF Capital common shares will cease to be traded on NASDAQ, and F.N.B. as the surviving company in the merger will cause our common shares to be deregistered under the Exchange Act. F.N.B. will list the F.N.B. common stock issuable pursuant to the merger agreement on the NYSE upon receipt of NYSE approval and subject to official notice of issuance.

        As reported on the NYSE, the closing price per share of F.N.B. common stock on February 15, 2013 was $12.04. As reported by NASDAQ, the closing price per PVF Capital common share on February 15, 2013 was $2.52. Based on the F.N.B. closing price per share on the NYSE and the exchange ratio, the pro forma equivalent per share value of our common shares was $4.10 as of that date. On July 22, 2013, the last practicable day before we printed and mailed this proxy statement/prospectus, the closing price per share of F.N.B. common stock on the NYSE was $13.11, resulting in a pro forma equivalent per share value of our common stock of $4.46 as of that date. On July 22, 2013, the closing price per share of PVF Capital common stock on NASDAQ was $4.39.

Delisting and Deregistration of PVF Capital Common Shares Following the Merger

        If the merger is completed, PVF Capital common shares will be delisted from The NASDAQ Capital Market and will be deregistered under the Securities Exchange Act of 1934.

No Dissenters' Rights

        Dissenters' rights are statutory rights that, if available under law, enable shareholders to dissent from an fundamental corporate change, such as a merger, and to demand that the corporation pay the "fair value" for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the fundamental corporate change. Dissenters' rights are not available in all circumstances, and exceptions to these rights are provided under the Ohio General Corporation Law. As a result of one of these exceptions, holders of PVF Capital common shares will not be entitled to dissenters' appraisal rights in the merger. Ohio law does not make dissenters' rights available when the only consideration to be received in a merger (other than cash in lieu of fractional shares) is shares of common stock that are listed on a national securities exchange and the common shares of the acquired company are also listed on an exchange. Both the NYSE (on which F.N.B. common stock is listed) and The NASDAQ Capital Market (on which PVF Capital common shares are listed) are national securities exchanges.

Litigation Relating to the Merger

        Pending Litigation.    On July 24, 2013, a purported shareholder of PVF Capital filed a putative class action complaint in the U.S. District Court for the Northern District of Ohio, captioned Kugelman v. PVF Capital Corp., et al., Case No. 1:13-cv-01606, and naming as defendants PVF Capital, its board of directors and F.N.B. The plaintiff alleges that the disclosures in this proxy statement are inadequate, and that the director defendants breached their fiduciary duties to PVF Capital by approving the proposed merger and by their involvement in preparing this proxy statement. The plaintiff seeks an injunction barring the defendants from completing the merger; rescission of the merger agreement to the extent already implemented or, in the alternative, an award of rescissory damages; an accounting to plaintiff for all damages caused by the defendants; and an award of the costs and expenses incurred by the plaintiff in the lawsuit, including a reasonable allowance for counsel fees and expert fees. Based on the facts known to date, the defendants believe that the claims asserted in the complaint are without merit.

        Dismissed Litigation.    On March 1, 2013, a purported shareholder of PVF Capital filed a putative class action complaint in the Court of Common Pleas of Cuyahoga County, Ohio, captioned Koziol v. PVF Capital Corp., et al., Case No. CV-13-802355, and naming as defendants PVF Capital, its board of directors and F.N.B. On March 13, 2013, another purported shareholder of PVF Capital filed a derivative and putative class action complaint in the Court of Common Pleas of Cuyahoga County, Ohio, captioned Arvelo v. PVF Capital Corp., et al., Case No. CV-13-802997, and naming as defendants PVF Capital, its board of directors and F.N.B. The plaintiffs in both lawsuits made various, similar allegations against the defendants, including that the proposed merger consideration is inadequate and undervalues the company, that the director defendants breached their fiduciary duties to PVF Capital in approving the proposed merger, and that PVF Capital and F.N.B. aided and abetted those alleged breaches. The plaintiffs in both lawsuits generally sought similar relief, including: an injunction barring the defendants from completing the merger; rescission of the merger agreement to the extent already implemented or, in the alternative, an award of rescissory damages; an accounting to plaintiff for all damages caused by the defendants; and an award of the costs and expenses incurred by the plaintiff in the lawsuit, including a reasonable allowance for counsel fees and expert fees.

        On April 1, 2013, F.N.B. filed a motion to dismiss the Koziol lawsuit, and the court consolidated the Koziol and Arvelo lawsuits at Case No. CV-13-802355.

        On April 2, 2013, a third purported shareholder of PVF Capital filed a putative class action complaint in the Court of Common Pleas of Cuyahoga County, Ohio, captioned Litman v. PVF Capital Corp., et al., Case No. CV-13-804048, and naming as defendants PVF Capital, its board of directors and F.N.B. The Litman plaintiff made various allegations against the defendants, similar to the allegations in the Koziol and Arvelo lawsuits, including that the proposed merger consideration is inadequate and undervalues the company, that the director defendants breached their fiduciary duties to PVF Capital in approving the proposed merger, and that PVF Capital and F.N.B. aided and abetted those alleged breaches. The Litman plaintiff also sought similar relief to the relief requested by plaintiffs in the Koziol and Arvelo lawsuits.

        On April 8, 2013, F.N.B. filed a motion to dismiss the Arvelo lawsuit. On April 10, 2013, the court consolidated the Litman lawsuit with the Koziol and Arvelo lawsuits at Case No. CV-13-802355. On April 12, 2013, F.N.B. filed a motion to dismiss the Litman lawsuit. On April 15, 2013, PVF Capital and the board of directors filed answers to the Koziol, Arvelo and Litman lawsuits and filed a motion for judgment on the pleadings with respect to all three lawsuits.

        On April 29, 2013 and April 30, 2013, before the motions to dismiss were decided for any of the lawsuits, the plaintiffs in each of the Koziol, Arvelo and Litman lawsuits voluntarily dismissed their complaints without prejudice. As of the date of this proxy statement/prospectus, these plaintiffs have not re-filed their lawsuits.

THE MERGER AGREEMENT

        The following section is a summary of the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which we include as Appendix A to this proxy statement/prospectus and incorporate by reference in this proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that may be important to you. We urge you to read the merger agreement carefully and in its entirety.

 The Merger

        The merger agreement provides for the merger of PVF Capital with and into F.N.B. F.N.B. will be the surviving corporation in the merger and will continue its corporate existence as a Florida corporation, and the separate corporate existence of PVF Capital will cease.

        The merger agreement provides that F.N.B. may at any time change the structure of the merger, unless the change would do any of the following: (A) alter the amount or kind of merger consideration to be provided to the PVF Capital common shareholders, (B) adversely affect the U.S. federal income tax consequences to PVF Capital common shareholders or to either party in the merger, or (C) materially impede or delay consummation of the merger.

Merger Consideration

        At the effective time of the merger, each PVF Capital common share that is issued and outstanding immediately prior to the completion of the merger will automatically become the right to receive 0.3405 shares of F.N.B. common stock, which we refer to herein as the exchange ratio. In other words, each PVF Capital shareholder will have the right to receive 0.3405 shares of F.N.B. common stock in exchange for each common share of PVF Capital that he or she owns. However, any common shares held by F.N.B., its subsidiaries or PVF Capital's subsidiaries, and any common shares that PVF Capital holds as treasury shares, will not be converted into shares of F.N.B. common stock and will be cancelled without receipt of any consideration.

        If F.N.B. makes a change in its capitalization before the merger is completed, other than a change relating to a business combination transaction with another bank holding company or financial services company, then F.N.B. will make proportionate adjustments to the exchange ratio of 0.3405 shares of F.N.B. common stock for each common share of PVF Capital.

        Examples of changes in capitalization that would trigger an adjustment are:

  •
  a stock dividend or distribution on F.N.B. common stock with a record date prior to the date of completion of the merger;

  •
  stock splits and reverse stock splits involving F.N.B. common stock; and

  •
  a distribution made on F.N.B. common stock in a security that is convertible into F.N.B. capital stock.

        F.N.B. will not issue any fractional shares of F.N.B. common stock in the merger. For each fractional share that PVF Capital shareholders would otherwise have the right to receive, F.N.B. will pay an amount in cash, without interest, rounded to the nearest cent, equal to the product of the fractional share held by that shareholder multiplied by the average closing price of F.N.B. common stock for the 20 consecutive trading-day period ending on and including the fifth trading day prior to the effective date of the merger. PVF Capital shareholders will not have the right to receive dividends or other rights with respect to those fractional shares.

 Treatment of PVF Capital Stock Options

        Upon completion of the merger, each outstanding stock option to acquire PVF Capital common shares pursuant to PVF Capital's equity-based compensation plans will be converted into an option to purchase a number of shares of F.N.B. common stock (rounded down to the nearest whole share) equal to (A) the number of PVF Capital common shares underlying the stock option immediately prior to the merger multiplied by (B) the exchange ratio. A corresponding adjustment will be made to the exercise price (rounded up to the nearest whole cent) of the stock option by dividing the exercise price as in effect immediately prior to the merger by the exchange ratio. The stock option will otherwise have the same terms and conditions that were in effect immediately before completion of the merger.

Treatment of PVF Capital Share Awards

        Upon completion of the merger, each holder of a PVF Capital share award relating to PVF Capital common shares shall be entitled to receive a number of shares of F.N.B. common stock (rounded down to the nearest whole share) equal to (A) the number of PVF Capital common shares subject to the PVF Capital share award multiplied by (B) the exchange ratio. The share award will remain subject to any restrictions, vesting and other terms and conditions provided in the award agreement and the PVF Capital stock plan relating to the award.

Treatment of PVF Capital Warrants

        Upon completion of the merger, the warrants that PVF Capital had issued as part of an exchange offer to investors who held outstanding trust preferred securities of PVF Capital, will be cancelled, and the holders of those warrants will be entitled to receive a cash amount that will be calculated based on the exchange ratio, the average closing price of F.N.B. common stock as of the closing date of the merger and the exercise price of the warrants. The payment amount should be roughly equal to the amount of cash each warrant holder would be entitled to receive if, immediately before the closing of the merger, the warrant holder had exercised his or her warrant as to all of the shares purchasable under the warrant, and promptly after exercising his or her warrant, sold all of those shares on the open market.

        F.N.B. will pay those cash amounts to the warrant holders upon the completion of the merger, and in any case not later than the fifth business day afterwards. However, F.N.B. has the right to withhold payment until it receives a signed document from the warrant holder confirming that (A) F.N.B.'s obligations to the warrant holder under the warrant will be satisfied in full by F.N.B.'s cash payment to the warrant holder, and that (B) upon the warrant holder's receipt of the cash payment, the warrant will be terminated and none of F.N.B., PVF Capital or the warrant holder will have any further rights or obligations to each other with respect to the warrant. For more information about these warrants, see "Proposal No.1—Proposed to Approve the Merger—Interests of PVF Capital's Directors and Executive Officers in the Merger" on page 66.

Articles of Incorporation and Bylaws of the Surviving Corporation

        The F.N.B. articles of incorporation and the F.N.B. bylaws as in effect immediately prior to the completion of the merger will be the articles of incorporation and the bylaws of the surviving corporation.

Board of Directors and Executive Officers of the Surviving Corporation

        Upon completion of the merger, the board of directors of F.N.B. will constitute the board of directors of the surviving corporation. The executive officers of F.N.B. will continue as the executive officers of the surviving corporation.

 Closing and Effective Time of the Merger

        The closing of the merger will take place at the time and on the date chosen by F.N.B. and PVF Capital, which date will be no later than the fifth business day after all of the closing conditions specified in the merger agreement are satisfied or waived, other than those conditions which by their nature must be satisfied (or waived) at the closing. F.N.B. and PVF Capital may extend the closing date by mutual agreement. The merger will become effective at the time specified in the articles of merger that F.N.B. and PVF Capital file with the Secretary of State of the State of Florida and the Secretary of State of the State of Ohio.

Exchange and Payment Procedures

        Procedures for Common Shares.    As promptly as practicable after the merger is completed, F.N.B. will deposit the merger consideration with the exchange agent, Registrar and Transfer Company. Specifically, the deposit will consist of: (A) book entry shares representing the shares of F.N.B. common stock issuable in exchange for the PVF Capital common shares which will be cancelled in the merger, (B) cash in an amount equal to any dividends or distributions which are payable to PVF Capital shareholders in accordance with the merger agreement, and (C) cash to be paid to PVF Capital shareholders in lieu of fractional shares of F.N.B. common stock.

        As soon as practicable after the merger is completed, the exchange agent will mail each holder of record of PVF Capital common shares a letter of transmittal which contains instructions for surrendering their share certificates. Each holder of a PVF Capital share certificate, who has surrendered his or her share certificate to the exchange agent together with properly signed transmittal materials, will be entitled to receive, for each PVF Capital common share he or she holds, 0.3405 shares of F.N.B. common stock in book entry form and cash in lieu of any fractional shares of F.N.B. common stock to which the holder would otherwise be entitled. F.N.B. will have no obligation to deliver any shares of F.N.B. common stock or any cash in lieu of fractional shares to any PVF Capital shareholder until the shareholder has surrendered the share certificates representing his or her PVF Capital common shares.

        If a stock certificate has been lost, stolen or destroyed, the exchange agent will issue the F.N.B. common stock payable under the merger agreement to the shareholder upon receipt of an affidavit by the shareholder regarding the loss of his or her certificate. F.N.B. or the exchange agent may require the shareholder to post a bond in a reasonable amount as indemnity against any claim that may be made against F.N.B. or the exchange agent with respect to the shareholder's lost, stolen or destroyed PVF Capital share certificate.

        PVF Capital share certificates may be exchanged for shares of F.N.B. common stock and cash in lieu of fractional shares of F.N.B. common stock through the exchange agent for up to 12 months after the completion of the merger. At the end of that period, the exchange agent will return any F.N.B. shares and cash to F.N.B., and holders of PVF Capital stock certificates who did not previously exchange their stock certificates for the merger consideration must apply to F.N.B. for payment of the merger consideration, any cash in lieu of fractional shares of F.N.B. common stock and any unpaid dividends or distributions payable to the shareholder pursuant to the merger agreement. Neither PVF Capital nor F.N.B. will be liable to any former holder of PVF Capital common shares for any merger consideration that is paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

        The exchange agent (or, following the first anniversary of the effective time of the merger, F.N.B.) is entitled to deduct and withhold from any cash amounts payable to any PVF Capital common shareholder any amounts that the exchange agent or F.N.B. is required to deduct and withhold under the Internal Revenue Code, or any state, local or foreign tax law or regulation. Any amounts that

F.N.B. or the exchange agent withhold will be treated as having been paid to the PVF Capital shareholder.

        After the merger is completed, no transfers on the stock transfer books of PVF Capital will be permitted other than to settle transfers of PVF Capital common shares that occurred prior to the effective time of the merger.

        Procedures for PVF Capital Warrants.    F.N.B. will pay the cash amounts due to the warrant holders upon the completion of the merger, and in any case not later than the fifth business day afterwards. However, F.N.B. has the right to withhold payment until it receives a signed document from the warrant holder confirming that (A) F.N.B.'s obligations to the warrant holder under the warrant will be satisfied in full by F.N.B.'s cash payment to the warrant holder, and that (B) upon the warrant holder's receipt of the cash payment, the warrant will be terminated and none of F.N.B., PVF Capital or the warrant holder will have any further rights or obligations to each other with respect to the warrant. For more information about these warrants, see "Proposal No.1—Proposed to Approve the Merger—Interests of PVF Capital's Directors and Executive Officers in the Merger" on page 66 and "—Treatment of PVF Capital Warrants" on page 77 above.

Dividends and Distributions

        Following surrender of their PVF Capital share certificates to the exchange agent, the PVF Capital shareholders will be paid, without interest:

  •
  at the time of surrender, any dividends or distributions declared by PVF Capital on its common shares after February 19, 2013 that have a record date prior to the date on which the merger was completed, and remained unpaid at the time the merger was completed; and

  •
  at the time of surrender, any cash payable in lieu of a fractional share of F.N.B. common stock to which the shareholder is entitled, and any dividends or distributions declared on the F.N.B. common stock with a record date after the date on which the merger was completed, and which became payable before the time of surrender.

        Also, at the appropriate payment date, a PVF shareholder who has properly surrendered his or her PVF Capital share certificates will be paid any dividends or distributions declared on F.N.B. common stock with a record date after the date on which the merger was completed but before the date of surrender.

        PVF Capital has agreed that while the merger is pending, it will not declare or pay any dividend or distribution on its capital stock, other than dividends and distributions from a subsidiary of PVF Capital to PVF Capital or a wholly-owned subsidiary of PVF Capital. However, PVF Capital has not paid or declared a dividend in the last three years and no dividends are expected to be declared or paid by PVF Capital prior to the time the merger is completed.

Bank Merger

        As soon as practicable after the merger of PVF Capital into F.N.B. is completed, Park View Federal will merge with and into First National Bank of Pennsylvania. First National Bank of Pennsylvania will be the surviving entity in the merger and continue its existence as a national bank, and Park View Federal's separate existence will cease. Upon completion of the bank merger, the board of directors of First National Bank of Pennsylvania will constitute the board of directors of the combined bank.

 Representations and Warranties

        The merger agreement contains generally reciprocal and customary representations and warranties of F.N.B. and PVF Capital relating to F.N.B.'s and PVF Capital's businesses. The representations and warranties of PVF Capital and F.N.B. are subject, in some cases, to exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure schedules that PVF Capital and F.N.B. delivered to each other in connection with the merger agreement. The representations and warranties in the merger agreement will not survive the closing date of the merger.

        The representations and warranties that PVF Capital and F.N.B. made to each other relate to, among other things, the following:

  •
  corporate matters, including its due organization, corporate power and authority, and subsidiaries;

  •
  its capitalization;

  •
  its corporate power and authority to enter into the merger agreement, and that no conflicts with, violations of, or defaults under its organizational documents or other obligations, would be caused by entering into the merger agreement and completing the merger;

  •
  the governmental filings and consents, authorizations, approvals and exemptions that are required in order to enter into the merger agreement and complete the merger;

  •
  its timely filing of reports with bank regulatory authorities and other regulatory entities, and the absence of initiated or pending regulatory proceedings or investigations relating to the business or operations of that party or its subsidiaries;

  •
  its filings with the SEC, the conformity of its financial statements with U.S. GAAP, and the maintenance of its and its subsidiaries' books and records in accordance with applicable legal and accounting requirements;

  •
  any investment bankers' fees which it is required to pay in connection with the merger;

  •
  the absence of any material adverse effect (as defined below) affecting it and its subsidiaries;

  •
  legal proceedings;

  •
  tax matters;

  •
  employee benefit plans;

  •
  compliance with applicable laws;

  •
  material contracts;

  •
  agreements with regulatory agencies;

  •
  undisclosed liabilities;

  •
  environmental liabilities;

  •
  the treatment of the merger as a reorganization for tax purposes;

  •
  the loans, delinquent loans and nonperforming and classified loans and investments and other assets which are reflected on its books and records;

  •
  allowances for loan losses;

  •
  fiduciary accounts; and

  •
  insurance.

        PVF Capital made additional representations and warranties regarding:

  •
  real property;

  •
  the receipt of an opinion from its financial advisor;

  •
  the non-applicability of state anti-takeover laws;

  •
  investment securities; and

  •
  intellectual property.

        Certain representations and warranties of F.N.B. and PVF Capital are qualified as to "materiality" or "material adverse effect." A "material adverse effect," when used in reference to F.N.B. or PVF Capital, means any event, circumstance, development, change or effect that alone or in the aggregate with other events, circumstances, developments, changes or effects (1) is materially adverse to the business, results of operations or financial condition of that party and its subsidiaries taken as a whole, or (2) materially delays or impairs the ability of that party to complete the merger on a timely basis.

        In determining whether a material adverse effect has occurred with respect to the business, results of operations or financial condition of a party and its subsidiaries, we will disregard any effects resulting from:

  •
  changes in U.S. generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally;

  •
  changes in laws, rules or regulations of general applicability, or their interpretation by courts or any governmental entity;

  •
  actions or omissions of that party taken at the request of, or with the prior written consent of, the other party or as required under the merger agreement;

  •
  changes, events or developments in the national or world economy or financial or securities markets generally, general economic conditions, or other changes, events or developments that affect banks or their holding companies generally, except for changes that have a materially disproportionate adverse effect on that party relative to other similarly situated participants in the same markets or industries;

  •
  the completion or public disclosure of the merger, including the resignation of employees, or any impact on the business, customer relations, condition or results of operations of that party;

  •
  any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any associated armed hostilities, and any national or international calamity, disaster or emergency;

  •
  any changes in interest rates or foreign currency rates;

  •
  any claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding or order which challenges, seeks to prevent, enjoins, alters or delays, or seeks damages as a result of, or in connection with, the merger;

  •
  any failure by that party to meet any published (whether by that party or a third party research analyst) or internally prepared estimates of revenues or earnings;

  •
  a decline in the price, or a change in the trading volume of, that party's common stock on NASDAQ or the NYSE, as applicable; and

  •
  any matter which the party already disclosed in reasonable detail in the disclosure schedules it delivered to the other party pursuant to the merger agreement or in its SEC filings, as long as the disclosed matter has not worsened in a materially adverse manner.

        This summary and the copy of the merger agreement attached to this document as Appendix A are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The merger agreement contains representations and warranties by F.N.B. and PVF Capital, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement, and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that those representations, warranties and covenants, and any descriptions of those provisions, were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of F.N.B., PVF Capital or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, and those subsequent developments may or may not be fully reflected in F.N.B.'s and PVF Capital's public disclosures. For the foregoing reasons, the representations, warranties and covenants, and any descriptions of those provisions, should not be read alone. They should be read in conjunction with the other information contained in the reports, statements and filings that F.N.B. and PVF Capital publicly file with the SEC. For more information regarding these documents, see the section entitled "Where You Can Find More Information" beginning on page 165.

Covenants and Agreements

        F.N.B. and PVF Capital agreed to certain customary covenants that place restrictions on them and their respective subsidiaries until the merger is completed. For example, F.N.B. and PVF Capital agreed to:

  •
  continue to conduct their businesses and that of their subsidiaries in the ordinary course of business in all material respects;

  •
  use their reasonable best efforts to maintain and preserve intact their respective business organizations, employees and advantageous business relationships and retain the services of their key officers and other key employees; and

  •
  refrain from taking any action that would reasonably be expected to prevent or materially impede or delay the obtaining of, or materially adversely affect either party's ability (A) to obtain expeditiously, any required approvals from any regulatory agency, governmental entity or other person or entity, (B) to perform its covenants and agreements under the merger agreement, or (C) to complete the merger.

        PVF Capital also agreed to provide F.N.B. with regular updates and other information about its lending operations, such as:

  •
  copies of materials presented at meetings of the loan committee of the board of directors of Park View Federal, and minutes of their meetings;

  •
  a quarterly update of reserves and other allowances for loan losses;

  •
  notification if a state or federal bank regulatory agency determines that PVF Capital or its subsidiaries are not in compliance with accounting or regulatory requirements for establishing reserves or accounting for delinquent and classified assets, or that their reserves are inadequate or inconsistent with their historical loss experience;

  •
  an update of all extensions of credit and "other real estate owned" that have been classified as a credit risk (i.e., other loans specifically mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans, and other words of similar import) by PVF Capital, one of its subsidiaries or a state or federal bank regulatory agency; and

  •
  underwriting materials and documentation for each Small Business Administration loan in excess of $500,000.

        PVF Capital further agreed that, except with F.N.B.'s prior written consent, or as the merger agreement otherwise permits, it will not undertake or permit its subsidiaries to undertake any of the following actions:

  •
  declare, set aside or pay any dividends or make any other distributions on any shares of the capital stock of PVF Capital, except for dividends and distributions from a subsidiary of PVF Capital to either PVF Capital or a wholly-owned subsidiary of PVF Capital;

  •
  split, combine or reclassify any capital stock, or issue, or authorize the issuance of, any other securities in respect of, in lieu of, or in substitution for, shares of the capital stock of PVF Capital, except upon exercise of outstanding stock options or pursuant to existing agreements or arrangements;

  •
  purchase, redeem or otherwise acquire any shares of capital stock of PVF Capital or any securities of PVF Capital subsidiaries, or any rights, warrants or options to acquire those securities (except to satisfy tax obligations upon settlement of a share award or exercise of a stock option);

  •
  grant any stock options, restricted stock awards, performance stock awards, restricted stock units, or other equity or equity-based awards with respect to PVF Capital common shares, except as required by an existing contract, plan or arrangement or policy or as agreed to by F.N.B. and PVF Capital;

  •
  grant any person or entity any right to acquire any shares of the capital stock of PVF Capital or issue any additional shares of capital stock or any other securities, except that PVF Capital is free to issue its common shares to settle the exercise of PVF Capital stock options or warrants to purchase PVF Capital common shares;

  •
  amend its articles of incorporation or code of regulations;

  •
  acquire, or agree to acquire, by merging or consolidating with, or by purchasing any assets or equity securities of, any business or other person or entity, except that PVF may purchase inventory or other similar assets in the ordinary course of business consistent with past practice that do not exceed $100,000 in the aggregate;

  •
  open, acquire, close or sell any bank branches;

  •
  sell, lease, license, mortgage or otherwise encumber or dispose of any of PVF Capital's properties or assets unless the transaction is in the ordinary course of business consistent with past practice and, together with other similar transactions, does not exceed $100,000 in the aggregate;

  •
  incur any indebtedness for borrowed money, issue debt securities or assume or guarantee the obligations of any person or entity (other than PVF Capital's or its subsidiaries' own obligations), except for:

  •
  borrowings with a maturity of no more than 30 days (or 90 days in the case of repurchase agreements) under existing credit facilities;

  •
  renewals, extensions or replacements of those existing credit facilities if (1) they were incurred in the ordinary course of business consistent with past practice, (2) they do not increase the aggregate amount available under the credit facilities, (3) they do not provide for termination fees or pre-payment penalties, (4) they do not contain new provisions limiting PVF Capital's and its subsidiaries' and successors' ability to terminate or pre-pay those facilities, and (5) they do not contain financial terms which are less advantageous than the existing credit facilities;

  •
  ordinary advances and reimbursements to employees and endorsements of banking instruments that were made in the ordinary course of business consistent with past practice;

  •
  make any capital contributions to, or investments in, any person or entity other than PVF Capital's own wholly-owned subsidiaries;

  •
  change in any material respect PVF Capital's accounting methods, except to conform to changes in tax law requirements, U.S. GAAP or regulatory accounting principles or as required by its independent auditors or regulatory agencies;

  •
  change in any material respect PVF Capital's underwriting, operating, investment, risk management or other similar policies, except as required by applicable law, regulatory policies, regulatory agencies or governmental entities;

  •
  make, change or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or surrender any right to a refund of a material amount of taxes;

  •
  terminate or waive any material provision of any material contract or obligation;

  •
  enter into or renew any agreement, including any bank owned life insurance policies, except for:

  •
  agreements which may be terminated on notice of 60 days or less without payment of any termination fee or other amount, and which involve less than $60,000 annually; and

  •
  any loan which PVF Capital and its subsidiaries otherwise would be permitted to make, renew or modify under the merger agreement;

  •
  incur any capital expenditure in excess of $50,000 individually or $100,000 in the aggregate;

  •
  except as required by existing agreements, alter in any material respect any material interest in any business entity in which PVF Capital holds any ownership interest, other than an interest arising by foreclosure, settlement in lieu of foreclosure or troubled debt restructuring in the ordinary course of business consistent with past practice;

  •
  agree or consent to any material agreement or material modifications of an existing agreement between PVF Capital and any regulatory authority or governmental entity, except as required by law or regulation;

  •
  pay, discharge or settle any claim, action, litigation, arbitration, proceeding or investigation, other than a payment or settlement in the ordinary course of business consistent with past practices that involves solely money damages in an amount not in excess of $75,000 individually or $150,000 in the aggregate;

  •
  issue any broadly distributed communication of a general nature to employees or customers, except for communications in the ordinary course of business that do not relate to the merger or the merger agreement;

  •
  take any action or knowingly fail to take any action that could be reasonably expected to prevent the merger from qualifying as a reorganization for U.S. federal income tax purposes;

  •
  take any action that would be reasonably expected to materially impede or delay the ability of the parties to obtain any necessary approvals of any regulatory agency or any other governmental entity required for the merger;

  •
  take any action that is intended to or is reasonably likely to result in:

  •
  any of PVF Capital's representations or warranties in the merger agreement being or becoming untrue in any material respect at any time prior to the effective date of the merger;

  •
  any of the conditions precedent to the closing not being satisfied; or

  •
  a violation of any provision of the merger agreement;

  •
  make, renew or otherwise modify any loan, loan commitment or other extension of credit described below, if F.N.B. objected to it within three business days after receiving notice from PVF Capital that it or one of its subsidiaries desired to take that action:

  •
  loans classified as "doubtful" or "loss" on PVF Capital's books;

  •
  loans in an amount in excess of $350,000 and classified as "special mention" or "substandard";

  •
  loans in which the borrower would be indebted to Park View Federal for more than $200,000 on an unsecured or undersecured basis;

  •
  fully-secured loans in which the borrower would be indebted to Park View Federal for more than $2,000,000, unless secured by a first mortgage on single-family owner-occupied real estate;

  •
  loans secured by an owner-occupied, 1 - 4 single family residence with a principal balance of more than $750,000;

  •
  loans for the construction of infrastructure or related improvements or any other land or land development-type loan with a principal balance of more than $750,000; and

  •
  Small Business Administration loans in an amount equal to or greater than $2,000,000;

  •
  Small Business Administration loans in an amount equal to or greater than $500,000, if the total amount of all Small Business Administration loans is equal to or greater than $20,000,000 at that time, or would be equal to or greater than $20,000,000 immediately after the loan is made; and

  •
  any loan that does not conform with Park View Federal's credit policy manual;

  •
  acquire any new loan participation or loan servicing rights (except with respect to a Small Business Administration loan or residential loan originated by Park View Federal);

  •
  originate, participate or purchase any new loan that is serviced by a third party or is outside of PVF Capital's primary market areas in the Cuyahoga, Summit, Medina, Lorain, Lake, Portage and Geauga Counties of Ohio, unless the loan is a Small Business Administration loan that is within the agreed upon market areas for Small Business Administration loans or a saleable residential mortgage loan;

  •
  enter into, amend or renew any employment, consulting, severance or similar agreements or arrangements with any directors, officers or employees of PVF Capital or its subsidiaries, or grant any wage or salary increase or increase any employee benefits (including by means of an incentive or bonus payment or contribution to a deferred compensation plan), make any grants of awards to newly-hired employees or accelerate the vesting of any unvested stock options or stock awards, except that PVF Capital may:

  •
  give merit increases to employees who would normally be eligible for a merit increase during the period from February 19, 2013 through the closing date of the merger, as long as the total amount of all merit increases does not exceed, in the aggregate, 2.5% of annual compensation;

  •
  pay bonuses as long as they are paid in accordance with PVF Capital's short-term incentive plan and have been accrued according to PVF Capital's customary and normal practices, and the total amount of all bonuses paid does not exceed a budget pool of $1,200,000;

  •
  make changes to comply with applicable law, as long as PVF Capital has given prior notice of the change to F.N.B.; and

  •
  pay retention bonuses to persons and in amounts that are approved by F.N.B. in consultation with PVF Capital;

  •
  hire or promote any employee, except that PVF Capital may hire a new employee in the following situations:

  •
  to satisfy the contractual obligations or fill the vacancies which are listed in a schedule to the merger agreement; or

  •
  to fill vacancies which arise after the date of the merger agreement, as long as the new hire is compensated at a comparable level (with total salary and incentive compensation not to exceed $50,000) and is employed on an "at will" basis;

  •
  engage in any new loan transaction with any of PVF Capital's officers or directors or any other related party;

  •
  purchase any equity securities or any debt securities, other than debt securities that will mature in three years or less and have a quality rating of "AAA" by either Standard & Poor's Rating Services or Moody's Investor Services for corporate bonds;

  •
  convert PVF Capital's data processing and related information and/or accounting systems;

  •
  sell, assign, transfer, pledge or otherwise dispose of assets having a book or market value, whichever is greater, that is more than $100,000 in the aggregate, other than:

  •
  pledges or liens to secure any of the following: government deposits or advances from the Federal Home Loan Bank or the Federal Reserve Board, payment of taxes, assessments and similar charges not yet due and payable, payment of deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts consistent with past practices, or the collection and processing of checks and drafts of letters of credit consistent with customary banking practices or the exercise of trust powers;

  •
  sales of assets received in satisfaction of debts previously contracted for in the ordinary course of banking business; and

  •
  issuances of loans, sales of previously purchased government-guaranteed loans or transactions in the investment securities portfolio by PVF Capital or one of its subsidiaries or repurchase agreements made in the ordinary course of banking business; or

  •
  agree to take, make any commitment to take or adopt any board of directors' resolutions in support of any of the prohibited actions listed above.

        Nevertheless, F.N.B. agreed that PVF Capital may freely continue certain lending activities in the ordinary course of its business. Specifically, PVF Capital may freely sell, assign, transfer, pledge or otherwise dispose of:

  •
  the guaranteed portion of any Small Business Administration loan;

  •
  saleable residential mortgage loans of $750,000 or less, in the aggregate;

  •
  any "other real estate owned" (OREO) asset, classified loan or other asset if it is sold at a price equal to or greater than 90% of the book value of that asset; and

  •
  any classified loan or asset of $350,000 or less, in the aggregate.

F.N.B. agreed that until completion of the merger, except with PVF Capital's prior written consent or as the merger agreement otherwise permits, F.N.B. will not undertake or permit its subsidiaries to undertake any of the following actions:

  •
  amend or repeal its articles of incorporation or its bylaws, other than amendments that would not be adverse to PVF Capital or its shareholders or impede F.N.B.'s ability to complete the merger;

  •
  take any action, or knowingly fail to take any action, that would be reasonably expected to prevent the merger from qualifying as a reorganization for U.S. federal income tax purposes;

  •
  take any action that is intended, or is reasonably likely, to result in:

  •
  any of F.N.B.'s representations or warranties in the merger agreement being or becoming untrue in any material respect;

  •
  any of the conditions precedent to the closing not being satisfied; or

  •
  a violation of any provision of the merger agreement;

  •
  make any material investment in another person or entity that would be reasonably expected to prevent or materially impede or delay the completion of the merger;

  •
  take any action that would be reasonably expected to materially impede or delay the ability of either party in obtaining any governmental or regulatory approvals required to complete the merger; or

  •
  agree to take, or make any commitment to take, or adopt any board of directors' resolutions in support of any of the prohibited actions listed above.

Regulatory Matters

        F.N.B. agreed to prepare and file with the SEC, as soon as practicable, a registration statement on Form S-4, of which this proxy statement/prospectus is a part. PVF Capital is responsible for preparing and furnishing information about itself and its directors, officers and shareholders to F.N.B. to include in the registration statement, and for obtaining any needed opinions and consents from its financial advisor and independent auditor. F.N.B. and PVF Capital will use their commercially reasonable efforts to have the registration statement declared effective under the Securities Act of 1933. PVF Capital agreed that it will promptly mail the proxy statement/prospectus to its shareholders at its own expense once the registration statement is declared effective.

        F.N.B. and PVF Capital agreed to cooperate with each other and use their reasonable best efforts to prepare and file all documentation, applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities as may be necessary or advisable to complete the merger. F.N.B. and PVF Capital will consult with each other to obtain all permits, consents, approvals and authorizations from third parties, regulatory agencies and governmental entities and will keep each other apprised as to the status of matters relating to the completion of the merger. However, F.N.B. is not obligated to take any action or accept any restriction as a condition to issuance of regulatory approval if the restriction would be reasonably expected to have a material adverse effect on F.N.B. (after giving effect to the merger). We refer to that type of action or restriction as a "materially burdensome regulatory condition."

Access to Information

        F.N.B. and PVF Capital each agreed that upon reasonable notice and subject to applicable laws relating to the exchange of information, they will provide the other party (and its officers, employees, accountants, counsel and other representatives) reasonable access during normal business hours to all properties, books, contracts, records and personnel as may be reasonably requested.

Shareholder Approval

        PVF Capital agreed to hold a meeting of its shareholders for the purpose of obtaining the necessary shareholder vote to adopt the merger agreement and approve the merger as soon as it is reasonably practicable. In addition, PVF Capital's board of directors agreed (subject to exercise of its fiduciary duties if PVF Capital receives a superior proposal, as discussed later in this summary) to recommend to the shareholders of PVF Capital that they vote in favor of the merger and the merger agreement.

NYSE Approval

        F.N.B. is required to cause the shares of F.N.B. common stock that will be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time of the merger.

Employee Benefit Plans

        F.N.B. agreed it will take all reasonable action, as soon as administratively practicable after the merger is completed, to allow employees of PVF Capital and its subsidiaries to participate in each F.N.B. employee benefit plan of general applicability to the same extent as similarly situated F.N.B. employees. This obligation does not extend to F.N.B.'s defined benefit pension plan or any other plan frozen to new participants.

        To determine the eligibility of the employees of PVF Capital and its subsidiaries to participate in F.N.B. benefit plans, and the vesting of their benefits under F.N.B.'s plans, F.N.B. will credit PVF Capital employees for their length of service with PVF Capital and its subsidiaries, unless recognition of the service credit would result in duplication of benefits.

        F.N.B. will cause its medical, dental and health plans to:

  •
  waive any pre-existing condition limitation if those conditions otherwise would be covered under the relevant medical, health and dental plans of F.N.B.; and

  •
  waive any waiting period limitation or evidence of insurability requirement if the employee already satisfied a similar limitation or requirement under the corresponding PVF Capital plan that he or she participated in prior to the merger.

        PVF Capital agreed to terminate the Park View Federal Savings Bank 401(k) Plan immediately before the merger is completed. PVF Capital also agreed to freeze or terminate any of its other benefit plans as requested by F.N.B. in a timely manner.

        F.N.B. agreed to honor the obligations of PVF Capital and its subsidiaries to their current and former employees and directors under the PVF Capital benefit plans that F.N.B. continues to maintain.

Other Employee Matters

        F.N.B. agreed to offer employment, consulting or non-solicitation agreements to the senior management team of PVF Capital and Park View Federal before the closing date of the merger. The senior management team consisted of the following officers at that time:

  •
  Robert J. King, Jr., President and Chief Executive Officer of PVF Capital and Park View Federal

  •
  James H. Nicholson, Executive Vice President and Chief Financial Officer of PVF Capital and Park View Federal

  •
  Jeffrey N. Male, Vice President and Secretary of PVF Capital and Executive Vice President and Chief Residential Lending Officer of Park View Federal

  •
  Lonnie L. Shiffert, Executive Vice President of Corporate Banking of Park View Federal

  •
  Mary Ann Stropkay, Senior Vice President and Chief Credit Officer of Park View Federal

        In addition, PVF Capital agreed it will pay retention bonuses to these executive officers on the closing date, as long as they remained employed with PVF Capital and/or Park View Federal through the closing date. For more information about these arrangements, see "Proposal No. 1—Proposal to Approve the Merger—Interests of PVF Capital's Directors and Executive Officers in the Merger" on page 66. However, due to Mr. Shiffert's resignation from Park View Federal as of July 1, 2013, he will not be eligible for a retention bonus from PVF Capital and he will not be offered employment or any other post-merger arrangement with F.N.B.

Indemnification and Insurance

        F.N.B. agreed it will provide indemnity and defense to current and former directors and officers of PVF Capital and its subsidiaries, and to persons who served in any capacity (e.g., director, officer, employee) at another entity at the request of PVF Capital or its subsidiaries after the merger is completed and PVF Capital no longer exists. Specifically, if any claim, suit, proceeding or investigation is initiated or threatened against any of those persons because of his or her service to PVF Capital, its subsidiaries or another entity at the request of PVF Capital or its subsidiaries, or the claim, suit, proceeding or investigation relates to the merger agreement, F.N.B. will indemnify and defend those persons to the fullest extent currently provided under applicable law and the articles of incorporation and code of regulations of PVF Capital. F.N.B. agreed it will honor this obligation, regardless of whether the claim, suit, proceeding or investigation arises before or after the completion of the merger.

        F.N.B. also agreed to purchase and maintain directors' and officers' liability insurance and fiduciary liability insurance that covers the persons who are currently covered by PVF Capital's directors' and officer's liability insurance and fiduciary liability insurance policies. The insurance coverage to be purchased by F.N.B. shall cover acts or omissions that may occur at or before the completion of the merger. F.N.B. is required to maintain this insurance coverage for six years following the completion of the merger. PVF Capital is responsible for the initial cost of purchasing the insurance and F.N.B. is responsible for the cost of maintaining it. However, F.N.B. is not required to pay annual premiums in excess of 150% of the annual premium currently paid by PVF Capital for that insurance. If F.N.B. is unable to maintain PVF Capital's existing policies or obtain a substitute policy for that amount, F.N.B.

will use its commercially reasonable best efforts to obtain the most advantageous coverage available for such amount.

Agreement Not to Solicit Other Offers

        As an incentive for F.N.B. to enter into the merger agreement, PVF Capital agreed not to solicit competing offers. Specifically, PVF Capital agreed:

  •
  that it will cease any discussions or negotiations regarding other acquisition proposals (as defined below);

  •
  that it will notify F.N.B. within 24 hours if it receives another acquisition proposal, and that it will provide F.N.B. with a description of the acquisition proposal and the third party who is making the proposal; and

  •
  that it and its officers, directors, employees, agents and representatives will not, directly or indirectly:

  •
  initiate, solicit, encourage or facilitate another party to make an acquisition proposal;

  •
  enter into or participate in any discussions or negotiations with, or furnish any information to another party regarding an acquisition proposal; or

  •
  approve, recommend or enter into a letter of intent, agreement or other commitment regarding an acquisition proposal from another party.

        As used in the merger agreement, an "acquisition proposal" means any inquiry, proposal, offer, regulatory filing or other disclosure of an intention to:

  •
  directly or indirectly acquire a substantial (i.e., 20% or more) portion of PVF Capital's and its subsidiaries' net revenues, net income or net assets, taken as a whole;

  •
  directly or indirectly acquire PVF Capital common shares as a result of which the acquirer becomes the owner of 10% or more of PVF Capital common shares;

  •
  conduct a tender offer or exchange offer that would result in any person beneficially owning 10% or more of any class of capital stock of PVF Capital; or

  •
  conduct a merger, consolidation, business combination, recapitalization, liquidation or dissolution involving PVF Capital, other than the proposed merger with F.N.B.

        However, the merger agreement allows PVF Capital to consider and participate in discussions and negotiations with respect to an acquisition proposal from another party if:

  •
  the acquisition proposal is a superior proposal (as defined below);

  •
  the PVF Capital board of directors concluded in good faith, after consultation with its outside legal counsel, that failure to do so would reasonably be likely to cause the PVF Capital board of directors to violate its fiduciary duties;

  •
  at least 48 hours before providing any information to or entering into any discussions or negotiations with the party that made the superior proposal, PVF Capital notified F.N.B. in writing of the party's name and the material terms and conditions of the superior proposal; and

  •
  PVF Capital entered into a confidentiality agreement with the party that made the superior proposal before providing it with any information or data about PVF Capital, and the confidentiality agreement contains confidentiality terms that are no less favorable to PVF Capital than those contained in its confidentiality agreement with F.N.B.

        "Superior proposal" means any bona fide, unsolicited written acquisition proposal made by a third party to acquire more than 50% of the outstanding PVF Capital common shares or all or substantially all of PVF Capital's consolidated assets. In addition, to qualify as a superior proposal, the PVF Capital board of directors must determine in good faith that:

  •
  the proposal contains terms that are more favorable to us than the terms of the proposed merger with F.N.B.;

  •
  the party making the proposal has financing that is fully committed or available to it, if financing is needed to complete the transaction; and

  •
  the transaction described by the proposal is reasonably capable of being completed.

        The board of directors' determination that an acquisition proposal qualifies as a superior proposal must be based on its consultations with its financial advisor and outside legal counsel and must take into account a number of factors, including all legal, financial, regulatory and other aspects of the proposal and the party offering the proposal, any termination fees, expense reimbursement provisions and conditions to consummation.

        In any case, the merger agreement allows the PVF Capital board of directors to withdraw or qualify its recommendation of the merger in a manner adverse to F.N.B., or condition or refuse to recommend the merger with F.N.B. if it concludes in good faith, after consultation with its outside legal counsel and financial advisors, that failure to do so could reasonably be expected to breach the directors' fiduciary duties under applicable law.

        Even if the PVF Capital board of directors withdraw or qualify their recommendation of the merger with F.N.B., PVF Capital is required to submit the merger agreement to a vote of its shareholders at a meeting called for that purpose. If this happens, the board of directors may submit the merger agreement to the shareholders without recommendation and communicate the reason(s) for its lack of recommendation. Until the merger agreement is terminated, the only acquisition proposal PVF Capital may submit to its shareholders is the merger with F.N.B.

Conditions to Completion of the Merger

        The merger agreement contains a number of closing conditions. PVF Capital and F.N.B. are required to complete the merger only if those conditions are satisfied or, in the alternative (and if legally permissible), the requirement to satisfy the condition is waived by the other party.

        The following closing conditions apply to both PVF Capital and F.N.B. In other words, neither party is required to complete the merger unless the conditions listed below are satisfied (or waived).

  •
  the PVF Capital common shareholders have adopted the merger agreement and approved the merger by the requisite vote;

  •
  the shares of F.N.B. common stock to be issued in the merger have been approved for listing on the NYSE;

  •
  all governmental and other approvals, registrations and consents that the parties are required to obtain to complete the merger have been received (and, in addition, for F.N.B. to be required to complete the merger, none of the regulatory approvals will have resulted in a materially burdensome regulatory condition);

  •
  the registration statement for the F.N.B. common stock to be issued in the merger has been declared effective under the Securities Act and no stop order or proceedings for issuance of a stop order have been initiated or threatened by the SEC; and

  •
  no law, statute or regulation, or judgment, decree, injunction or order from a court or other governmental entity is in effect that prevents, prohibits or makes illegal the completion of the merger.

        In addition, PVF Capital and F.N.B. each have their own separate closing conditions, some of which depend on the other party's performance to be satisfied:

  •
  the representations and warranties in the merger agreement from the other party are true and correct both as of the date of the merger agreement and as of the closing date (or, if another date is specified in the representation and warranty, as of that other date); however, in the case of most of the representations and warranties, one or more inaccuracies will not cause a failure of the closing condition if the inaccuracies would not be reasonably likely to result in a material adverse effect on the party who made the representation and warranty; and

  •
  the other party has performed all of its obligations under the merger agreement in all material respects; and

  •
  the party has received a legal opinion from its outside counsel that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        Neither party can provide assurance as to when, or if, all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither party has any reason to believe that those conditions will not be satisfied.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time before the closing by mutual consent of F.N.B. and PVF Capital. Also, either party, acting alone, has the right to terminate the merger agreement in any of the following circumstances:

  •
  the approval of a governmental entity, which is required for completion of the merger, was denied by final and non-appealable action, unless the denial was due to the failure of the terminating party to perform its obligations under the merger agreement;

  •
  the merger was not completed by December 31, 2013, unless the failure to complete the merger by that date was due to the failure of the terminating party to perform its obligations under the merger agreement;

  •
  the other party breached the merger agreement to such a degree that the closing conditions cannot be satisfied, and the breach cannot or has not been cured by the earlier of December 31, 2013, or the 30th day after written notice of the breach was given; or

  •
  PVF Capital held a shareholder's meeting but did not obtain the requisite shareholder vote to adopt the merger agreement and approve the merger, except that PVF Capital is not allowed to exercise this termination right if it materially breached its obligation to call a shareholders' meeting for that purpose as soon as reasonably practicable after the registration statement on Form S-4 containing this proxy statement/prospectus was declared effective by the SEC, or if the PVF Capital board of directors failed to recommend that the shareholders adopt the merger agreement and approve the merger, or failed to include that recommendation in its proxy statement to the shareholders.

        In addition to the termination rights above, F.N.B. may terminate the merger agreement at any time before the special meeting of PVF Capital shareholders if:

  •
  PVF Capital breached its agreement not to solicit other acquisition proposals in a manner materially adverse to F.N.B.;

  •
  the PVF Capital board of directors failed to recommend the merger agreement and the merger to the shareholders, or changed, withdrew, modified, qualified or conditioned its recommendation of the merger in a manner adverse to F.N.B.;

  •
  the PVF Capital board of directors recommended approval of another acquisition proposal; or

  •
  PVF Capital failed to convene and hold the special meeting of shareholders to vote on the proposal to adopt the merger agreement and approve the merger.

        In addition to the termination rights above, PVF Capital may terminate the merger agreement in order to enter into an unsolicited acquisition proposal that its board of directors has concluded in good faith, in consultation with its legal and financial advisors, is a superior proposal, as long as PVF Capital is otherwise in compliance with the merger agreement, and has paid F.N.B. the termination fee described below.

Amendment of the Merger Agreement; Waiver

        The parties may amend the merger agreement by a written agreement authorized by each of their boards of directors, and either party may waive a requirement for the other party to comply with any provision in the merger agreement. However, once PVF Capital's shareholders have approved the merger, the merger agreement may not be amended except as permitted under applicable law, and any waiver that changes the form or amount of the merger consideration will require the approval of PVF Capital's shareholders.

Termination Fee

        If the merger agreement is terminated under any of the circumstances described below, PVF Capital must pay F.N.B. a termination fee of $4.0 million.

  •
  F.N.B. terminated the merger agreement before the special meeting of PVF Capital shareholders for any of the following reasons: (A) the PVF Capital board of directors failed to recommend the merger agreement and the merger to the shareholders, or the board changed, withdrew, modified, qualified or conditioned its recommendation of the merger agreement and the merger in a manner adverse to F.N.B.; (B) PVF Capital solicited another acquisition proposal in a manner materially adverse to F.N.B.; (C) the PVF Capital board of directors recommended approval of another acquisition proposal; or (D) PVF Capital failed to convene and hold the special meeting of its shareholders to adopt the merger agreement and approve the merger;

  •
  PVF Capital terminated the merger agreement in order to enter into an unsolicited acquisition proposal that the PVF Capital board of directors concluded was a superior proposal;

  •
  the merger agreement was terminated by either party for any reason permitted under the merger agreement after a tender offer or exchange offer for 25% or more of PVF Capital's common shares was initiated, and PVF Capital did not send its shareholders, within 10 days after the commencement of the offer, a statement that its board of directors recommends the rejection of the tender offer or exchange offer; or

  •
  at a time when another acquisition proposal was being offered to or pending with PVF Capital, F.N.B. terminated the merger agreement for any of the reasons given below, and within 12 months after termination, PVF Capital was acquired by another party (whether by merger, an acquisition of substantially all of PVF Capital's assets, or an acquisition of more than 50% of the outstanding PVF Capital common shares).

  •
  the closing conditions which depend on the accuracy of PVF Capital's representations and warranties or PVF Capital's performance of its obligations under the merger agreement could not be satisfied due to a breach by PVF Capital;

    •
    the merger did not occur before December 31, 2013; or

    •
    the requisite shareholder vote to approve the merger was not obtained at the special meeting called for that purpose, or any adjournment or postponement of that meeting.

        In addition, if a party breaches any of its representations and warranties or performance obligations to a degree that would prevent a closing condition from being satisfied, and the other party terminates the merger agreement as a result, the breaching party must pay the out-of-pocket expenses incurred by the terminating party in connection with the merger (including fees of legal counsel, financial advisors and accountants), up to a maximum amount of $500,000. However, if PVF Capital becomes liable for payment of the termination fee, it will not also be liable for the payment of F.N.B.'s out-of-pocket expenses.

Expenses

        In general, F.N.B. and PVF Capital each are responsible for the expenses which it incurs in connection with the negotiation and completion of the merger agreement. However, the SEC registration fee associated with filing the Form S-4 registration statement and the costs and expenses of printing this proxy statement/prospectus will be shared equally by the parties.

OTHER MATERIAL AGREEMENTS RELATING TO THE MERGER

Voting Agreements

        The following description of the voting agreements is subject to, and qualified in its entirety by reference to, the form of voting agreement, which we include as Appendix B to this proxy statement/prospectus and incorporate by reference in this proxy statement/prospectus. We urge you to read the form of voting agreement carefully and in its entirety.

        In connection with the merger agreement, F.N.B. entered into voting agreements with Steven A. Calabrese, Frederick D. DiSanto, Umberto P. Fedeli, Mark D. Grossi, Richard R. Hollington, III, Robert J. King, Jr. and Stuart D. Neidus, who all currently serve as a director of PVF Capital, and Marty E. Adams, who resigned as director effective February 26, 2013. In the voting agreements, each of these shareholders has agreed to vote all of his PVF Capital common shares in favor of adoption of the merger agreement and approval of the merger.

        In addition, except under limited circumstances, these shareholders also agreed not to sell, assign, transfer or otherwise dispose of or encumber their PVF Capital common shares prior to the record date for the special meeting of the PVF Capital shareholders called for the purpose of voting on the adoption of the merger agreement and the approval of the merger. The voting agreements terminate immediately upon the earlier of the completion of the merger, the termination of the merger agreement in accordance with its terms, or the mutual written agreement of F.N.B. and the shareholder.

        As of July 30, 2013, there were 8,942,665 PVF Capital common shares subject to the voting agreements (including options and warrants), which represented approximately 34.3% of the outstanding PVF Capital common shares as of that date.

ACCOUNTING TREATMENT

        F.N.B. will account for the merger as an "acquisition," as that term is used under U.S. generally accepted accounting principles, or GAAP, for accounting and financial reporting purposes. Under acquisition accounting, our assets, including identifiable intangible assets, and liabilities, including executory contracts and other commitments, as of the effective time of the merger will be recorded at their respective fair values and added to the balance sheet of F.N.B. Any excess of the purchase price over the fair values will be recorded as goodwill. Financial statements of F.N.B. issued after the merger will include these fair values and our results of operations from the effective time of the merger.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following discussion summarizes the material U.S. federal income tax consequences of the merger that apply generally to "U.S. holders" (as defined below) of PVF Capital common shares and, subject to the limitations and qualifications described herein, represents the opinion of Reed Smith LLP, counsel to F.N.B., and Vorys, Sater, Seymour and Pease LLP, counsel to PVF Capital. This discussion is based on the Internal Revenue Code, judicial decisions and administrative regulations and interpretations in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Accordingly, the U.S. federal income tax consequences of the merger to the holders of PVF Capital common shares could differ from those described below.

        For purposes of this discussion, a U.S. holder is a beneficial owner of PVF Capital common shares who for United States federal income tax purposes is:

  •
  a citizen or resident of the United States;

  •
  a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

  •
  a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Department of Treasury regulations to be treated as a United States person; or

  •
  an estate that is subject to United States federal income tax on its income regardless of its source.

        If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds PVF Capital common shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding PVF Capital common shares, you should consult your tax advisor.

        This discussion assumes that you hold your PVF Capital common shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of PVF Capital common shares in light of their particular circumstances, nor does it address the U.S. federal income tax consequences to holders of PVF Capital common shares that are subject to special rules, including:

  •
  dealers in securities or foreign currencies;

  •
  tax-exempt organizations;

  •
  persons who are not U.S. holders;

  •
  financial institutions;

  •
  retirement plans;

  •
  insurance companies;

  •
  expatriates or holders who have a "functional currency" other than the U.S. dollar;

  •
  pass-through entities and investors in those entities;

  •
  holders who acquired their shares in connection with the exercise of stock options or other compensatory transactions or through exercise of warrants;

  •
  holders who hold their shares as a hedge or as part of a straddle, constructive sale, conversion transaction or other risk management transaction; and

  •
  traders in securities that elect to use the mark-to-market method of accounting.

        In addition, this discussion does not address any alternative minimum tax, U.S. federal estate or gift tax, or foreign, state or local tax consequences. Neither F.N.B. nor we have obtained or sought to obtain a ruling from the IRS regarding any matter relating to the merger and no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any aspect of this discussion. We urge holders to consult their own tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and foreign tax laws in light of their own situations.

        The closing of the merger is conditioned upon the delivery of opinions of Reed Smith LLP and Vorys, Sater, Seymour and Pease LLP, dated the closing date of the merger, to the effect that, based on U.S. federal income tax law in effect as of the date of such opinions, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In addition, in connection with the filing of the registration statement on Form S-4 of which this document is a part, each of Reed Smith LLP and Vorys, Sater, Seymour and Pease LLP has delivered an opinion to F.N.B. and us, respectively, to the same effect as the opinions described above. An opinion of counsel is not binding on the IRS or any court. In rendering their respective opinions, Reed Smith LLP and Vorys, Sater, Seymour and Pease LLP will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and this proxy statement/prospectus. The opinions will also rely upon certain representations and covenants made by the management of F.N.B. and us and will assume that these representations are true, correct and complete, and that F.N.B. and PVF Capital, as the case may be, will comply with these covenants. If any of these assumptions or representations is inaccurate in any way, or any of the covenants are not satisfied, it could adversely affect the opinions.

        Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the material U.S. federal income tax consequences of the merger to holders of PVF Capital common shares are as follows.

        Exchange of PVF Capital common shares for F.N.B. common stock.    Each holder of PVF Capital common shares who receives F.N.B. common stock in the merger generally will not recognize gain or loss (except to the extent of cash received in lieu of fractional shares, as discussed below).

        In general, the aggregate tax basis in the shares of F.N.B. common stock that a PVF Capital shareholder will receive upon the merger will equal such holder's aggregate tax basis in the PVF Capital common shares surrendered, decreased by the amount of basis allocated to any fractional share such holder was deemed to receive and subsequently sell. A PVF Capital shareholder's holding period for the shares of F.N.B. common stock that are received in the merger, including any fractional share deemed received and sold as described below, generally will include such holder's holding period for PVF Capital common shares surrendered in the merger. The amount of F.N.B. common stock received in the merger includes any fractional share of F.N.B. common stock deemed to be received prior to the exchange of such fractional share for cash. See "—Cash Received in Lieu of a Fractional Share" below.

        If U.S. holders of PVF Capital common shares acquired different blocks of shares of PVF Capital common shares at different times or at different prices, such holders' basis and holding period in their shares of F.N.B. common stock may be determined with reference to each block of PVF Capital common shares. Any such holders should consult their tax advisors regarding the manner in which F.N.B. common stock received in the exchange should be allocated among different blocks of PVF Capital common shares and with respect to identifying the bases or holding periods of the particular shares of F.N.B. common stock received in the merger. Because these rules are complex, we recommend that each PVF Capital shareholder who may be subject to these rules consult his, her, or its own tax advisor.

        Cash Received in Lieu of a Fractional Share.    PVF Capital shareholders who receive cash instead of fractional shares of F.N.B. common stock will be treated as having received the fractional shares in the merger and then as having exchanged the fractional shares for cash. These holders will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocable to the fractional shares. The gain or loss will be capital gain or loss and long-term capital gain or loss if the holder has held the PVF Capital common shares exchanged for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations.

        Backup Withholding.    Non-corporate holders of our shares may be subject to information reporting and backup withholding at a rate of 28% on any cash payments in lieu of fractional shares received in 2013. Generally, backup withholding will not apply, however, if a holder of PVF Capital common shares:

  •
  furnishes a correct taxpayer identification number to the exchange agent and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal received; or

  •
  is otherwise exempt from backup withholding.

        Any amounts withheld under the backup withholding rules are not an additional tax, and will generally be allowed as a refund or credit against a holder's U.S. federal income tax liability, provided the holder furnishes the required information to the IRS.

        Reporting Requirements.    A significant holder of our shares for U.S. federal income tax purposes who receives shares of F.N.B. common stock upon completion of the merger will be required to retain records pertaining to the merger and to file with such holder's U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. For this purpose, a PVF Capital shareholder is only a significant holder if the person owns at least 5% of our outstanding shares or has a basis of $1,000,000 or more in our shares. Such statement must include the holder's tax basis in and fair market value of our shares surrendered in the merger.

THE FOREGOING SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO YOU.

INFORMATION ABOUT F.N.B. CORPORATION

        F.N.B. Corporation, headquartered in Hermitage, Pennsylvania, is a regional diversified financial services company operating in six states and three major metropolitan areas including Pittsburgh, PA, where it holds the number three retail deposit market share, Baltimore, MD and Cleveland, OH. F.N.B. has total assets of $12.4 billion (including the recently completed acquisition of Annapolis Bancorp, Inc.) and more than 250 banking offices throughout Pennsylvania, Ohio, West Virginia and Maryland. F.N.B. provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, asset based lending, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. F.N.B.'s wealth management services include asset management, private banking and insurance. F.N.B. also operates Regency Finance Company, which has more than 70 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee.

        As of March 31, 2013, F.N.B. had 246 community banking offices in Pennsylvania, eastern Ohio and northern West Virginia, a leasing company and an insurance agency. First National Bank of Pennsylvania offers the services traditionally offered by full-service commercial banks, including commercial and individual demand and time deposit accounts and commercial, mortgage and individual installment loans. First National Bank of Pennsylvania also offers various alternative investment products, including mutual funds and annuities. As of March 31, 2013, First National Bank of Pennsylvania had total assets, total liabilities and total shareholders' equity of approximately $12.0 billion, $10.6 billion and $1.4 billion, respectively.

        Regency Finance, F.N.B.'s consumer finance subsidiary, has 20 offices in Pennsylvania, 19 offices in Tennessee, 17 offices in Ohio, and 15 offices in Kentucky. Regency Finance principally makes personal installment loans to individuals and purchases installment sales finance contracts from retail merchants.

        Another F.N.B. subsidiary, First National Trust Company, provides a broad range of personal and corporate fiduciary services, including the administration of decedent and trust estates. First National Trust Company had approximately $2.9 billion of assets under management as of March 31, 2013.

        First National Investment Services Company, LLC offers a broad array of investment products and services for wealth management customers through a networking relationship with a brokerage firm. F.N.B. Investment Advisors, Inc., an investment advisor registered with the SEC, offers wealth management customers objective investment programs featuring mutual funds, annuities, stocks and bonds.

        F.N.B.'s insurance segment operates principally through First National Insurance Agency, LLC, or FNIA. FNIA is a full-service insurance agency offering a broad line of commercial and personal insurance through major carriers to businesses and individuals primarily within F.N.B.'s geographic markets.

        F.N.B.'s insurance segment also includes a reinsurance subsidiary, Penn-Ohio Life Insurance Company, which underwrites, as a reinsurer, credit life and accident and health insurance sold by F.N.B.'s lending subsidiaries. In addition, First National Bank of Pennsylvania has a direct subsidiary, First National Corporation, a Pennsylvania corporation, that offers title insurance products.

        F.N.B. Capital Corporation, F.N.B.'s merchant banking subsidiary, offers subordinated debt and other types of financing options for small- to medium-sized commercial enterprises that need financial assistance beyond the parameters of typical commercial bank lending products.

        The address of the principal executive offices of F.N.B. is One F.N.B. Boulevard, Hermitage, Pennsylvania 16148. F.N.B.'s telephone number is (724) 981-6000, and its Internet address is www.fnbcorporation.com. The information on F.N.B.'s website is not part of this proxy statement/prospectus. For additional information about F.N.B., see "Where You Can Find More Information," beginning on page 165.

 INFORMATION ABOUT PVF CAPITAL CORP.

General

        PVF Capital Corp. is the holding company for Park View Federal Savings Bank ("Park View Federal" or the "Bank"). PVF Capital owns and operates Park View Federal, PVF Service Corporation, a real estate subsidiary, and Mid Pines Land Company, a real estate subsidiary. In addition, PVF Capital owns PVF Holdings, Inc., a financial services subsidiary which is currently inactive, and two other subsidiaries, PVF Mortgage Corp. and PVF Community Development Corp., both of which are chartered for future operation, but are also currently inactive. PVF Capital also created PVF Capital Trust I and PVF Capital Trust II for the sole purpose of issuing trust preferred securities. These securities were cancelled during 2010 and both entities have subsequently been dissolved. Park View Federal has operated continuously for 92 years, having been founded as an Ohio chartered savings and loan association in 1920. PVF Capital's main office is located at 30000 Aurora Road, Solon, Ohio 44139 and its telephone number is (440) 248-7171.

        Park View Federal's principal business consists of attracting deposits from the general public and investing these funds primarily in loans secured by first mortgages on real estate, as well as other commercial and consumer loans located in its market area, which consists of Portage, Lake, Geauga, Cuyahoga, Summit, Medina and Lorain Counties in Ohio. Historically, Park View Federal has emphasized the origination of loans for the purchase or construction of residential real estate, commercial real estate and multi-family residential property and land loans. To a lesser extent, Park View Federal has also originated loans secured by second mortgages, including home equity lines of credit and loans secured by savings deposits. Over the past few years, portfolio real estate lending has been minimal as Park View Federal has continued to focus on problem asset resolution. Recently, Park View Federal has increased its lending activity in the commercial and industrial loan segment, including Small Business Administration ("SBA") lending, which it initiated in late fiscal 2011.

        Park View Federal derives its income principally from interest earned on loans and, to a lesser extent, loan servicing and other fees, gains on the sale of loans and interest earned on investments. Park View Federal's principal expenses are interest expense on deposits and borrowings and non-interest expense such as compensation and employee benefits, office occupancy expenses and other miscellaneous expenses. Funds for these activities are provided principally by deposits, Federal Home Loan Bank of Cincinnati ("FHLB of Cincinnati") advances and other borrowings, repayments of outstanding loans, sales of loans and operating revenues. The business of PVF Capital consists primarily of the business of Park View Federal.

        For the current fiscal year as well as the fiscal year ended June 30, 2012, PVF Capital and Park View Federal, as a federally chartered savings and loan holding company and federal savings association, respectively, have been subject to examination and comprehensive federal regulation and oversight by the Office of the Comptroller of the Currency. As of July 21, 2011, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") imposed new restrictions and an expanded framework of regulatory oversight for financial institutions and has altered the jurisdictions of existing bank regulatory agencies. In particular, the Dodd-Frank Act has transferred the regulatory responsibilities and authority over federal savings associations and savings and loan holding companies from the Office of Thrift Supervision to the Office of the Comptroller of the Currency and the Federal Reserve Board, respectively. Park View Federal has also been and continues to be subject to regulation and examination by the Federal Deposit Insurance Corporation (the "FDIC"), which insures Park View Federal's savings deposits up to applicable limits through the Deposit Insurance Fund. Park View Federal is a member of, and owns capital stock in, the FHLB of Cincinnati, which is one of 12 regional banks in the Federal Home Loan Bank System (the "FHLB"). For additional information on the regulation of PVF Capital and Park View Federal, see the section captioned "—Regulation" beginning on page 117.

        From October 19, 2009 until termination, each of PVF Capital and Park View Federal was subject to an Order to Cease and Desist. The order governing Park View Federal was terminated on August 27, 2012, and the order governing PVF Capital was terminated on December 15, 2012. For further discussion see Note 11 of Notes to Consolidated Financial Statements for the Nine Months Ended March 31, 2013 and 2012 and Note 13 of Notes to Consolidated Financial Statements for Years Ended June 30, 2012, 2011 and 2010.

        PVF Capital's Internet site, parkviewfederal.com, provides PVF Capital's annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 free of charge as soon as reasonably practicable after PVF Capital has filed the report with the SEC.

Market Area

        Park View Federal conducts its business through seventeen offices located in its geographic market area, which consists of Cuyahoga, Summit, Medina, Lorain, Lake, Portage and Geauga Counties in Ohio. At March 31, 2013, over 85% of Park View Federal's net loan portfolio and generally all of its deposits were from its market area.

        The economy in Park View Federal's market area has historically been based on the manufacture of durable goods. Though manufacturing continues to remain an important sector of the economy, diversification has occurred with the growth of healthcare, education, service, financial and wholesale and retail trade industries. In recent years, the healthcare industry has grown significantly in Park View Federal's market area and has overtaken manufacturing as Cleveland's largest sector employer.

        Park View Federal's market area continued to experience dramatic declines in the housing market, with falling home prices and increased foreclosures and higher rates of unemployment, which have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially in the area of mortgage-backed securities but spread to credit default swaps and other derivative securities, caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Concerns continue about the stability of the financial markets, as well as the strength of counterparties, lenders, and financial institutions.

Lending Activities

  General

        Park View Federal's lending activities include the origination of commercial real estate and business loans, consumer loans, and conventional fixed-rate and adjustable-rate mortgage loans for acquisition or refinancing of single-family residential homes located in Park View Federal's primary market area. Permanent mortgage loans on condominiums, multi-family (over four units) and nonresidential properties are also offered by Park View Federal. Historically, construction financing of single-family residential properties was a primary component of Park View Federal's lending activity; however, depressed market conditions in the last several years have forced a curtailment of lending activity within this segment and lead Park View Federal to focus its new substantive lending activity in the commercial and industrial loan segment, including a specialized focus in SBA lending, subject to market conditions and applicable lending restrictions imposed under the Home Owners' Loan Act. PVF Capital's SBA lending activities are focused on general small businesses within its market area and on an industry-specific basis throughout the Midwestern United States.

  Loan Portfolio Composition

        PVF Capital's loans receivable and loans receivable held for sale totaled $556.6 million and $566.7 million at March 31, 2013 and June 30, 2012, respectively, and representing 73.2% and 71.6% of total assets at such dates, respectively. It is Park View Federal's policy to concentrate its lending in its market area.

        Set forth below is certain data relating to the composition of Park View Federal's loan portfolio by type of loan on the dates indicated. As lending activity to commercial and industrial customers has increased, the composition of the loan portfolio will continue to change.

	At March 31 2013		2012		2011		At June 30, 2010		2009		2008
(dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans receivable held for investment:
One-to-four family residential	$119,686	21.87%	$122,314	22.58%	$135,996	24.85%	$154,794	26.35%	$158,956	23.78%	$168,532	23.59%
Home equity line of credit	64,984	11.88	71,555	13.21	79,979	14.61	83,261	14.17	88,407	13.23	87,876	12.30
Multi-family residential	58,348	10.66	54,105	9.99	48,656	8.89	48,902	8.33	58,568	8.76	52,421	7.34
Commercial	204,135	37.30	204,038	37.67	192,109	35.10	211,690	36.04	192,115	28.74	174,404	24.41
Commercial equity line of credit	26,409	4.83	22,336	4.12	17,020	3.11	24,971	4.25	46,287	6.92	36,913	5.17
Land	21,575	3.94	31,184	5.76	39,030	7.13	51,811	8.82	60,922	9.11	73,545	10.29
Construction—residential	3,870	0.71	2,122	0.39	6,276	1.15	14,433	2.46	39,237	5.87	55,442	7.76
Construction—multi-family	1,566	0.29	5,375	0.99	1,594	0.29	3,294	0.56	5,211	0.78	5,803	0.81
Construction—commercial	10,018	1.83	7,733	1.43	4,237	0.77	5,294	0.90	20,381	3.05	38,303	5.36
Non-real estate	52,162	9.53	37,556	6.93	53,366	9.75	21,937	3.73	32,155	4.81	33,592	4.70

	562,753	102.84	558,318	103.08	578,263	105.66	620,387	105.61	702,239	105.05	726,831	101.73
Deferred loan fees	(617)	(0.11)	(637)	(0.12)	(984)	(0.18)	(1,462)	(0.25)	(2,296)	(0.34)	(2,685)	(0.38)
Allowance for loan losses	(14,920)	(2.73)	(16,053)	(2.96)	(29,997)	(5.48)	(31,519)	(5.36)	(31,483)	(4.71)	(9,654)	(1.35)

Total other items	(15,537)	(2.84)	(16,690)	(3.08)	(30,981)	(5.66)	(32,981)	(5.61)	(33,779)	(5.05)	(12,339)	(1.73)

Total loans receivable, net	$547,216	100.00%	$541,628	100.00%	$547,282	100.00%	$587,406	100.00%	$668,460	100.00%	$714,492	100.00%

Loans receivable held for sale, net	$9,348		$25,063		$9,392		$8,718		$27,078		$7,831

  Loan Maturity

        The following table presents at March 31, 2013 the amount of loan principal repayments scheduled to be received by Park View Federal during the periods shown based upon the time remaining before contractual maturity. Loans with adjustable rates are reported as due in the year in which they reprice. Demand loans, loans having no schedule of repayments, no stated maturity date and overdrafts are reported as due in one year or less. The table below does not include any estimate of prepayments that may cause Park View Federal's actual repayment experience to differ from that shown below.

(In thousands)	Due During the Year Ending March 31 2014	Due More than One Year Through Five Years After March 31 2013	Due More than Five Years After March 31 2013	Total
Real estate mortgage loans	$121,400	$191,291	$163,296	$475,987
Real estate construction loans	4,036	9,086	3,975	17,096
Non-real estate loans	32,701	26,531	10,438	69,670

Total	$158,137	$226,907	$177,709	$562,753

(In thousands)	Due After March 31, 2014
Fixed rate	$137,957
Adjustable rate	266,659

$404,616

(In thousands)	Due During the Year Ending June 30, 2013	Due More than One Year Through Five Years After June 30, 2012	Due More than Five Years After June 30, 2012	Total
Real estate mortgage loans	$82,699	$215,775	$195,275	$493,749
Real estate construction loans	4,212	10,466	552	15,230
Non-real estate loans	22,801	20,304	6,234	49,339

Total	$109,712	$246,545	$202,061	$558,318

(In thousands)	Due After June 30, 2013
Fixed rate	$137,885
Adjustable rate	310,721

$448,606

        Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans may be substantially less than their contractual terms because of prepayments.

Origination, Purchase and Sale of Loans

  Residential Lending

        Park View Federal generally has authority to originate and purchase loans secured by real estate located throughout the United States. Consistent with its emphasis on being a community-oriented financial institution, Park View Federal concentrates its lending activities in its market area.

        Generally, Park View Federal originates fixed-rate, single-family mortgage loans in conformity with Freddie Mac and Fannie Mae guidelines, so as to permit their being swapped with Freddie Mac or Fannie Mae in exchange for mortgage-backed securities secured by such loans or their sale in the secondary market. Most such loans are sold or swapped, as the case may be, with servicing rights retained, and are sold in furtherance of Park View Federal's goal of better matching the maturities and interest rate sensitivity of its assets and liabilities. Park View Federal generally retains responsibility for collecting and remitting loan payments, inspecting the properties, making certain insurance and tax payments on behalf of borrowers and otherwise servicing the loans it sells or converts into mortgage-backed securities, and receives a fee for performing these services. Sales of loans also provide funds for additional lending and other purposes.

        PVF Capital does not originate sub-prime loans and only originates Alt A loans for sale, without recourse, in the secondary market. PVF Capital considers subprime borrowers typically to have weakened credit histories that include payment delinquencies and possibly more severe problems such as charge-offs, judgments and bankruptcies. They may also display reduced repayment capacity as measured by credit scores, debt-to-income ratios, or other criteria that may encompass borrowers with incomplete credit histories. Subprime loans are loans to borrowers displaying one or more of these characteristics at the time of origination or purchase. PVF Capital also does not originate any hybrid loans, low-doc/no-doc loans or payment option ARMs. All one-to-four family loans are underwritten according to agency underwriting standards. Exceptions, if any, are submitted to PVF Capital's board loan committee for approval. Any exposure PVF Capital may have to these types of loans is immaterial.

  Commercial Lending

        Park View Federal also originates loans to commercial borrowers for their operating companies, including traditional lines of credit, revolving lines of credit and term loans and for the purpose of purchasing commercial owner-occupied, investment, and/or multi-family properties. During the last year, Park View Federal has augmented its commercial lending activities with SBA guaranties, which enables the guaranteed portion of these loans to either be held in the portfolio or to be sold in the secondary market.

Loan Underwriting Policies

  Residential Lending

        Park View Federal historically has been and continues to be an originator of single-family residential real estate loans in its market area. Park View Federal currently originates fixed-rate residential mortgage loans in accordance with underwriting guidelines promulgated by Freddie Mac and Fannie Mae and adjustable-rate mortgage loans for terms of up to 30 years. Park View Federal offers adjustable-rate residential mortgage loans with interest rates which adjust based upon changes in an index based on the weekly average yield on United States Treasury securities adjusted to a constant maturity of one year, as made available by the Federal Reserve Board (the "Treasury Rate Index"), plus a margin of 2.50% to 3.50%. The amount of any increase or decrease in the interest rate is usually limited to 2% per year, with a limit of 6% over the life of the loan. The date of the first rate adjustment may range from one to ten years from the original date of the loan.

        Park View Federal's lending activities are subject to its written, nondiscriminatory underwriting guidelines and to loan origination procedures prescribed by its board of directors and its management. Detailed loan applications are obtained to determine the borrower's ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. Property valuations are performed by independent outside appraisers approved by Park View Federal's board of directors. As prescribed by Park View Federal's Credit Policy and supporting approved lending authorities, Park View Federal's residential underwriter has authority to approve all fixed-rate single-family residential mortgage loans which meet Freddie Mac and Fannie Mae underwriting guidelines and those adjustable-rate single-family residential mortgage loans which meet Park View Federal's underwriting standards and are in amounts of less than $700,000. All loans in excess of the above amounts or any exceptions to guidelines must be approved by Park View Federal's Loan Committee. All loans secured by savings deposits can be approved by lending officers based in Park View Federal's branch offices.

        It is Park View Federal's policy to have a mortgage creating a valid lien on real estate and to obtain a title insurance policy which insures that the property is free of prior encumbrances. When a title insurance policy is not obtained, a lien verification is received. Borrowers must also obtain hazard insurance policies prior to closing and, when the property is in a flood plain as designated by the Federal Emergency Management Agency, paid flood insurance policies. Most borrowers are also required to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which Park View Federal makes disbursements for items such as real estate taxes and homeowners insurance.

        Park View Federal's lending policies permit it to lend up to 95% of the appraised value of the real property securing a mortgage loan. Private Mortgage insurance is required on those loans whose loan-to-value ratios exceed 80%.

        Interest rates charged by Park View Federal on loans are affected principally by competitive factors, the demand for such loans and the supply of funds available for lending purposes and, in the case of fixed-rate single-family residential loans, rates established by Freddie Mac and Fannie Mae. These factors are, in turn, affected by general economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and government budgetary matters.

  Commercial and Multi-Family Residential Real Estate Lending

        The commercial real estate loans originated by Park View Federal are secured primarily by office buildings, shopping centers, warehouses and other income-producing commercial property. Park View Federal's multi-family residential loans are primarily secured by apartment buildings. These loans are generally for a term of up to 5 years, amortization periods from 10 to 25 years and with interest rates that adjust either annually or every three to five years based upon changes in the Treasury Rate Index or FHLB advance rate, plus a negotiated margin.

        Commercial real estate lending entails significant additional risks as compared with residential property lending. Commercial real estate loans typically involve large loan balances to single borrowers or groups of related borrowers. The payment experience on such loans depends on the successful operation of the real estate project. These risks can be significantly impacted by supply and demand conditions in the market for office and retail space, and, as such, may be subject to fluctuation based upon current economic conditions. To minimize these risks, Park View Federal generally limits itself to its market area and to borrowers with which it has substantial experience or who are otherwise well known to it. Park View Federal obtains financial statements and, in most cases, the personal guarantees from all principals obtaining commercial real estate loans.

        The Home Owners' Loan Act includes a provision that limits Park View Federal's non-residential real estate lending to no more than four times its total capital. This maximum limitation, which at March 31, 2013 and June 30, 2012 was $304.0 million and $281.5 million, respectively, and has not materially limited its lending practices.

        Under the Home Owners' Loan Act, the maximum amount which Park View Federal may lend to any one borrower is 15% of its unimpaired capital and surplus, or $13.6 million at March 31, 2013. Loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to the same borrower if such loans are fully secured by readily marketable collateral. Park View Federal may request a waiver from the Office of the Comptroller of the Currency to exceed the 15% loans-to-one borrower limitation on a case-by-case basis. See "—Loans to One Borrower Limitations" on page 126 for more information and a discussion of the loans-to-one borrower regulations.

  Construction Loans

        While Park View Federal continues to offer residential and commercial construction loans, market conditions have decreased the volume of activity within this loan segment. When originated, loans for the construction of owner-occupied, single-family residential properties are underwritten in connection with the permanent loan on the property and have a construction term of six to 18 months. Interest rates on residential construction loans made to the eventual occupant are set at competitive rates, and are usually fixed for the construction term. Interest rates on commercial construction loans are set at a variable rate based on the prime rate or the London Interbank Offer Rate ("LIBOR") index, and adjust quarterly or monthly, respectively. Generally, the construction period for commercial properties is less than 24 months.

        Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, Park View Federal may be required to advance funds beyond the amount originally committed to ensure completion of the development. If the estimate of value proves to be inaccurate, Park View Federal may be confronted, at or prior to the maturity of the loan, with a project having a value which is insufficient to assure full repayment.

  Land Loans

        As with the construction loan segment, market conditions have slowed the origination of loans to builders and developers for the acquisition and/or development of vacant land. Park View Federal will continue to allow attrition in the construction and the land loan segments, as it shifts its balance sheet composition from real estate and land-focused to commercial and industrial lending (in purpose and in collateral).

        Historically, the proceeds of the land loan were used to acquire the land itself and/or to make site improvements necessary to develop the land into saleable lots. As in the past, Park View Federal will not originate land loans to borrowers wishing to speculate in the value of land, and limits land loans to borrowers who expect to begin development of the property within two years of the date of the loan.

        Land development and acquisition loans involve significant additional risks when compared with loans on existing residential properties. All of these loans originated are within Park View Federal's market area.

  Home Equity Line of Credit Loans

        Park View Federal originates loans secured by mortgages on residential real estate. Such loans are for an initial ten-year draw period followed by a ten-year repayment period.

  Commercial Non-Real Estate Business Loans

        Park View Federal originates commercial business loans secured by non-real estate assets such as accounts receivable, inventory, furniture and fixtures, equipment and certain intangible assets. Such loans are part of a new lending strategy for Park View Federal. Generally, these loans are made for up to $5.0 million to any one borrowing relationship (person or company). This new activity follows Park View Federal credit policy and supporting underwriting guidelines in establishing collateral values, advance rates and required levels of due diligence. Generally, Park View Federal requires the personal guarantee of all borrowers for such loans.

  Loan Participation Interests

        From time to time, Park View Federal sells participation interests in mortgage loans and commercial loans originated by it and purchases whole loans or participation interests in loans originated by other lenders. Park View Federal held whole loans and participations in loans originated by other lenders of approximately $14.5 million at March 31, 2013. Loans which Park View Federal purchases must meet or exceed the underwriting standards for loans originated by Park View Federal.

Mortgage Banking Activity

        PVF Capital originates conventional loans secured by first lien mortgages on one-to-four family residential properties located within its market area for either portfolio or sale into the secondary market. During the nine months ended March 31, 2013 and year ended June 30, 2012, Park View Federal recorded a gain of $10.8 and $10.9 million on the sale of $336.1 and $350.8 million, respectively, in loans receivable originated for sale. Cyclically low market rates resulted in increased refinancing activity for the year. The sold loans were generally sold on a servicing retained basis.

        In addition to interest earned on loans and income recognized on the sale of loans, Park View Federal receives fees for servicing loans that it has sold. During the nine months ended March 31, 2013 and year ended June 30, 2012, Park View Federal reported a net loan servicing loss of $1.5 and $1.8 million, respectively, the result of the accelerated repayment of loans serviced along with an impairment charge against the value of its mortgage loan servicing asset. At March 31, 2013 and June 30, 2012, Park View Federal was servicing approximately $1.1 and $1.0 billion of loans for others, respectively. The income from loan servicing during these periods was attributable to the generation of mortgage loan servicing fees of $2.0 and $2.3 million during the nine months ended March 31, 2013 and year ended June 30, 2012, which was reduced by amortization expense of $2.9 and $3.6 million of the mortgage servicing assets, respectively, resulting from heavy refinance activity and impairment charges of $.5 million for both periods, resulting from low interest rates and accelerated prepayment speeds during the year. Park View Federal has been able to keep delinquencies on residential loans serviced for others to a relatively low level of the aggregate outstanding balance of loans serviced, as a result of its policy of limiting servicing to loans it originates and subsequently sells to Freddie Mac and Fannie Mae. Because of the success Park View Federal has experienced in this area and because it has data processing equipment that will allow it to expand its portfolio of serviced loans without incurring significant incremental expenses, Park View Federal intends in the future to augment its portfolio of loans serviced by continuing to originate and either swap such fixed-rate single-family residential mortgage loans with Freddie Mac and Fannie Mae in exchange for mortgage-backed securities or sell such loans for cash, while retaining servicing.

        In addition to loan servicing fees, Park View Federal receives fees in connection with loan commitments and originations, loan modifications, late payments and changes of property ownership and for miscellaneous services related to its loans. Loan origination fees are calculated as a percentage of the amount loaned. Park View Federal typically receives fees in connection with the origination of fixed-rate and adjustable-rate residential mortgage loans. All loan origination fees are deferred and accreted into income over the contractual life of the loan according to the interest method of recognizing income. If a loan is prepaid, refinanced or sold, all remaining deferred fees with respect to the loan are taken into income at such time.

        Income from these activities varies from period to period with the volume and type of loans originated, sold and purchased, which in turn is dependent on prevailing mortgage interest rates and their effect on the demand for loans in Park View Federal's market area.

Non-performing Loans and Other Problem Assets

        It is Park View Federal's policy to monitor its loan portfolio and to anticipate and address payment delinquencies, loans with attributes of potential future delinquency and those with delinquencies due to loan maturities. When a borrower fails to make a payment on a loan, Park View Federal takes immediate steps to have the delinquency cured and the loan restored to current status. Within its Credit Policy, Park View Federal delineates its approaches to consumer and commercial loan delinquencies. Remedies to all delinquencies begin with contact to the borrower, once a loan is past its due date. For serious commercial loan delinquencies, a separate work out plan may be developed and followed until the delinquency is cured and the loan is returned to accrual status. For consumer delinquencies exceeding 90 days, Park View Federal will institute additional measures to enforce its remedies resulting from the loan's default, including commencing foreclosure action. It is Park View Federal's desire to work with the borrower towards an acceptable loan modification, loan restructuring or forbearance agreement.

        The following table sets forth information with respect to Park View Federal's non-performing loans and other problem assets at the dates indicated. Amounts are net of deferred loan fees.

	March 31,	At June 30,
	2013	2012	2011	2010	2009	2008
		(Dollars in thousands)
Non-accruing loans:(1)
Real estate	$16,854	$20,076	$50,261	$68,862	$69,534	$22,406
Commercial and Industrial	171	—	—	—	—	—
Accruing loans which are contractually past due 90 days or more:
Real estate	—	—	—	65	727	2,966

Total non-accrual and 90 days past due loans	$17,025	$20,076	$50,261	$68,927	$70,261	$25,372

Ratio of non-performing loans to total loans	3.03%	3.60%	8.69%	11.14%	10.04%	3.50%

Other non-performing assets(2)	7,251	$7,734	$7,973	$8,174	$11,608	$4,065

Total non-performing assets	$24,276	$27,810	$58,234	$77,101	$81,869	$29,437

Total non-performing assets to total assets	3.19%	3.51%	7.40%	8.97%	8.97%	3.39%

Troubled debt restructuring(3)		$1,806	$3,041	$2,985	$—	$—

(1)
Nonaccrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely, or loans that meet the nonaccrual criteria established by regulatory authorities. Nonaccrual loans include all loans classified as doubtful or loss, and all loans greater than 90 days past due with a loan-to-value ratio greater than 60%.

(2)
Other non-performing assets represent property acquired by Park View Federal through foreclosure or repossession.

(3)
Excludes all nonaccrual loans disclosed as troubled debt restructurings in Note 5 of Notes to Consolidated Financial Statements for the Nine Months Ended March 31, 2013 and 2012 and Note 3 of Notes to Consolidated Financial Statements for Years Ended June 30, 2012, 2011 and 2010.

        All nonperforming loans are specifically evaluated and an updated valuation obtained at least annually to determine the amount of impairment. Additionally, in determining the adequacy of the allowance for loan losses, a factor is applied to the amount of impaired loans to estimate possible declining values of the underlying collateral as well as possible valuation adjustments above the specific factor applied against collateral whose valuation is greater than twelve months old. As such, the length of time that a loan has been nonperforming is not additionally factored in determining the adequacy of the allowance for loan losses. The following is a schedule as of March 31, 2013, and as of June 30, 2012 and June 30, 2011 detailing the length of time our nonaccrual loans and accruing loans that were contractually past due 90 days have been contractually past due, along with detail as to the composition of these loans:

	At March 31, 2013
	(In thousands)
	90 days or less	91 to 365 days	1 to 2 Years	2 to 3 Years	Over 3 Years	Total
One-to-four residential	$1,527	$1,262	$1,508	$473	$713	$5,483
Home equity line of credit	525	781	282	823	79	2,490
Multi-family residential	491	—	—	—	—	491
Commercial real estate	938	600	966	1,016	—	3,520
Land	1,256	84	149	1,842	62	3,393
Residential construction	116	—	—	—	—	116
Multi-family construction	—	—	—	—	—	—
Commercial construction	—	—	—	—	644	644
Non-mortgage	275	613	—	—	—	888

Total	$5,128	$3,340	$2,905	$4,154	$1,498	$17,025

	At June 30, 2012
	(In thousands)
	90 days or less	91 to 365 days	1 to 2 Years	2 to 3 Years	Over 3 Years	Total
One-to-four residential	$870	$1,721	$2,164	$1,225	$484	$6,464
Home equity line of credit	490	744	496	997	—	2,727
Multi-family residential	—	325	—	—	—	325
Commercial real estate	265	1,559	1,247	723	133	3,927
Land	671	299	3,004	764	458	5,196
Residential construction	119	—	—	111	125	355
Multi-family construction	—	—	—	—	—	—
Commercial construction	—	—	—	644	—	644
Non-mortgage	200	238	—	—	—	438

Total	$2,615	$4,886	$6,911	$4,464	$1,200	$20,076

	At June 30, 2011
	(In thousands)
	90 days or less	91 to 365 days	Over 1 Year	Total
One-to-four residential	$1,885	$2,565	$5,731	$10,181
Home equity line of credit	401	633	2,506	3,540
Multi-family residential	—	1,836	368	2,204
Commercial real estate	2,718	4,301	5,071	12,090
Land	2,477	4,073	7,712	14,262
Residential construction	122	545	1,979	2,646
Multi-family construction	—	—	—	—
Commercial construction	—	2,987	828	3,815
Non-mortgage	1,322	201	—	1,523

Total	$8,925	$17,141	$24,195	$50,261

        The decrease in nonaccruals from 2011 is primarily the result of the change in methodology used to recognize specific impairment. Historically, PVF Capital recognized specific impairment on individual loans through the utilization of a specific valuation allowance, but did not charge off the impaired loan amount until the loan was disposed and removed from the loan accounting system. In 2012, Park View Federal implemented an enhanced loan accounting system, which provides for the systematic recording of charged-off loans for financial recognition without losing the ability to track the legal contractual amounts. As such, Park View Federal charged off those principal loan amounts which had previously been specifically impaired through a specific valuation allowance and continued to be carried in loans outstanding. In addition to reducing loan balances, including nonperforming loans, this new enhanced loan accounting system had the impact of elevating reported charge-offs for the periods and reducing the allowance for loan losses associated with specific reserves. Since these charge-offs associated with the implementation of this loan accounting system were previously specifically reserved and included in PVF Capital's historical loss factors, the allowance for loan losses did not need to be replenished after recording these charge-offs.

        The level in nonaccrual loans and accruing loans which are contractually past due more than 90 days at June 30, 2012 and June 30, 2011 continues to remain elevated and is attributable to poor current local and national economic conditions. Residential markets locally and nationally have been impacted by a significant increase in foreclosures and value declines as a result of the problems faced by sub-prime borrowers and the resulting contraction of residential credit available to all but the most credit worthy borrowers. Land development projects nationally and locally have seen slow sales and price decreases. As a savings institution, Park View Federal has significant exposure to the residential market in the greater Cleveland, Ohio area. As a result, Park View Federal has seen a continued high level of non-performing loans. Due to an increase in foreclosure activity in the area, the foreclosure process in Cuyahoga County, one of Park View Federal's primary markets, has become elongated. As such, loans have remained past due for considerable periods prior to being collected, transferred to real estate owned ("OREO"), or charged off.

        Of the $17.0 million in nonaccrual loans at March 31, 2013, $9.7 million were individually identified as impaired. All of these loans are collateralized by various forms of non-residential real estate or residential construction loans. These loans were reviewed for the likelihood of full collection based primarily on the value of the underlying collateral. To the extent Park View Federal believes the collection of loan principal is in doubt, it charges off all or a portion of the loan balance or establishes specific loss reserves. Management's evaluations of the underlying collateral include a consideration of the potential impact of erosion in real estate values due to poor local economic conditions and a potentially long foreclosure process. This evaluation involves discounting the original appraised values of the real estate and estimated disposition costs along with unpaid real estate taxes to arrive at an estimate of the net realizable value of the collateral. A new appraisal or evaluation is obtained within 90 days from the time a loan becomes criticized. Additionally, a new appraisal is obtained annually as long as the loan remains criticized, regardless of loan type. For criticized loans where the appraisal or evaluation is more than twelve months old, an additional adjustment is made to the existing appraised value until such time that an updated appraisal has been obtained. Based on actual experience for updating valuations, this additional adjustment approximates 10%. The estimated disposition costs are deemed to be 9% based on actual experience. In determining the adequacy of the allowance for loan losses, a factor is applied to the amount of impaired loans to estimate possible declining values of the underlying collateral as well as possible valuation adjustments above the specific factor applied against collateral whose valuation is greater than twelve months old.

        The remaining nonaccrual loans are homogeneous one-to-four family loans. The loss allocations applied to adversely classified loans are based on current appraisals on the underlying collateral, the potential impact of continuing erosion in real estate values and the estimated cost of disposal. Additionally, the loss allocations consider the potential that the value of this collateral may erode during the foreclosure process. Through this analysis, management established specific reserves for these loans to the extent such losses are identifiable.

        Impaired loans represent nonaccrual loans in the nonresidential real estate, non real estate and residential construction loan categories. Foreclosure proceedings for these loans are subject to external factors, such as bankruptcy and other legal proceedings that may delay the disposition of the loan, but generally occur within a period of time ranging from 12 to 60 months from the time they are initiated until the loan is ultimately collected, transferred to OREO, or charged off. Management is not aware of any loans where information known about a possible credit would cause serious doubts of the borrower to comply with payments terms related to the credit causing the credit to be deemed nonaccrual.

        It is Park View Federal's policy not to record as income partial interest payments on nonaccrual loans. At March 31, 2013, gross interest income of $3.5 million would have been recorded on loans accounted for on a nonaccrual basis if such loans had been current and accruing.

        Management has reviewed its non-accruing loans and believes that the allowance for loan losses is adequate to absorb probable losses on these loans.

        Park View Federal has adversely classified $36.9 million and $33.9 million of loans at March 31, 2013 and June 30, 2012 respectively, including $17.0 and $20.1 million in non-performing loans. This compares to $64.0 million of adversely classified loans and $50.3 million in non-performing loans at June 30, 2011. A special mention loan has potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects or in the institution's credit position at some future date.

        Real estate acquired by Park View Federal as a result of foreclosure is classified as OREO until such time as it is sold. At March 31, 2013 and June 30, 2012, Park View Federal had 39 and 43 OREO properties totaling $7.3 million and $7.7 million, respectively. These properties include raw land, partially developed land and, in some cases, developed and partially developed commercial and residential properties. Park View Federal faces the possibility of declines in value of these properties below their carrying amount. During the year ended June 30, 2012, Park View Federal recognized a write-down on OREO of $1.7 million. Occasionally, Park View Federal will finish development or construction of these projects or homes. In these cases, Park View Federal also faces the risk that costs to complete construction will exceed original estimates or other execution risks.

        The following table presents the activity in other real estate owned for the nine month period ended March 31, 2013 and the year ended June 30, 2012:

	March 31 2013	June 30, 2012
Beginning Balance	$7,733,578	$7,972,753
Additions	3,194,620	9,314,588
Dispositions	(2,683,159)	(7,824,966)
Impairment write-downs	(993,876)	(1,728,797)

Ending Balance	$7,251,163	$7,733,578

Asset Classification and Allowance for Loan Losses

        Federal regulations require savings institutions to review their assets on a regular basis and to classify them as "substandard," "doubtful," or "loss," if warranted. If an asset or portion thereof is classified as a loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified as a loss, or charge off such amount. An asset which does not currently warrant classification, but which possesses weaknesses or deficiencies deserving close attention is required to be designated as "special mention." As part of its Credit Policy, Park View Federal outlines its risk rating methodology to ensure appropriate grading of non-homogenous loans. The Asset Classification Committee reviews the recommendations of Park View Federal's Special Assets team for potential downgrades and allocation of specific reserve allowance to loans. Currently, general loss allowances (up to 1.25% of risk-based assets) established to cover losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. For additional information regarding regulatory capital requirements, see the section captioned "—Regulatory Capital Requirements" beginning on page 118. Examiners at the Office of the Comptroller of the Currency may disagree with the insured institution's classifications and amounts reserved. If an institution does not agree with an examiner's classification of an asset, it may appeal this determination. At March 31, 2013 and June 30, 2012, total nonaccrual and 90 days past due loans and other non-performing assets were $17.0 million and $20.1 million, all of which were classified as substandard. For additional information, see the section captioned "—Non-performing Loans and Other Problem Assets" on page 106 and Note 5 of Notes to Consolidated Financial Statements for the Nine Months Ended March 31, 2013 and 2012 and Note 3 of Notes to Consolidated Financial Statements for Years Ended June 30, 2012, 2011 and 2010.

        In originating loans, Park View Federal recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. It is management's policy to maintain an adequate allowance for loan losses based on, among other things, Park View Federal's and the industry's historical loan loss experience, evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Park View Federal increases its allowance for loan losses by charging provisions for loan losses against its income.

        General allowances are made pursuant to management's assessment of risk in Park View Federal's loan portfolio as a whole. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans, which are contractually past due and considering the net realizable value of the security for the loan. Management continues to monitor Park View Federal's asset quality and to charge off loans against the allowance for loan losses when appropriate or to provide specific loss reserves when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

        As of December 31, 2011, PVF Capital implemented an enhanced loan accounting system, which provides for the systematic recording of charged-off loans for financial recognition without losing its ability to track the legal contractual amounts. As such, during the fiscal year ended June 30, 2012, PVF Capital charged off those loan amounts which had previously been specifically impaired through the use of the Specific Valuation Allowance approximately $13.0 million. As of June 30, 2012, any remaining specific impairments known in prior periods as specific valuation allowances are now tracked as specific allocations to the allowance. In addition to reducing loan balances, including nonperforming loans, this new enhanced loan accounting system had the impact of elevating reported charge-offs for the period and reducing the allowance for loan losses associated with specific reserves.

        The following table shows how Park View Federal's allowance for loan losses is allocated at each of the dates indicated:

	March 31, 2013	June 30, 2012
General allowance	$14,118,663	$14,634,531
Specific allowance	801,568	1,418,334

Total allowance	$14,920,231	$16,052,865

        Management's approach includes establishing a specific valuation allowance by evaluating individual non-performing loans for probable losses based on a systematic approach involving estimating the realizable value of the underlying collateral. Additionally, management establishes a general valuation allowance for pools of performing loans segregated by collateral type. For the general valuation allowance, management is applying a prudent loss factor based on Park View Federal's historical loss experience, trends based on changes to non-performing loans and foreclosure activity, effectiveness of its credit administration processes and management's subjective evaluation of the local population and economic environment. The loan portfolio is segregated into categories based on collateral type and a loss factor is applied to each category. The initial basis for each loss factor is Park View Federal's loss experience for each category. Historical loss percentages are calculated and adjusted by taking charge-offs in each risk category during the past 18 months and dividing the total by the average balance of each category.

        A provision for loan losses is recorded when necessary to bring the allowance to a level consistent with this analysis. Management believes it uses the best information available to make a determination as to the adequacy of the allowance for loan losses. The current period provision for loan losses reflects the impact on the loss factors applied to pools of performing loans due to the recent increase in Park View Federal's historical loss experience.

        Management's ongoing analysis of the allowance for loan losses considers changes in nonaccrual loans and changes in probable loan losses as economic conditions deteriorate and the underlying collateral is subjected to an elongated foreclosure process.

Investment Activities

        Park View Federal's investment policy currently allows for investment in various types of liquid assets, including U.S. government and U.S. government-sponsored enterprise securities, time deposits at the FHLB of Cincinnati, certificates of deposit or bankers' acceptances at other federally insured depository institutions, and Trust Preferred, corporate and mortgage-backed securities. The general objective of Park View Federal's investment policy is to maximize returns without compromising liquidity or creating undue credit or interest rate risk. Park View Federal's equity investments consisted of floating rate preferred stock issued by Freddie Mac and Fannie Mae. During 2010, these securities were sold, resulting in a pre-tax gain of $24,000.

        Park View Federal reports its investments, other than marketable equity securities and securities available for sale, at cost as adjusted for discounts and unamortized premiums. Park View Federal has the intent and ability and generally holds all securities until maturity.

        During both the nine months ended March 31, 2013 and the fiscal year ended June 2012, Park View Federal did not sell mortgage-backed securities available for sale. At present, management is not aware of any conditions or circumstances which could impair its ability to hold its remaining securities to maturity. In accordance with its general investment policy, Park View Federal held U.S. government sponsored enterprise, Trust Preferred, corporate and mortgage-backed securities, and FHLB of Cincinnati stock at March 31, 2013 and at June 30, 2012. For additional information regarding Park

View Federal's investment activities, see Note 4 of Notes to Consolidated Financial Statements for the Nine Months Ended March 31, 2013 and 2012 and Note 2 of Notes to Consolidated Financial Statements for Years Ended June 30, 2012, 2011 and 2010.

Deposit Activity and Other Sources of Funds

  General

        Deposits are the primary source of Park View Federal's funds for lending, investment activities and general operational purposes. In addition to deposits, Park View Federal derives funds from loan principal and interest repayments, maturities of securities and interest payments thereon. Although loan repayments are a relatively stable source of funds, deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds, or on a longer term basis for general operational purposes.

  Deposits

        Park View Federal attracts deposits principally from within its primary market area by offering a variety of deposit instruments, including checking accounts, money market accounts, regular savings accounts and certificates of deposit, which generally range in maturity from seven days to five years. Deposit terms vary according to the minimum balance required, the length of time the funds must remain on deposit and the interest rate. Maturities, terms, service fees and withdrawal penalties for its deposit accounts are established by Park View Federal on a periodic basis. Park View Federal generally reviews its deposit mix and pricing on a weekly basis. In determining the characteristics of its deposit accounts, Park View Federal considers the rates offered by competing institutions, funds acquisition costs and liquidity requirements, growth goals and federal regulations. Under the terms of the Stipulation and Consent to the Issuance of Order to Cease and Desist that Park View Federal entered into with the Office of Thrift Supervision on October 19, 2009, in which Park View Federal consented to the issuance of an Order to Cease and Desist without admitting or denying that grounds exist for an administrative proceeding against the bank, Park View Federal was prohibited from accepting brokered deposits or offering rates more than 75 basis points above the national average rate. On August 27, 2012, the Office of the Comptroller of the Currency, which had replaced the Office of Thrift Supervision as Park View Federal's primary regulator, terminated the Order to Cease and Desist. See Note 11 of Notes to Consolidated Financial Statements for the Nine Months Ended March 31, 2013 and 2012 and Note 21 of Notes to Consolidated Financial Statements for Years Ended June 30, 2012, 2011 and 2010 for additional information with respect to the Order to Cease and Desist and its termination.

        Park View Federal competes for deposits with other institutions in its market area by offering deposit instruments that are competitively priced and providing customer service through convenient and attractive offices, knowledgeable and efficient staff, and hours of service that meet customers' needs. To provide additional convenience, Park View Federal participates in the nationwide MoneyPass® ATM/debit card Automated Teller Machine network, through which customers can gain access to their accounts at any time.

        The following table sets forth the deposits in Park View Federal as of March 31, 2013:

Weighted Average Interest Rate	Category	Minimum Balance	Balance (in thousands)	Percentage of Total Deposits
0.16%	NOW accounts	$50	$38,718	6.23%
0.10	Passbook statement accounts	5	48,567	7.82
0.43	Money market accounts	1,000	148,023	23.83
0.00	Non-interest earning demand accounts	50	62,603	10.08

			297,911	47.96
	Certificates of Deposit
0.83	3 months or less	500	49,578	7.98
0.77	3 - 6 months	500	43,142	6.95
0.81	6 - 12 months	500	86,764	13.97
1.04	1 - 3 years	500	115,580	18.61
1.68	More than three years	500	28,192	4.54

0.97	Total certificates of deposit		323,256	52.04

	Total deposits		$621,167	100.00%

        The following table sets forth the average balances and average interest rates based on month-end balances for interest-bearing demand deposits and time deposits during the periods indicated:

	For the Nine Months Ended March 31, 2013
	Interest-Bearing Demand Deposits	Savings Deposits	Time Deposits
Average balance	$183,826	$47,039	$347,559
Average rate paid	0.45%	0.10%	1.09%

	For the Year Ended June 30,
	2012			2011			2010
	Interest- Bearing Demand Deposits	Savings Deposits	Time Deposits	Interest- Bearing Demand Deposits	Savings Deposits	Time Deposits	Interest- Bearing Demand Deposits	Savings Deposits	Time Deposits
Average balance	$168,005	$47,722	$406,142	$137,140	$51,707	$431,439	$108,232	$64,995	$497,236
Average rate paid	0.50%	0.11%	1.03%	0.71%	0.23%	1.91%	0.97%	0.86%	2.56%

        The rates currently paid on certificates maturing within one year or less are lower than the rates currently being paid on similar certificates of deposit maturing thereafter. Park View Federal will seek to retain these deposits to the extent consistent with its long-term objective of maintaining positive interest rate spreads. Depending upon interest rates existing at the time such certificates mature, Park View Federal's cost of funds may be significantly affected by the rollover of these funds. A decrease in such cost of funds, if any, may have a material impact on Park View Federal's operations. To the extent such deposits do not roll over, Park View Federal may, if necessary, use other sources of funds, including borrowings from the FHLB of Cincinnati, to replace such deposits. For additional information, see the section captioned "—Borrowings" on page 115.

        The following table indicates the amount of Park View Federal's certificates of deposit of $100,000 or more by time remaining until maturity as of March 31, 2013:

Maturity Period	Certificates of Deposit
(In thousands)
Three months or less	$17,258
Over three through six months	18,727
Three through six months	28,874
Over six through 12 months	46,972
Over 12 months	12,693

Total	$124,524

  Borrowings

        Savings deposits historically have been the primary source of funds for Park View Federal's lending, investments and general operating activities. Park View Federal is authorized, however, to use advances from the FHLB of Cincinnati to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The FHLB of Cincinnati functions as a central reserve bank providing credit for savings institutions and certain other member financial institutions. As a member of the FHLB, Park View Federal is required to own stock in the FHLB of Cincinnati and is authorized to apply for advances. Advances are made pursuant to several different programs, each of which has its own interest rate and range of maturities. Park View Federal has a Blanket Agreement for advances with the FHLB under which Park View Federal may borrow up to 50% of its assets subject to normal collateral and underwriting requirements. Park View Federal currently has two commitments with the FHLB of Cincinnati for flexible lines of credit, referred to as a cash management advance ("CMA") and a Repo advance ("REPO"), in the amounts of $30 million and $200 million, respectively, which can be drawn on to the extent of collateral pledged. At March 31, 2013 and June 30, 2012, Park View Federal had borrowing capacity of $230.0 million on these lines of credit, subject to available collateral. The CMA and the REPO were not drawn down at March 31, 2013. Advances from the FHLB of Cincinnati are secured by Park View Federal's stock in the FHLB of Cincinnati and other eligible assets. In addition, PVF Service Corporation had a loan with an outstanding balance of $1.0 million as of March 31, 2013 collateralized by real estate. For additional information, refer to Note 7 of Notes to Consolidated Financial Statements for Years Ended June 30, 2012, 2011 and 2010.

        The following table sets forth certain information regarding Park View Federal's advances from the FHLB of Cincinnati for the periods indicated:

		At June 30,
	March 31, 2013
		2012	2011	2010
		(Dollars in thousands)
Amounts outstanding at end of period	$35,000	$35,000	$35,000	$35,000
Weighted average rate	2.96%	2.96%	2.96%	2.96%
Maximum amount outstanding at any month end	$35,000	$35,000	$35,000	$45,000
Approximate average outstanding balance	$35,000	$35,000	$35,000	$35,056
Weighted average rate	2.96%	2.96%	2.96%	2.95%

Subsidiary Activities

        Park View Federal is required to give the FDIC and the Office of the Comptroller of the Currency 30 days prior notice before establishing or acquiring a new subsidiary or commencing a new activity through an existing subsidiary. Both the FDIC and the Office of the Comptroller of the Currency have the authority to prohibit the initiation of, and to order the termination of, subsidiary activities determined to pose a risk to the safety or soundness of the institution.

        As a federally chartered savings bank, Park View Federal is permitted to invest an amount equal to 2% of its assets in subsidiaries, with an additional investment of 1% of assets where such investment serves primarily community, inner-city and community development purposes. Under such limitations, as of March 31, 2013, Park View Federal was authorized to invest up to approximately $24 million in the shares of, or as loans to, subsidiaries, including the additional 1% investment for community, inner-city and community development purposes. Institutions meeting their applicable minimum regulatory capital requirements may invest up to 50% of their regulatory capital in conforming first mortgage loans to subsidiaries in which they own 10% or more of the capital stock. Park View Federal currently exceeds its regulatory capital requirements.

        PVF Capital has three active subsidiaries, Park View Federal, PVF Service Corporation and Mid Pines Land Company. PVF Service Corporation is engaged in the activities of land acquisition and real estate investment and Mid Pines Land Company holds an investment in land adjacent to PVF Capital's Corporate Center. PVF Capital has three nonactive subsidiaries, PVF Community Development Corp., PVF Mortgage Corp. and PVF Holdings, Inc., which have been chartered for future activity. Park View Federal has also created various limited liability companies that have taken title to property acquired through or in lieu of foreclosure.

  PVF Service Corporation

        At March 31, 2013, PVF Service Corporation had the following investments: (1) a $.1 million investment in a joint venture that owns real estate leased to Park View Federal for use as a branch office in Avon, Ohio; (2) a $0.1 million investment in a joint venture for a branch office location in Mayfield Heights, Ohio; (3) an interest in Park View Plaza, a joint venture, which is a strip center in Cleveland, Ohio that includes Park View Federal's Cleveland branch office; (4) an interest in a joint venture containing a title company, PVF Title Services, LLC; and (5) a $4.2 million investment in office properties used by PVF Capital and Park View Federal that includes the Corporate Center in Solon, Ohio, and branch offices in Bainbridge, Ohio and Chardon, Ohio. In November 2008, PVF Service Corporation refinanced a line of credit loan for $1.6 million. The balance at March 31, 2013 and at June 30, 2012 was $1.0 million, and the loan is secured by the Corporate Center in Solon, Ohio.

  Mid Pines Land Company

        At March 31, 2013, Mid Pines Land Company had an investment of $0.6 million in land adjacent to PVF Capital's Corporate Center in Solon, Ohio.

Competition

        Park View Federal faces strong competition both in originating real estate and other loans and in attracting deposits. Park View Federal competes for real estate and other loans principally on the basis of interest rates and the loan fees it charges, the type of loans it originates and the quality of services it provides to borrowers. Its competition in originating real estate loans comes primarily from other savings institutions, commercial banks and mortgage bankers making loans secured by real estate that are located in Park View Federal's market area.

        Park View Federal generally attracts all its deposits through its branch offices primarily from the communities in which these branch offices are located. Consequently, competition for deposits is principally from other savings institutions, commercial banks, credit unions and brokers in these communities. Park View Federal competes for deposits and loans by offering a variety of deposit accounts at competitive rates, a wide array of loan products, convenient business hours and branch locations, a commitment to outstanding customer service and a well-trained staff. In addition, Park View Federal believes it has developed strong relationships with local businesses, realtors, builders and the public in general, giving it an excellent image in the community.

Employees

        PVF Capital and its subsidiaries had 173 full-time employees and 29 part-time employees, as of March 31, 2013, none of whom was represented by a collective bargaining agreement. PVF Capital believes it enjoys a good relationship with its personnel.

Regulation

  General

        For the fiscal year ended June 30, 2012 and continuing to date, PVF Capital and Park View Federal, as a federally chartered savings and loan holding company and federal savings association, respectively, have been subject to examination and comprehensive federal regulation and oversight by the Office of the Comptroller of the Currency. Park View Federal has also been and continues to be subject to regulation and examination by the FDIC, which insures the deposits of Park View Federal to the maximum extent permitted by law, and certain other requirements established by the Federal Reserve Board.

        The investment and lending authority of savings institutions is prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws or regulations. Such regulations and supervision primarily are intended for the protection of depositors and not for the purpose of protecting shareholders.

        Federal law provides federal banking regulators, including the Office of the Comptroller of the Currency, the Federal Reserve Board and the FDIC, with substantial enforcement powers. The enforcement authority of the Office of the Comptroller of the Currency and the Federal Reserve Board over savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe and unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of the Comptroller of the Currency and the Federal Reserve Board.

  Recently Enacted Regulatory Reform

        Federal regulators continue to implement many provisions of the Dodd-Frank Act, which was signed into law by President Obama on July 21, 2010. The following discussion summarizes significant aspects of the new law that affect or are already affecting PVF Capital and Park View Federal:

  •
  Effective July 21, 2011, the Office of the Comptroller of the Currency assumed responsibility from the Office of Thrift Supervision for the examination, supervision and regulation of federal savings associations and rulemaking for federal and state savings associations, and the authority of the other remaining bank regulatory agencies has been restructured;

  •
  The Consumer Financial Protection Bureau has been established and empowered to exercise broad regulatory, supervisory and enforcement authority with respect to both new and existing consumer financial protection laws;

  •
  New capital regulations for thrift holding companies have been adopted and any new trust preferred securities no longer count toward Tier 1 capital;

  •
  The prohibition on the payment of interest on demand deposits has been repealed, effective July 21, 2011;

  •
  The deposit insurance assessment base calculation has been expanded to equal a depository institution's total assets minus the sum of its average tangible equity during the assessment period; and

  •
  New corporate governance requirements, which are generally applicable to most larger public companies, now require new compensation practices, including, but not limited to, providing shareholders the opportunity to cast a non-binding vote on executive compensation, to consider the independence of compensation advisors and requiring new executive compensation disclosure.

        Many provisions of the Dodd-Frank Act have not yet been implemented and will require interpretation and rule making by federal regulators. PVF Capital is closely monitoring all relevant sections of the Dodd-Frank Act to ensure continued compliance with the applicable portions of the law and its rules and regulations. While the ultimate effect of the Dodd-Frank Act on us cannot currently be determined, the law and its implementing rules and regulations are increasing compliance costs and may restrict our operations, all of which may have a material adverse effect on our operating results and financial condition.

  Regulation of Park View Federal

  General

        As a savings institution, Park View Federal is subject to extensive regulation by federal banking regulators, and its deposits are insured by the Deposit Insurance Fund, which is administered by the FDIC. The lending activities and other investments of Park View Federal must comply with various federal regulatory requirements. The Office of the Comptroller of the Currency periodically examines Park View Federal for compliance with various regulatory requirements. The FDIC also has the authority to conduct special examinations of FDIC-insured savings institutions. Park View Federal must regularly file reports describing its activities and financial condition. Park View Federal is also subject to certain reserve requirements promulgated by the Federal Reserve Board. This supervision and regulation is intended primarily for the protection of depositors. Certain of these regulatory requirements are referred to below or elsewhere herein. The discussion is not intended to be a complete explanation of all applicable laws and regulations and is qualified in its entirety by reference to the actual statutes and regulations involved.

  Regulatory Capital Requirements

        Under current regulations of the Office of the Comptroller of the Currency, savings institutions must maintain "tangible" capital equal to at least 1.5% of adjusted total assets, Tier 1 capital (core) equal to at least 4.0% (or 3.0% if the institution is the highest rated under the Office of the Comptroller of the Currency's examination rating system) of adjusted total assets and "total capital," a combination of Tier 1 and "supplementary" capital, equal to at least 8.0% of "risk-weighted" assets. The Office of the Comptroller of the Currency continues to enforce regulations which impose certain restrictions on savings associations that have a total risk-based capital ratio that is less than 8.0%, a ratio of Tier 1 capital to risk-weighted assets of less than 4.0% or a ratio of Tier 1 capital to adjusted total assets of less than 4.0% (or 3.0% if the institution is the highest rated). For purposes of these regulations, Tier 1 capital generally consists of common shareholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. For additional information regarding regulatory capital requirements, see the section captioned "—Prompt Corrective Regulatory Action" on page 121. Investments in subsidiaries that are engaged as principal in activities not permissible for national banks must also be deducted from Tier 1 capital. Park View Federal was in compliance with all applicable regulatory capital requirements at both March 31, 2013 and June 30, 2012.

        In determining compliance with the risk-based capital requirement, a savings institution calculates its total capital, which may include both core capital and supplementary capital, provided the amount of supplementary capital does not exceed the savings institution's core capital. Supplementary capital is defined to include certain preferred stock issues, certain approved subordinated debt, certain other capital instruments, a portion of the savings institution's allowances for loan and lease losses allowances, and up to 45% of unrealized net gains on equity securities. Total core and supplementary capital are reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements and equity investments other than those deducted from core and tangible capital. At both March 31, 2013 and June 30, 2012, Park View Federal had no equity investments for which federal regulations require a deduction from total capital.

        The risk-based capital requirements are measured against risk-weighted assets, which equal the sum of each asset and the credit-equivalent amount of each off-balance sheet item after being multiplied by an assigned risk weight. Under the Office of the Comptroller of the Currency's risk-weighting system, one- to four-family first mortgages not more than 90 days past due with loan-to-value ratios under 80% and multi-family mortgages (or residential property consisting of five or more dwelling units) with loan-to-value ratios under 80% are assigned a risk weight of 50%. Consumer, home equity and land loans, residential and nonresidential construction loans and commercial real estate loans are assigned a risk weight of 100%. Mortgage-backed securities issued, or fully guaranteed as to principal and interest, by Fannie Mae or Freddie Mac are assigned a 20% risk weight. Cash and United States government securities backed by the full faith and credit of the United States government are given a 0% risk weight. At March 31, 2013 and June 30, 2012, Park View Federal's risk-weighted assets were $607.4 million and $595.1 million, and its total risk-based capital was $83.6 million and $77.3 million, or 13.76% and 13.00%, of risk-weighted assets, respectively.

        The table below presents Park View Federal's capital position at March 31, 2013 and June 30, 2012, relative to its various minimum regulatory capital requirements:

	At March 31, 2013		At June 30, 2012
	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
	(Dollars in thousands)		(Dollars in thousands)
Tangible Capital	$75,932	9.92%	$69,787	8.66%
Tangible Capital Requirement	11,478	1.50	12,084	1.50

Excess	64,454	8.42%	57,703	7.16%

Tier 1 Risk-Based Capital	$75,932	12.50%	$69,787	11.73%
Tier 1 Risk-Based Capital Requirement	36,449	6.00	35,704	6.00

Excess	39,483	6.50%	34,083	5.73%

Tier 1/Core Capital	$75,932	9.92%	$69,787	8.66%
Tier 1/Core Capital Requirements	38,259	5.00	64,448	8.00

Excess	37,673	4.92%	5,339	0.66%

Risk-Based Capital	$83,616	13.76%	$77,332	13.00%
Risk-Based Capital Requirement	60,748	10.00	71,407	12.00

Excess	22,868	3.76%	5,925	1.00%

(1)
Based upon adjusted total assets for purposes of the tangible, core and Tier 1 capital requirements, and risk-weighted assets for purposes of the Tier 1 risk-based and risk-based capital requirements.

        In addition to requiring generally applicable capital standards for savings institutions, the Office of the Comptroller of the Currency has the authority to establish the minimum level of capital for a savings institution at such amount or at such ratio of capital-to-assets as is determined to be necessary or appropriate for such institution in light of the particular circumstances of the institution. The failure of any savings institution to maintain capital at or above such level is an unsafe or unsound practice and such a savings institution may be issued a directive requiring such savings institution to submit and adhere to a plan for increasing capital. On October 19, 2009, Park View Federal was directed by the Office of Thrift Supervision to raise its Tier 1 core capital and total risk-based capital ratios to 8.0% and 12.0%, respectively. As of June 30, 2012, Park View Federal continued to exceed the minimum capital ratios required under the Order to Cease and Desist of the Office of Thrift Supervision. As discussed in Note 11 of Notes to Consolidated Financial Statements for the Nine Months Ended March 31, 2013 and 2012, the Office of the Comptroller of the Currency, which had replaced the Office of Thrift Supervision as Park View Federal's primary regulator, has terminated the Order to Cease and Desist.

        The banking regulators have proposed and are considering new regulations that would increase the amount and the calculation of capital required for all financial institutions.

  Regulatory Agreements

        On October 19, 2009, PVF Capital and Park View Federal each entered into a Stipulation and Consent to the Issuance of Order to Cease and Desist with the Office of Thrift Supervision, in which they each consented to the issuance of an Order to Cease and Desist without admitting or denying that grounds existed for the Office of Thrift Supervision to initiate an administrative proceeding against them. Effective July 21, 2011, the Office of the Comptroller of the Currency and the Federal Reserve

Board succeeded to all powers, authorities, rights and duties of the Office of Thrift Supervision relating to the cease and desist orders as a result of the Dodd-Frank Act.

        The cease and desist order against Park View Federal required Park View Federal to take several actions, including but not limited to: (i) by December 31, 2009, meet and maintain (1) a Tier 1 (core) capital ratio of at least 8.0% and (2) a total risk-based capital ratio of at least 12.0% after the funding of an adequate allowance for loan and lease losses and submit a detailed plan to accomplish this; (ii) if Park View Federal fails to meet these capital requirements at any time after December 31, 2009, within 15 days thereafter prepare a written contingency plan detailing actions to be taken, with specific time frames, providing for (a) a merger with another federally insured depository institution or holding company thereof, or (b) voluntary liquidation; (iii) adopt revisions to Park View Federal's liquidity policy to, among other things, increase its minimum liquidity ratio; (iv) reduce the level of adversely classified assets to no more than 50% of core capital plus allowance for loan and lease losses by December 31, 2010 and reduce the level of adversely classified assets and assets designated as special mention to no more than 65% of core capital plus allowance for loan and lease losses by December 31, 2010; (v) submit a new business plan to the Office of Thrift Supervision for approval that will include the requirements contained in the cease and desist order and that also will include well-supported and realistic strategies to achieve consistent profitability by September 30, 2010; (vi) restrict quarterly asset growth to an amount not to exceed net interest credited on deposit liabilities until the Office of Thrift Supervision approves of the new business plan; (vii) cease to accept, renew or roll over any brokered deposit or act as a deposit broker, without the prior written waiver of the FDIC; and (viii) not declare or pay dividends or make any other capital distributions from Park View Federal without receiving prior approval of the Office of Thrift Supervision.

        The cease and desist order against PVF Capital required PVF Capital to take several actions, including, but not limited to: (i) submit a capital plan that includes, among other things, (1) the establishment of a minimum tangible capital ratio of tangible equity capital to total tangible assets commensurate with PVF Capital's consolidated risk profile, and (2) specific plans to reduce the risks to PVF Capital from its current debt levels and debt servicing requirements; (ii) not declare, make or pay any cash dividends or other capital distributions or purchase, repurchase or redeem or commit to purchase, repurchase or redeem PVF Capital equity stock without the prior non-objection of the Office of Thrift Supervision, except that this provision does not apply to immaterial capital stock redemptions that arise in the normal course of PVF Capital's business in connection with its share-based compensation plans; and (iii) not incur, issue, renew, roll over or increase any debt or commit to do so without the prior non-objection of the Office of Thrift Supervision (debt includes loans, bonds, cumulative preferred stock, hybrid capital instruments such as subordinated debt or trust preferred securities, and guarantees of debt).

        The cease and desist orders against PVF Capital and Park View Federal also imposed certain on-going reporting obligations and additional restrictions on severance and indemnification payments, changes in directors and management, employment agreements and compensation arrangements, third party service contracts and transactions with affiliates.

        On August 27, 2012, the cease and desist order against Park View Federal was terminated by Office of the Comptroller of the Currency, which had replaced the Office of Thrift Supervision as Park View Federal's primary regulator. On December 15, 2012, the cease and desist order against PVF Capital was terminated by the Federal Reserve Board, which had replaced the Office of Thrift Supervision as PVF Capital's primary regulator.

  Prompt Corrective Regulatory Action

        Under the Federal Deposit Insurance Corporation Improvement Act of 1991, federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees if the institution would thereafter fail to satisfy any of its capital requirements. An institution that fails to meet the minimum level for any relevant capital measure (an "undercapitalized institution") is: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. The capital restoration plan must include a guarantee by the institution's holding company that the institution will comply with the capital restoration plan until it has been adequately capitalized on average for four consecutive quarters, under which the holding company would be liable up to the lesser of 5% of the institution's total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan. A "significantly undercapitalized" institution, as well as any undercapitalized institution that did not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers, and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution could also be required to divest the institution or the institution could be required to divest subsidiaries. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior approval and the institution is prohibited from making payments of principal or interest on its subordinated debt. In their discretion, the federal banking regulators may also impose the foregoing sanctions on an undercapitalized institution if the regulators determine that such actions are necessary to carry out the purposes of the prompt corrective action provisions. If an institution's ratio of tangible capital to total assets falls below a "critical capital level," the institution will be subject to conservatorship or receivership within specified time periods.

        Under regulations jointly adopted by the federal banking regulators, a savings institution's capital adequacy for purposes of the prompt corrective action rules under the FDIC Improvement Act is determined on the basis of the institution's total risk-based capital ratio (the ratio of its total capital to risk-weighted assets), Tier 1 risk-based capital ratio (the ratio of its core capital to risk-weighted assets) and leverage ratio (the ratio of its Tier 1 or core capital to adjusted total assets). The following table shows the capital ratio requirements for each prompt corrective action category:

	Well Capitalized	Adequately Capitalized		Undercapitalized		Significantly Undercapitalized
Total risk-based capital ratio	10.0% or more	8.0% or more		Less than 8.0%		Less than 6.0%
Tier 1 risk-based capital ratio	6.0% or more	4.0% or more		Less than 4.0%		Less than 3.0%
Leverage ratio	5.0% or more	4.0% or more	*	Less than 4.0%	*	Less than 3.0%

*
3.0% if the institution has the highest examination rating.

        A "critically undercapitalized" savings institution is defined as a savings institution that has a ratio of "tangible equity" to total assets of less than 2.0%. Tangible equity is defined as core capital plus cumulative preferred stock less all intangibles other than qualifying supervisory goodwill and certain servicing rights. The Office of the Comptroller of the Currency may reclassify a well-capitalized savings association as adequately capitalized and may require an adequately capitalized or undercapitalized institution to comply with the supervisory actions applicable to institutions in the next lower capital category (but may not reclassify a significantly undercapitalized institution as critically undercapitalized) if the Office of the Comptroller of the Currency determines, after notice and an opportunity for a hearing, that the savings institution is in an unsafe or unsound condition or that the institution has received and not corrected a less-than-satisfactory rating for any examination rating category. At March 31, 2013, Park View Federal met the capital requirements to be deemed a well-capitalized institution for purposes of the prompt corrective action regulations. For more information regarding the position of Park View Federal with respect to the prompt corrective action rules under the FDIC Improvement Act, see Note 11 of Notes to Consolidated Financial Statements for the Nine Months Ended March 31, 2013 and 2012 and Notes 13 and 21 of Notes to Consolidated Financial Statements for Years Ended June 30, 2012, 2011 and 2010.

  Safety and Soundness Standards

        Interagency Guidelines Establishing Standards for Safety and Soundness require savings institutions to maintain internal controls and information systems and internal audit systems that are appropriate for the size, nature and scope of the institution's business. The guidelines also establish certain basic standards for loan documentation, credit underwriting, interest rate risk exposure, and asset growth. The guidelines further provide that savings institutions should maintain safeguards to prevent the payment of compensation, fees and benefits that are excessive or that could lead to material financial loss, and should take into account factors such as comparable compensation practices at peer institutions. If the Office of the Comptroller of the Currency determines that a savings institution is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines. Failure to submit or implement a compliance plan may subject the institution to regulatory sanctions. Additionally, a savings institution should maintain systems, commensurate with its size and the nature and scope of its operations, to identify problem assets and prevent deterioration in those assets as well as to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves.

  Federal Home Loan Bank System

        Park View Federal is a member of the FHLB, which consists of 12 regional FHLBs subject to supervision and regulation by the Federal Housing Finance Agency. The FHLB provides a central credit facility primarily for member institutions. As a member of the FHLB, Park View Federal is required to acquire and hold specified amounts of capital stock in the FHLB of Cincinnati. Park View Federal was in compliance with this requirement with an investment in FHLB of Cincinnati stock at March 31, 2013 of $12.8 million. The FHLB of Cincinnati's ability to pay dividends to its shareholders is subject to a variety of factors such as legal requirements, Park View Federal's financial condition and income and economic conditions.

        Long-term advances may be made only for the purpose of providing funds for residential housing finance, small business loans, small farm loans and small agri-business loans. At March 31, 2013, Park View Federal had $35 million in advances outstanding from the FHLB of Cincinnati. For more information regarding Park View Federal's sources of funds, see the section captioned "—Borrowings" on page 115.

  Loan and Investment Powers

        Federal savings associations, such as Park View Federal, are subject to certain lending and investment restrictions imposed by the Home Owners' Loan Act and the Office of the Comptroller of the Currency's implementing regulations thereunder. Under these laws and regulations, federal savings associations may invest in mortgage loans secured by residential and commercial real estate, commercial and consumer loans, certain types of debt securities and certain other assets. Federal savings associations may also establish service corporations that may engage in activities not otherwise permissible, including certain real estate equity investments and securities and insurance brokerage activities. These investment powers are subject to various limitations. At March 31, 2013, Park View Federal met all lending restrictions imposed under the Home Owners' Loan Act.

   Qualified Thrift Lender Test

        Pursuant to the provisions of the Home Owners' Loan Act, a savings association must meet the standard of a qualified thrift lender. Under the qualified thrift lender test, Park View Federal is required to maintain at least 65% of its "portfolio assets" in certain "qualified thrift investments" on a monthly basis in at least nine months of the most recent twelve-month period. "Portfolio assets" means, in general, an association's total assets less the sum of: (1) specified liquid assets up to 20% of total assets; (2) goodwill and other intangible assets; and (3) the value of property used to conduct Park View Federal's business. "Qualified thrift investments" include various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities and consumer loans. If a savings association fails the qualified thrift lender test, it must operate under certain restrictions on its activities. The Dodd-Frank Act made non-compliance potentially subject to agency enforcement action for violation of law. At March 31, 2013, Park View Federal qualified as a qualified thrift lender. Additionally, Park View Federal had also met the qualified thrift lender test in each of the prior 12 months.

  Uniform Lending Standards

        Under current federal banking regulations, savings institutions must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards including loan-to-value limits that are clear and measurable, loan administration procedures and documentation, approval and reporting requirements. Park View Federal believes that its current lending policies conform to these guidelines.

  Insurance of Deposit Accounts

        The deposits of Park View Federal are insured to the maximum extent permitted by the Deposit Insurance Fund and are backed by the full faith and credit of the U.S. government. Under the FDIC's risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels, and certain other factors, with less risky institutions paying lower assessments. An institution's assessment rate depends upon the category to which it is assigned.

        In order to cover losses to the Deposit Insurance Fund, the FDIC imposed on all insured institutions a special emergency assessment of five basis points of total assets minus Tier 1 capital, as of June 30, 2009 (capped at ten basis points of an institution's deposit assessment base). The amount of Park View Federal's special assessment, which was paid on September 30, 2009, was $430,387. The FDIC provided for similar assessments during the final two quarters of 2009, if deemed necessary. However, in lieu of further special assessments, the FDIC required insured institutions to prepay estimated quarterly risk-based assessments for the fourth quarter of 2009 through the fourth quarter of 2012. Nevertheless, pursuant to discretionary authority granted to the FDIC, the FDIC determined to exempt Park View Federal from having to prepay its quarterly risk-based assessment for the fourth quarter of 2009, and all of 2010, 2011 and 2012.

        The Emergency Economic Stabilization Act of 2008 ("EESA") instituted two temporary programs effective through December 31, 2009 to further insure customer deposits at FDIC-member banks: deposit accounts were insured up to $250,000 per customer (up from $100,000) and noninterest-bearing transactional accounts were fully insured (unlimited coverage). The Dodd-Frank Act made permanent the $250,000 per customer insurance limit for deposit accounts, and in November 2010, the FDIC issued a final rule under the Dodd-Frank Act that continued temporary unlimited coverage for noninterest-bearing transaction accounts. The separate coverage for noninterest-bearing transaction accounts became effective on December 31, 2010 and terminated on December 31, 2012.

        All FDIC-insured depository institutions must pay an additional quarterly assessment, based on deposit levels, to provide funds for the payment of interest on bonds issued by the Financing Corporation ("FICO"), a federal corporation chartered under the authority of the Federal Housing Finance Board. The FICO bonds were issued to capitalize the Federal Savings and Loan Insurance Corporation. The FICO assessments are adjusted quarterly to reflect changes in the assessment bases of the FDIC's insurance funds and do not vary regardless of a depository institution's capitalization or supervisory evaluations.

        The FDIC has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of PVF Capital. Management cannot predict what insurance assessment rates will be in the future. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, insured institutions. It also may prohibit any insured institution from engaging in any activity determined by regulation or order to pose a serious threat to the FDIC. In addition, the FDIC has the authority to initiate enforcement actions against savings institutions, after giving the Office of the Comptroller of the Currency an opportunity to take such action.

  Dividend Limitations

        Under applicable federal regulations, Park View Federal may not pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors of Park View Federal at the time of its conversion from mutual to stock form.

        Federal regulations require that savings institutions submit notice to the Office of the Comptroller of the Currency prior to making a capital distribution (which includes dividends, share repurchases and amounts paid to shareholders of another institution in a cash merger) if the institution is a subsidiary of a holding company. A savings institution must make application to the Office of the Comptroller of the Currency to pay a capital distribution if: (1) the institution would not be adequately capitalized following the distribution; (2) the institution's total distributions for the calendar year exceed the institution's net income for the calendar year to date plus its net income (less distributions) for the preceding two years; or (3) the distribution would otherwise violate applicable law or regulation or an agreement with or conditions imposed by the Office of the Comptroller of the Currency. As a subsidiary of a savings and loan holding company, Park View Federal must, at a minimum, provide prior notice to the Office of the Comptroller of the Currency of capital distributions. The Office of the Comptroller of the Currency may disapprove or deny a capital distribution if in the view of the Office of the Comptroller of the Currency, the capital distribution would constitute an unsafe or unsound practice.

        In addition to the foregoing, earnings of Park View Federal appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends without payment of taxes at the then current tax rate by Park View Federal on the amount of earnings removed from the reserves for such distributions. For additional information regarding federal income taxes, see the section titled "—Taxation" on page 129. Park View Federal intends to make full use of this favorable tax treatment and does not contemplate using any of its earnings in a manner which would limit its bad debt deduction or create Federal tax liabilities.

  Federal Reserve System

        Federal Reserve Board regulations require federally chartered savings associations to maintain non-interest-earning cash reserves against their transaction accounts (primarily NOW and demand deposit accounts). At March 31, 2013, Park View Federal met its reserve requirements. Since required reserves must be maintained in the form of either vault cash, an account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce Park View Federal's interest income.

  Interstate Branching

        Federal law permits federal savings institutions to branch in any state or states of the U.S. and its territories, subject to certain exceptions. Except in supervisory cases or when interstate branching is otherwise permitted by state law or other statutory provision, an institution may not establish an out-of-state branch unless: (i) the institution qualifies as a "domestic building and loan association" under §7701(a)(19) of the Internal Revenue Code or meets the qualified thrift lender test and the total assets attributable to all branches of the association in the state would qualify such branches taken as a whole for treatment as a domestic building and loan association or as a qualified thrift lender; and (ii) such branch would not result in (1) formation of a prohibited multi-state multiple savings and loan holding company, or (2) a violation of certain statutory restrictions on branching by savings institution subsidiaries of bank holding companies. Federal savings institutions generally may not establish new branches unless the institution meets or exceeds minimum regulatory capital requirements. The Office of the Comptroller of the Currency will also consider the institution's record of compliance with the Community Reinvestment Act in connection with any branch application.

  Loans to One Borrower Limitations

        Under federal law, loans and extensions of credit, to anyone may generally not exceed 15% of the unimpaired capital and surplus of the savings institution. Loans and extensions of credit fully secured by certain readily marketable collateral may represent an additional 10% of unimpaired capital and surplus. At March 31, 2013, Park View Federal's lending limit under this restriction is $13.6 million.

  Enforcement

        Effective July 21, 2011, the Office of the Comptroller of the Currency assumed primary enforcement responsibility over federal savings institutions. In this regard, the Office of the Comptroller of the Currency has the authority to bring actions against the institution and all institution-affiliated parties, including shareholders, and any attorneys, appraisers and accountants, who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The FDIC has the authority to recommend to the Office of the Comptroller of the Currency that enforcement action to be taken with respect to a particular savings institution. If action is not taken by the Office of the Comptroller of the Currency, the FDIC has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

  Transactions with Affiliates

        Transactions between savings institutions and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings institution is any company or entity which controls, is controlled by or is under common control with the savings institution. In a holding company context, the parent holding company of a savings institution (such as PVF Capital) and any companies which are controlled by such parent holding company are affiliates of the savings institution. Generally, Sections 23A and 23B: (i) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus; (ii) specify certain collateral requirements for particular transactions with affiliates; and (iii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to an unaffiliated customer. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. In addition to the restrictions imposed by Sections 23A and 23B, no savings institution may: (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies; or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings institution. Park View Federal is also prohibited from extending credit to or offering any other services, or fixing or varying the consideration for such extension of credit or service, on condition that the customer obtain some additional services from the institution or certain of its affiliates or not obtain services of a competitor of the institution, subject to certain exceptions.

        Savings institutions are also subject to the restrictions contained in Section 22(h) and Section 22(g) of the Federal Reserve Act on loans to executive officers, directors and principal shareholders. Under Section 22(h), loans to a director, executive officer or to a greater than 10% shareholder of a savings institution, and certain affiliated entities of the foregoing, may not exceed, together with all other outstanding loans to such person and affiliated entities, the institution's loan to one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus and an additional 10% of such capital and surplus for loans fully secured by certain readily marketable collateral). Section 22(h) also prohibits loans above specified amounts to directors, executive officers and greater than 10% shareholders of a savings institution, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the institution, with any "interested" director not participating in the voting. The specified amounts are the greater of $25,000 or 5% of capital and surplus (and any loan or loans aggregating to $500,000 or more). Further, loans to directors, executive officers and principal shareholders must be made on terms substantially the same as offered in comparable transactions to other persons. There is an exception to that requirement where such loans are made pursuant to a benefit or compensation program that is widely available to employees of the institution and the program does not give preference to directors or executive officers over other employees.

        Section 22(g) of the Federal Reserve Act and Regulation O promulgated by the Federal Reserve Board requires that loans to executive officers of depository institutions not be made on terms more favorable than those afforded to other borrowers, requires approval for such extensions of credit by the board of directors of the institution, and imposes reporting requirements for and additional restrictions on the type, amount and terms of credits to such officers. Extensions of credit to executive officers, directors, and greater than 10% shareholders of a depository institution by any other institution which has a correspondent banking relationship with the institution are prohibited, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

  Regulation of PVF Capital

  General

        PVF Capital is a savings and loan holding company as defined by the Home Owners' Loan Act. Effective July 21, 2011, the Dodd-Frank Act regulatory restructuring transferred to the Federal Reserve Board the responsibility for regulating and supervising savings and loan holding companies, such as PVF Capital. As a subsidiary of a savings and loan holding company, Park View Federal is subject to certain restrictions in its dealings with PVF Capital and affiliates thereof.

  Capital

        Savings and loan holding companies are not currently subject to specific regulatory capital requirements. The Dodd-Frank Act, however, requires the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to the institutions themselves. There is a five-year transition period from the July 21, 2010 (the date of enactment of the Dodd-Frank Act) before the capital requirements will apply to savings and loan holding companies.

  Source of Strength

        The Dodd-Frank Act also extends the "source of strength" doctrine to savings and loan holding companies. The regulatory agencies must promulgate regulations implementing the "source of strength" policy that holding companies act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

  Activities Restrictions

        The board of directors of PVF Capital presently intends to operate PVF Capital as a unitary savings and loan holding company. Since PVF Capital became a unitary savings and loan holding company before May 4, 1999, there are generally no restrictions on the activities of PVF Capital; however, this broad latitude to engage in activities can be restricted if the Federal Reserve Board determines an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings association or if the association fails to qualify as a qualified thrift lender. The Federal Reserve Board may impose restrictions it deems necessary to address such risk, including limiting (i) payment of dividends by the savings association; (ii) transactions between the savings association and its affiliates; and (iii) any activities of the savings association that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings association.

        If PVF Capital were to acquire control of another savings institution to be held as a separate subsidiary, PVF Capital would become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and each subsidiary savings institution meets the qualified thrift lender test, the activities of PVF Capital and any of its subsidiaries (other than Park View Federal or other subsidiary savings institutions) would thereafter be subject to further restrictions.

  Restrictions on Acquisitions

        According to federal law, savings and loan holding companies are generally prohibited from acquiring, without prior approval: (i) control of any other savings institution or savings and loan holding company or substantially all the assets thereof: or (ii) more than 5% of the voting shares of a savings institution or holding company thereof which is not a subsidiary. Except with the prior approval of the Federal Reserve Board, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may also acquire control of any savings institution, other than a subsidiary savings institution, or of any other savings and loan holding company.

  Acquisition of PVF Capital

        Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire control of a savings and loan holding company or savings institution. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the outstanding voting stock of the company or institution, unless the Federal Reserve Board has found that the acquisition will not result in a change of control of PVF Capital. Under the Federal Change in Bank Control Act, the Federal Reserve Board has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that acquires control would then be subject to regulation as a savings and loan holding company.

  Taxation

  General

        PVF Capital and its subsidiaries currently file a consolidated federal income tax return based on a fiscal year ending June 30. Consolidated returns have the effect of eliminating intercompany distributions, including dividends, from the computation of consolidated taxable income for the taxable year in which the distributions occur.

  Federal Income Taxation

        PVF Capital and Park View Federal are both subject to the federal tax laws and regulations which apply to corporations generally. In addition to the regular income tax, PVF Capital and Park View Federal may be subject to an alternative minimum tax. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax. Payments of alternative minimum tax may be used as credits against regular tax liabilities in future years.

        Savings institutions are subject to the provisions of the Internal Revenue Code in the same general manner as other corporations. Prior to legislation in 1996, institutions such as Park View Federal, which met certain definitional tests and other conditions prescribed by the Internal Revenue Code, benefitted from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. Legislation that is effective for tax years beginning after December 31, 1995 repealed the reserve method available to thrifts and required institutions to recapture into taxable income over a six taxable year period the portion of the tax loan loss reserve that exceeds the pre-1988 tax loan loss reserve. Park View Federal had no such excess reserve. Park View Federal is no longer allowed to use the percentage of taxable income method for tax loan loss provisions, but is allowed to use the experience method of accounting for bad debts as long as it is not considered a large thrift. Beginning with its June 30, 1997 taxable year, Park View Federal was treated the same as a small commercial bank. Institutions with less than $500 million in assets were still permitted to make deductible bad debt additions to reserves, using the experience method. Beginning with the June 30, 2000 taxable year, Park View Federal began being taxed as a large thrift and is only able to take a tax deduction when a loan is actually charged off.

        Earnings appropriated to Park View Federal's bad debt reserve and claimed as a tax deduction are not available for the payment of cash dividends or for distribution to shareholders (including distributions made on dissolution or liquidation), unless the bank includes the amount in taxable income, along with the amount deemed necessary to pay the resulting federal income tax.

        Park View Federal's federal income tax returns through June 30, 2009 were audited by the Internal Revenue Service. Subsequent fiscal years remain open to audit.

        For further information regarding federal income taxes, see Note 12 of Notes to Consolidated Financial Statements for the Nine Months Ended March 31, 2013 and 2012 and Note 10 of Notes to Consolidated Financial Statements for Years Ended June 30, 2012, 2011 and 2010.

  State Income Taxation

        Park View Federal is subject to Ohio franchise tax based on its equity capital plus certain reserve amounts. Total equity capital for this purpose is reduced by certain exempted assets. The resulting net taxable value of capital is taxed at a rate of 1.3%. PVF Capital generally elects to be taxed as a qualifying holding company and pay Ohio tax based on its net income only. The other subsidiaries of PVF Capital are taxed on the greater of a tax based on net income or net worth.

Legal Proceedings

        From time to time, PVF Capital and/or Park View Federal is a party to various legal proceedings incident to its business. There are no material legal proceedings to which PVF Capital or Park View Federal is a party or to which any of their property is subject.

 Properties

        The following table sets forth the location and certain additional information regarding PVF Capital's offices at June 30, 2012:

Location	Year Opened/ Acquired	Total Deposits	Net Book Value at June 30, 2012	Owned or Leased/ Expiration	Approximate Square Footage
	(Dollars in thousands)
Main Office:
30000 Aurora Rd.	2000	$36,107	4,435	Owned	51,635
Solon, Ohio
Branch Offices:
2111 Richmond Road	1967	68,942	232	Lease	2,750
Beachwood, Ohio				12/31/19
413 Northfield Road	2002	36,160	49	Lease	3,084
Bedford, Ohio				10/31/15
11010 Clifton Boulevard	1974	22,094	—	Lease	1,550
Cleveland, Ohio				10/31/16
13901 Ridge Road	1999	66,136	24	Lease	3,278
North Royalton, Ohio				8/31/19
6990 Heisley Road	1994	52,034	—	Lease	2,400
Mentor, Ohio				10/31/18
1244 SOM Center Road	2004	56,838	54	Lease	2,200
Mayfield Heights, Ohio				6/30/14
497 East Aurora Road	1994	50,919	—	Lease	2,400
Macedonia, Ohio				9/30/14
8500 Washington Street	1995	38,285	561	Owned	2,700
Chagrin Falls, Ohio
408 Water Street	1998	31,025	464	Owned	2,800
Chardon, Ohio
3613 Medina Road	2000	41,407	23	Lease	2,440
Medina, Ohio				2/28/13
16909 Chagrin Boulevard	2000	24,825	—	Lease	2,904
Shaker Heights, Ohio				6/30/13
36311 Detroit Road	2002	32,883	28	Lease	3,375
Avon, Ohio				8/31/17
17780 Pearl Road	2002	42,126	26	Lease	3,500
Strongsville, Ohio				8/31/17
9305 Market Square Drive	2003	15,589	908	Owned	3,700
Streetsboro, Ohio
215 West Garfield Road	2005	18,315	25	Lease	4,700
Aurora, Ohio				12/31/20
10071 Darrow Road	2010	23,281	54	Lease	3,422
Twinsburg, Ohio				8/31/15

        At June 30, 2012, the net book value of PVF Capital's premises, furniture, fixtures and equipment was $7.2 million. See Note 5 of Notes to Consolidated Financial Statements for Years Ended June 30, 2012, 2011 and 2010 further information.

        PVF Capital also owns real estate in Solon, Ohio. See "Subsidiary Activities—PVF Service Corporation" on page 116 for further information.

Market Value and Dividend Information

        PVF Capital's common shares trade under the symbol "PVFC" on the Nasdaq Capital Market. PVF Capital had 26,081,460 common shares outstanding and approximately 140 holders of record of common shares on the record date. Federal regulations applicable to all federal savings institutions, such as Park View Federal, limit the dividends that may be paid by Park View Federal to PVF Capital. Any dividends paid may not reduce Park View Federal's capital below minimum regulatory requirements.

        At June 30, 2012, as adjusted to reflect all stock dividends, PVF Capital had acquired a total of 472,725 shares, or 1.8%, of its common shares. PVF Capital's cash dividend policy remains dependent upon the Company's financial condition, earnings, capital needs, regulatory requirements and economic conditions.

        For information regarding the range of the high and low bid prices for PVF Capital's common shares for the calendar quarters ended September 30, 2010 through July 22, 2013, see "Comparative Market Prices and Dividends" on page 160.

PVF CAPITAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following analysis discusses changes in financial condition and results of operations at and for the three and nine months ended March 31, 2013 and the year ended June 30, 2012 for PVF Capital, Park View Federal, its principal and wholly-owned subsidiary, PVF Service Corporation, a wholly-owned real estate subsidiary, Mid Pines Land Company, a wholly-owned real estate subsidiary, and PVF Holdings, Inc., PVF Community Development and PVF Mortgage Corporation, three wholly-owned and currently inactive subsidiaries, and should be read in conjunction with the accompanying PVF Capital Corp. Consolidated Financial Statements beginning on page F-1.

Forward-Looking Statements

        When used in this proxy statement/prospectus, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs concerning future events and it is possible that the results described in this proxy statement/prospectus will not be achieved. Such statements are subject to certain risks and uncertainties including changes in economic conditions in PVF Capital's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in PVF Capital's market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. PVF Capital does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events except as required by law.

 Recent Adjustments to Financial Statements for Freddie Mac Interest

        During the quarter ended December 31, 2012, PVF Capital identified that it was not making appropriate adjustments with respect to interest on residential mortgage loans originated and sold into the secondary market. In these mortgage sales, interest was advanced by Freddie Mac for the period from the first day of the month until the date of settlement with Freddie Mac to ensure a whole payment is subsequently remitted by PVF Capital to Freddie Mac. Such amounts should have been reversed monthly from interest income and included in the liability account of funds due Freddie Mac. It was determined that the adjustments to reverse interest income were not made beginning August, 2011.

        PVF Capital applied relevant guidance from the SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements ("SAB 108") to assess the materiality of the interest income adjustments described above. It was determined, based upon the assessment, that the adjustment was immaterial to the previously reported amounts contained in PVF Capital's prior periodic filings. Although the interest income adjustments were immaterial to prior periods, recording the cumulative impact of the out-of period correction in the second quarter of 2013 would be material. Therefore PVF Capital applied the guidance for accounting for changes and error corrections and revised the prior period financial statements presented per SAB 108.

        Applying these revisions to the periods included in the accompanying consolidated financial statements reduced previously reported net income by $194,937 for the quarter ended March 31, 2012 and $383,144 for the nine months ended March 31, 2012. The applicable effect on the prior year balance sheet and statement of operations related to the adjustment for interest income on residential loans is reflected in Note 2 of the Notes to Consolidated Financial Statements for the Nine Months Ended March 31, 2013 and 2012.

FINANCIAL HIGHLIGHTS

	At or for the three months ended
(dollars in thousands except per share data)	03/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
Balance Sheet Data:
Total assets	$760,456	$781,798	$779,123	$791,450	$806,472
Loans receivable	562,137	569,716	559,322	557,680	563,557
Allowance for loan losses	14,920	15,140	16,136	16,053	16,914
Loans receivable held for sale, net	9,348	30,089	19,766	25,063	16,386
Cash and cash equivalents	99,994	94,458	114,575	120,110	134,496
Securities available for sale	41,419	39,761	38,281	38,658	40,908
Deposits	621,167	634,313	646,150	655,979	667,198
Borrowings	35,966	35,993	36,019	36,046	36,073
Shareholders' equity	77,337	75,098	72,077	70,131	69,385
Nonperforming loans	17,044	18,594	17,864	19,900	23,542
Other nonperforming assets	7,251	7,744	7,232	7,734	9,552
Tangible common equity ratio	10.17%	9.61%	9.25%	8.86%	8.60%
Book value per share	$2.97	$2.90	$2.78	$2.72	$2.69
Common shares outstanding at period end	26,048,842	25,927,214	25,919,470	25,820,424	25,820,424

	At or for the three months ended
(dollars in thousands except per share data)	03/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
Operating Data:
Interest income	$6,893	$7,214	$7,258	$7,212	$7,345
Interest expense	1,277	1,441	1,596	1,737	1,861

Net interest income before provision for loan losses	5,615	5,773	5,662	5,475	5,484
Provision for loan losses	—	1,000	1,050	1,500	2,016

Net interest income (loss) after provision for loan losses	5,615	4,773	4,612	3,975	3,468
Non-interest income	2,911	4,206	3,291	3,043	3,275
Non-interest expense	6,691	6,256	6,505	6,602	6,518

Income (loss) before federal income taxes	1,836	2,723	1,398	415	225
Federal income tax expense (benefit)	73	57	—	(194)	—

Net income (loss)	$1,763	$2,666	$1,398	$609	$225

Basic earnings (loss) per share	$0.07	$0.10	$0.05	$0.02	$0.01

Diluted earnings (loss) per share	$0.07	$0.10	$0.05	$0.02	$0.01

Performance Ratios:
Return on average assets	0.91%	1.37%	0.70%	0.30%	0.11%
Return on average equity	9.25%	14.49%	7.98%	4.71%	2.42%
Net interest margin	3.21%	3.16%	3.12%	2.94%	2.99%
Interest rate spread	3.11%	3.13%	3.07%	2.88%	2.91%
Efficiency ratio	80.01%	61.09%	69.21%	72.38%	69.55%
Shareholders' equity to total assets (all tangible)	10.17%	9.61%	9.25%	8.86%	8.60%
Asset Quality Ratios:
Nonperforming assets to total assets	3.19%	3.37%	3.22%	3.51%	4.10%
Nonperforming loans to total loans	3.03%	3.26%	3.19%	3.60%	4.18%
Allowance for loan losses to total loans	2.65%	2.66%	2.88%	2.88%	3.00%
Allowance for loan losses to nonperforming loans	87.54%	81.42%	90.32%	80.67%	71.85%
Net charge-offs to average loans, annualized	0.15%	1.37%	0.67%	1.64%	1.86%
Park View Federal Regulatory Capital Ratios:
Ratio of tangible capital to adjusted total assets	9.93%	9.36%	9.06%	8.66%	8.50%
Ratio of tier one (core) capital to adjusted total assets	9.93%	9.36%	9.06%	8.66%	8.50%
Ratio of tier one risk-based capital to risk-weighted assets	12.51%	11.66%	11.94%	11.73%	11.60%
Ratio of total risk-based capital to risk-weighted assets	13.77%	12.93%	13.20%	13.00%	12.87%

        Consolidated assets of PVF Capital were $760.5 million as of March 31, 2013, an increase of approximately $31.0 million, or 3.9%, as compared to June 30, 2012. PVF Capital's regulatory capital ratios for Tier 1 (core) capital, Tier 1 risk-based capital, and total risk-based capital were 9.92%, 12.50%, and 13.76%, respectively, at March 31, 2013. At March 31, 2013, PVF Capital's cash and cash equivalents, which consist of cash, interest-bearing deposits and federal funds sold, totaled $100.0 million, a decrease of $20.1 million, or 16.7%, as compared to June 30, 2012. The change in PVF Capital's cash and cash equivalents consisted of increases in cash of $14.0 million and a decrease in interest-bearing deposits of $34.1 million as PVF Capital deployed a portion of its liquidity to fund the reduction in deposits and reduce its cost of funds.

        Mortgage application volume remained elevated in the current quarter, due to a low interest rate environment. The mortgage activity centered around the origination of fixed-rate, single-family loans in PVF Capital's geographic markets, with most originated for sale in the secondary market rather than for its portfolio. The origination and sale of fixed-rate loans has historically generated gains on sale and allowed PVF Capital to increase its investment in loans serviced, without assuming the interest-rate risk associated with holding long-term fixed-rate assets, which facilitates the maintenance of stronger liquidity levels.

        During the nine months ended March 31, 2013, securities available for sale decreased by $2.8 million as a result of the purchases of $10.7 million in mortgage-backed securities and $3.9 million in corporate securities which was offset by principal repayments, calls exercised, and the amortization of book premium totaling $17.4 million. For the year ended June 30, 2012, securities available for sale increased by $14.3 million as a result of the purchase of $26.0 million of trust preferred and corporate securities, call or maturities of $12.0 million and a market valuation adjustment of $0.3 million.

        Loans receivable increased by $5.6 million, or 1.0%, during the nine months ended March 31, 2013. PVF Capital continued its strategic focus on the origination of high quality commercial and industrial loans and select commercial real estate loans, experiencing growth in performing loans of approximately $7.3 million, or 1.4%, during this same period. During the quarter ended March 31, 2013, PVF Capital recorded net charge-offs of $0.2 million. Since June 30, 2012, PVF Capital has successfully realized a decline in nonperforming loans or $2.9 million, or 14.6%. PVF Capital continues to sell almost all new residential loan production in the secondary market in this interest rate environment, as PVF Capital manages its interest rate and liquidity risk along with its capital ratios. PVF Capital remains focused on the origination of commercial and industrial loans for its portfolio as part of its plan to diversify its balance sheet.

        PVF Capital does not originate sub-prime loans and only originates Alt A loans for sale, without recourse, in the secondary market. PVF Capital considers sub-prime borrowers typically to have weakened credit histories that include payment delinquencies and possibly more severe problems such as charge-offs, judgments and bankruptcies. They may also display reduced repayment capacity as measured by credit scores, debt-to-income ratios, or other criteria that may encompass borrowers with incomplete credit histories. Sub-prime loans are loans to borrowers displaying one or more of these characteristics at the time of origination or purchase. PVF Capital also does not originate any hybrid loans, low-doc/no-doc loans or payment option ARMs. All one-to-four family loans are underwritten according to agency underwriting standards. Exceptions, if any, are submitted to PVF Capital's board loan committee for approval. Any exposure PVF Capital may have to these types of loans is immaterial.

        The decrease of $15.7 million in loans receivable held for sale as of March 31, 2013 was the result of steady new loan originations and timing differences between the origination and the sale of loans from period to period. One-to-four family mortgage application volume, although lower than the quarter ended December 31, 2012, has remained elevated in the current period as compared to prior year period as a result of lower interest rates, resulting in higher purchasing and refinancing activity and related revenue.

        For the nine months ended March 31, 2013, OREO decreased $0.5 million. The activity for the period consisted of the addition of properties totaling approximately $3.2 million, offset by the disposal of properties totaling $2.7 million. PVF Capital realized a net loss of approximately $0.2 million on the disposition of these properties. PVF Capital also recorded an impairment charge of $1.0 million on the carrying amount of real estate still in inventory at March 31, 2013, based on updated valuations and market conditions. At March 31, 2013, PVF Capital held 39 properties, totaling $7.3 million in other real estate owned. The OREO included 14 single-family properties, 19 land properties, and 6 commercial properties.

        PVF Capital generally seeks to fund loan activity and liquidity by generating deposits through its branch network and through the use of various borrowing facilities. Since June 30, 2012 deposits decreased by $34.8 million, or 5.3% which was a result of an increase of $26.5 million in non-maturing deposits offset by a decrease of $61.3 million in retail certificates of deposit. The decline in retail certificates of deposit was strategically directed as part of management's relationship pricing initiative, which targeted rate sensitive, non-relationship deposits for reduction, coupled with an emphasis on increasing commercial deposits. Management will continue to modify its noncore deposit strategies to support the funding needs of PVF Capital's loan activities, while maintaining appropriate liquidity levels, as it executes its strategies to diversify its funding mix by expanding core deposit relationships and building business deposits.

        The increase in advances from borrowers for taxes and insurance of $3.9 million for the period ended March 31, 2013 was attributable to timing differences between the collection and payment of taxes and insurance. The decrease of $7.2 million in accrued expenses and other liabilities was primarily the result of timing differences between the collection and remittance of funds received on loans serviced for investors.

Results of Operations: Three months ended March 31, 2013, compared to three months ended March 31, 2012

        PVF Capital's net income is dependent primarily on its net interest income, which is the difference between interest earned on its loans and investments and interest paid on interest-bearing liabilities. Net interest income is determined by: (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest-rate spread"); and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. PVF Capital's interest-rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand, the collectability of loans, and deposit flows. Net interest income also includes amortization of loan origination fees, net of origination costs.

        PVF Capital's net income is also affected by the generation of non-interest income, which primarily consists of loan servicing income, service fees on deposit accounts, and gains on the sale of loans held for sale. In addition, net income is affected by the level of operating expenses, loan loss provisions, and costs associated with the acquisition, maintenance and disposal of real estate.

        PVF Capital recognized a net profit for the three months ended March 31, 2013 of $1.8 million, or $0.07 per basic and diluted share, as compared to $0.2 million, or $0.01 per basic and diluted share, for the prior-year comparable period. The increase in income is the result of an increase in net interest income of $0.1 million, an increase in gain on sale of SBA loans of $0.6 million offset by decrease in mortgage banking activity of $0.8 million, a decrease in the provision for loan losses of $2.0 million, and an increase in operating expenses of $0.2 million, as a result of $0.3 million in merger-related expenses.

  Net Interest Income

        Despite lower interest-earning assets and liabilities, net interest income for the three months ended March 31, 2013 increased by $0.1 million, as compared to the prior-year comparable period. The decrease in interest income was offset by a larger decline in interest expense. Total interest income decreased $0.5 million during the current period compared with the same period in the prior year. A continued effort to replace nonperforming loans with performing loans as well as the change in mix of cash and available for sale securities to acquire better yielding assets limited the decline in yield during the ongoing low rate environment. Total interest expense declined $0.6 million from a year ago, due to a decline in the level of deposits, and combined with PVF Capital's ability to lower the cost of funds in this continued low rate environment. The low interest rate environment has allowed more repricing opportunities, augmenting a more rapid decline in cost of funds.

        The following table presents comparative information for the three months ended March 31, 2013 and 2012, respectively, with respect to average balances and average yields and costs for interest-earning assets and interest-bearing liabilities:

	March 31, 2013			March 31, 2012
	Average Balance	Interest	Average Yield/Cost	Average Balance	Revised Interest	Average Yield/Cost
	(dollars in thousands)
Interest-earning assets
Loans(1)	$583,615	$6,523	4.47%	$576,933	$6,884	4.77%
Mortgage-backed securities	19,694	61	1.24%	17,302	95	2.20%
Investments and other	107,108	309	1.15%	143,149	366	1.02%

Total interest-earning assets	710,417	6,893	3.88%	737,384	7,345	3.98%

Non-interest-earning assets	52,329			63,264

Total assets	$762,746			$800,648

Interest-bearing liabilities
Deposits	$625,258	$1,013	0.65%	$657,904	$1,592	0.97%
Borrowings	35,975	265	2.95%	36,081	268	2.97%

Total interest-bearing liabilities	661,233	1,278	0.77%	693,985	1,860	1.07%

Non-interest-bearing liabilities	25,070			36,903

Total liabilities	686,303			730,888
Shareholders' equity	76,443			69,760

Total liabilities and shareholders' equity	$762,746			$800,648

Net interest income		$5,615			$5,485

Interest-rate spread			3.11%			2.91%

Net yield on interest-earning assets			3.21%			2.99%

Interest-earning assets to interest-bearing liabilities	107.44%			106.25%

(1)
Non-accruing loans are included in the average loan balances for the periods presented.

  Provision for Loan Losses and Asset Quality

        PVF Capital carefully monitors its loan portfolio and establishes levels of general and specific reserves for loan losses. Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level considered adequate by management to provide for probable incurred loan losses inherent in the loan portfolio as of each balance sheet date, based on prior loss experience, volume and type of lending conducted by PVF Capital, industry standards and past due loans in Park View Federal's loan portfolio.

        PVF Capital uses a systematic approach in determining the adequacy of its allowance for loan losses and the necessary provision for loan losses, whereby the loan portfolio is reviewed generally and delinquent loan accounts are analyzed individually on a monthly basis. Consideration is given primarily to the types of loans in the portfolio and the overall risk inherent in the portfolio as well as, with respect to individual loans, account status, payment history, ability to repay and probability of repayment, and loan-to-value percentages. After reviewing current economic conditions, changes in delinquency status and actual loan losses incurred by PVF Capital, management establishes an appropriate reserve percentage applicable to each category of loans, and a provision for loan losses is recorded when necessary to bring the allowance to a level consistent with the results of this analysis. Loans are grouped by property type and original loan to value ratio in determining historical loss rates. One-to-four family property type loans are further categorized by first mortgage, second mortgage, and home equity line of credit in addition to owner occupied and non-owner occupied loans. Historical loss rates reflect the actual prior 18 months losses recorded as a percentage of the average loan balance by property type. Management believes it uses the best information available to make a determination with respect to the allowance for loan losses, recognizing that future adjustments may be necessary depending upon a change in economic conditions. Park View Federal's policies require the review of assets on a regular basis, and the bank appropriately classifies loans as well as other assets if warranted.

        For the three months ended March 31, 2013 there was no provision for loan loss recorded in order to bring the total allowance for loan losses to a level considered by management to be appropriate, based on management's evaluation of relevant factors, including the risk characteristics and trends of the loan portfolio, historic and current loss experience, current economic conditions and underlying collateral valuations. This compares with the $2.0 million provision for loan loss recorded for the three months ended March 31, 2012.

        The provision for loan losses for the current period reflects management's judgments about the credit quality of PVF Capital's loan portfolio. As of March 31, 2013, the allowance for loan losses no longer consists of a specific valuation allowance and a general allowance, but within the allowance for loan losses there exists a specific component and a general component. Rather, the allowance for loan losses maintains specific allocations where appropriate on loans where known risks have been identified but no clear loss has been quantified or deemed appropriate to be taken.

        The following is a breakdown of the allowance for loan losses:

	March 31, 2013	June 30, 2012
Allowance	$14,118,664	$14,634,531
Specific allocation	801,568	1,418,334

Total allowance for loan losses	$14,920,232	$16,052,865

        The allowance for loan losses decreased to 2.7% of loans outstanding at March 31, 2013, as compared to 2.9% at June 30, 2012. PVF Capital recorded net charge-offs of $0.2 million for the current quarter, a decline from the $2.0 million recorded for the quarter ended December 31, 2012 and the $1.0 million recorded for the quarter ended September 30, 2012. Although the level of the allowance for loan losses is lower, the coverage ratio of the allowance for loan losses to nonperforming loans improved to 87.5% at March 31, 2013, compared with 80.7% at June 30, 2012, which is attributable to the ongoing reduction in nonperforming loan balances. Adversely classified assets continue to show reductions falling to $36.9 million at March 31, 2013 from $41.6 million at

June 30, 2012. Trends continue to reflect directional improvement; management remains cautious due to continued uncertainty surrounding macroeconomic indicators and will continue to monitor these for future movements.

        Management's approach includes establishing a specific allocation by evaluating individual nonperforming loans for probable losses based on a systematic approach involving estimating the realizable value of the underlying collateral. Additionally, management establishes a general component for pools of performing loans segregated by collateral type. For the general component, management is applying a prudent loss factor based on historical loss experience, trends based on changes to nonperforming loans and foreclosure activity, and a subjective evaluation of the local population and economic environment. The loan portfolio is segregated into categories based on collateral type and a loss factor is applied to each category. The initial basis for each loss factor is PVF Capital's loss experience for each category. Historical loss percentages were calculated previously based on transfers from the general reserve to the specific reserve, indicating a loss has been incurred, and now are calculated based upon actual net charge-offs for each risk category during the historical period and dividing the total by the average balance of each category. Presently, historical loss percentages are updated on a monthly basis using an 18-month rolling average. Subjective adjustments are made to PVF Capital's historical experience, including consideration of trends in delinquencies and classified loans, portfolio growth, national and local economic and business conditions, including unemployment, bankruptcy and foreclosures and effectiveness of credit administration, as appropriate.

        A provision for loan losses is recorded when necessary to bring the allowance to a level consistent with this analysis. Management believes it uses the best information available to make a determination as to the adequacy of the allowance for loan losses. The current provision for loan losses is allocated by loan portfolio segment and lower historical loss factors resulted in recoveries in certain loan portfolio segments in the current period and are illustrated as a negative provision in Note 5 of Notes to Consolidated Financial Statements for the Nine Months Ended March 31, 2013 and 2012 and Note 3 of Notes to Consolidated Financial Statements for Years Ended June 30, 2012, 2011 and 2010.

        The total allowance for loan losses decreased $0.2 million during the three months ended March 31, 2013. Net charge-offs for the quarter were $0.2 million. During the quarter $0.5 million was allowed to one-to-four family construction, $0.2 million was allowed to commercial real estate and $0.4 million was allowed to commercial and industrial loans. The one-to-four family, multi-family, land and consumer segments saw a release of reserves of $0.3 million, $0.2 million, $0.5 million and $10 thousand respectively, back into the general allocation based upon updated historical loss experience.

        Nonperforming assets at March 31, 2013 and June 30, 2012 were as follows:

(Dollars in thousands)	March 31, 2013	June 30, 2012
Loans on non-accruing status
Real estate mortgages:
One-to-four family residential	$7,974	$9,191
Commercial	4,881	4,571
Multi-family residential	491	325
Construction and land	3,508	5,551
Non real estate	171	438

Total loans on nonaccrual status	$17,025	$20,076

Ratio of nonperforming loans to total loans	3.03%	3.60%

Other nonperforming assets	$7,251	$7,734

Total nonperforming assets	$24,276	$27,927

Total nonperforming assets to total assets	3.19%	3.51%

        The levels of nonperforming loans at March 31, 2013 and June 30, 2012 were attributable to continued challenging local economic conditions. Although stabilizing, residential markets nationally and locally have been adversely impacted by an elevated level of foreclosures, as a result of the problems faced by sub-prime borrowers and the resulting contraction of residential credit available to all but the most credit worthy borrowers. Land development projects nationally and locally have experienced slow sales and price decreases. PVF Capital has significant exposure to the residential market in the Greater Cleveland, Ohio area. As a result, in recent years PVF Capital has continued to experience an elevated, but improving level of nonperforming loans. Due to an increase in foreclosure activity in the area, the foreclosure process in Cuyahoga County, PVF Capital's primary market, remains elongated. As such, loans have remained past due for considerable periods prior to being collected, transferred to other real estate owned, or charged off.

  Non-Interest Income

        Non-interest income totaled $2.9 million for the quarter ended March 31, 2013, a decrease of $0.4 million, or 11.1%, from the quarter ended March 31, 2012. This decrease was primarily the result of a decline in net revenue from mortgage banking activities which totaled $2.5 million and is a decrease of $0.9 million from the quarter ended March 31, 2012. PVF Capital pursues a strategy of originating long-term fixed-rate loans pursuant to Freddie Mac and Fannie Mae guidelines and selling such loans to Freddie Mac or Fannie Mae, while retaining the servicing rights of such loans. Although the continued lower interest rate environment allowed PVF Capital to capitalize upon its significant residential mortgage origination capabilities, there has been a slowdown in the level of refinance activities, resulting in a decrease in the gain on sale of mortgages income. Also, included in the mortgage banking results is a $0.2 million recovery to the impairment valuation allowance recognized against the carrying value of PVF Capital's capitalized mortgage servicing rights. Although the majority of mortgage lending activities in the current environment involves refinance, which is highly correlated to interest rate movements and levels and impacts the fair value of mortgage servicing rights, there has been a slowdown in the level of refinance activities and an increase in new purchase loans. As such, the expected level of prepayments from refinance loans has declined and accordingly resulted in an increase in the fair value of mortgage servicing rights.

        Partially offsetting the decline in mortgage banking, PVF Capital sold $4.4 million of government guaranteed loans as part of its SBA business strategy, recognizing a gain of $0.6 million in the current quarter. PVF Capital did not recognize any SBA gains in the quarter ended March 31, 2012. Credit-related costs associated with other real estate owned totaled $0.6 million for the current quarter and equaled the amount recognized for the quarter ended March 31, 2012. The credit-related costs remained elevated and resulted from updated valuations on other real estate owned and losses on property dispositions whose values have shown signs of stabilizing versus a year ago. Service charges and other fees were unchanged from the same quarter of the prior year.

  Non-Interest Expense

        Non-interest expense for the three months ended March 31, 2013 increased by $0.2 million, or 2.7%, from the prior-year comparable period. This resulted from increased compensation of $0.4 million, increased professional and legal fees of $0.2 million and merger-related expenses of $0.3 million, offset by lower FDIC insurance of $0.2 million, a decrease in other real estate owned expenses of $0.1 million and a decrease in other expense of $0.3 million.

        The increase in compensation expense was primarily due to higher expenses associated with incentive compensation expense, commissions and stock based compensation as PVF Capital's performance has significantly improved and returned to profitability.

        The decrease to other real estate owned expense for the current period was attributable to a decline in the acquisition and maintenance of properties acquired through foreclosure as compared with last year, but remains elevated during the current period due to the activity levels associated with problem asset disposition. The decrease in FDIC insurance is related to the release of PVF Capital and Park View Federal from the cease and desist orders issued by the Office of Thrift Supervision in October, 2009.

  Income Tax Expense (Benefit)

        There was a $73 thousand federal income tax provision recorded for the three months ended March 31, 2013, compared to no federal income tax provision on the net loss for the prior-year comparable period. As PVF Capital is projecting full year profitability, it has become subject to the alternative minimum tax. Also, an ongoing analysis of PVF Capital's deferred tax asset has resulted in recognizing a valuation allowance of $2.8 million, resulting in a net deferred tax asset of $0 at March 31, 2013. When determining the amount of deferred tax assets that are more-likely-than-not to be realized, and therefore recorded as a benefit, PVF Capital conducts a regular assessment of all available information. This information includes, but is not limited to, taxable income in prior periods, projected future income, and projected future reversals of deferred tax items.

Results of Operations: Nine months ended March 31, 2013, compared to nine months ended March 31, 2012

        PVF Capital recognized a net profit for the nine months ended March 31, 2013 of $5.8 million, or $0.22 per basic and diluted share, as compared to a net loss of $2.5 million, or $0.10 per basic and diluted share, for the prior-year comparable period. The $8.3 million increase in net income is the result of an increase in net interest income of $1.2 million, a decrease in the provision for loan losses of $3.4 million, and an increase in noninterest income of $4.3 million, primarily associated with mortgage banking activity offset by an increase in operating expenses of $0.4 million.

  Net Interest Income

        Despite lower interest-earning assets and liabilities, net interest income for the nine months ended March 31, 2013 increased by $1.1 million, as compared to the prior-year comparable period. Interest income decreased while a larger decline was realized in interest expense. Total interest income decreased $0.7 million during the current period compared with the same period in the prior year. A continued effort to replace nonperforming loans with performing loans as well as the change in mix of cash and available for sale securities to acquire better yielding assets limited the decline in yield during the ongoing low rate environment. Total interest expense declined $1.8 million from a year ago, due to both a decline in the level of deposits and PVF Capital's continued efforts to lower the cost of funds. The low interest rate environment has allowed more repricing opportunities, augmenting a more rapid decline in the cost of funds.

        The following table presents comparative information for the nine months ended March 31, 2013 and 2012, respectively, with respect to average balances and average yields and costs for interest-earning assets and interest-bearing liabilities:

	March 31, 2013			March 31, 2012
	Average Balance	Interest	Average Yield/Cost	Average Balance	Revised Interest	Average Yield/Cost
	(dollars in thousands)
Interest-earning assets
Loans(1)	$582,407	$20,177	4.62%	$581,210	$20,984	4.81%
Mortgage-backed securities	18,038	191	1.41%	11,777	211	2.39%
Investments and other	119,848	997	1.11%	143,665	841	0.78%

Total interest-earning assets	720,293	21,365	3.95%	736,652	22,036	3.99%

Non-interest-earning assets	54,365			55,421

Total assets	$774,658			$792,073

Interest-bearing liabilities
Deposits	$638,513	$3,509	0.73%	$654,611	$5,324	1.08%
Borrowings	36,002	806	2.99%	36,108	813	3.00%

Total interest-bearing liabilities	674,515	4,315	0.85%	690,719	6,137	1.18%

Non-interest-bearing liabilities	25,494			29,986

Total liabilities	700,009			720,705
Shareholders' equity	74,649			71,368

Total liabilities and shareholders' equity	$774,658			$792,073

Net interest income		$17,050			$15,899

Interest-rate spread			3.10%			2.81%

Net yield on interest-earning assets			3.15%			2.88%

Interest-earning assets to interest-bearing liabilities	106.79%			106.65%

(1)
Non-accruing loans are included in the average loan balances for the periods presented.

  Provision for Loan Losses and Asset Quality

        For the nine months ended March 31, 2013, a provision for loan losses of $2.1 million was recorded to bring the total allowance for loan losses to a level considered by management to be appropriate, based on management's evaluation of relevant factors, including the risk characteristics and trends of the loan portfolio, historic and current loss experience, current economic conditions and underlying collateral valuations. This compares with the $5.5 million for the nine months ended March 31, 2012. The allowance for loan losses decreased to 2.7% of loans outstanding at March 31, 2013 as compared to 2.9% at June 30, 2012 and 3.00% at March 31, 2012. PVF Capital recorded net charge-offs of $3.2 million for the nine months ended March 31, 2013 as compared to the $18.6 million for the nine months ended March 31, 2012.

        The provision for loan losses for the current period reflects management's judgments about the credit quality of PVF Capital's loan portfolio. The coverage ratio of allowance for loan losses to nonperforming loans improved to 87.5% as compared to 80.7% at June 30, 2012 and 71.9% at March 31, 2012. Directional improvement continues as historical experience and macroeconomic indicators are trending upward. Management will continue to monitor future movements.

        The following is a breakdown of the allowance for loan losses:

	March 31, 2013	June 30, 2012
Allowance	$14,118,664	$14,634,531
Specific allocation	801,568	1,418,334

Total allowance for loan losses	$14,920,232	$16,052,865

Non-Interest Income

        For the nine months ended March 31, 2013, non-interest income increased by $4.3 million from the prior-year comparable period. The increase in the current period was primarily attributed to higher income from net mortgage banking activities of approximately $3.2 million, decreased provision for write downs and losses on the disposal of other real estate owned totaling $0.6 million and increased service charges related to electronic banking. Also, PVF Capital sold the guaranteed portions on its SBA loan originations during the period resulting in a gain of $0.6 million. This compares with SBA gains of $0.2 million for the nine months ended March 31, 2012.

        PVF Capital pursues a strategy of originating long-term fixed-rate loans pursuant to Freddie Mac and Fannie Mae guidelines and selling such loans to Freddie Mac or Fannie Mae, while retaining the servicing rights of such loans. The majority of the mortgage lending activities in the current environment continues to involve refinancing and is highly correlated to interest rate movements and levels. The net gains on loan origination and sales activities totaled $10.8 million for the current period, which represented an increase of $3.0 million compared with the prior-year period of $7.8 million. The high level of refinancing in the current period resulted in a loan servicing loss of $1.5 million compared to $1.7 million in the prior-year comparable period. PVF Capital recorded a valuation impairment charge against the book value of the mortgage loan servicing rights of $0.5 million and $0.6 million for the nine months ended March 31, 2013 and 2012, respectively.

        Gains and losses on the sale of OREO, including write-downs, is recorded in non-interest income and was a net loss of $1.2 million for the nine months ended March 31, 2013, down from the net loss of $1.7 million for the same prior-year period, as real estate values and dispositions have begun to stabilize.

  Non-Interest Expense

        Non-interest expense for the nine months ended March 31, 2013 increased by $0.4 million, or 2.1%, from the prior-year comparable period. This resulted from increased compensation of $1.2 million, and outside service costs of $0.4 million offset by lower OREO expenses of $0.7 million and a decrease in FDIC insurance of $0.4 million.

        The increase in compensation expense is primarily due to higher expenses associated with incentive compensation expense, commissions and stock based compensation along with related payroll taxes as PVF Capital's performance has significantly improved and returned to profitability. Also contributing to the increase are higher health care expenses related to increased claims and related higher health care costs.

        The decrease to OREO expense for the current period is attributable to a decline in the acquisition and maintenance of properties acquired through foreclosure as compared with last year, but remains elevated during the current period due to the activity levels associated with problem asset disposition. The increase in outside services was primarily due to increased cost associated with the migration to an outside service provider for information technology.

  Income Tax Expense (Benefit)

        There was a $130,000 federal income tax provision recorded for the nine months ended March 31, 2013, compared to a $25,178 benefit on the net loss for the prior-year comparable period. An ongoing analysis of PVF Capital's deferred tax asset has resulted in recognizing a valuation allowance of $2.8 million, resulting in a net deferred tax asset of $0 at March 31, 2013.

Results of Operations: For the year ended June 30, 2012 compared to year ended June 30, 2011

        PVF Capital recognized a net loss for the year ended June 30, 2012 of $1.3 million, or $.05 basic loss per share and $.05 diluted loss per share compared to a net loss at June 30, 2011 of $9.7 million, or $.38 basic and diluted loss per share. PVF Capital's results for 2012 improved by $8.4 million from the prior year. The improvement for 2012 was attributable to an increase in net interest income, a decrease in the provision for loan losses, an increase in non-interest income, and a federal income tax benefit partially offset by an increase in non-interest expense. The increase to net interest income was attributable to a decrease in the level of activity of nonperforming loans and a continued effort to reduce cost of funds. The provision for loan losses decreased $6.6 million as a result of a decrease in nonperforming loans and lower estimated losses associated with specifically identified loans. Non-interest income increased by $1.1 million primarily the result of higher overall mortgage banking revenue of $2.5 million. This increase was offset by a decrease in gains on the sale of securities of $1.2 million.

        Losses on OREO and the provision for losses on the sale of OREO increased in 2012. Income decreased on the cash surrender value of Bank-Owned Life Insurance from the prior year. Gains recorded on the sale of loans originated for sale and income from PVF Capital's share of profits generated by its ownership interest in PVF Title Services were up from 2011, remaining strong in 2012. The increase in non-interest expense resulted primarily from increases in compensation that resulted from Park View Federal continuing to strengthen staff in commercial, retail, SBA lending and support areas. This increase was offset by decreases in office occupancy and equipment, insurance expense, professional and legal, and real estate owned expense in the current period.

  Net Interest Income

        Net interest income amounted to $22.0 million for the year ended June 30, 2012, as compared to $20.8 million for the year ended June 30, 2011. Changes in the level of net interest income reflect changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities.

        The following table presents comparative information for the year ended June 30, 2012 and 2011, respectively, with respect to average balances and average yields and costs for interest-earning assets and interest-bearing liabilities:

	2012			2011
(Dollars in thousands)	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost
Interest-earning assets:
Loans(1)	$580,112	$28,383	4.89%	$608,886	$30,215	4.96%
Mortgage-backed securities	12,889	290	2.25	42,364	1,749	4.13
Securities and other interest-earning assets	145,956	1,175	0.81	128,417	1,018	0.79

Total interest-earning assets	738,957	29,848	4.04	779,667	32,982	4.23

Non-interest-earning assets	54,215			38,572

Total assets	$793,172			$818,239

Interest-bearing liabilities:
Deposits	$657,500	6,793	1.03	$651,360	9,247	1.42
Borrowings	36,094	1,081	2.99	71,022	2,913	4.10

Total interest-bearing liabilities	693,594	7,874	1.14	722,382	12,160	1.68
Non-interest-bearing liabilities	28,210			18,000

Total liabilities	721,804			740,382
Shareholders' equity	71,368			78,087

Total liabilities and shareholders' equity	$793,172			$818,469

Net interest income		$21,974			$20,822

Interest rate spread			2.90%			2.55%

Net yield on interest-earning assets			2.97%			2.67%

Ratio of average interest-earning assets to average interest-bearing liabilities		106.54%			107.93%

(1)
Non-accruing loans are included in the average loan balances for the periods presented.

  Provision for Loan Losses and Asset Quality

        For the year ended June 30, 2012, a provision for loan losses of $7.0 million was recorded, while a provision for loan losses of $13.5 million was recorded in the prior year. The provision for loan losses for the year ended June 30, 2012 reflected management's judgments about the additional inherent risk in PVF Capital's loan portfolio as management continues to reduce problem and nonperforming loans, the continued challenges of national and local residential markets, and negative local population and economic indicators. The 2012 provision for loan losses also reflects specific loss reserves established for loans individually identified as impaired. The decline in the provision for loan losses in 2012 can be attributed to declining levels of charge offs and impairments recognized and a significant decrease in the migration of performing loans to delinquent and nonperforming loans.

  Non-Interest Income

        Non-interest income amounted to $9.1 million and $7.9 million for the years ended June 30, 2012 and 2011, respectively. The fluctuations in non-interest income were due primarily to fluctuations in income derived from mortgage banking activities, fee income on deposit accounts, net losses on the sale of OREO and the gain on sale of SBA loans. Mortgage banking activity is subject to variability due to changes in mortgage origination volume and as a result of PVF Capital's pipeline interest rate risk management activities. PVF Capital typically covers a portion of the pipeline with forward loan sales contracts. Changes in the value of these contracts and in interest rate lock commitments to PVF Capital's borrowers cause mortgage banking income to fluctuate from period to period. Income attributable to mortgage banking activities consists of net loan servicing income, gains and losses on the sale of loans, and market valuation provisions and recoveries. Income from mortgage banking activities amounted to $9.1 million and $6.6 million for the years ended June 30, 2012 and 2011, respectively. The increase in income from mortgage banking activities was primarily due to gains recorded on loans sold as a result of elevated refinancing activity from historically low interest rates.

  Non-Interest Expense

        Non-interest expense amounted to $25.7 million and $24.8 million for the years ended June 30, 2012 and 2011, respectively. The principal component of non-interest expense is compensation and related benefits which amounted to $11.5 million and $10.7 million for the years ended June 30, 2012 and 2011, respectively. The increase in compensation for the year ended June 30, 2012 was due primarily to increased staffing. Office occupancy totaled $2.4 million and $2.5 million for the years ended June 30, 2012 and 2011, respectively. Other components of non-interest expense totaled $11.8 million and $11.6 million for the years ended June 30, 2012 and 2011, respectively. Changes in other non-interest expense were primarily the result of increased, outside services expense.

  Income Tax Expense (Benefit)

        PVF Capital's federal income tax expense (benefit) was $(.2) million and $0.1 million for the years ended June 30, 2012 and 2011, respectively. PVF Capital had a valuation allowance against all of its net deferred tax assets at June 30, 2012 and 2011 such that the net deferred tax asset was $0 for both periods

Liquidity and Capital Resources

        PVF Capital's shareholders' equity totaled $77.3 million and $70.1 million for the quarters ended March 31, 2013 and 2012, respectively. On March 26, 2010, PVF Capital completed a rights offering and an offering to a standby investor. Stockholders exercised subscription rights to purchase all 14,706,247 shares offered at a subscription price of $1.75 per share. Additionally, the standby investor purchased 2,436,610 shares at the subscription price of $1.75 per share. In total, PVF Capital raised proceeds of $27,964,015, net of issuance costs. Upon completing the offering, PVF Capital contributed approximately $20.0 million of the proceeds to the capital of Park View Federal to improve its regulatory capital position. At March 31, 2013, Park View Federal's Tier 1 (core) capital ratio was 9.92% and its total risk-based capital ratio was 13.76%. Park View Federal's primary regulator, the Office of the Comptroller of the Currency, has implemented a statutory framework for capital requirements which establishes five categories of capital strength ranging from "well capitalized" to "critically undercapitalized." An institution's category depends upon its capital level in relation to relevant capital measures, including two risk-based capital measures, a tangible capital measure and a core/leverage capital measure. At March 31, 2013, Park View Federal was in compliance with all of the current applicable regulatory capital measurements to meet the definition of a well-capitalized institution, as demonstrated in the following table:

(In thousands)	Park View Federal Capital	Percent of Assets(1)	Requirement for Well-Capitalized Institution
Tangible capital	$75,932	9.92%	1.50%
Tier-1 core capital	75,932	9.92%	4.00%
Tier-1 risk-based capital	75,932	12.50%	4.00%
Total risk-based capital	83,612	13.76%	8.00%

(1)
Tangible and core capital levels are shown as a percentage of total adjusted assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

        Park View Federal's liquidity measures its ability to fund loans and meet withdrawals of deposits and other cash outflows in a cost-effective manner. Park View Federal's primary sources of funds for operations are deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities, sales of loans, proceeds from maturing securities, and advances from the FHLB of Cincinnati. While loan and mortgage-backed securities payments and maturing securities are relatively stable sources of funds, deposit flows and loan and mortgage-backed securities prepayments are greatly influenced by prevailing interest rates, economic conditions and competition. FHLB advances may be used on a short-term basis to compensate for deposit outflows or on a long-term basis to support expanded lending and investment activities.

        Park View Federal uses its capital resources principally to meet its ongoing commitment to fund existing and continuing loan commitments, fund maturing certificates of deposit and deposit withdrawals, repay borrowings, maintain its liquidity and meet operating expenses. At June 30, 2012, Park View Federal had commitments to originate loans totaling $69.2 million, of which $66.0 million are intended to be sold, commitments to fund equity lines of credit totaling $51.7 million, and $.8 million of undisbursed loans in process. Scheduled maturities of certificates of deposit during the 12 months following June 30, 2012 totaled $293.6 million. Management believes that a significant portion of the amounts maturing during fiscal 2013 will be reinvested with Park View Federal because they are retail deposits; however, no assurances can be made that this will occur.

        PVF Capital's ability to pay dividends depends, in part, on its receipt of dividends from Park View Federal because PVF Capital has minimal sources of income other than distributions from Park View Federal. Federal regulations impose limitations upon all capital distributions, including cash dividends, by a savings institution, such as Park View Federal. Under the regulations, an application to and prior approval of federal regulators is required prior to any capital distribution if (i) the institution does not meet the criteria for "expedited treatment" of applications under applicable regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), (ii) the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, (iii) the institution would be undercapitalized following the distribution or (iv) the distribution would otherwise be contrary to a statute, regulation or agreement. If an application is not required, the institution must still provide prior notice to federal regulators of the capital distribution if, like Park View Federal, it is a subsidiary of a holding company.

        PVF Capital currently does not pay dividends on its common shares. PVF Capital's ability to pay dividends is also dependent, in part, on its receipt of dividends from Park View Federal. This restriction may adversely affect the market price for PVF Capital's common shares. PVF Capital's ability to pay dividends will depend on a number of factors, including capital requirements, its financial condition and results of operations including its ability to generate sufficient earnings to warrant the payment of dividends, tax considerations, statutory and regulatory limitations and general economic conditions.

PVF Capital has cash of approximately $1.3 million at the parent company level available to service its operating expenses and for future investment in Park View Federal, if necessary. It has no debt obligations. PVF Capital also derives its liquidity resources for operating obligations from its non subsidiaries which are sufficient to meet current operating obligations. Management believes its current liquidity levels are adequate to meet its operating obligations over the next twelve months.

        Park View Federal maintains liquid assets sufficient to meet operational needs. Park View Federal's most liquid assets are cash and cash equivalents, which are short-term, highly-liquid investments that are readily convertible to known amounts of cash. The levels of such assets are dependent upon Park View Federal's operating, financing and investment activities at any given time. Management believes that the liquidity levels maintained are more than adequate to meet potential deposit outflows, repay maturing FHLB advances, fund new loan demand and cover normal operations.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. PVF Capital's market risk is generally composed of interest rate risk.

        Asset/Liability Management:    PVF Capital's asset and liability committee ("ALCO") monitors and considers methods of managing the rate sensitivity and repricing characteristics of the balance sheet components consistent with maintaining acceptable levels of changes in net portfolio value ("NPV") and net interest income. PVF Capital's asset and liability management program is designed to minimize the impact of sudden and sustained changes in interest rates on NPV and net interest income.

        PVF Capital's exposure to interest rate risk is reviewed on a quarterly basis by the ALCO and PVF Capital's Board of Directors. Exposure to interest rate risk is measured with the use of interest rate sensitivity analysis to determine PVF Capital's change in net interest income and NPV in the event of hypothetical changes in interest rates, while interest rate sensitivity gap analysis is used to determine the repricing characteristics of the Company's assets and liabilities. If estimated changes to NPV and net interest income are not within the limits established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board-approved limits. At March 31, 2013, PVF Capital remains in compliance with such policy limits. The results of the interest rate sensitivity modeling and measurement indicate that PVF Capital remains in a liability sensitive position that has not materially changed from June 30, 2012.

        In order to reduce the exposure to interest rate fluctuations, PVF Capital has developed strategies to manage its liquidity, shorten the effective maturity and increase the interest rate sensitivity of its asset base. Management has sought to decrease the average maturity of its assets by emphasizing the origination of adjustable-rate loans and loans with shorter balloon maturities which are retained by PVF Capital for its portfolio. In addition, almost all fixed-rate mortgages are underwritten according to guidelines of the Freddie Mac or Fannie Mae, which are then sold directly for cash in the secondary market. PVF Capital carefully monitors the maturity and repricing of its interest-earning assets and interest-bearing liabilities to minimize the effect of changing interest rates on its NPV. PVF Capital's interest rate risk position is the result of the repricing characteristics of assets and liabilities. The balance sheet is primarily comprised of interest-earning assets having a maturity and repricing period of one month to five years. These assets were funded primarily utilizing interest-bearing liabilities having a final maturity of two years or less.

Disagreement with Accountants on Accounting and Financial Disclosure

        None.

COMPARISON OF SHAREHOLDER RIGHTS

        After the merger, you will become a shareholder of F.N.B. and your rights will be governed by F.N.B.'s articles of incorporation, F.N.B.'s bylaws and the Florida Business Corporation Act. The following summary discusses differences between F.N.B.'s articles of incorporation and bylaws and PVF Capital's articles of incorporation and code of regulations and the differences between the Ohio General Corporation Law and the Florida Business Corporation Act. For information as to how to get the full text of each party's respective articles of incorporation or bylaws/code of regulations, see "Where You Can Find More Information" beginning on page 165.

        We do not intend for the following summary to be a complete statement of the differences affecting the rights of our shareholders who become F.N.B. shareholders, but rather as a summary of the more significant differences affecting the rights of such shareholders and certain important similarities. We qualify the following summary in its entirety by reference to the articles of incorporation and bylaws of F.N.B., the articles of incorporation and code of regulations of PVF Capital and applicable laws and regulations. We urge you to read F.N.B.'s articles of incorporation and bylaws, PVF Capital's articles of incorporation and code of regulations, and the Florida Business Corporation Act, the Ohio General Corporation Law and federal law governing bank holding companies and savings and loan holding companies in their entirety.

Quorum of Shareholders

PVF Capital	F.N.B
Under PVF Capital's code of regulations, a majority of the outstanding shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.	Under the Florida Business Corporation Act and F.N.B.'s bylaws, the holders of a majority of the votes entitled to be cast on a matter to be considered, whether represented in person or by proxy, constitute a quorum for action on the matter.

Adjournment and Notice of Shareholder Meetings

PVF Capital	F.N.B.
Under PVF Capital's code of regulations, if a quorum is not present, a majority of the shares so represented may adjourn the meeting from time to time without further notice.	Under the Florida Business Corporation Act and F.N.B.'s bylaws, if a quorum is not present or represented at a shareholders' meeting, the shareholders present and entitled to vote at the meeting may adjourn such meeting from time to time.

 Call of Special Meetings of Shareholders

PVF Capital	F.N.B.
PVF Capital's articles of incorporation provide that special meetings may be called by the chairman of the board, the president, the board of directors by action at a meeting or a majority of the board of directors acting without a meeting, and that the chairman of the board, the president or the secretary must call a special meeting upon the written request of the holders of 50% of all the shares outstanding and entitled to vote at the meeting.	F.N.B.'s bylaws provide that special meetings of shareholders may be called only by the Chairman of the Board, the Chief Executive Officer, or the President, or by the Secretary, if requested by a majority of the F.N.B. board of directors or the holders of not less than 10% of the outstanding shares of F.N.B.

Shareholder Consent in Lieu of Meeting

PVF Capital	F.N.B.
Under the PVF Capital articles of incorporation, the power of shareholders to action in writing is expressly denied.	Under the Florida Business Corporation Act, any action that may be taken at a meeting of the shareholders of F.N.B. may be taken without a meeting, if, prior or subsequent to the action, one or more written consents are signed by the holders of the minimum number of votes that would be required to authorize that action at a meeting. An action taken by consent will only become effective upon compliance with certain delivery and notice requirements.

Dissenters' Rights

PVF Capital	F.N.B.
Under the Ohio General Corporation Law, shareholders have dissenters' appraisal rights in connection with certain mergers, consolidations or conversion. There are no such dissenters' rights, however, if the PVF Capital common shares are listed on a national securities exchange as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and the consideration to be received by the shareholders consists of shares or shares and cash in lieu of fractional shares that, immediately following the effective time of a merger, consolidation, or conversion, as applicable, are listed on a national securities exchange and for which no proceedings are pending to delist the shares from the national securities exchange as of the effective time of the merger, consolidation, or conversion.	Under the Florida Business Corporation Act, shareholders have dissenters' rights in connection with certain mergers, share exchanges, sales or other dispositions of all or substantially all of the property of the corporation other than in the ordinary course of business, approval of certain control-share acquisitions and amendments of the articles of incorporation that would materially and adversely affect the rights or preferences of the shares held by the dissenting shareholders.

However, dissenters' rights are not available if the shares are listed on a national securities exchange or if the corporation's shares are held of record by at least 2,000 persons and such outstanding shares have a market value of at least $10 million, not counting the value of certain insider shares.

 Derivative Actions

PVF Capital	F.N.B.
Under applicable provisions of Ohio law, a person may bring a derivative action only if the person was a shareholder of PVF Capital at the time of the transaction of which he complains or that his share thereafter devolved on him by operation of law.	Under the Florida Business Corporation Act, a person may bring a derivative action only if the person was a shareholder of F.N.B. at the time of the alleged wrongdoing or became a shareholder through transfer by operation of law from one who was a shareholder at the time of the alleged wrongdoing.

Dividends and Distributions

PVF Capital	F.N.B.
Under the Ohio General Corporation Law, a corporation may make distributions to its shareholders so long as such distribution does not exceed the combination of the surplus of the corporation and the difference between the following:

        (1)    The reduction in surplus that results from the immediate recognition of the transition obligation under statement of financial accounting standards no. 106 (SFAS no. 106), issued by the financial accounting standards board; and

(2) The aggregate amount of the transition obligation that would have been recognized as of the date of the declaration of a dividend or distribution if the corporation had elected to amortize its recognition of the transition obligation under SFAS no. 106.	Under the Florida Business Corporation Act, subject to any restrictions in a corporation's articles of incorporation, a corporation may make distributions to its shareholders unless, after giving effect thereto:

•

the corporation would not be able to pay its debts as they become due in the usual course of business; or

•

the corporation's total assets would be less than the sum of its total liabilities plus the amount that it would need upon its dissolution to satisfy any preferential rights of other shareholders.

F.N.B.'s articles of incorporation do not contain any restrictions on the payment of dividends or the making of distributions to holders of its common stock, except restrictions that benefit certain classes or series of preferred stock, none of which are outstanding.

Classes of Stock with Preferential Rights

PVF Capital	F.N.B.
The articles of incorporation of PVF Capital permit the board of directors to create multiple classes and series of stock having rights and preferences which are senior to or have priority over the PVF Capital common shares. PVF Capital has no preferred stock currently outstanding.	The articles of incorporation of F.N.B. permit the board of directors to create multiple classes and series of stock having rights and preferences which are senior to or have priority over the F.N.B. common stock. F.N.B. has no preferred stock currently outstanding.

 Director Qualifications, Number and Term

PVF Capital	F.N.B.
PVF Capital's articles of incorporation provide that PVF Capital shall have a number of directors between five and 15 as may be determined in accordance with the bylaws of the board of directors by a vote of two-thirds of the directors. Directors are divided into two classes as nearly equal in number as possible with the members of each elected for a term of two years.	F.N.B.'s bylaws provide that F.N.B. shall have such number of directors as the board of directors may determine, which number shall be not less than five nor more than 25. F.N.B.'s bylaws further provide that F.N.B.'s board of directors shall be elected annually at F.N.B.'s annual meeting of shareholders.

Nomination of Directors

PVF Capital	F.N.B.
PVF Capital's articles of incorporation provide that directors may be nominated for election by either the board of directors or by any shareholder of PVF Capital. In order for a shareholder to make any such nominations and/or proposals he or she shall give written notice to the Secretary of PVF Capital not less than 30 nor more than 60 days prior to any such meeting; provided, that if less than 40 days' notice of the meeting is given to shareholders, such written notice of nomination shall be delivered not later than the close of the 10th day following the day on which the notice of the meeting was mailed to shareholders. The notice of a shareholder's intention to nominate a director must include certain information, as specified in PVF Capital's articles of incorporation.	F.N.B.'s bylaws provide that directors may be nominated for election to F.N.B.'s board of directors by either a resolution of the board of directors or by a shareholder of F.N.B. F.N.B.'s bylaws provide that a shareholder may make nominations for director by providing F.N.B. with written notice of the shareholder's intention to nominate a director. F.N.B. must receive the written notice not less than 90 calendar days nor more than 120 calendar days before the first anniversary of the date on which F.N.B. first mailed its proxy statement to its shareholders for its annual meeting of shareholders in the immediately preceding year. The notice of a shareholder's intention to nominate a director must include certain information, as specified in F.N.B.'s bylaws.

Removal of Directors; Filling Vacancies on the Board of Directors

PVF Capital	F.N.B.
PVF Capital's articles provide that no director may be removed from office unless for cause and by the affirmative vote of the holders of at least 80 percent of the outstanding common shares of PVF Capital. In the event a director is removed from office by a vote of the shareholders, a new director may be elected by the shareholders at the same shareholder meeting to hold office for the removed director's unexpired term. In the event that shareholders do not so elect a new director then the vacancy can be filled in the same manner as all other vacancies: by a vote of two-thirds of the directors then in office, whether or not a quorum.	The Florida Business Corporation Act permits a corporation's shareholders to remove directors with or without cause. F.N.B.'s articles of incorporation provide that the affirmative vote of 75% of the outstanding shares of F.N.B. common stock is required to remove any director or the entire board of directors without cause. Under the Florida Business Corporation Act and F.N.B.'s bylaws, the remaining directors, even though less than a quorum, may, by majority vote, fill vacancies on the board of directors, including vacancies resulting from an increase in the number of directors or resulting from a removal from office.

 Cumulative Voting

PVF Capital	F.N.B.
Under PVF Capital's articles of incorporation, cumulative voting is not permitted.	Under the Florida Business Corporation Act, cumulative voting in the election of directors is not available unless a corporation's articles of incorporation provide for cumulative voting. F.N.B.'s articles of incorporation do not provide for cumulative voting.

Indemnification of Officers and Directors

PVF Capital	F.N.B.
Under the Ohio General Corporation Law and PVF Capital's articles of incorporation, PVF Capital shall indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of PVF Capital, by reason of the fact that he is or was a director, officer, employee or agent of PVF Capital against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action, had no reason to believe his conduct was unlawful.

With respect to derivative shareholder claims brought by or in the name of PVF Capital, such a person would be entitled to similar indemnification except in the case of any claim, issue or matters that only related to Section 1701.95 of the Ohio General Corporation Law or as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to PVF Capital unless, and only to the extent that the court of common pleas or the court in which such action was brought determines upon application that despite such adjudication of liability in view of all the circumstances of the case such person is fairly and reasonably entitled to indemnity for such expenses.	Under its bylaws, F.N.B. shall indemnify any director or officer of F.N.B. or its subsidiaries against expenses, including legal fees, judgments, fines and amounts paid in settlement, which were actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit, investigation or proceeding, whether derivative or nonderivative, and whether civil, criminal, administrative or investigative, that is brought or threatened to be brought against him or her by reason of his or her performance or status as a director or officer of F.N.B. or one of its subsidiaries, unless that director or officer was adjudged to be liable to F.N.B. in respect of the claim, issue or matter for which the director or officer seeks indemnification. Before making that indemnity available to a director or officer, F.N.B.'s board of directors are required to determine that the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of F.N.B. and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. F.N.B.'s bylaws also provide that F.N.B. shall advance expenses incurred in defending or investigating a threatened or pending action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification by F.N.B.

Pursuant to the Ohio General Corporation Law, unless the only liability asserted against a director in an action for which indemnification is sought is pursuant to Section 1701.95 of the Ohio General Corporation Law, the expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:
With respect to derivative actions, the Florida Business Corporation Act only permits a corporation to indemnify its directors and officers up to an amount equal to the estimated expense of litigating the matter to conclusion.

(i) Repay that amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director's action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation; and
(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

Claims under Section 1701.95 of the Ohio General Corporation Law relate to a director's personal joint and several liability with respect to unlawful dividends, distributions or loans to directors and officers of the corporation.

Director Liability

PVF Capital	F.N.B.
Under the Ohio General Corporation Law, a director is liable in damages for any action that the director takes or fails to take as a director only if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director's action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation.	Under the Florida Business Corporation Act, a director is not liable for monetary damages for any statement, vote, decision or failure to act regarding corporate management or policy, unless the director breached or failed to perform such director's duties as a director and the director's breach of, or failure to perform, those duties constitutes a violation of criminal law, self-dealing, an unlawful distribution, willful misconduct or recklessness. F.N.B.'s bylaws contain a provision limiting the liability of its directors to the fullest extent permitted by law.

 Amendment of Articles of Incorporation and Bylaws

PVF Capital	F.N.B.
PVF Capital's articles of incorporation provide that the articles of incorporation may be repealed, altered, amended or rescinded in a manner prescribed by the Ohio General Corporation Law upon the affirmative shareholder vote of at least a majority of shares outstanding and entitled to vote. Certain provisions of the articles of incorporation may not be repealed, replaced, altered, amended or rescinded in any respect unless the same is approved by a shareholder vote of no less than 80% the of shares outstanding and entitled to vote at a meeting called for that purpose, provided that notice of such action is included in the notice for such meeting. However, any provision may be repealed, altered, amended or rescinded if the action is approved by holders of a majority of shares outstanding and entitled to vote and if the same action is first approved by a majority of the directors of the corporation.	The Florida Business Corporation Act requires that, unless the articles of incorporation provide for a greater vote, the votes cast in favor of an amendment to the articles of incorporation must exceed the votes cast against the amendment. However, if the proposed amendment would trigger dissenters' rights under the Florida Business Corporation Act, the amendment must be approved by a majority of the votes entitled to be cast. The Florida Business Corporation Act does not require shareholder approval for certain non-material amendments to the articles of incorporation.

F.N.B.'s bylaws provide that the affirmative vote of at least 75% of the members of F.N.B.'s board of directors or the affirmative vote of at least 75% of the shares entitled to vote is required to alter or amend or adopt new bylaws.

Under PVF Capital's articles of incorporation, the code of regulations may be made, repealed, altered, amended or rescinded by a shareholder vote of no less than two-thirds of shares outstanding and entitled to vote at a meeting called for that purpose.

Vote Required for Extraordinary Corporation Transactions

PVF Capital	F.N.B.
Under the Ohio General Corporation Law, to effect a merger or consolidation, the merger agreement shall be approved by the directors of the corporation and adopted by the shareholders of the corporation at a meeting of the shareholders held for that purpose. The vote required to adopt an agreement of merger or consolidation is the affirmative vote of the holders of shares of that corporation entitling them to exercise at least two-thirds of the voting power of the corporation on such action or such different proportion as the articles may provide, but not less than a majority, and such affirmative vote of the holders of shares of any particular class as required by the articles of incorporation.	Under the Florida Business Corporation Act, approval of a merger, consolidation, share exchange, dissolution or sale of all or substantially all of a corporation's assets other than in the ordinary course of business must receive approval from the board of directors and the holders of a majority of the shares entitled to vote thereon, unless the corporation's articles of incorporation require a higher vote. F.N.B.'s articles of incorporation require a supermajority vote of at least 75% of the outstanding shares of F.N.B. common stock to approve a merger, consolidation or sale, lease, exchange or other disposition, in a single transaction or series of related transactions, of all or substantially all or a substantial part of the properties or assets of F.N.B., only if the board of directors of F.N.B. has not approved and recommended the transaction.

The Florida Business Corporation Act provides that shareholder approval of a plan of merger is not required if:

•

the articles of incorporation of the surviving corporation will not differ, except for certain minor amendments specified in the Florida Business Corporation Act, from its articles of incorporation before the merger; and

•

each shareholder of the surviving corporation whose shares were outstanding immediately prior to the effective date of the merger will hold, immediately after the merger, the same number of shares, with identical designations, preferences, limitations and relative rights.

Interested Shareholder Transactions

PVF Capital	F.N.B.
PVF Capital's articles of incorporation set forth certain requirements in connection with the approval of the following business combinations with a person or entity that is a beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of common stock (a "Related Person"):

•

any merger, share exchange or consolidation of the corporation;

•

any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other security device, of all or more than 25% of the assets of the corporation (including the voting securities of a subsidiary subsidiary) or of a subsidiary to the Related Person;

•

any merger or consolidation of the Related Person with or into the corporation or a subsidiary;

•

any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other capital device, of all or more than 25% of the assets of the Related Person to the corporation or subsidiary;

•

any issuance of securities of the corporation or a subsidiary to a Related Person;

The Florida Business Corporation Act requires supermajority approval for certain transactions with affiliates. If any person who, together with such person's affiliates and associates, beneficially owns 10% or more of any voting stock of the corporation (referred to herein as an interested person), is a party to any merger, consolidation, disposition of all or a substantial part of the assets of the corporation or a subsidiary of the corporation, or an exchange of securities requiring shareholder approval, or a business combination, that transaction requires approval by the affirmative vote of the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested person. However, that approval is not required in certain situations, including the following:

•

a majority of the disinterested directors has approved the interested person transaction;

•

the corporation has not had more than 300 shareholders of record at any time during the three years preceding the date of the transaction's announcement;

•

the interested person has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for at least five years preceding the date of the transaction's announcement;

•

the acquisition by the corporation or a subsidiary of any securities of a Related Person; or

•

any reclassification or recapitalization of the common stock of the corporation.

For approval of these business combinations, the articles of incorporation require the affirmative vote of holders of (i) at least 80% of the outstanding shares entitled to vote (and, if any class of shares is entitled to vote separately, the affirmative vote of the holders of at least two-thirds of the outstanding shares of each such class or series) and (ii) a majority of the outstanding shares entitled to vote not including shares deemed beneficially owned by a Related Person. These provisions do not apply, however, if the business combination is approved by at least two-thirds of the continuing directors. A continuing director is any director who is not affiliated with a Related Person and was a director prior the Related Person becoming a Related Person.

•

the interested person is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•

the consideration that shareholders will receive meets certain minimum levels, as determined by a formula under the Florida Business Corporation Act.

Fiduciary Duty

PVF Capital	F.N.B.
Under the Ohio General Corporation Law and PVF Capital's articles of incorporation a director shall perform his duties as director in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In performing these duties, the director is entitled to rely on information, opinions, reports, or statements including financial statements and other financial data, that are prepared or presented by:

•

one or more directors, officers, or employees of the corporation;

Under the Florida Business Corporation Act, a director is required to discharge his or her duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner reasonably believed to be in the best interests of the corporation. In discharging his or her duties, a director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if presented or prepared by:

•

officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

•

counsel, public accountants or other persons as to matters that the director reasonably believes are within the person's professional or expert competence; or

•

a committee of the directors upon which he does not serve.

A director, in determining what he reasonably believes to be in the best interests of the corporation shall consider the interests of the corporation's shareholders and, in his discretion, may consider any of the following: (a) the interests of the corporation's employees, suppliers, creditors, and customers; (b) the economy of the state and the nation; (c) community and societal considerations; and (d) the long-term as well as short term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

•

legal counsel, public accountants or other persons as to matters the director reasonably believes are within the person's professional or expert competence; or

•

a committee of the board of which the director is not a member if the director reasonably believes the committee merits confidence.

F.N.B.'s articles of incorporation provide that the board of directors of F.N.B., in evaluating a proposal for an extraordinary corporate transaction, shall consider all relevant factors, including, without limitation, the long-term prospects and interests of F.N.B. and its shareholders, the social, economic, legal or other effects of any action on the employees, suppliers and customers of F.N.B. and its subsidiaries, the communities and societies in which F.N.B. and its subsidiaries operate and the economy of the state and the nation.

Provisions with Possible Anti-Takeover Effects

PVF Capital	F.N.B.
An "Anti-takeover" provision like The Ohio Control Share Acquisition (the "Acquisition Act") is applicable under PVF Capital's articles of incorporation. Under the Acquisition Act certain notice requirements, special shareholder meeting and voting procedures, must be followed prior to consummation of a proposed "control share acquisition," which is defined as any acquisition of an issuer's shares which would entitle the acquirer, immediately after such acquisition, directly or indirectly, to exercise or direct the exercise of voting power of the issuer in the election of directors within any of the following ranges of such voting power: (1) one-fifth or more but less than one-third of such voting power; (2) one-third or more but less than a majority of such voting power; or (3) a majority or more of such voting power.	F.N.B. is subject to statutory "anti-takeover" provisions under the Florida Business Corporation Act. The Florida Business Corporation Act restricts the voting rights of shares of stock acquired by a party who, by such acquisition, would control at least 20% of all voting rights of the corporation's issued and outstanding stock. The statute provides that the acquired shares, or the "control shares," will, upon such acquisition, cease to have any voting rights. The acquiring party may petition the corporation to reassign voting rights to the control shares by way of an "acquiring person's statement." Upon receipt of such request, the corporation must submit such request for shareholder approval. A corporation may reassign voting rights to the control shares by a resolution of a majority of the corporation's shareholders of each class and series of stock, with the control shares not voting.

Certain provisions of PVF Capital's articles of incorporation also provide "anti-takeover" protections which include:

•

the division of the board of directors into two classes if the board of directors consists of six to eight members, or three classes, if the board consists of nine or more members;

•

the supermajority voting requirements for certain corporate transactions; and

•

the ability of the board of directors to authorize specific terms of serial preferred stock to be issued in a series and to fix and state the rights, preferences, limitations and relative, participating, optional or other special rights of the share of each series.

•

vacancies and newly created directorships shall be filled by a vote of two-thirds of the directors then in office, whether or not a quorum.

In addition, F.N.B.'s articles of incorporation and bylaws contain various provisions that may serve as anti-takeover protections, which include:

•

the ability of F.N.B.'s board of directors to fill vacancies resulting from an increase in the number of directors;

•

the supermajority voting requirements for certain corporate transactions;

•

the broad range of factors that F.N.B.'s board of directors may consider in evaluating an unsolicited offer including a tender offer proposal; and

•

provisions in F.N.B.'s articles of incorporation which authorize F.N.B.'s board of directors, without shareholder action, to issue from time to time, up to 20,000,000 shares of F.N.B. preferred stock. The board of directors of F.N.B. has the power to divide any and all of the shares of F.N.B. preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established.

COMPARATIVE MARKET PRICES AND DIVIDENDS

        The following table sets forth for the periods indicated:

  •
  the high and low trading prices of shares of F.N.B. common stock as reported on the NYSE;

  •
  the high and low trading prices of our common shares as reported on NASDAQ; and

  •
  quarterly cash dividends paid per share by F.N.B. and PVF Capital.

	F.N.B. Common Stock			PVF Capital Common Shares
Quarter Ended	High	Low	Dividend	High	Low	Dividend
2010:
September 30	$8.90	$7.53	$0.12	$2.07	$1.63	$0.00
December 31	10.28	8.10	0.12	1.98	1.73	0.00
2011:
March 31	$10.68	$9.75	$0.12	$2.06	$1.80	$0.00
June 30	11.50	9.66	0.12	2.14	1.75	0.00
September 30	10.73	7.87	0.12	1.83	1.34	0.00
December 31	11.50	8.06	0.12	1.74	1.41	0.00
2012:
March 31	$12.56	$11.31	$0.12	$2.05	$1.48	$0.00
June 30	12.36	9.89	0.12	2.10	1.85	0.00
September 30	12.05	10.55	0.12	2.15	1.81	0.00
December 31	11.50	10.20	0.12	2.57	2.03	0.00
2013:
March 31	$12.12	$10.70	$0.12	$4.06	$2.15	$0.00
June 30	12.12	11.06	0.12	4.04	3.38	0.00
September 30 (through July 22, 2013)	13.12	12.07	0.00	4.39	4.03	0.00

        The table below presents:

  •
  the last reported sale price of a share of F.N.B. common stock, as reported on the NYSE; and

  •
  the last reported sale price of a PVF Capital common share, as reported on The NASDAQ Capital Market,

in each case, on February 15, 2013, the last full trading day prior to the public announcement of the proposed merger, and on July 22, 2013, the last practicable trading day before the date we printed and mailed this proxy statement/ prospectus. The following table also presents the pro forma equivalent per share value of a PVF Capital common share on those dates. We calculated the pro forma equivalent per share value by multiplying the closing price of F.N.B. common stock on those dates by 0.3405, the exchange ratio in the merger.

	F.N.B. Common Stock	PVF Capital Common Share	Pro Forma Equivalent Value of One PVF Capital Common Share
February 15, 2013	$12.04	$2.52	$4.10
July 22, 2013	13.11	4.39	4.46

        We advise you to obtain current market quotations for F.N.B. common stock. The market price of F.N.B. common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. We can provide no assurance concerning the future market price of F.N.B. common stock.

 BENEFICIAL OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        Persons and groups beneficially owning in excess of 5% of PVF Capital's common shares are required to file certain reports with respect to such ownership pursuant to the Securities Exchange Act. The following table sets forth, as of June 27, 2013, certain information as to the common shares beneficially owned by the only persons known to PVF Capital to beneficially own more than 5% of the common shares, by each of PVF Capital's directors, by certain executive officers of PVF Capital and by all executive officers and directors of PVF Capital as a group.

Name(1)	Total Beneficial Ownership(2)		Percent of Outstanding(3)
Directors and Executive Officers
Steven A. Calabrese	1,815,182	(4)	6.9%
Frederick D. DiSanto	283,385	(5)	1.1%
Umberto P. Fedeli	2,626,020	(6)	9.9%
Mark D. Grossi	153,967	(7)	*
Richard R. Hollington, III	2,501,960	(8)	9.6%
Robert J. King, Jr.	764,419	(9)	2.9%
Stuart D. Neidus	179,985	(10)	*
James H. Nicholson	95,953	(11)	*
Jeffrey N. Male	608,048	(12)	2.3%
Lonnie Shiffert	107,958	(13)	*
All directors and executive officers as a group (12 persons)	9,136,877		34.0%
5% Or Greater Shareholders
Umberto P. Fedeli 5005 Rockside Road, Crown Centre Building, Fifth Floor, Independence, Ohio 44131-8003	2,648,910	(6)	9.9%
Short Vincent Partners II, L.P. CapitalWorks SVP II LLC, CapitalWorks LLC and Richard R. Hollington, III, Two Chagrin Highlands, 3000 Auburn Drive, Suite 430, Cleveland, Ohio 44122	2,436,610	(8)	9.2%
Steven A. Calabrese CCAG Limited Partnership and the Steven A. Calabrese Profit Sharing Trust, 30000 Aurora Road, Solon, Ohio 44139	1,815,182	(4)	6.7%

*
Denotes ownership of less than 1%.

(1)
Unless otherwise noted, all directors and executive officers of PVF Capital have PVF Capital's address: 30000 Aurora Road, Solon, Ohio 44139.

(2)
In accordance with Rule 13d-3 under the Securities Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any common shares if he has or shares voting or investment power with respect to such common shares or has a right to acquire beneficial ownership at any time within 60 days from June 27, 2013. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to the listed shares. The amount also includes the following number of restricted shares, which may be voted, but not disposed, by the applicable executive officer or director: (i) 96,000 by Mr. King; (ii) 3,334 by Mr. Nicholson; (iii) 3,334 by Mr. Shiffert; (iv) 10,927 by Mr. Calabrese, (v) 11,669 by Mr. DiSanto, (vi) 16,867 by Mr. Grossi, (vii) 12,907 by Mr. Hollington, (viii) 12,165 by Mr. Neidus; and (v) 167,203 by all directors and executive officers as a group.

(3)
For all directors and executive officers, the percentage of class is based upon the sum of 26,081,460 common shares outstanding on June 27, 2013 and the number of common shares, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of options or warrants within 60 days of June 27, 2013. As a group, all executive officers and directors have the right to acquire 776,776 common shares upon exercise of options or warrants.

(4)
The amount includes 213,697 shares owned by the Steven A. Calabrese Profit Sharing Trust, 1,091,148 shares owned by CCAG Limited Partnership; 83,362 shares held by trusts for the benefit of Mr. Calabrese's children, over which he has sole voting and investment power; and 8,460 shares held by Mr. Calabrese's children in IRAs. The amount also includes 5,000 shares underlying vested options, 280,060 shares underlying warrants and 61,522 shares owned by his wife, over which Mr. Calabrese has shared voting and investment power. Mr. Calabrese disclaims beneficial ownership of the shares owned by his wife.

(5)
The amount includes 70,154 shares held by Mr. DiSanto in an IRA, 30,447 shares owned by JPD Management LLC, 20,339 shares owned by Anden, Inc., 36,695 shares owned by Mr. DiSanto's wife, 28,815 shares owned by his son and 3,480 shares owned by his son's IRA.

(6)
The amount includes 28,431 shares owned by the Fedeli Family Charitable Foundation, of which Mr. Fedeli is the president, 2,543 shares owned by his wife's IRA and shares underlying vested warrants. Mr. Fedeli disclaims beneficial ownership of the shares owned by his wife's IRA. On June 23, 2010, Mr. Fedeli entered into a letter agreement with PVF Capital, pursuant to which he agreed he would keep his ownership level, including shares he acquires upon the exercise of warrants, at or below 9.9% of the outstanding common shares of the Company unless he has received the prior approval or non-objection of the Office of Thrift Supervision. As a result of the execution of the letter agreement, based upon the number of common shares outstanding as of June 27, 2013, the number of shares Mr. Fedeli may be deemed to own upon the exercise of warrants is limited to 181,100 of the 248,942 total PVF Capital common shares subject to warrants held by Mr. Fedeli.

(7)
The amount includes 118,208 shares owned by Westwood Douglas LLC, over which Mr. Grossi has sole voting and investment power.

(8)
According to the Schedule 13D filed with the Commission on April 1, 2010, filed jointly by Mr. Hollington and Short Vincent Partners II, L.P., the amount includes 2,436,610 shares over which Mr. Hollington has shared voting and investment power with Short Vincent Partners II, L.P. and 7,006 shares over which Mr. Hollington has sole voting and investment power. Short Vincent Partners II, L.P.'s general partner is CapitalWorks SVP II LLC, a subsidiary of CapitalWorks LLC. Mr. Hollington is the president of CapitalWorks SVP II LLC. The amount includes 31,117 shares underlying vested warrants.

(9)
The amount includes 434,382 shares held by a trust of which Mr. King is trustee, 124,471 shares underlying vested warrants and 61,666 shares underlying vested options.

(10)
The amount includes 6,903 shares owned by Mr. Neidus' wife, 18,842 shares owned by his daughters' IRAs, 8,006 shares owned directly by Mr. Neidus' daughter over which he has a general power of attorney and 14,060 shares underlying options.

(11)
The amount includes 15,000 shares underlying vested options.

(12)
The amount includes 58,220 shares held by the 401(k) Plan, as to which Mr. Male has sole voting and shared investment power, 389,763 shares held by revocable trusts of which Mr. Male is co-trustee and shares voting and investment power, 30,076 shares owned by Mr. Male's wife's IRA and 21,799 shares underlying vested options.

(13)
The amount includes 30,000 shares underlying vested options.

 PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE ON GOLDEN PARACHUTE COMPENSATION

The Golden Parachute Proposal

        In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, PVF Capital's board of directors is providing shareholders with the opportunity to cast an advisory vote on the "golden parachute" compensation payable to the named executive officers of PVF Capital in connection with the merger at the special meeting through the following resolution:

          "RESOLVED, that the compensation that may be paid or become payable to PVF Capital named executive officers in connection with the merger, as disclosed in the table entitled "Golden Parachute Compensation" on page 70, together with the accompanying narrative discussion relating to the named executive officers' golden parachute compensation and the agreements or understandings pursuant to which such compensation may be paid or become payable, as set forth in the section of this proxy statement/prospectus titled "Summary of Golden Parachute Arrangements" is hereby APPROVED."

        The vote on this Proposal 2 is a vote separate and apart from the vote on Proposal 1 to approve the merger agreement. Accordingly, you may vote to approve this Proposal 2 and not to approve Proposal 1, and vice versa. Because the vote is advisory in nature only, it will not be binding on either PVF Capital or Park View Federal regardless of whether the merger agreement is approved. Accordingly, as the compensation to be paid in connection with the merger is contractual with the executives, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable to such payment, if the merger agreement is approved by our shareholders and the merger is completed.

Recommendation of the PVF Capital Board of Directors

        The PVF Capital board of directors unanimously recommends that our shareholders vote FOR approval, on an advisory (non-binding) basis, of the golden parachute compensation payable to the named executive officers of PVF Capital in connection with the merger.

PROPOSAL NO. 3

ADJOURNMENT PROPOSAL

The Adjournment Proposal

        In the event a quorum is present at our special meeting but there are insufficient votes to approve the merger, the merger proposal will fail unless we adjourn our special meeting in order to solicit additional proxies from our shareholders. An adjournment under such circumstances will allow us extra time to solicit additional proxies. In order to allow shares present in person or by proxy at our special meeting to vote FOR approval of the adjournment of our special meeting, if necessary, we are submitting an adjournment of our special meeting to you as a separate matter for consideration. We will vote properly submitted proxy cards FOR approval of the adjournment proposal, unless otherwise indicated on the proxy. If our shareholders approve the adjournment proposal, we are not required to give any further notice of the time and place of our adjourned meeting other than an announcement of the time and place we provide at our special meeting.

        If a quorum is not present at the meeting, the meeting will be adjourned to a later time without a vote.

Recommendation of the PVF Capital Board of Directors

        The PVF Capital board of directors recommends that our shareholders vote FOR approval of the adjournment proposal.

 LEGAL MATTERS

        Reed Smith LLP, Pittsburgh, Pennsylvania, has passed upon the validity of the F.N.B. common stock being registered in connection with the merger for F.N.B. Reed Smith LLP and Vorys, Sater, Seymour and Pease LLP, Cleveland, Ohio, have delivered their opinions to F.N.B. and us, respectively, as to certain U.S. federal income tax consequences of the merger and will deliver updated opinions in connection with the closing of the merger. See "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 95.

EXPERTS

        The consolidated financial statements of F.N.B. and subsidiaries appearing in F.N.B.'s Annual Report (Form 10-K) for the year ended December 31, 2012 and the effectiveness of F.N.B.'s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements appearing in the Annual Report (Form 10-K) of PVF Capital for the year ended June 30, 2012 have been audited by Crowe Horwath LLP, independent registered public accounting firm, as set forth in its report thereon, which is included in this proxy statement/prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

        As of the date of this proxy statement/prospectus, neither F.N.B. nor we know of any matter that a shareholder will present for consideration at our special meeting other than approval of the merger agreement, approval on an advisory (non-binding) basis of the golden parachute compensation payable to our named executive officers in connection with the merger and approval of the adjournment proposal. However, if any other matter properly comes before our special meeting or any adjournment or postponement of our special meeting, we will deem all executed proxy cards we receive as conferring discretionary authority on the individuals named as proxies in such proxy cards to vote the shares represented by such proxy cards as to any such matters. The proxies will vote such shares in accordance with their judgment.

        We have not authorized any person to give any information or make any representation other than those F.N.B. or we have included in this proxy statement/prospectus or that F.N.B. or we have incorporated by reference in this proxy statement/prospectus, and, if given or made, you should not rely upon such information or representation as having been authorized by F.N.B. or us.

        This proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the F.N.B. common stock this proxy statement/prospectus offers, nor does it constitute the solicitation of a proxy in any jurisdiction in which F.N.B. or we are not authorized to make such offer or solicitation or to or from any person to whom it is unlawful to make such offer or solicitation.

        The information contained in this proxy statement/prospectus speaks as of the date of this proxy statement/prospectus unless we specifically indicate otherwise. The delivery of this proxy statement/prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of F.N.B. or us since the date of this proxy statement/prospectus or that the information in this proxy statement/prospectus or in the documents F.N.B. or we incorporate by reference in this proxy statement/prospectus is correct at any time subsequent to the date of such information.

        This proxy statement/prospectus does not cover any resales of the F.N.B. common stock issued as common stock consideration pursuant to this proxy statement/prospectus by any shareholder deemed to be an affiliate of F.N.B. upon the consummation of the merger. F.N.B. has not authorized any person to make use of this proxy statement/prospectus in connection with any such resales.

WHERE YOU CAN FIND MORE INFORMATION

        We and F.N.B. file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information that F.N.B. or we have filed at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. F.N.B.'s and our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

        F.N.B. maintains an Internet site that contains information about F.N.B. and its subsidiaries at www.fnbcorporation.com. PVF Capital also maintains an Internet site that contains information about PVF Capital and its subsidiaries at www.parkviewfederal.com. The reports and other information filed by F.N.B. and PVF Capital with the SEC are available through their respective Internet websites.

        F.N.B. filed a registration statement on Form S-4 with the SEC under the Securities Act to register the shares of F.N.B. common stock issuable to our shareholders as consideration in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of F.N.B. and our proxy statement for our special meeting. As SEC rules permit, this proxy statement/prospectus does not contain all of the information contained in the registration statement.

        The SEC allows F.N.B. to incorporate information into this proxy statement/prospectus by reference. Incorporation by reference means that F.N.B. can disclose important information to you by referring you to another document that F.N.B. filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that the information in this proxy statement/prospectus supersedes. This proxy statement/prospectus incorporates by reference the documents set forth below that F.N.B. previously filed with the SEC. Those documents contain important information about F.N.B.

        F.N.B. hereby incorporates by reference into this proxy statement/prospectus the following documents that F.N.B. (SEC File No. 001-31940) previously filed with the SEC:

  •
  F.N.B.'s Annual Report on Form 10-K for the year ended December 31, 2012;

  •
  F.N.B.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013;

  •
  F.N.B.'s Current Reports on Form 8-K filed on January 23, 2013, January 24, 2013, February 1, 2013, February 19, 2013, February 20, 2013, February 26, 2013, February 27, 2013 (two filings), March 26, 2013, April 8, 2013, April 23, 2013, May 16, 2013, May 21, 2013, June 14, 2013 (two filings), June 19, 2013, July 11, 2013, July 23, 2013 and July 24, 2013 (in each case, except to the extent furnished but not filed); and

  •
  The description of F.N.B. common stock contained in its Registration Statement on Form 8-A, filed on December 16, 2003 pursuant to Section 12 of the Securities Exchange Act, as amended, and any amendment or report filed for the purpose of updating such description.

        F.N.B. further incorporates by reference into this proxy statement/prospectus any additional documents that it files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this proxy statement/prospectus and the date on which the special meeting of the shareholders of PVF Capital is held (other than the portions of those documents not deemed to be filed). Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        If you would like to receive a copy of any of the documents incorporated in this proxy statement/prospectus by reference, please contact F.N.B. at its address or telephone number listed under the heading "Reference to Additional Information" in the forepart of this proxy statement/prospectus.

OUR ANNUAL MEETING

        In light of the expected timing of completion of the merger, we have postponed our 2013 annual meeting of shareholders and expect to have an annual meeting only if the merger is not completed. Under the SEC's rules, holders of our common shares who wish to make a proposal to be included in our proxy statement for PVF Capital's 2013 annual meeting of shareholders (in the event it is held) must have caused such proposal to be received by us at our principal office not later than May 27, 2013, assuming our 2013 annual meeting is held on or before October 25, 2013. If we schedule an annual meeting after October 25, 2013, we will provide notice of the date fixed for the annual meeting, as well as the deadline for submitting shareholder proposals for such meeting and for having such shareholder proposals included in our proxy statement. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent certified mail, return receipt requested.

        In addition, PVF Capital's articles of incorporation establish an advance notice procedure with regard to director nominations and other business proposals by shareholders intended to be presented to our 2013 annual meeting but not included in our 2013 annual meeting proxy materials. For business proposals to be properly brought before the 2013 annual meeting by a shareholder, assuming the 2013 annual meeting is held, the shareholder must comply with Article Ninth of PVF Capital's articles of incorporation. Notice of the proposal must also be given in writing and delivered to, or mailed and received at, PVF Capital's principal executive offices at least 30 days but not more than 60 days prior to the date of the annual meeting. The notice must include the information required by Article Ninth of PVF Capital's articles of incorporation. Written notice of a shareholder nomination generally must be communicated to the attention of the Secretary of PVF Capital at least 30 days but not more than 60 days prior to the date of the annual meeting. Each written notice of a shareholder nomination is required to set forth certain information specified in Article Ninth of PVF Capital's articles of incorporation. Such nominations and other business proposals must comply with all requirements set forth in the PVF Capital articles of incorporation.

PVF CAPITAL CORP.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2013 AND JUNE 30, 2012

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	March 31, 2013	June 30, 2012
ASSETS
Cash and amounts due from financial institutions	$19,869,055	$5,840,608
Interest-bearing deposits	80,125,268	114,269,532

Total cash and cash equivalents	99,994,323	120,110,140
Securities available for sale	41,419,405	38,658,044
Loans receivable held for sale, net	9,348,387	25,062,786
Loans receivable, net of allowance of $14,920,232 and $16,052,865	547,216,456	541,627,515
Office properties and equipment, net	7,139,173	7,237,165
Real estate owned, net	7,251,163	7,733,578
Federal Home Loan Bank stock	12,811,100	12,811,100
Bank-owned life insurance	23,768,643	23,648,663
Prepaid expenses and other assets	11,507,473	14,560,882

Total assets	$760,456,123	$791,449,873

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Non-interest-bearing deposits	$64,085,166	$51,786,588
Interest-bearing deposits	557,082,044	604,192,552

Total deposits	621,167,210	655,979,140
Note payable	966,112	1,046,111
Long-term advances from the Federal Home Loan Bank	35,000,000	35,000,000
Advances from borrowers for taxes and insurance	8,349,129	4,469,292
Accrued expenses and other liabilities	17,636,636	24,824,454

Total liabilities	683,119,087	721,318,997

Stockholders' equity
Serial preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 65,000,000 shares authorized; 26,521,567 and 26,217,796 shares issued	265,527	262,178
Additional paid-in capital	101,722,000	100,897,561
Retained earnings (accumulated deficit)	(20,893,709)	(26,719,600)
Accumulated other comprehensive income (loss)	80,365	(472,116)
Treasury stock at cost, 472,725 shares	(3,837,147)	(3,837,147)

Total stockholders' equity	77,337,036	70,130,876

Total liabilities and stockholders' equity	$760,456,123	$791,449,873

See Notes to the Consolidated Financial Statements

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2013	2012	2013	2012
		(Revised)		(Revised)
Interest and dividends income
Loans	$6,522,409	$6,884,277	$20,176,903	$20,984,085
Mortgage-backed securities	61,278	95,138	191,024	210,777
Federal Home Loan Bank stock dividends	136,862	145,309	425,199	402,233
Securities	120,894	146,456	387,304	184,798
Federal funds sold and interest-bearing deposits	51,168	73,700	184,091	254,586

Total interest and dividends income	6,892,611	7,344,880	21,364,521	22,036,479

Interest expense
Deposits	1,012,425	1,592,190	3,508,571	5,324,370
Long-term borrowings	265,017	268,267	806,167	812,887

Total interest expense	1,277,442	1,860,457	4,314,738	6,137,257

Net interest income	5,615,169	5,484,423	17,049,783	15,899,222
Provision for loan losses	—	2,016,000	2,050,000	5,482,000

Net interest income after provision for loan losses	5,615,169	3,468,423	14,999,783	10,417,222

Non-interest income
Service charges and other fees	237,436	238,403	888,591	623,081
Mortgage banking activities, net	2,464,702	3,332,547	9,355,545	6,149,734
Gain on sale of SBA loans	556,326	—	552,640	221,218
Increase in cash surrender value of bank-owned life insurance	35,088	54,928	119,980	173,915
Loss on real estate owned	(65,662)	(209,813)	(182,703)	(453,770)
Provision for real estate owned losses	(540,415)	(401,580)	(993,876)	(1,276,403)
Other, net	223,860	260,603	667,798	634,573

Total non-interest income	2,911,335	3,275,088	10,407,975	6,072,348

Non-interest expense
Compensation and benefits	3,277,109	2,854,357	9,633,127	8,481,444
Office occupancy and equipment	538,052	607,606	1,676,009	1,770,900
FDIC insurance	239,639	440,182	874,116	1,295,613
Professional and legal	259,107	60,000	620,000	305,000
Outside services	892,755	736,031	2,261,646	1,849,102
Maintenance contracts	87,373	221,825	437,526	640,682
Franchise tax	212,950	224,145	606,364	675,000
Real estate owned and collection expense	435,629	573,306	1,284,263	1,970,677
Merger-related expense	275,861	—	275,861	—
Other	472,502	800,731	1,782,955	2,066,964

Total non-interest expense	6,690,977	6,518,183	19,451,867	19,055,382

Income (loss) before federal income taxes	1,835,527	225,328	5,955,891	(2,565,812)
Federal income tax provision (benefit)	73,000	—	130,000	(25,178)

Net income (loss)	$1,762,527	$225,328	$5,825,891	$(2,540,634)

Basic earnings (loss) per share	$0.07	$0.01	$0.22	$(0.10)

Diluted earnings (loss) per share	$0.07	$0.01	$0.22	$(0.10)

Dividend declared per common share	$—	$—	$—	$—

See Notes to the Consolidated Financial Statements

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2013	2012	2013	2012
		(Revised)		(Revised)
Net income (loss)	$1,762,527	$225,328	$5,825,891	$(2,540,634)
Other comprehensive income, net of tax
Unrealized holding gains on available for sale securities	154,537	278,999	552,481	373,904
Reclassification adjustment for gains included in net income	—	—	—	—
Tax effect	—	—	—	—

Total other comprehensive income	154,537	278,999	552,481	373,904

Total comprehensive income (loss)	$1,917,064	$504,327	$6,378,372	$(2,166,730)

See Notes to the Consolidated Financial Statements

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended March 31,
	2013	Revised 2012
Operating activities:
Net income (loss)	$5,825,891	$(2,540,634)
Adjustments to reconcile net income (loss) to net cash flow from operating activities
Amortization of premium available for sale securities	50,405	61,120
Depreciation and amortization	521,845	534,499
Provision for loan losses	2,050,000	5,482,000
Gain on the sale of loans receivable held for sale	(11,409,934)	(6,712,912)
Gain on the sale of SBA loans	(552,640)	(221,218)
Provision for real estate owned losses	993,876	1,276,403
Deferral of loan origination fees, net	(130,045)	(370,876)
Loss on disposal of real estate owned, net	182,703	453,770
Market adjustment for loans held for sale	460,649	(215,785)
Change in fair value of mortgage banking derivatives	108,122	(877,137)
Stock compensation	599,792	269,333
Proceeds from loans receivable held for sale	344,494,353	258,407,978
Origination of loans receivable held for sale, net	(320,650,658)	(260,989,856)
Increase in cash surrender value of bank-owned life insurance	(119,980)	(173,915)
Net change in other assets and other liabilities	(1,154,510)	14,173,643

Net cash from (used in) operating activities	21,269,869	8,556,413

Investing activities:
Loan repayments and originations, net	(10,703,517)	(12,680,504)
Principal repayments on securities available for sale	4,940,124	2,266,125
Calls of securities available for sale	7,750,000	8,950,000
Purchase of securities available for sale	(14,664,800)	(37,676,427)
Additions to office properties and equipment, net	(423,853)	(372,197)
Proceeds from sale of real estate owned	2,500,456	4,899,309

Net cash from (used in) investing activities	(10,601,590)	(34,613,694)

Financing activities:
Net increase in demand deposits, NOW and passbook savings	26,499,333	84,621,972
Net decrease in time deposits	(61,311,262)	(69,995,389)
Repayment of note payable	(80,000)	(80,000)
Net increase (decrease) in advances from borrowers for taxes and insurance	3,879,837	(3,284,566)
Proceeds from the issuance of common shares	227,996	—

Net cash from (used in) financing activities	(30,784,096)	11,262,017

Net increase (decrease) in cash and cash equivalents	(20,115,817)	(14,795,264)
Cash and cash equivalents at beginning of period	120,110,140	149,291,405

Cash and cash equivalents at end of period	$99,994,323	$134,496,141

Supplemental disclosures of cash flow information:
Cash payments of interest	$4,313,143	$6,132,279
Cash payments of income taxes	$165,000	$—
Supplemental noncash investing activity:
Transfer of loans to real estate owned	$3,194,620	$8,208,748

See Notes to the Consolidated Financial Statements

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS

        The accounting and reporting policies of PVF Capital Corp. (the "Company") conform to U.S. generally accepted accounting principles ("U.S. GAAP") and general industry practice. The Company's principal subsidiary, Park View Federal Savings Bank (the "Bank") is primarily engaged in the business of offering deposits through the issuance of savings accounts, money market accounts, and certificates of deposit and lending funds primarily for the purchase, construction, and improvement of real estate in Cuyahoga, Summit, Geauga, Lake, Medina, Lorain and Portage Counties, Ohio. The deposit accounts of the Bank are insured up to applicable limits by the Federal Deposit Insurance Corporation (the "FDIC"). The following is a description of the significant policies which the Company follows in preparing and presenting its consolidated financial statements.

        Basis of Presentation:    The accompanying Unaudited Consolidated Financial Statements of the Company have been prepared in accordance with U.S. GAAP for interim financial information and the instructions for Form #10-Q and Article 10 of Regulation S-X. Accordingly, these financial statements do not contain all of the information and footnotes required by U.S. GAAP for annual financial statements and should be read in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2012. These consolidated financial statements are prepared without audit and reflect all adjustments that, in the opinion of management, are necessary to present fairly the financial position of the Company at March 31, 2013, and its results of operations and cash flows for the periods presented. All such adjustments are normal and recurring in nature. The accounting principles used to prepare the consolidated financial statements are in compliance with U.S. GAAP. However, the financial statements were prepared in accordance with the instructions of Form 10-Q and, therefore, do not purport to contain all necessary financial and note disclosures required by U.S. GAAP.

        Principles of Consolidation:    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, the Bank, PVF Service Corporation ("PVFSC"), Mid Pines Land Company, PVF Holdings, Inc., PVF Mortgage Corp. and PVF Community Development Corp. PVFSC owns certain premises and leases them to the Bank. Mid Pines Land Company, PVF Holdings, Inc., PVF Mortgage Corp. and PVF Community Development Corp. did not have any significant assets or activity as of or for the periods presented. All significant intercompany transactions and balances are eliminated in consolidation.

        PVFSC and the Bank have entered into various nonconsolidated joint ventures that own real estate, including properties leased to the Bank. The Bank has created various limited liability companies that have taken title to property acquired through or in lieu of foreclosure.

        Use of Estimates:    The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The allowance for loan losses, valuation of mortgage servicing rights, fair value of mortgage banking derivatives, valuation of loans held for sale, fair value of securities, valuation of other real estate owned, and the realizability of deferred tax assets are particularly susceptible to change.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 2—ADJUSTMENT FOR FREDDIE MAC INTEREST

        During the quarter ended December 31, 2012, the Company identified that it was not making appropriate adjustments with respect to interest on residential mortgage loans originated and sold into the secondary market. In these mortgage sales, interest was advanced by Freddie Mac for the period from the first day of the month until the date of settlement with Freddie Mac to ensure a whole payment was subsequently remitted by the Company to Freddie Mac. Such amounts should have been reversed monthly from interest income and included in the liability account of funds due to Freddie Mac. It was determined that the adjustments to reverse interest income were not made beginning in August 2011.

        The Company is applying relevant guidance from the SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements ("SAB 108") to assess the materiality of the interest income adjustments described above. It was determined, based upon the assessment, that the adjustments were immaterial to the previously reported amounts contained in the Company's prior periodic filings. Although the interest income adjustments were immaterial to prior periods, recording the cumulative impact of the out-of period correction in the second quarter of 2013 would have been material. Therefore the Company applied the guidance for accounting for changes and error corrections and revised the prior period financial statements presented per SAB 108.

        The guidance also requires the adjustment of any prior quarterly financial statements within the fiscal year of adoption for the effects of such errors on the quarters when the information is next presented. The Company is therefore revising the previously reported financial information for the quarter ended March 31, 2012 as well as the nine months ended March 31, 2012. The adjustments for both the quarter ended March 31, 2012 and the nine months ended March 31, 2012 is a decrease to interest income of $0.4 million and an increase in accrued expenses and other liabilities for the same amount. These adjustments do not require previously filed reports with the SEC to be amended. The Company intends to continue to revise the previously reported consolidated financial statements for certain comparative quarterly and annual periods through subsequent filings. The Company considers these adjustments to be immaterial to prior periods.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 2—ADJUSTMENT FOR FREDDIE MAC INTEREST (Continued)

        The applicable effect on the prior year balance sheet and statement of operations related to the adjustment for interest income on residential loans is as follows:

	June 30, 2012	March 31, 2012
Balance Sheet:
Accrued expenses and other liabilities as previously reported	$24,224,709	$25,504,793
Adjustment for interest income on residential loans sold	599,745	383,144

Accrued expenses and other liabilities as adjusted	$24,824,454	$25,887,937

Retained earnings as previously reported	$(26,119,855)	$(26,946,269)
Net impact of adjustment for interest income on residential loans sold	(599,745)	(383,144)

Retained earnings (accumulated deficit) as adjusted	$(26,719,600)	$(27,329,413)

Total stockholders' equity as previously reported	$70,730,621	$69,767,727
Net impact of adjustment for interest income on residential loans sold	(599,745)	(383,144)

Total stockholders' equity as adjusted	$70,130,876	$69,384,583

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 2—ADJUSTMENT FOR FREDDIE MAC INTEREST (Continued)

	For the year ended June 30, 2012	For the quarter ended March 31, 2012	For the nine months ended March 31, 2012
Statement of Operations:
Interest and divdends income on loans as previously reported	$28,382,546	$7,079,214	$21,367,228
Adjustment for interest income on residential loans sold	(599,745)	(194,937)	(383,144)

Interest and divdends income on loans as adjusted	$27,782,801	$6,884,277	$20,984,084

Total interest and dividends income	$29,847,913	$7,539,817	$22,419,622
Adjustment for interest income on residential loans sold	(599,745)	(194,937)	(383,144)

Total interest and dividends income as adjusted	$29,248,168	$7,344,880	$22,036,478

Net interest income as previously reported	$21,973,522	$5,679,360	$16,282,365
Adjustment for interest income on residential loans sold	(599,745)	(194,937)	(383,144)

Net interest income as adjusted	$21,373,777	$5,484,423	$15,899,221

Net interest income after provision for loan losses as previously reported	$14,991,522	$3,663,360	$10,800,365
Adjustment for interest income on residential loans sold	(599,745)	(194,937)	(383,144)

Net interest income as adjusted	$14,391,777	$3,468,423	$10,417,221

Income (loss) before federal income taxes as previously reported	$(1,550,076)	$420,265	$(2,182,669)
Adjustment for interest income on residential loans sold	(599,745)	(194,937)	(383,144)

Income (loss) before federal income taxes as adjusted	$(2,149,821)	$225,328	$(2,565,813)

Net income (loss) as previously reported	$(1,331,077)	$420,265	$(2,157,491)
Adjustment for interest income on residential loans sold	(599,745)	(194,937)	(383,144)

Net income (loss) as adjusted	$(1,930,822)	$225,328	$(2,540,635)

Basic earnings (loss) per share as previously reported	$(0.05)	$0.02	$(0.08)
Adjustment for interest income on residential loans sold	(0.03)	(0.01)	(0.02)

Basic earnings (loss) per share as adjusted	$(0.08)	$0.01	$(0.10)

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 3—AGREEMENT AND PLAN OF MERGER

        On February 19, 2013, the Company and F.N.B. Corporation ("FNB") the parent company of First National Bank of Pennsylvania ("FNB Bank"), entered into an Agreement and Plan of Merger ("Merger Agreement") pursuant to which the Company will merge with and into FNB. Promptly following consummation of the merger, it is expected that the Bank will merge with and into FNB Bank.

        Under the terms of the Merger Agreement, the Company's shareholders will receive 0.3405 shares (the "Exchange Ratio") of FNB common stock for each share of the Company's common stock they own. In addition, all unexercised warrants remaining at the time of closing will be settled in cash based on the average closing price of FNB's common shares for a specific 20 day trading period. The Merger Agreement also provides that all options to purchase the Company's stock which are outstanding and unexercised immediately prior to the closing shall be converted into fully vested and exercisable options to purchase shares of FNB common stock, based upon the Exchange Ratio.

        Consummation of the merger is subject to certain conditions, including, among others, approval of the merger by the Company's common stockholders, governmental filings and regulatory approvals and expiration of applicable waiting periods, accuracy of specified representations and warranties of the other party, effectiveness of the registration statement to be filed by FNB with the SEC to register shares of FNB common stock to be offered to the Company's stockholders, absence of a material adverse effect, recipient of tax opinions and the absence of any injunctions or other legal restraints.

        Further information concerning the proposed merger will be included in a joint proxy statement/prospectus which will be filed the SEC in connection with the merger.

NOTE 4—SECURITIES

        As of March 31, 2013 and June 30, 2012, respectively, the amortized cost and fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	March 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Trust preferred securities	19,281,892	1,174,327	(22,616)	20,433,603
Mortgage-backed GSE securities	20,700,442	298,980	(13,620)	20,985,802

Total	$39,982,334	$1,473,307	$(36,236)	$41,419,405

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 4—SECURITIES (Continued)

	June 30, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
FNMA structured notes	$2,000,000	$9,320	$—	$2,009,320
Trust preferred securities	20,964,197	344,230	(46,665)	21,261,762
Mortgage-backed GSE securities	15,093,864	293,098	—	15,386,962

Total	$38,058,061	$646,648	$(46,665)	$38,658,044

        Management performs a quarterly evaluation of investment securities for other-than-temporary impairment. At March 31, 2013 and June 30, 2012, respectively, the gross unrealized losses were in a loss position for less than twelve months on all but the trust preferred securities. The unrealized losses in trust preferred securities relate primarily to the changes in market interest rates and spreads since the securities were purchased. Management does not believe that any of these losses at March 31, 2013 or June 30, 2012 represent an other-than-temporary impairment. Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized within net income in the period the other-then-temporary impairment is identified.

        The amortized cost and fair value of securities available-for-sale, by contractual maturity, are shown below:

	March 31, 2013
	Amortized Cost	Fair Value
One to five years	$981,515	$981,880
Five to ten years	5,024,678	5,127,351
Greater than 10 years	13,275,699	14,324,372
Mortgage-backed GSE securities	20,700,442	20,985,802

Total	$39,982,334	$41,419,405

        These mortgage-backed securities are backed by residential mortgage loans and do not mature on a single maturity date. Securities pledged as collateral for contingent funding at the Federal Home Loan Bank of Cincinnati were approximately $11.8 million.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 5—LOANS RECEIVABLE

        Loans receivable at March 31, 2013 and June 30, 2012 consisted of the following:

	March 31, 2013	June 30, 2012
One-to-Four Family Loans:
1-4 Family Owner Occupied	$62,119,051	$58,743,933
1-4 Family Non-Owner Occupied	30,129,375	34,368,320
1-4 Family Second Mortgage	27,437,987	29,202,145
Home Equity Lines of Credit	61,096,505	65,908,899
Home Equity Investment Lines of Credit	3,886,892	5,645,851
One-to-Four Family Construction Loans:
1-4 Family Construction	3,228,941	514,052
1-4 Family Construction Models/Speculative	640,938	1,608,137
Multi-Family Loans:
Multi-Family	58,285,309	53,959,459
Multi-Family Second Mortgage	63,272	145,642
Multi-Family Construction	1,566,349	5,375,000
Commercial Real Estate Loans:
Commercial	199,551,737	198,287,457
Commercial Second Mortgage	4,582,916	5,750,283
Commercial Lines of Credit	26,409,070	22,335,619
Commercial Construction	10,018,229	7,732,736
Commercial and Industrial Loans	51,509,793	35,443,184
Land Loans:
Lot Loans	7,525,661	12,091,093
Acquisition and Development Loans	14,049,562	19,093,006
Consumer Loans	651,609	2,112,708

Total loans receivable	562,753,196	558,317,524
Net deferred loan origination fees	(616,508)	(637,144)
Allowance for loan losses	(14,920,232)	(16,052,865)

Total loans receivable, net	$547,216,456	$541,627,515

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 5—LOANS RECEIVABLE (Continued)

        The following table presents activity in the allowance for loan losses by portfolio segment for the three months ended March 31, 2013:

	One-to-Four Family	One-to-Four Family Construction	Multi- Family	Commercial Real Estate	Commercial and Industrial	Land	Consumer	Total
Beginning balance at December 31, 2012	$5,317,890	$324,143	$1,653,155	$5,331,524	$1,086,132	$1,416,605	$10,809	$15,140,258
Provision for loan losses	(309,323)	505,486	(238,170)	177,990	423,095	(549,199)	(9,879)	—
Charge-offs	(295,612)	(58,692)	—	(200,142)	—	(68,814)	—	(623,260)
Recoveries	376,185	—	11,389	4,176	1,998	9,486	—	403,234

Ending balance at March 31, 2013	$5,089,140	$770,937	$1,426,374	$5,313,548	$1,511,225	$808,078	$930	$14,920,232

        The following table presents activity in the allowance for loan losses by portfolio segment for the nine months ended March 31, 2013:

	One-to-Four Family	One-to-Four Family Construction	Multi- Family	Commercial Real Estate	Commercial and Industrial	Land	Consumer	Total
Beginning balance at June 30, 2012	$5,765,276	$305,312	$1,903,138	$5,084,179	$928,043	$2,057,301	$9,616	$16,052,865
Provision for loan losses	1,367,501	560,276	117,211	626,011	615,216	(1,240,287)	4,072	2,050,000
Charge-offs	(2,472,683)	(104,651)	(605,364)	(476,167)	(40,936)	(88,892)	(13,000)	(3,801,693)
Recoveries	429,046	10,000	11,389	79,525	8,902	79,956	242	619,060

Ending balance at March 31, 2013	$5,089,140	$770,937	$1,426,374	$5,313,548	$1,511,225	$808,078	$930	$14,920,232

        The following table presents activity in the allowance for loan losses by portfolio segment for the three months ended March 31, 2012:

	One-to-Four Family	One-to-Four Family Construction	Multi- Family	Commercial Real Estate	Commercial and Industrial	Land	Consumer	Total
Beginning balance at December 31, 2011	$5,904,130	$530,508	$1,240,126	$5,511,013	$1,560,023	$2,373,755	$395,600	$17,515,155
Provision for loan losses	1,056,747	(4,424)	165,112	(512,507)	(914,177)	2,377,974	(152,725)	2,016,000
Charge-offs	(1,594,690)	(123,687)	—	(780,211)	(3,088)	(425,076)	—	(2,926,752)
Recoveries	44,771	—	—	16,328	238,209	10,000	—	309,308

Ending balance at March 31, 2012	$5,410,958	$402,397	$1,405,238	$4,234,623	$880,967	$4,336,653	$242,875	$16,913,711

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 5—LOANS RECEIVABLE (Continued)

        The following table presents activity in the allowance for loan losses by portfolio segment for the nine months ended March 31, 2012:

	One-to-Four Family	One-to-Four Family Construction	Multi- Family	Commercial Real Estate	Commercial and Industrial	Land	Consumer	Total
Beginning balance at June 30, 2011	$8,841,454	$1,266,740	$1,767,336	$8,458,942	$1,663,894	$7,891,305	$107,222	$29,996,893
Provision for loan losses	2,807,565	217,262	243,392	(315,396)	(533,952)	2,927,476	135,653	5,482,000
Charge-offs	(6,323,123)	(1,081,605)	(605,490)	(4,030,222)	(540,870)	(6,549,479)	—	(19,130,789)
Recoveries	85,062	—	—	121,299	291,895	67,351	—	565,607

Ending balance at March 31, 2012	$5,410,958	$402,397	$1,405,238	$4,234,623	$880,967	$4,336,653	$242,875	$16,913,711

        The following table presents the allowance for loan losses and the recorded investment in loans by portfolio segment and based on the impairment method as of March 31, 2013. The recorded investment in loans includes the unpaid principal balance and unamortized loan origination fees, but excludes accrued interest receivable which is not considered to be material.

	One-to-Four Family	One-to-Four Family Construction	Multi- Family	Commercial Real Estate	Commercial and Industrial	Land	Consumer	Total
Allowance for loan losses
Ending allowance balance attributable to loans
Individually evaluated for impairment	$48,267	$101,716	$—	$98,725	$300,860	$252,000	$—	$801,568
Collectively evaluated for impairment	5,040,873	669,221	1,426,374	5,214,823	1,210,365	556,078	930	14,118,664

Total ending allowance balance	$5,089,140	$770,937	$1,426,374	$5,313,548	$1,511,225	$808,078	$930	$14,920,232

Loans
Loans individually evaluated for impairment	$11,171,637	$636,734	$777,825	$10,629,961	$472,590	$5,386,292	$—	$29,075,039

Loans collectively evaluated for impairment	$173,295,863	$3,228,906	$59,071,467	$229,668,450	$50,980,773	$16,165,295	$650,895	$533,061,649

Total ending loans balance	$184,467,500	$3,865,640	$59,849,292	$240,298,411	$51,453,363	$21,551,587	$650,895	$562,136,688

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 5—LOANS RECEIVABLE (Continued)

        The following table presents the allowance for loan losses and the recorded investment in loans by portfolio segment and based on the impairment method as of June 30, 2012. The recorded investment in loans includes the unpaid principal balance and unamortized loan origination fees, but excludes accrued interest receivable which is not considered to be material.

	One-to-Four Family	One-to-Four Family Construction	Multi- Family	Commercial Real Estate	Commercial and Industrial	Land	Consumer	Total
Allowance for loan losses
Ending allowance balance attributable to loans
Individually evaluated for impairment	$665,033	$101,716	$—	$98,725	$300,860	$252,000	$—	$1,418,334
Collectively evaluated for impairment	5,100,243	203,596	1,903,138	4,985,454	627,183	1,805,301	9,616	14,634,531

Total ending allowance balance	$5,765,276	$305,312	$1,903,138	$5,084,179	$928,043	$2,057,301	$9,616	$16,052,865

Loans
Loans individually evaluated for impairment	$13,243,350	$880,749	$622,228	$11,902,730	$740,297	$7,189,109	$—	$34,578,463
Loans collectively evaluated for impairment	180,404,558	1,239,018	58,789,996	221,936,205	34,662,439	23,959,404	2,110,297	523,101,917

Total ending loans balance	$193,647,908	$2,119,767	$59,412,224	$233,838,935	$35,402,736	$31,148,513	$2,110,297	$557,680,380

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 5—LOANS RECEIVABLE (Continued)

        The following table presents loans individually evaluated for impairment by class of loan as of March 31, 2013 and the average recorded investment and interest income recognized by class for the nine months ended March 31, 2013:

	March 31, 2013			Three months ended March 31, 2013			Nine months ended March 31, 2013
	Unpaid Principal Balance(1)	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded
One-to-Four Family Loans:
1-4 Family Owner Occupied	$6,139,539	$5,415,419	$—	$5,375,297	$17,734	$17,734	$5,374,309	$59,529	$59,529
1-4 Family Non-Owner Occupied	3,337,867	2,210,057	—	2,037,977	3,346	3,346	2,164,909	14,566	14,566
1-4 Family Second Mortgage	933,822	716,091	—	827,006	1,897	1,897	1,006,720	5,794	5,794
Home Equity Lines of Credit	2,519,720	2,157,360	—	2,137,567	—	—	1,964,249	2,616	2,616
Home Equity Investment Lines of Credit	508,328	331,810	—	333,664	—	—	245,303	375	375
One-to-Four Family Construction Loans:
1-4 Family Construction Models/Speculative	121,505	115,943	—	211,406	3,079	3,079	271,486	22,743	22,743
Multi-Family Loans:
Multi-Family	780,073	777,825	—	783,972	—	—	622,607	—	—
Commercial Real Estate Loans:
Commercial	7,435,182	7,148,478	—	7,456,062	43,428	43,428	8,359,503	144,363	144,363
Commercial Lines of Credit	1,579,652	1,481,868	—	1,530,508	—	—	1,072,689	—	—
Commercial Construction	828,491	643,900	—	643,894	—	—	643,877	22,908	22,908
Commercial and Industrial Loans	528,149	172,059	—	186,689	36	36	263,271	133	133
Land Loans:
Lot Loans	4,080,598	3,104,287	—	3,182,545	8,806	8,806	3,574,445	30,765	30,765
Acquisition and Development Loans	4,802,613	2,148,755	—	2,244,457	12,628	12,628	2,559,701	28,938	28,938

Total with no related allowance recorded	$33,595,539	$26,423,852	$—	$26,951,044	$90,954	$90,954	$28,123,069	$332,730	$332,730

With an allowance recorded
One-to-Four Family Loans:
1-4 Family Owner Occupied	$226,619	$226,371	$39,981	$227,729	$1,283	$1,283	$229,682	$3,105	$3,105
1-4 Family Non-Owner Occupied	114,655	114,529	8,286	114,982	900	900	115,880	3,503	3,503
1-4 Family Second Mortgage	—	—	—	—	—	—	123,337	—	—
Home Equity Lines of Credit	—	—	—	—	—	—	464,376	—	—
Home Equity Investment Lines of Credit	—	—	—	—	—	—	201,315	—	—
One-to-Four Family Construction Loans:
1-4 Family Construction	521,363	520,792	101,716	520,788	6,843	6,843	391,833	20,855	20,855
1-4 Family Construction Models/Speculative	—	—	—	—	—	—	131,441	—	—
Commercial Real Estate Loans:
Commercial	1,357,202	1,355,715	98,725	1,355,705	17,981	17,981	1,355,676	55,711	55,711
Commercial and Industrial Loans	300,860	300,530	300,860	300,528	3,891	3,891	300,522	11,789	11,789
Land Loans:
Lot Loans	133,396	133,250	252,000	133,623	2,008	2,008	134,359	6,059	6,059

Total with an allowance recorded	$2,654,095	$2,651,187	$801,568	$2,653,355	$32,906	$32,906	$3,448,421	$101,022	$101,022

Total loans evaluated for impairment	$36,249,634	$29,075,039	$801,568	$29,604,399	$123,860	$123,860	$31,571,490	$433,752	$433,752

(1)
There are $12.6 million of loans individually identified for impairment accruing interest.

\ Table of Contents

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 5—LOANS RECEIVABLE (Continued)

        The following table presents loans individually evaluated for impairment by class of loans as of June 30, 2012:

	June 30, 2012
	Unpaid Principal Balance(1)	Recorded Investment	Allowance for Loan Losses Allocated
With no related allowance recorded
One-to-Four Family Loans:
1-4 Family Owner Occupied	$6,380,803	$5,671,079	$—
1-4 Family Non-Owner Occupied	4,597,708	2,453,581	—
1-4 Family Second Mortgage	1,455,914	1,230,284	—
Home Equity Lines of Credit	1,834,685	1,832,595	—
Home Equity Investment Lines of Credit	157,120	156,943	—
One-to-Four Family Construction Loans:
1-4 Family Construction	—	—	—
1-4 Family Construction Models/Speculative	678,779	354,986	—
Multi-Family Loans:
Multi-Family	635,053	622,228	—
Multi-Family Second Mortgage	—	—	—
Multi-Family Construction	—	—	—
Commercial Real Estate Loans:
Commercial	10,902,253	9,286,679	—
Commercial Second Mortgage	—	—	—
Commercial Lines of Credit	617,240	616,536	—
Commercial Construction	828,490	643,863	—
Commercial and Industrial Loans	801,075	439,781	—
Land Loans:
Lot Loans	5,235,050	3,678,550	—
Acquisition and Development Loans	5,986,575	3,375,100	—
Consumer Loans	—	—	—

Total with no related allowance recorded	$40,110,745	$30,362,205	$—

With an allowance recorded
One-to-Four Family Loans:
1-4 Family Owner Occupied	$232,751	$232,485	$39,981
1-4 Family Non-Owner Occupied	117,360	117,226	8,286
1-4 Family Second Mortgage	247,293	247,011	14,685
Home Equity Lines of Credit	895,875	894,852	299,759
Home Equity Investment Lines of Credit	407,757	407,293	302,322
One-to-Four Family Construction Loans:
1-4 Family Construction	—	—	—
1-4 Family Construction Models/Speculative	526,363	525,762	101,716
Multi-Family Loans:
Multi-Family	—	—	—
Multi-Family Second Mortgage	—	—	—
Multi-Family Construction	—	—	—
Commercial Real Estate Loans:
Commercial	1,357,202	1,355,653	98,725
Commercial Second Mortgage	—	—	—
Commercial Lines of Credit	—	—	—
Commercial Construction	—	—	—
Commercial and Industrial Loans	300,860	300,517	300,860
Land Loans:
Lot Loans	135,614	135,459	252,000
Acquisition and Development Loans	—	—	—
Consumer Loans	—	—	—

Total with an allowance recorded	$4,221,075	$4,216,258	$1,418,334

Total loans evaluated for impairment	$44,331,820	$34,578,463	$1,418,334

(1)
There are $13.9 million of loans individually identified for impairment accruing interest.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 5—LOANS RECEIVABLE (Continued)

        The following table presents loans individually evaluated for impairment by class of loan as of March 31, 2012 and the average recorded investment and interest income recognized by class for the nine months ended March 31, 2012:

	March 31, 2012			Three months ended March 31, 2012			Nine months ended March 31, 2012
	Unpaid Principal Balance(1)	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded
One-to-Four Family Loans:
1-4 Family Owner Occupied	$6,679,205	$5,867,587	0	$4,994,570	$—	$—	$5,800,153	$80,206	$80,206
1-4 Family Non-Owner Occupied	4,860,622	2,745,187	0	4,358,867	2,129	2,129	3,178,448	32,083	32,083
1-4 Family Second Mortgage	1,291,641	1,241,837	0	1,375,641	7,626	7,626	1,327,467	14,328	14,328
Home Equity Lines of Credit	1,822,833	1,820,596	0	1,375,225	—	—	1,121,372	—	—
Home Equity Investment Lines of Credit	157,121	156,929	0	176,128	—	—	198,887	—	—
One-to-Four Family Construction Loans:						—
1-4 Family Construction	282,542	210,293	0	105,146		—	52,573	2,197	2,197
1-4 Family Construction Models/Speculative	926,542	439,050	0	684,261	—	—	430,507	—	—
Multi-Family Loans:						—
Multi-Family	1,006,573	636,509	0	637,704	21,239	21,239	931,248	21,239	21,239
Commercial Real Estate Loans:						—
Commercial	7,933,276	7,127,059	0	7,739,436	105,706	105,706	7,291,011	132,425	132,425
Commercial Second Mortgage	137,105	65,746	0	99,530	—	—	335,025	1,660	1,660
Commercial Lines of Credit	1,778,456	1,776,273	0	3,210,192	24,457	24,457	2,984,380	24,457	24,457
Commercial Construction	828,491	643,791	0	643,689	—	—	506,536	—	—
Commercial and Industrial Loans	1,319,446	962,480	0	3,174,153	249	249	2,615,647	249	249
Land Loans:						—
Lot Loans	5,068,194	3,590,810	0	3,400,448	2,230	2,230	2,276,751	3,658	3,658
Acquisition and Development Loans	5,382,261	2,624,696	0	2,774,223	17,455	17,455	1,524,327	25,825	25,825
Consumer Loans	—	—	0	—	—	—	—	—	—

Total with no related allowance recorded	$39,474,308	$29,908,843	0	$34,749,213	$181,091	$181,091	$30,574,332	$338,327	$338,327

With an allowance recorded
One-to-Four Family Loans:
1-4 Family Owner Occupied	$247,293	$246,990	$14,685	$123,495	$3,297	$3,297	$640,788	$4,016	$4,016
1-4 Family Non-Owner Occupied	118,243	118,098	8,286	118,518	4,082	4,082	2,433,254	8,933	8,933
1-4 Family Second Mortgage	—	—	—	—	—	—	180,733	—	—
Home Equity Lines of Credit	1,117,396	1,116,025	469,147	1,648,394	—	—	1,973,233	—	—
Home Equity Investment Lines of Credit	537,903	537,242	414,197	564,533	—	—	454,845	—	—
One-to-Four Family Construction Loans:
1-4 Family Construction				262,859	21,029	21,029	131,429	21,029	21,029
1-4 Family Construction Models/Speculative	526,363	525,718	101,716	262,794	—	—	1,550,474	—	—
Multi-Family Loans:
Multi-Family	—	—	—	—	—	—	184,106	—	—
Multi-Family Second Mortgage	—	—	—	—	—	—	—	—	—
Commercial Real Estate Loans:
Commercial	4,112,297	4,107,250	170,784	2,354,692	95,788	95,788	5,607,978	140,285	140,285
Commercial Second Mortgage	—	—	—	—	—	—	34,220	—	—
Commercial Lines of Credit	—	—	—	97,709	—	—	48,854	—	—
Commercial Construction	—	—	—	—	18,550	18,550	1,573,306	—	—
Commercial and Industrial Loans	345,009	344,586	306,780	1,022,144	—	—	1,739,194	18,550	18,550
Land Loans:						—
Lot Loans	136,332	136,165	252,000	258,955	—	—	1,671,631	—	—
Acquisition and Development Loans	—	—	—	—	—	—	4,913,195	—	—

Total with an allowance recorded	$7,140,836	$7,132,074	$1,737,595	$6,714,093	$142,746	$142,746	$23,137,240	$192,813	$192,813

Total loans evaluated for impairment	$46,615,144	$37,040,917	$1,737,595	$41,463,306	$323,837	$323,837	$53,711,572	$531,140	$531,140

(1)
There are $10.8 million of loans individually identified for impairment accruing interest.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 5—LOANS RECEIVABLE (Continued)

Past Due and Non-Accrual Loans

        The following table presents the recorded investment in non-accrual loans and loans past due over 90 days still on accrual by class of loan as of March 31, 2013 and June 30, 2012. Non-accrual loans and loans past due over 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

	March 31, 2013		June 30, 2012
	Nonaccrual(1)	Loans Past Due Over 90 Days Still Accruing(2)	Nonaccrual(1)	Loans Past Due Over 90 Days Still Accruing(2)
One-to-Four Family Loans:
1-4 Family Owner Occupied	$2,880,407	$—	$2,871,746	$—
1-4 Family Non-Owner Occupied	2,163,195	—	2,461,281	—
1-4 Family Second Mortgage	440,707	—	566,444	—
Home Equity Lines of Credit	2,157,753	—	2,727,447	—
Home Equity Investment Lines of Credit	332,003	—	564,235	—
One-to-Four Family Construction Loans:
1-4 Family Construction	—	—	—	—
1-4 Family Construction Models/Speculative	115,949	—	355,355	—
Multi-Family Loans:
Multi-Family	490,921	—	324,602	—
Multi-Family Second Mortgage	—	—	—	—
Multi-Family Construction	—	—	—	—
Commercial Real Estate Loans:
Commercial	2,755,014	—	3,310,170	—
Commercial Second Mortgage	—	—	—	—
Commercial Lines of Credit	1,481,974	—	616,537	—
Commercial Construction	644,102	—	644,072	—
Commercial and Industrial Loans	170,846	—	437,729	—
Land Loans:
Lot Loans	2,422,823	—	3,815,778	—
Acquisition and Development Loans	969,470	—	1,380,199	—
Consumer Loans	—	—	—	—

Total	$17,025,164	$—	$20,075,595	$—

(1)
Non-accrual status denotes loans which, in the opinion of management, the collection of additional interest is unlikely, or loans that meet the non-accrual criteria established with respect to regulatory authorities. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on an assessment of the collectability of the principal balance of the loan.

(2)
At March 31, 2013 and June 30, 2012, the Company had balances of approximately $3.7 million and $6.3 million, respectively, in loans that have matured and continue to make current payments. These loans are not considered past due as a result of their payment status being current.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 5—LOANS RECEIVABLE (Continued)

        The following table presents the aging of the recorded investment in past due loans as of March 31, 2013 by class of loan. Performing loans are accruing loans less than 90 days past due. Nonperforming loans are all loans not accruing or greater than 90 days past due. At March 31, 2013, the Company had a balance of approximately $3.7 million in loans that were contractually past maturity but were not considered past due as a result of the payment status being current.

	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
Performing Loans
One-to-Four Family Loans:
1-4 Family Owner Occupied	$844,486	$69,771	$—	$914,257	$58,256,334	$59,170,591
1-4 Family Non-Owner Occupied	66,424	126,816	—	193,240	27,739,933	27,933,173
1-4 Family Second Mortgage	—	16,025	—	16,025	26,951,196	26,967,221
Home Equity Lines of Credit	1,207,701	8,705	—	1,216,406	57,655,412	58,871,818
Home Equity Investment Lines of Credit	—	—	—	—	3,550,631	3,550,631
One-to-Four Family Construction Loans:
1-4 Family Construction	—	—	—	—	3,225,404	3,225,404
1-4 Family Construction Models/Speculative	—	—	—	—	524,287	524,287
Multi-Family Loans:
Multi-Family	—	—	—	—	56,311,730	56,311,730
Multi-Family Second Mortgage	—	—	—	—	63,203	63,203
Multi-Family Construction	—	—	—	—	1,564,633	1,564,633
Commercial Real Estate Loans:
Commercial	—	—	—	—	196,578,109	196,578,109
Commercial Second Mortgage	—	1,418,806	—	1,418,806	4,092,860	5,511,666
Commercial Lines of Credit	—	193,393	—	193,393	24,704,772	24,898,165
Commercial Construction	—	—	—	—	9,363,152	9,363,152
Commercial and Industrial Loans	1,072,931			1,072,931	50,209,586	51,282,517
Land Loans:
Lot Loans	10,679	—	—	10,679	5,083,913	5,094,592
Acquisition and Development Loans	393,136	91,899	—	485,035	13,064,701	13,549,736
Consumer Loans	—	—	—	—	650,896	650,896

Total Performing Loans	$3,595,357	$1,925,415	$—	$5,520,772	$539,590,752	$545,111,524

Nonperforming Loans
One-to-Four Family Loans:
1-4 Family Owner Occupied	$119,459	$—	$2,500,210	$2,619,669	$260,739	$2,880,408
1-4 Family Non-Owner Occupied	137,975	—	1,296,681	1,434,656	728,539	2,163,195
1-4 Family Second Mortgage	—	—	391,749	391,749	48,957	440,706
Home Equity Lines of Credit	76,728	—	1,774,181	1,850,909	306,844	2,157,753
Home Equity Investment Lines of Credit	—	—	190,754	190,754	141,249	332,003
One-to-Four Family Construction Loans:				—		—
1-4 Family Construction	—	—	—	—	—	—
1-4 Family Construction Models/Speculative	—	—	—	—	115,949	115,949
Multi-Family Loans:				—		—
Multi-Family	—	—	—	—	490,921	490,921
Multi-Family Second Mortgage	—	—	—	—	—	—
Multi-Family Construction	—	—	—	—	—	—
Commercial Real Estate Loans:				—		—
Commercial	—	—	2,540,996	2,540,996	214,018	2,755,014
Commercial Second Mortgage	—	—	—	—	—	—
Commercial Lines of Credit	116,390	—	653,543	769,933	712,040	1,481,973
Commercial Construction	—	—	644,102	644,102	—	644,102
Commercial and Industrial Loans	—	170,846	—	170,846	—	170,846
Land Loans:				—		—
Lot Loans	—	—	2,075,437	2,075,437	347,387	2,422,824
Acquisition and Development Loans	—	—	61,423	61,423	908,047	969,470
Consumer Loans	—	—	—	—	—	—

Total Nonperforming Loans	$450,552	$170,846	$12,129,076	$12,750,474	$4,274,690	$17,025,164

Total Loans	$4,045,909	$2,096,261	$12,129,076	$18,271,246	$543,865,442	$562,136,688

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 5—LOANS RECEIVABLE (Continued)

        The following table presents the aging of the recorded investment in past due loans as of June 30, 2012 by class of loan. Performing loans are accruing loans less than 90 days past due. Nonperforming loans are all loans not accruing. At June 30, 2012, the Company had a balance of approximately $6.3 million in loans that were contractually past maturity but were not considered past due as a result of the payment status being current.

	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
Performing Loans
One-to-Four Family Loans:
1-4 Family Owner Occupied	$584,430	$—	$—	$584,430	$55,220,719	$55,805,149
1-4 Family Non-Owner Occupied	375,660	303,667	—	679,327	31,188,492	31,867,819
1-4 Family Second Mortgage	14,221	—	—	14,221	28,588,155	28,602,376
Home Equity Lines of Credit	114,558	23,230	—	137,788	62,968,449	63,106,237
Home Equity Investment Lines of Credit	200,657	—	—	200,657	4,874,516	5,075,173
One-to-Four Family Construction Loans:
1-4 Family Construction	—	145,771	—	145,771	367,695	513,466
1-4 Family Construction Models/Speculative	—	—	—	—	1,250,946	1,250,946
Multi-Family Loans:						—
Multi-Family	—	—	—	—	53,573,280	53,573,280
Multi-Family Second Mortgage	—	—	—	—	145,476	145,476
Multi-Family Construction	—	—	—	—	5,368,866	5,368,866
Commercial Real Estate Loans:
Commercial	744,536	—	—	744,536	194,006,468	194,751,004
Commercial Second Mortgage	—	—	—	—	5,743,721	5,743,721
Commercial Lines of Credit	—	—	—	—	21,693,593	21,693,593
Commercial Construction	—	—	—	—	7,079,839	7,079,839
Commercial and Industrial Loans	—	—	—	—	34,965,008	34,965,007
Land Loans:
Lot Loans	—	—	—	—	8,261,518	8,261,518
Acquisition and Development Loans	—	—	—	—	17,691,018	17,691,018
Consumer Loans	—	58,394	—	58,394	2,051,903	2,110,297

Total Performing Loans	$2,034,062	$531,062	$—	$2,565,124	$535,039,662	$537,604,785

Nonperforming Loans
One-to-Four Family Loans:
1-4 Family Owner Occupied	$105,333	$—	$2,124,062	$2,229,395	$642,351	$2,871,746
1-4 Family Non-Owner Occupied	—	—	2,405,774	2,405,774	55,507	2,461,281
1-4 Family Second Mortgage	—	—	499,154	499,154	67,290	566,444
Home Equity Lines of Credit	14,607	—	2,371,962	2,386,569	340,878	2,727,447
Home Equity Investment Lines of Credit	—	134,195	430,041	564,236	—	564,236
One-to-Four Family Construction Loans:
1-4 Family Construction	—	—	—	—	—	—
1-4 Family Construction Models/Speculative	—	—	235,945	235,945	119,410	355,355
Multi-Family Loans:
Multi-Family	—	—	324,602	324,602	—	324,602
Multi-Family Second Mortgage	—	—	—	—	—	—
Multi-Family Construction	—	—	—	—	—	—
Commercial Real Estate Loans:
Commercial	—	—	3,166,992	3,166,992	143,178	3,310,170
Commercial Second Mortgage	—	—	—	—	—	—
Commercial Lines of Credit	—	122,129	494,407	616,536	—	616,536
Commercial Construction	—	—	644,072	644,072	—	644,072
Commercial and Industrial Loans	—	—	237,957	237,957	199,772	437,729
Land Loans:
Lot Loans	—	—	3,144,721	3,144,721	671,057	3,815,778
Acquisition and Development Loans	—	—	1,380,199	1,380,199	—	1,380,199
Consumer Loans	—	—		—	—	—

Total Nonperforming Loans	$119,940	$256,324	$17,459,888	$17,836,152	$2,239,443	$20,075,595

Total Loans	$2,154,002	$787,386	$17,459,888	$20,401,276	$537,279,105	$557,680,380

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 5—LOANS RECEIVABLE (Continued)

Troubled Debt Restructurings:

        Included in loans individually impaired are loans with recorded investments of $12,381,074 and $15,590,705 for which the Company has allocated $138,706 and $153,391 of specific reserves to customers whose terms have been modified in troubled debt restructurings as of March 31, 2013 and June 30, 2012, respectively. Included in troubled debt restructurings are $1,247,035 and $1,805,855 of restructured loans on non-accrual at March 31, 2013 and June 30, 2012, respectively. Of the restructured loans (performing and non-accrual), there were no additional loans not performing in accordance with their modified terms during the quarter ended March 31, 2013 and two loans totaling $116,065 were not performing in accordance with their modified terms as of June 30, 2012. There were no commitments to lend additional amounts at March 31, 2013 and June 30, 2012.

        The following table presents the aggregate balance of loans by loan class whose terms have been modified in troubled debt restructurings as of March 31, 2013 and June 30, 2012:

	Number of Loans	Outstanding Recorded Investment 3/31/2013	Number of Loans	Outstanding Recorded Investment 6/30/2012
Troubled Debt Restructurings:
One-to-Four Family Loans:
1-4 Family Owner Occupied	18	$3,288,160	19	$3,775,715
1-4 Family Non-Owner Occupied	1	48,147	2	53,993
1-4 Family Second Mortgage	4	413,935	5	912,147
Home Equity Lines of Credit	1	63,781	1	63,782
Home Equity Investment Lines of Credit	—	—	—	—
One-to-Four Family Construction Loans:
1-4 Family Construction	—	—	—	—
1-4 Family Construction Models/Speculative	—	—	—	—
Multi-Family Loans:
Multi-Family	1	287,221	1	297,979
Multi-Family Second Mortgage	—	—	—	—
Multi-Family Construction	—	—	—	—
Commercial Real Estate Loans:
Commercial	10	6,278,069	12	8,264,020
Commercial Second Mortgage	—	—	—	—
Commercial Lines of Credit	—	—	—	—
Commercial Construction	—	—	—	—
Commercial and Industrial Loans	1	1,605	2	40,696
Land Loans:
Lot Loans	—	—	—	—
Acquisition and Development Loans	2	2,000,156	2	2,182,373
Consumer Loans	—	—	—	—

Total	38	$12,381,074	44	$15,590,705

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 5—LOANS RECEIVABLE (Continued)

        The summary of activity for troubled debt restructured loans for the three and nine months ended March 31, 2013 were as follows:

	Three months ended March 31, 2013	Nine months ended March 31, 2013
Troubled Debt Restructurings:
Beginning Balance	$12,432,285	$15,590,705
Additions	—	2,100,541
Charge-offs	—	(149,853)
Payoffs or paydowns	(51,211)	(5,160,319)

Ending Balance	$12,381,074	$12,381,074

        The summary of activity for troubled debt restructured loans for the three and nine months ended March 31, 2012 was as follows:

	Three months ended March 31, 2012	Nine months ended March 31, 2012
Troubled Debt Restructurings:
Beginning Balance	$17,166,030	$15,883,869
Additions	—	2,763,159
Charge-offs	(182,328)	(1,111,816)
Payoffs or paydowns	(890,581)	(1,442,091)

Ending Balance	$16,093,121	$16,093,121

        During the periods ended March 31, 2013 and June 30, 2012, the terms of certain loans to borrowers experiencing financial difficulty were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed on the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company's internal underwriting policy.

        No loans were modified as troubled debt restructurings during the three months ended March 31, 2013. Thus there was no additional increase in the allowance for loan losses during the period due to troubled debt restructurings. Loans modified as troubled debt restructurings during the nine months ended March 31, 2013, were limited to loans already classified as troubled debt restructurings and involved an extension of the maturity dates and were for periods ranging from 12 month to 24 months.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 5—LOANS RECEIVABLE (Continued)

The following table presents loans by class modified as troubled debt restructurings that occurred during the nine-month period ended March 31, 2013:

	Nine months ended March 31, 2013
	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
1-4 Family Owner Occupied	1	$295,692	$161,655
Commercial and Industrial	1	$44,149	$38,229

Total	2	$339,841	$199,884

        The following table presents loans by class modified as troubled debt restructurings that occurred during the three and nine month period ended March 31, 2012:

	Three months ended March 31, 2012
	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
1-4 Family Owner Occupied	1	$234,441	$234,441

Total	1	$234,441	$234,441

	Nine months ended March 31, 2012
	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
1-4 Family Owner Occupied	1	$234,441	$234,441
1-4 Family Non-Owner Occupied	1	106,976	106,976
Commercial Real Estate	3	2,437,542	1,544,149
Commercial Second Mortgage	1	295,362	295,362
Acquisition and Development	1	816,672	816,672

Total	7	$3,890,993	$2,997,600

        The troubled debt restructurings increased the allowance for loan losses by $39,981 and $76,376 for the three months and nine months ended March 31, 2012, respectively and resulted in $182,328 and $1.1 million of charge offs during the three months and nine months ended March 31, 2012, respectively.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 5—LOANS RECEIVABLE (Continued)

        During the three months ended March 31, 2013, there were no loans modified as a troubled debt restructure that had a payment default within twelve months following the modification.

        During the nine months ended March 31, 2013, three loans, modified as a troubled debt restructure, had a payment default within twelve months following the modification. The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the nine months ended March 31, 2013:

	Nine months ended March 31, 2013
	Number of Loans	Outstanding Recorded Investment
Troubled Debt Restructurings:
1-4 Family Owner Occupied	2	—
Commercial and Industrial	1	—

Total	3	—

        Charge offs resulted in no recorded investment at period on these loans. The recorded investment on the loans above prior to period end was $311,828.

        During the three months ended March 31, 2012, two loans, modified as troubled debt restructures, had a payment default within twelve months following the modification. The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the three months ended March 31, 2012:

	Number of Loans	Outstanding Recorded Investment
Troubled Debt Restructurings:
Commercial and Industrial	2	116,952

Total	2	$116,952

        During the nine months ended March 31, 2012, nineteen loans, modified as a troubled debt restructures, had payment defaults within twelve months following the modification. The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the nine months ended March 31, 2012:

	Number of Loans	Outstanding Recorded Investment
Troubled Debt Restructurings:
1-4 Family Owner Occupied	16	—
Home Equity Lines of Credit	1	—
Commercial and Industrial	2	116,952

Total	19	116,952

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 5—LOANS RECEIVABLE (Continued)

        Charge offs resulted in no recorded investment on seventeen of the loans for the nine months ended March 31, 2012. The recorded investment on the loans above prior to period end was $1,527,920.

        For the purpose of this disclosure, a loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.

        The troubled debt restructurings that subsequently defaulted described above did not result in increasing the allowance or result in charge offs during the nine months ended March 31, 2012.

Credit Quality Indicators

        The Company categorizes a loan into risk strata based on relevant borrower information about its ability to service debt. This information includes a review of current financial information, historic payment experience, credit documentation, relevant public information and other factors, as determined by credit underwriting guidelines. Through its analysis of individual borrowers, the Company classifies each loan as to its credit risk. All loans considered non-homogeneous, specifically those that are deemed commercial and industrial or commercial real estate loans, are subject to review by the Company, regardless of loan size. In practice, these loans are reviewed continually and changes to the risk rating, if necessary, occur on a quarterly basis. Loans that are considered homogeneous, or those which fall into the categories of one-to-four family loans or into consumer loans, are not individually reviewed or rated annually. The payment performance of the homogeneous loans serves as the clear credit indicator of classification into the categories of pass-rated loans or into substandard, non-accrual loans. Homogeneous loans that are less than 90 days past due are generally reported as pass-rated loans, unless the homogeneous loan is related to a rated commercial and industrial or commercial real estate loan. Homogeneous loans which are greater than 90 days past due are placed on non-accrual and rated substandard. Payment performance indicators are based on performance through March 31, 2013. The Company uses the following definitions for adverse risk ratings:

Special Mention.    Loans classified as special mention have a potential weakness that requires close attention. If left unattended, the potential weaknesses may result in further deterioration in the repayment prospects of the loan or the institution's credit position at a future date.

Substandard.    Loans classified as substandard are protected inadequately by the current financial means of the borrower or through the liquidation of pledged collateral. Loans classified as substandard have a well-defined weakness and without substantial intervention, there is a distinct possibility that the Company may incur a loss. As a matter of practice, if the Company feels that a loss is imminent, it designates nearly all of these loans to charge off. Accordingly, the Company uses the loan classification of doubtful (as defined hereafter), sparingly.

Doubtful.    Loans classified as doubtful have all of the inherent weaknesses of those loans classified as substandard with the added structural weakness that the collection in full is highly unlikely. As such, this category is used sparingly by the Company.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 5—LOANS RECEIVABLE (Continued)

        As of March 31, 2013, and based on the most recent analysis performed by the Company, the risk category of loans by class of loan was as follows:

	Pass(1)	Special Mention	Substandard	Doubtful	Total
One-to-Four Family Loans:
1-4 Family Owner Occupied	$58,898,747	$—	$3,152,251	$—	$62,050,998
1-4 Family Non-Owner Occupied	26,864,520	620,320	2,611,528	—	30,096,368
1-4 Family Second Mortgage	26,764,254	202,484	441,190	—	27,407,928
Home Equity Lines of Credit	58,819,867	49,585	2,160,120	—	61,029,572
Home Equity Investment Lines of Credit	3,349,423	200,845	332,366	—	3,882,634
One-to-Four Family Construction Loans:
1-4 Family Construction	2,704,041	—	521,363	—	3,225,404
1-4 Family Construction Models/Speculative	524,160	—	116,076	—	640,236
Multi-Family Loans:
Multi-Family	57,729,997	—	491,459	—	58,221,456
Multi-Family Second Mortgage	63,203	—	—	—	63,203
Multi-Family Construction	1,564,633	—	—	—	1,564,633
Commercial Real Estate Loans:
Commercial	187,284,828	2,702,335	9,345,961	—	199,333,124
Commercial Second Mortgage	4,577,895	—	—	—	4,577,895
Commercial Lines of Credit	22,604,668	—	3,775,470	—	26,380,138
Commercial Construction	9,362,446	—	644,808	—	10,007,254
Commercial and Industrial Loans	50,369,763	82,075	1,001,525	—	51,453,363
Land Loans:
Lot Loans	4,561,907	37,415	2,918,094	—	7,517,416
Acquisition and Development Loans	11,872,230	—	2,161,940	—	14,034,170
Consumer Loans	650,896	—	—	—	650,896

Total	$528,567,478	$3,895,059	$29,674,151	$—	$562,136,688

(1)
There are $1.1 million in non-homogeneous loans which are subject to individual review for risk rating included in the pass risk category based on payment status as they have not yet been individually reviewed.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 5—LOANS RECEIVABLE (Continued)

        As of June 30, 2012, and based on the most recent analysis performed by the Company, the risk category of loans by class of loan was as follows:

	Pass(1)	Special Mention	Substandard	Doubtful	Total
One-to-Four Family Loans:
1-4 Family Owner Occupied	$55,526,297	$—	$3,150,598	$—	$58,676,895
1-4 Family Non-Owner Occupied	30,621,009	1,117,122	2,590,969	—	34,329,100
1-4 Family Second Mortgage	28,147,735	206,701	814,384	—	29,168,820
Home Equity Lines of Credit	63,030,206	49,585	2,753,893	—	65,833,684
Home Equity Investment Lines of Credit	4,828,651	200,886	609,872	—	5,639,409
One-to-Four Family Construction Loans:
1-4 Family Construction	513,466	—	—	—	513,466
1-4 Family Construction Models/Speculative	724,177	—	882,124	—	1,606,301
Multi-Family Loans:
Multi-Family	52,448,152	1,124,756	324,974	—	53,897,882
Multi-Family Second Mortgage	145,476	—	—	—	145,476
Multi-Family Construction	5,368,866	—	—	—	5,368,866
Commercial Real Estate Loans:
Commercial	183,422,738	3,100,295	11,538,141	—	198,061,174
Commercial Second Mortgage	5,743,721	—	—	—	5,743,721
Commercial Lines of Credit	19,401,017	—	2,909,112	—	22,310,129
Commercial Construction	7,079,104	—	644,807	—	7,723,911
Commercial and Industrial Loans	34,042,381	91,634	1,268,721	—	35,402,736
Land Loans:
Lot Loans	8,217,784	39,374	3,820,138	—	12,077,296
Acquisition and Development Loans	16,486,141	—	2,585,076	—	19,071,217
Consumer Loans	2,110,297	—	—	—	2,110,297

Total	$517,857,218	$5,930,353	$33,892,809	$—	$557,680,380

(1)
There are $2.6 million in non-homogeneous loans which are subject to individual review for risk rating included in the pass risk category based on payment status as they have not yet been individually reviewed.

NOTE 6—MORTGAGE BANKING ACTIVITIES

        Loans held for sale at March 31, 2013 and June 30, 2012 were $9,348,387 and $25,062,786, respectively.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 6—MORTGAGE BANKING ACTIVITIES (Continued)

        The Company utilizes the fair value option for accounting for its loans held for sale. The fair value of loans held for sale exceeded the unpaid principal balance of these loans by $278,093 and $738,742 as of March 31, 2013 and June 30, 2012, respectively. The gain on loans held for sale as of March 31, 2013 was reported as mortgage banking activities on the consolidated statement of operations. Interest on loans held for sale was reported in interest income.

        The Company services real estate loans for investors that are not included in the accompanying consolidated financial statements. Mortgage servicing rights are established based on the fair value of servicing rights retained on loans originated by the Company and subsequently sold in the secondary market. Mortgage servicing rights are included in the consolidated statements of financial condition under the caption "Prepaid expenses and other assets." At March 31, 2013 and June 30, 2012, the mortgage loan servicing portfolio was approximately $1.1 billion and $1.0 billion respectively.

        Originated mortgage servicing rights capitalized and amortized during the three- and nine-month periods ended March 31, 2013 and 2012 were as follows:

	Three months ended March 31,		Nine months ended March 31,
	2013	2012	2013	2012
Servicing rights:
Beginning of period	$6,116,239	$6,696,594	$6,867,334	$7,519,287
Additions	1,379,563	1,132,160	3,372,629	2,738,575
Amortized to expense	(941,500)	(1,031,394)	(2,919,803)	(2,777,426)
Change in valuation allowance	230,311	102,773	(535,547)	(580,303)

End of period	$6,784,613	$6,900,133	$6,784,613	$6,900,133

        Activity in the valuation allowance for mortgage servicing rights over the three and nine month periods ended March 31, 2013, as compared with the same periods during 2012, were as follows:

	Three months ended March 31,		Nine months ended March 31,
	2013	2012	2013	2012
Balance, beginning of period	$(1,582,339)	$(987,077)	$(816,481)	$(304,001)
Impairment charges	—	—	(765,858)	(698,468)
Impairment recoveries	230,311	102,773	230,311	118,165

Balance, end of period	$(1,352,028)	$(884,304)	$(1,352,028)	$(884,304)

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 6—MORTGAGE BANKING ACTIVITIES (Continued)

        Mortgage banking activities net for the three and nine months ended March 31, 2013 and 2012, consisted of the following:

	Three months ended March 31,		Nine months ended March 31,
	2013	2012	2013	2012
Mortgage loan servicing fees	$789,525	$411,947	$1,969,731	$1,701,629
Amortization of mortgage loan servicing rights	(941,500)	(1,031,394)	(2,919,803)	(2,777,426)
Recovery (Impairment) of mortgage loan servicing rights	230,311	102,773	(535,547)	(580,303)

Mortgage loan servicing (loss), net	78,336	(516,674)	(1,485,619)	(1,656,100)
Changes in fair value of loans held for sale	(848,890)	177,967	(460,649)	215,785
Changes in fair value of mortgage banking derivatives	(865,598)	342,161	(108,122)	877,137
Realized gains on sale of loans	4,100,853	3,329,093	11,409,934	6,712,912

Mortgage banking activities, net	$2,464,701	$3,332,547	$9,355,544	$6,149,734

        The above amounts do not include non-interest expense related to mortgage banking activities.

        At March 31, 2013 and June 30, 2012, the Company had interest rate-lock commitments on $60,646,481 and $65,996,365, respectively, of loans intended for sale in the secondary market. These commitments are considered to be free-standing derivatives and the change in fair value is recorded in the consolidated financial statements. The fair value of these commitments as of March 31, 2013 and June 30, 2012 was estimated to be $1,625,572 and $1,773,453, respectively, as a reduction of accrued expenses and other liabilities in the consolidated statements of financial position. In order to mitigate the interest rate risk represented by these interest rate-lock commitments, the Company entered into contracts to sell mortgage loans of $48,000,000 and $69,150,472 as of March 31, 2013 and June 30, 2012, respectively. These contracts are also considered to be free-standing derivatives and the change in fair value is also recorded in the consolidated financial statements. The fair value of these contracts at March 31, 2013 and June 30, 2012 was estimated to be $(77,959) and $(117,718) respectively. These amounts were netted against the fair value of interest rate-lock commitments recorded in accrued expenses and other liabilities. Changes in fair value for both types of derivatives are reported in mortgage banking activities in the consolidated statements of operations.

NOTE 7—STOCK BASED COMPENSATION

        The 2010 Equity Incentive Plan (the "2010 Plan") replaced the 2008 Equity Incentive Plan and all remaining available shares from the 2008 Equity Incentive Plan were available for distribution under the 2010 Plan. Generally, the Company can issue incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and other stock-based compensation under the 2010 Plan. Generally, for incentive stock options, a percentage of the options awarded become exercisable on the date of grant and on each anniversary date of grant. The option period expires ten years from the date of grant, except for awards to individuals who own more than 10% of the Company's outstanding

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 7—STOCK BASED COMPENSATION (Continued)

common shares. Incentive stock options awarded to individuals owning more than 10% of the Company's outstanding common shares may only be granted if the exercise price of such incentive stock options is at least 110% of the fair market value on the date of grant and the term of such options must expire not later than five years from the date of grant.

        Previously, nonqualified stock options have been granted to directors, which vest immediately. The option period expires ten years from the date of grant and the exercise price is the market price at the date of grant.

        For the nine months ended March 31, 2013, and 2012, compensation expense of $143,337 and $182,866, respectively, was recognized in the income statement related to the vesting of option awards.

        As of March 31, 2013, there was $419,908 of compensation expense related to unvested awards not yet recognized in the consolidated financial statements. The weighted-average period over which this expense is to be recognized is 1.6 years.

        The aggregate intrinsic value of all options outstanding at March 31, 2013 was $1,292,181. The aggregate intrinsic value of all options that were exercisable at March 31, 2013 was $476,980.

        Options outstanding at March 31, 2013 were as follows:

	Outstanding		Exercisable
Range of Exercise Price	Number	Weighted- Average Remaining Life	Number	Weighted- Average Exercise Price
$1.39 to $4.42	694,800	8.42	286,653	$2.20
$8.32 to $12.4	141,221	2.36	141,221	$8.45

Total	836,021	7.39	427,874	$4.53

        A summary of stock-based compensation activity for the current fiscal year is as follows:

	Three months ended March 31, 2013 Total options outstanding		Nine months ended March 31, 2013 Total options outstanding
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Options outstanding, beginning of period	901,021	$3.54	740,256	$4.15
Forfeited	—	0.00	(42,800)	2.01
Expired	—	0.00	(40,435)	8.63
Exercised	(65,000)	1.80	(105,000)	1.84
Granted	—	0.00	284,000	2.26

Options outstanding, end of period	836,021	$3.67	836,021	$3.67

Options exercisable, end of period	427,874	$4.53	427,874	$4.53

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 7—STOCK BASED COMPENSATION (Continued)

        The weighted-average remaining contractual life of options outstanding as of March 31, 2013 was 7.4 years. The weighted-average remaining contractual life of vested options outstanding as of March 31, 2013 was 5 years.

        The fair value for stock options granted during the nine months ended March 31, 2013, were determined at the date of grant using a Black-Scholes options-pricing model and the following assumptions:

March 31, 2013
Expected weighted average risk-free interest rate	0.83%
Expected weighted average life (in years)	6.00
Expected volatility	56.75%
Expected dividend yield	0.00%

        The weighted-average fair value of these grants was $1.17 per option. The expected average risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the life of the option. The expected average life represents the weighted-average period of time that options granted are expected to be outstanding giving consideration to vesting schedules, historical exercise and forfeiture patterns. Expected volatility is based on historical volatilities of the Company's common shares. The expected dividend yield is based on historical information.

        There were 420,790 restricted shares issued to directors and executive officers with a weighted average fair value of $1.84 per share at March 31, 2013. During the nine months ended March 31, 2013, the Company issued 77,937 restricted stock awards to directors of the Company in connection with the reinstitution of a directors' compensation plan. This grant received prior approval from the OCC. The total fair value of restricted shares issued at March 31, 2013 was $1.84 per share. As of March 31, 2013, there was $182,201 of compensation expense related to unvested awards not yet recognized in the consolidated financial statements. The weighted-average period of time over which this expense is to be recognized was 0.92 years at March 31, 2013.

        A summary of changes in the Company's restricted shares for the nine months ended March 31, 2013 is as follows:

Nonvested Shares	Shares	Weighted- Average Grant-Date Fair Value
Nonvested at July 1, 2012	162,333	$303,537
Granted	77,937	157,433
Vested	(54,666)	(102,173)
Forfeited	(18,402)	(36,022)

Nonvested at March 31, 2013	167,202	$322,775

        There were 1,963,210 shares available for future issuance under the 2010 Plan at March 31, 2013.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 8—EARNINGS PER SHARE

        The following tables disclose the income (loss) per share for the three and nine months ended March 31, 2013 and March 31, 2012, respectively:

	Three months ended March 31,
	2013			2012 (revised)
	Income (Loss)	Shares	Per Share Amount	Income (Loss)	Shares	Per Share Amount
Basic EPS
Net income (loss)	$1,762,527	25,927,214	$0.07	$225,328	25,669,718	$0.01
Effect of dilutive securities—stock options and warrants	$0	718,297	$0.00	$0	0	$0.00
Diluted EPS
Net income (loss)	$1,762,527	26,645,511	$0.07	$225,328	25,669,718	$0.01

	Nine months ended March 31,
	2013			2012 (revised)
	Income (Loss)	Shares	Per Share Amount	Income (Loss)	Shares	Per Share Amount
Basic EPS
Net income (loss)	$5,825,891	25,915,171	$0.22	$(2,540,634)	25,669,718	$(0.10)
Effect of dilutive securities—stock options and warrants	$0	447,524	$0.00	$0	0	$0.00
Diluted EPS
Net income (loss)	$5,825,891	26,362,695	$0.22	$(2,540,634)	25,669,718	$(0.10)

        There were 192,521 and 595,032 options not considered in the diluted earnings per share calculation for the nine months ended March 31, 2013 and 2012, respectively, because they were not dilutive as the exercise price is higher than the average stock price for the periods. There were 192,521 options not considered in the diluted earnings per share calculation for the three months ended March 31, 2013. There was no dilution attributable to stock options for the nine months ended March 31, 2012, since the Company was in a net loss position for the periods.

        Also included for consideration in the diluted earnings per share calculation for the three and nine month period ended March 31, 2013 were warrants to acquire common shares issued as part of two separate exchange offerings. The warrants issued on September 3, 2009 included warrants to purchase 797,347 common shares, which expired on September 3, 2011. The warrants issued on March 16, 2010 included warrants to purchase 1,246,179 common shares, of which 1,083,009 remain unexercised and are exercisable at any time before March 16, 2015 at a price of $1.75 per share. The warrants issued on March 16, 2010 were considered for potential dilution for the three and nine months ended March 31, 2013.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 9—FAIR VALUE

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair value:

    Level 1:    Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Company has the ability to access as of the measurement date.

    Level 2:    Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted market prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

    Level 3:    Significant unobservable inputs that reflect a company's own assumptions about the assumptions that market participants would use to price an asset or liability.

        The Company used the following methods and significant assumptions to estimate fair value.

        Securities and mortgage-backed securities.    The fair value of securities available for sale is determined by obtaining quoted market prices on nationally recognized securities exchanges, if available (Level 1 inputs). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities. The fair value of mortgage-backed securities is determined through matrix pricing. This is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities (Level 2 inputs).

        Loans held for sale at fair value.    The fair value of loans held for sale, which consists of single-family residential loans, is determined using quoted secondary market prices, adjusted for specific attributes of that loan or other observable data, such as outstanding commitments from third-party investors (Level 2 inputs).

        Mortgage banking pipeline derivatives.    The fair value of loan commitments is measured using current market rates for the associated mortgage loans (Level 2 inputs). The fair value of mandatory forward sales contracts is measured using secondary market pricing for similar product types (Level 2 inputs).

        Impaired loans.    The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available as well as type and status of the property. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

        Other real estate owned.    Nonrecurring adjustments to certain commercial and residential real estate properties classified as other real estate owned are measured at fair value, less costs to sell. Fair values are based on recent real estate appraisals. These appraisals may use a single valuation approach

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 9—FAIR VALUE (Continued)

or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data approach. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

        Appraisals for both collateral dependent impaired loans and other real estate owned are performed by certified general appraisers for commercial properties or certified residential appraisers for residential properties, whose qualifications and licenses have been reviewed and verified by the Company. When the appraisals are received, Credit Administration reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics. The Company currently utilizes a 9% discount for selling costs and it is applied to all properties, regardless of size. This discount is supported by the Company's most recent analysis. Also, an additional 10% discount is applied to properties with appraisals performed greater than 12 months ago.

        Loan Servicing Rights.    On a quarterly basis, loan servicing rights are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. If the carrying amount on an individual tranche exceeds fair value, impairment is recorded on that tranche so that the servicing asset is carried at fair value. Fair value is determined at a tranche level based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model utilizes assumptions that market participants would use in estimating future net servicing income and that can be validated against available market data (Level 2).

        Assets and liabilities measured at fair value on a recurring basis at March 31, 2013 and June 30, 2012, respectively, are summarized below:

	March 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Securities available for sale:
FNMA structured note	$—	$—	$—	$—
Trust preferred securities	20,433,603	—	20,433,603	—
Mortgage-backed GSE securities	20,985,802	—	20,985,802	—
Loans held-for-sale	9,348,347	—	9,348,347	—
Interest rate-lock commitments	1,625,572	—	1,625,572	—
Liabilities:
Mandatory forward sales contracts	(77,959)	—	(77,959)	—

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 9—FAIR VALUE (Continued)

	June 30, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Securities available for sale:
FNMA structured note	$2,009,320	$—	$2,009,320	$—
Trust preferred securities	21,261,762	—	21,261,762	—
Mortgage-backed GSE securities	15,386,963	—	15,386,963	—
Loans held-for-sale	25,062,786	—	25,062,786	—
Interest rate-lock commitments	1,773,453	—	1,773,453	—
Liabilities:
Mandatory forward sales contracts	(117,718)	—	(117,718)	—

        There were no transfers between Level 1 and Level 2 in the period ended March 31, 2013 or June 30, 2012. The Company's policy is to transfer assets or liabilities from one level to another when the methodology to obtain the fair value changes such that there are more or fewer unobservable inputs.

        Assets measured at fair value on a nonrecurring basis at March 31, 2013 and June 30, 2012, respectively are summarized below:

	March 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans
1-4 Family	$3,801,913	$—	$—	$3,801,913
1-4 Family Construction	521,363	—	—	521,363
Multi-Family	—	—	—	—
Commercial Real Estate	4,384,564	—	—	4,384,564
Commercial Non-Real Estate	585,042	—	—	585,042
Land	3,152,861	—	—	3,152,861
Real estate owned
1-4 Family	2,381,281	—	—	2,381,281
Commercial Real Estate	1,893,521	—	—	1,893,521
Land	2,976,361	—	—	2,976,361
Impaired mortgage servicing rights	6,561,862	—	6,561,862	—

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 9—FAIR VALUE (Continued)

	June 30, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans
1-4 Family	$4,033,385	$—	$—	$4,033,385
1-4 Family Construction	660,862	—	—	660,862
Multi-Family	324,974	—	—	324,974
Commercial Real Estate	5,688,747	—	—	5,688,747
Commercial Non-Real Estate	238,229	—	—	238,229
Land	4,223,074	—	—	4,223,074
Real estate owned
1-4 Family	2,042,573	—	—	2,042,573
Commercial Real Estate	923,262	—	—	923,262
Land	2,914,174	—	—	2,914,174
Impaired mortgage servicing rights	6,499,157	—	6,499,157	—

        Impaired loans that are measured for impairment using the fair value of the collateral for collateral dependent loans had a principal balance of $19.3 million after the application of impaired charge-offs of $6.1 million, with a specific valuation allowance of $0.8 million at March 31, 2013. At June 30, 2012, impaired loans that are measured for impairment using the fair value of the collateral for collateral dependent loans had a principal balance of $26.3 million after the application of impaired charge-offs of $9.7 million, with a specific valuation allowance of $1.4 million. There was no provision for loan losses related to changes in fair value of impaired loans for the three months ended March 31, 2013 compared to the provision of $2.0 million for the three months ended March 31, 2012. The provision for loan losses related to changes in the fair value of impaired loans was $0.6 million and $5.5 million for the nine months ended March 31, 2013 and 2012, respectively.

        Tranches of mortgage servicing rights carried at fair value totaled $6.5 million, which is made up of the outstanding balance of $7.9 million, net of a valuation allowance of $1.4 million at March 31, 2013. During the nine months ended March 31, 2013 and 2012, the Company recognized an impairment charge of $0.5 million and $0.6 million, respectively. During the three months ended March 31, 2013 and 2012 the Company recognized recoveries of $0.2 million and $0.1 million respectively. Tranches of mortgage servicing rights carried at fair value totaled $6.5 million, which is made up of the outstanding balance of $7.3 million, net of a valuation allowance of $0.8 million at June 30, 2012. Mortgage servicing rights are valued by an independent third party that is active in purchasing and selling these instruments. The value reflects the characteristics of the underlying loans discounted at a market multiple.

        Other real estate owned which is maintained at fair value less costs to sell, had a net carrying amount of $7,251,163 and $7,733,578 at March 31, 2013, and June 30, 2012, respectively. The carrying amount of other real estate owned is not re-measured to fair value on a recurring basis, but is subject to fair value adjustments when the carrying amount exceeds the fair value, less estimated selling costs.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 9—FAIR VALUE (Continued)

For the nine months ended March 31, 2013, the Company recognized a net loss of $182,703 on the disposal of other real estate owned compared to the loss of $453,770 recognized for the nine months ended March 31, 2012. The Company also recorded a provision for other real estate owned losses of $1.0 and $1.3 million for the nine months ended March 31, 2013 and 2012, respectively. For the three months ended March 31, 2013 and 2012 the Company recognized a net loss of $0.1 million and $0.2 million respectively. The Company also recorded a provision for other real estate owned losses of $0.5 million and $0.4 million for the three months ended March 31, 2013 and 2012 respectively.

        The direct write-downs recognized for the period are the result of obtaining updated appraisal valuations and reflect declining property values while holding the asset. The Company values all other real estate owned by obtaining updated appraisal valuations every twelve months. There have been no upward adjustments made in determining fair value.

        The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at March 31, 2013:

	Fair value at March 31, 2013	Valuation Techniques	Unobservable Inputs	Range and Weighted Average
Impaired loans	$12,445,743	Appraisal value—sales comparison approach	Adjustment by management to reflect current conditions and selling costs	10 - 15% and 12%
Real estate owned	7,251,163	Appraisal value—sales comparison approach	Adjustment by mangagement to reflect current conditions and selling costs	9 - 10% and 10%

        The Company has elected the fair value option for loans held for sale. These loans are intended for sale and are hedged with derivative instruments, and the Company believes that the fair value is the best indicator of the valuation of these loans. Interest income is recorded based on the contractual terms of the loan and in accordance with the Company's policy on loans held for investment. None of these loans are 90 days or more past due or on nonaccrual as of March 31, 2013 and June 30, 2012.

        As of March 31, 2013 and June 30, 2012, the aggregate fair value, contractual balance (including accrued interest), and gain or loss loans held for sale was as follows:

	March 31, 2013	June 30, 2012
Aggregate fair value	$9,348,387	$25,062,786
Contractual balance	9,070,294	24,324,044
Gain (loss)	278,093	738,742

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 9—FAIR VALUE (Continued)

        The total amount of gains (losses) from changes in fair value included in earnings for the nine months ended March 31, 2013 and 2012 for loans held for sale were $(460,649) and $215,785 respectively.

        The carrying amounts and estimated fair values of financial instruments at March 31, 2013 are as follows:

		Fair Value Measurements at March 31, 2013
	Carrying Value
		Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Assets:
Cash and amounts due from financial institutions	$19,869	$19,869	$—	$—	$19,869
Interest-bearing deposits	80,125	80,125	—	—	80,125
Securities available for sale	41,419	—	41,419	—	41,419
Loans receivable, net	547,216	—	—	563,543	563,543
Loans receivable held for sale, net	9,348	—	9,348	—	9,348
Federal Home Loan Bank stock	12,811	N/A	N/A	N/A	N/A
Accrued interest receivable	2,165	—	123	2,042	2,165
Commitments to make loans intended to be sold	1,626	—	1,626	—	1,626
Liabilities:
Demand deposits and savings	(297,912)	(297,912)	—	—	(297,912)
Time deposits	(323,256)	—	(325,192)	—	(325,192)
Notes payable	(966)	—	(966)	—	(966)
Advances from the Federal Home Loan Bank	(35,000)	—	(36,864)	—	(36,864)
Mandatory forward sale contract	(78)	(78)	—	—	(78)
Accrued interest payable	(121)	(33)	(88)		(121)

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 9—FAIR VALUE (Continued)

        The carrying amount and estimated fair values of financial instruments at June 30, 2012 were as follows:

		Fair Value Measurements at June 30, 2012
	Carrying Value
		Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Assets:
Cash and amounts due from financial institutions	$5,841	$5,841	$—	$—	$5,841
Interest-bearing deposits	114,270	114,270	—	—	114,270
Securities available for sale	38,658	—	38,658	—	38,658
Loans receivable, net	541,628	—	—	569,603	569,603
Loans receivable held for sale, net	25,063	—	25,063	—	25,063
Federal Home Loan Bank stock	12,811	N/A	N/A	N/A	N/A
Accrued interest receivable	2,047	—	174	1,873	2,047
Commitments to make loans intended to be sold	1,773	—	1,773	—	1,773
Liabilities:
Demand deposits and savings	(271,412)	(271,412)	—	—	(271,412)
Time deposits	(384,567)	—	(385,872)	—	(385,872)
Notes payable	(1,046)	—	(1,046)	—	(1,046)
Advances from the Federal Home Loan Bank	(35,000)	—	(37,222)	—	(37,222)
Mandatory forward sale contract	(118)	—	(118)	—	(118)
Accrued interest payable	(120)	(112)	(8)	—	(120)

        The estimated fair value amounts were determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is involved in interpreting market data so as to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange and may not necessarily be the exit price. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

        The Company used the following methods and assumptions to estimate fair value for items not described above:

        Cash and amounts due from financial institutions, interest-bearing deposits, and federal funds sold.    The carrying amounts are a reasonable estimate of fair value because of the short maturity of these instruments and therefore are classified as Level 1.

        Loans receivable.    For performing variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values resulting in a Level 3 classification. For other performing loans receivable, fair value is estimated by discounting contractual

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 9—FAIR VALUE (Continued)

cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs resulting in a Level 3 classification.

        Federal Home Loan Bank stock.    It was not practical to determine the fair value of FHLB stock due to restrictions placed on its transferability.

        Accrued interest receivable and accrued interest payable.    The carrying amount is a reasonable estimate of the fair value. The fair value level classification is consistent with the related final instrument.

        Demand deposits and time deposits.    The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date resulting in a Level 1 classification. The fair value of fixed-maturity certificates of deposit is estimated using discounted cash flows and rates currently offered for deposits of similar remaining maturities resulting in a Level 2 classification.

        Note payable.    The carrying amount is a reasonable estimate of the fair value resulting in a Level 2 classification.

        Federal Home Loan Bank Advance.    The fair value of the Company's FHLB debt is estimated based on the current rates offered to the Company for debt of the same remaining maturities resulting in a Level 2 classification.

NOTE 10—NOTE PAYABLE

        On November 24, 2008, one of the Company's subsidiaries obtained a $1.4 million dollar loan from another financial institution with a principal balance of $966,112 as of March 31, 2013. The loan was a refinance of a line of credit loan and is collateralized by the Company's Solon, Ohio headquarters building. The note carries a variable interest rate that adjusts to The Wall Street Journal published prime lending rate plus 50 basis points. The loan required the payment of interest only for nine months and then converted to an amortizing loan for a term of 15 years. At March 31, 2013, the interest rate was 3.75%.

NOTE 11—REGULATORY MATTERS

        The Company and the Bank are subject to various regulatory capital requirements, which are now administered by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Office of the Comptroller of the Currency ("OCC"). Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by banking regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 11—REGULATORY MATTERS (Continued)

        Prompt corrective action regulations provide five classifications: well capitalized; adequately capitalized; undercapitalized; significantly undercapitalized; and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. The most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

        Federal regulations require savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At March 31, 2013, the adjusted total minimum regulatory capital regulations require institutions to have a minimum tangible capital to adjusted total assets ratio of 1.5%; a minimum leverage ratio of core (Tier 1) capital to adjusted total assets of 4.0%; a minimum ratio of core (Tier 1) capital to risk-weighted assets of 4.0%; and a minimum ratio of total capital to risk-weighted assets of 8.0%. At March 31, 2013 and 2012, respectively, the Bank exceeded all of the aforementioned regulatory capital requirements.

        On October 19, 2009, the Company and the Bank each entered into a Stipulation and Consent to the Issuance of Order to Cease and Desist with the Office of Thrift Supervision (the "OTS"), whereby the Company and the Bank each consented to the issuance of an Order to Cease and Desist (the "Company Order" and the "Bank Order") without admitting or denying that grounds existed for the OTS to initiate an administrative proceeding against the Company or the Bank. Effective July 21, 2011, the OCC and the Federal Reserve Board succeeded to all powers, authorities, rights, and duties of the OTS relating to the enforcement of the Bank and Company Orders, respectively, as a result of the regulatory transition under the Dodd-Frank Wall Street Reform and Consumer Protection Act. On August 27, 2012, the Bank was released from the Bank Order. On December 15, 2012, the Company was released from the Company Order.

        Regulations limit capital distributions by savings institutions. Generally, capital distributions are limited to undistributed net income for the current and prior two years.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended March 31, 2013 and 2012

(Unaudited)

NOTE 11—REGULATORY MATTERS (Continued)

        At March 31, 2013, the Bank was in compliance with regulatory capital requirements as set forth below (dollars in thousands):

	Actual		Required For Capital Adequacy Purposes		Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
March 31, 2013
Total Capital to risk weighted assets	$83,616	13.76%	$48,598	8.00%	$60,748	10.00%
Tier 1 (Core) Capital to risk weighted assets	75,932	12.50%	24,299	4.00%	36,449	6.00%
Tier 1 (Core) Capital to adjusted total assets	75,932	9.92%	30,607	4.00%	38,259	5.00%
Tangible Capital to adjusted total assets	75,932	9.92%	11,478	1.50%	N/A	N/A

        At June 30, 2012, the Bank was in compliance with regulatory capital requirements as set forth below (dollars in thousands):

	Actual		Required For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Regulations		Required Under Regulatory Bank Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2012
Total Capital to risk weighted assets	$77,332	13.00%	$47,605	8.00%	$59,506	10.00%	$71,407	12.00%
Tier 1 (Core) Capital to risk weighted assets	69,787	11.73%	23,802	4.00%	35,704	6.00%	N/A	N/A
Tier 1 (Core) Capital to adjusted total assets	69,787	8.66%	32,224	4.00%	40,280	5.00%	64,448	8.00%
Tangible Capital to adjusted total assets	69,787	8.66%	12,084	1.50%	N/A	N/A	N/A	N/A

NOTE 12—FEDERAL INCOME TAXES

        Management recorded net deferred tax assets at March 31, 2013 of $2.8 million. A valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefits will not be realized. A full valuation allowance was established as of June 30, 2011. When determining the amount of deferred tax assets that are more-likely-than-not to be realized, and therefore recorded as a benefit, the Company conducts a regular assessment of all available information. This information includes, but is not limited to, taxable income in prior periods, projected future income, and projected future reversals of deferred tax items. Based on these criteria, the Company determined that it was necessary to carry a valuation allowance against deferred tax assets of $2.8 million at March 31, 2013 to reduce the carrying amount of the Company's net deferred tax asset to zero. At June 30, 2012, the Company recorded a deferred tax asset of $4.8 million with a valuation allowance of $4.8 million reducing the carrying amount of the Company's net deferred tax asset to zero.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
PVF Capital Corp.
Solon, Ohio

        We have audited the accompanying consolidated statements of financial condition of PVF Capital Corp. ("Company") as of June 30, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2012, in conformity with U.S. generally accepted accounting principles.

Crowe Horwath LLP

Cleveland, Ohio
September 21, 2012

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

June 30, 2012 and 2011

	2012	2011
ASSETS
Cash and amounts due from financial institutions	$5,840,608	$19,138,325
Interest-bearing deposits	114,269,532	130,153,080

Total cash and cash equivalents	120,110,140	149,291,405
Securities available for sale	23,271,082	8,946,674
Mortgage-backed securities available for sale	15,386,962	4,972,121
Loans receivable held for sale, net	25,062,786	9,392,389
Loans receivable, net of allowance of $16,052,865 and $29,996,893	541,627,515	547,282,037
Office properties and equipment, net	7,237,165	7,556,764
Real estate owned, net	7,733,578	7,972,753
Federal Home Loan Bank stock	12,811,100	12,811,100
Bank-owned life insurance	23,648,663	23,420,089
Prepaid expenses and other assets	14,560,882	15,409,502

Total assets	$791,449,873	$787,054,834

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Non-interest bearing deposits	$51,786,588	$32,133,869
Interest bearing deposits	604,192,552	620,437,966

Total deposits	655,979,140	652,571,835
Note payable	1,046,111	1,152,778
Long-term advances from the Federal Home Loan Bank	35,000,000	35,000,000
Advances from borrowers for taxes and insurance	4,469,292	11,212,923
Accrued expenses and other liabilities	24,224,709	15,835,317

Total liabilities	720,719,252	715,772,853

Commitments and contingent liabilities (Note 12)
Stockholders' equity
Serial preferred stock, none issued	—	—
Common stock, $.01 par value, 65,000,000 shares authorized; 26,217,796 and 26,142,443 shares issued, respectively	262,178	261,424
Additional paid-in capital	100,897,561	100,543,717
Retained earnings (accumulated deficit)	(26,119,855)	(24,788,778)
Accumulated other comprehensive income (loss)	(472,116)	(897,235)
Treasury stock at cost, 472,725 shares	(3,837,147)	(3,837,147)

Total stockholders' equity	70,730,621	71,281,981

Total liabilities and stockholders' equity	$791,449,873	$787,054,834

See Notes to the Consolidated Financial Statements

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended June 30, 2012, 2011 and 2010

	2012	2011	2010
Interest and dividends income
Loans	$28,382,546	$30,214,747	$35,192,001
Mortgage-backed securities	289,690	1,749,216	2,537,522
Federal Home Loan Bank stock dividends	537,608	560,354	592,469
Securities	316,180	241,238	205,209
Federal funds sold and interest-bearing deposits	321,889	216,221	37,777

Total interest and dividends income	29,847,913	32,981,776	38,564,978

Interest expense
Deposits	6,793,493	9,247,128	14,353,734
Short-term borrowings	—	—	50
Long-term borrowings	1,080,898	2,913,075	3,617,118
Subordinated debt	—	—	574,499

Total interest expense	7,874,391	12,160,203	18,545,401

Net interest income	21,973,522	20,821,573	20,019,577
Provision for loan losses	6,982,000	13,540,000	14,928,000

Net interest income after provision for loan losses	14,991,522	7,281,573	5,091,577

Non-interest income
Service charges and other fees	838,333	694,547	714,455
Mortgage banking activities, net	9,137,364	6,615,079	4,603,043
Gain on sale of SBA loans	455,993	114,453	—
Increase in cash surrender value of bank-owned life insurance	228,573	276,056	250,019
Gain on sale of mortgage-backed securities	—	1,232,112	—
Gain on sale of equity securities	—	—	23,871
Loss on real estate owned	(673,950)	(498,995)	(247,674)
Provision for real estate owned losses	(1,728,797)	(1,303,154)	(1,957,286)
Gain on the cancellation of subordinated debt	—	—	17,627,438
Other, net	857,705	807,689	521,838

Total non-interest income	9,115,221	7,937,787	21,535,704

Non-interest expense
Compensation and benefits	11,461,869	10,710,612	9,360,246
Office occupancy and equipment	2,351,359	2,471,196	2,577,334
FDIC insurance	1,727,508	2,131,524	2,472,902
Professional and legal	410,000	486,077	857,605
Outside services	3,590,266	2,778,151	2,829,142
Franchise tax	881,994	818,726	895,834
Real estate owned and collection expense	2,534,228	2,945,405	3,087,571
Other	2,699,595	2,446,950	2,374,941

Total non-interest expense	25,656,819	24,788,641	24,455,575

Income (loss) before federal income taxes	(1,550,076)	(9,569,281)	2,171,706
Federal income tax provision (benefit)	(218,999)	121,839	730,849

Net income (loss)	$(1,331,077)	$(9,691,120)	$1,440,857

Basic earnings (loss) per share	$(0.05)	$(0.38)	$0.11

Diluted earnings (loss) per share	$(0.05)	$(0.38)	$0.11

Dividend declared per common share	$—	$—	$—

See Notes to the Consolidated Financial Statements

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended June 30, 2012, 2011, and 2010

	2012	2011	2010
Net income (loss)	$(1,331,077)	$(9,691,120)	$1,440,857
Other comprehensive income (loss), net of tax
Unrealized holding gains (loss) on available for sale securities	425,119	(1,321,139)	1,895,805
Reclassification adjustment for (gains) included in net income	—	(1,232,112)	(23,871)
Tax effect	—	—	636,460

Total other comprehensive income (loss)	425,119	(2,553,251)	1,235,474

Total comprehensive income (loss)	$(905,958)	$(12,244,371)	$2,676,331

See Notes to the Consolidated Financial Statements

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years ended June 30, 2012, 2011, and 2010

	Common stock	Additional paid-in capital	Retained earnings (accumulated deficit)	Treasury stock	Accumulated other comprehensive income (loss)	Total
Balance at June 30, 2009	$82,465	$69,377,852	$(16,538,515)	$(3,837,147)	$420,542	$49,505,197

Net income (loss)	—	—	1,440,857	—	—	$1,440,857
other comprehensive income	—	—	—	—	1,235,474	1,235,474
Proceeds from stock offering, net of issuance cost	171,428	27,792,633	—	—	—	27,964,061
Warrants issued (17,142,857)	—	1,884,004	—	—	—	1,884,004
Common stock issued (485,538 shares)	4,856	1,095,144	—	—	—	1,100,000
Restricted stock issued (240,000 shares)	2,400	(2,400)	—	—	—	—
Paid in capital related to stock based compensation	—	113,432	—	—	—	113,432

Balance at June 30, 2010	$261,149	$100,260,665	$(15,097,658)	$(3,837,147)	$1,656,016	$83,243,025
Net income (loss)	—	—	(9,691,120)	—	—	(9,691,120)
other comprehensive income	—	—	—	—	(2,553,251)	(2,553,251)
Restricted stock issued (27,500 shares)	275	(275)	—	—	—	—
Paid in capital related to stock based compensation	—	283,327	—	—	—	283,327

Balance at June 30, 2011	$261,424	$100,543,717	$(24,788,778)	$(3,837,147)	$(897,235)	$71,281,981
Net income (loss)			(1,331,077)			(1,331,077)
other comprehensive income	—	—	—	—	425,119	425,119
Restricted stock issued (75,353 share)	754	(754)	—	—	—	—
Paid in capital related to stock based compensation	—	354,598	—	—	—	354,598

Balance at June 30, 2012	$262,178	$100,897,561	$(26,119,855)	$(3,837,147)	$(472,116)	$70,730,621

See Notes to the Consolidated Financial Statements

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended June 30, 2012, 2011 and 2010

	2012	2011	2010
Operating activities:
Net income (loss)	$(1,331,077)	$(9,691,120)	$1,440,857
Adjustments to reconcile net income to net cash flow from operating activities
Amortization of premium on mortgage-backed securities	106,520	240,543	292,851
Depreciation and amortization	712,087	741,065	880,693
Provision for loan losses	6,982,000	13,540,000	14,928,000
Gain on the sale of loans receivable held for sale	(9,020,634)	(7,920,334)	(4,447,603)
Gain on the sale of SBA loans	(455,993)	(114,453)	—
Gain on the sale of equity securities	—	—	(23,871)
Gain on cancellation of subordinated debt	—	—	(17,627,438)
Provision for real estate owned losses	1,728,797	1,303,154	1,957,286
Accretion of deferred loan origination fees, net	(526,735)	(882,078)	(846,719)
Loss on disposal of real estate owned, net	673,950	498,995	247,674
Gain on sale of mortgage-backed securities held for sale, net	—	(1,232,112)	—
Market adjustment for loans held for sale	(556,778)	142,208	(107,149)
Change in fair value of mortgage banking derivatives	(1,370,796)	438,949	480,922
Stock compensation	354,598	283,327	113,432
Deferred income tax provision (benefit)	(218,999)	572,120	5,426,287
Proceeds from loans receivable held for sale	350,776,226	336,585,355	210,780,920
Origination of loans receivable held for sale, net	(360,444,613)	(333,201,053)	(190,777,493)
Increase in cash surrender value of bank-owned life insurance	(228,574)	(276,056)	(250,019)
Net change in other assets and other liabilities	14,640,204	(238,904)	4,755,825

Net cash from operating activities	1,820,183	789,606	27,224,455

Investing activities:
Loan repayments and originations, net	(10,115,330)	20,049,886	62,085,561
Principal repayments on mortgage-backed securities available for sale	3,617,570	14,800,075	20,018,602
Purchase of mortgage-backed securities available for sale	(13,805,028)	(5,138,782)	(1,501,775)
Proceeds from sale of mortgage-backed securities available for sale	—	31,103,257	—
Purchase of securities held to maturity	—	—	(112,000,000)
Calls of securities available for sale	11,950,000	59,000,000	162,000,000
Purchase of securities available for sale	(25,964,197)	(47,950,000)	(20,000,000)
Sale of securities available for sale	—	—	71,471
Additions to office properties and equipment, net	(392,487)	(421,509)	(132,518)
Proceeds from sale of real estate owned	7,151,017	5,814,638	6,116,600

Net cash from investing activities	(27,558,455)	77,257,565	116,657,941

Financing activities:
Net increase in demand deposits, NOW and passbook savings	38,875,378	35,730,756	8,608,633
Net decrease in time deposits	(35,468,073)	(50,705,398)	(65,993,725)
Repayment of note payable	(106,667)	(106,666)	(106,667)
Repayment of repurchase agreement	—	(50,000,000)	—
Net increase (decrease) in advances from borrowers for taxes and insurance	(6,743,631)	6,282,596	(4,624,810)
Payment in exchange for cancellation of subordinated debt	—	—	(900,000)
Proceeds from Stock Offering, net of issuance cost	—	—	27,964,061

Net cash from financing activities	(3,442,993)	(58,798,712)	(35,052,508)

Net increase (decrease) in cash and cash equivalents	(29,181,265)	19,248,459	108,829,888
Cash and cash equivalents at beginning of year	149,291,405	130,042,946	21,213,058

Cash and cash equivalents at end of year	$120,110,140	$149,291,405	$130,042,946

Supplemental disclosures of cash flow information:
Cash payments of interest	$7,873,971	$12,420,489	$18,604,331
Supplemental noncash investing activity:
Transfer of loans to real estate owned	$9,314,588	$7,415,799	$4,887,543
Supplemental noncash financing activity:
Common stock and warrants exchanged for cancellation of debt	$—	$—	$2,984,004

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended June 30, 2012, 2011 and 2010

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS

        The accounting and reporting policies of PVF Capital Corp. (the "Company") conform to U.S. generally accepted accounting principles and general industry practice. The Company's principal subsidiary, Park View Federal Savings Bank (the "Bank" or "Park View Federal" is principally engaged in the business of offering deposits through the issuance of savings accounts, money market accounts and certificates of deposit, and lending funds primarily for the purchase, construction, and improvement of real estate in Cuyahoga, Summit, Geauga, Lake, Medina, Lorain and Portage Counties, Ohio. The deposit accounts of the Bank are insured up to applicable limits by the FDIC. The following is a description of the significant policies, the Company follows in preparing and presenting its consolidated financial statements.

        Principles of Consolidation:    The consolidated financial statements include the accounts of PVF and its wholly-owned subsidiaries, the Bank, Park View Federal Service Corp ("PVFSC"), Park View Federal Holdings, Inc. ("PVF Holdings", and Mid Pines LC ("MPLC"). PVFSC owns some the Bank premises and leases them to the Bank. PVF Holdings, Inc. and MPLC did not have any significant assets or activity as of or for the periods presented. All significant intercompany transactions and balances are eliminated in consolidation.

        PVFSC and the Bank have entered into various nonconsolidated joint ventures that own real estate including properties leased to the Bank. See "Note 14—Related Party Transactions" for additional disclosures related to these entities. Park View Federal has created various limited liability companies that have taken title to property acquired through or in lieu of foreclosure.

        Use of Estimates:    The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The allowance for loan losses, valuation of mortgage servicing rights, fair value of mortgage banking derivatives, valuation of loans held for sale, fair value of securities, valuation of other real estate owned, the realizability of deferred tax assets and are subject to change.

        Cash Flows:    For purposes of the consolidated statements of cash flows, the Company considers cash and amounts due from depository institutions, interest bearing deposits, and federal funds sold with original maturities of less than three months to be cash equivalents. Net cash flows are reported for customer loan transactions, NOW and passbook savings accounts, time deposits, short-term borrowings, and advances from borrowers.

        Interest-bearing Deposits:    Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.

        Securities:    Debt securities that could be sold in the future because of changes in interest rates or other factors are classified as available for sale. Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax. Interest income includes amortization of purchase premium or accretion of purchase discount. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield. Prepayment is

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS (Continued)

assumed for mortgage-backed securities. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

        Management evaluates securities for other-than-temporary impairment ("OTTI") on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of OTTI is recognized through earnings.

        Mortgage Banking Activities:    Mortgage loans originated and intended for sale in the secondary market are carried at fair value. The Company sells the loans on either a servicing retained or servicing released basis. Servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. The Company measures servicing assets using the amortization method. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. Loan servicing rights are amortized in proportion to and over the period of estimated net future servicing revenue. The expected period of the estimated net servicing income is based in part on the expected prepayment of the underlying mortgages. The unamortized balance of mortgage servicing rights is included in prepaid expenses and other assets on the Consolidated Statement of Financial Condition.

        Mortgage servicing rights are periodically evaluated for impairment. Impairment represents the excess of amortized cost over its estimated fair value. Impairment is determined by stratifying rights into tranches based on predominant risk characteristics, such as interest rate and original time to maturity. Any impairment is reported as a valuation allowance for an individual tranche. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance will be recorded as an increase to income.

        Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of outstanding principal and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Late fees and ancillary fees related to loan servicing are not material.

        The Company is exposed to interest rate risk on loans held for sale and rate-lock loan commitments ("IRLCs"). As market interest rates increase or decrease, the fair value of loans held for sale and rate-lock commitments will decline or increase. The Company enters into derivative transactions principally to protect against the risk of adverse interest movements affecting the value of

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS (Continued)

the Company's committed loan sales pipeline. In order to mitigate the risk that a change in interest rates will result in a decline in value of the Company's IRLCs in the committed mortgage pipeline or its loans held for sale, the Company enters into mandatory forward loan sales contracts with secondary market participants. Mandatory forward sales contracts and committed loans intended to be held for sale are considered free-standing derivative instruments and changes in fair value are recorded in current period earnings. For committed loans, fair value is measured using current market rates for the associated mortgage loans. For mandatory forward sales contracts, fair value is measured using secondary market pricing.

        Loans:    Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

        Interest income on mortgage and commercial loans is discontinued at the time the loan is greater than 90 days delinquent unless the loan is well-secured with a loan to value ratio of 60% or less and in process of collection. Interest income on consumer loans is discontinued at the time the loan is greater than 90 days delinquent. Consumer loans that become 180 days or more past due will be classified as loss and fully reserved. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due greater than 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to non-accrual status in accordance with the Company's policy, typically after 90 days of non-payment.

        All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Allowance for Loan Losses:    The allowance for loan losses is maintained at a level to absorb probable incurred losses in the portfolio as of the balance sheet date. The adequacy of the allowance for loan losses is periodically evaluated by the Company based upon the overall portfolio composition and general market conditions as well as information about specific borrower situations and estimated collateral values. While management uses the best information available to make these evaluations, future adjustments to the allowance may be necessary if economic conditions change substantially from the assumptions used in making the evaluations.

        Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance for loan losses.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS (Continued)

        The allowance consists of specific and general components. The specific allocation relates to loans that are individually classified as impaired and not yet charged off. The general component covers non- impaired loans and is based on historical loss experience, adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent 18 months. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

        The loan portfolio segments include one-to-four family, one-to-four family construction, multi-family, commercial real estate, land, commercial and industrial, and consumer loans. One-to-four family, one-to-four family construction, and consumer loans rely on the historic cash flows of individual borrowers and on the real estate securing the loan. Multi-family, commercial real estate, land, SBA, and the commercial and industrial segments are comprised of loans with a reliance on historic cash flows of small business borrowers and of small scale investors, as well as of the underlying real estate projects or of the land. The underwriting criteria across all segments consider the risk attributes associated with weak local economic conditions and a weak real estate market.

        A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal and interest according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

        Certain loans to borrowers experiencing financial difficulty can be modified as troubled debt restructurings and are classified as impaired. The modification of the terms of such loans include one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed under the Company's internal underwriting policy with respect to the following: whether the borrower is or will be in payment default on any of his or her debt in the foreseeable future without the modification; whether there is a potential for a bankruptcy filing; whether there is a going-concern issue; or whether the borrower is unable to secure financing elsewhere.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS (Continued)

        Generally, accruing loans which have one or more of their terms modified in response to financial difficulties of the borrower, but remain payment current, are considered troubled debt restructurings on accrual status and performing. Loans that are classified as nonperforming, which have one or more of their terms modified in response to financial difficulties of the borrower, need to remain payment current for a minimum of 180 days under the terms of the restructuring. Only after satisfactory payment history has been re-established can the loan be moved to accrual status.

        Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the respective loan's effective rate at inception. The Company records impairments associated with troubled debt restructurings as specific allocations to the allowance. If a troubled debt restructure is paid off, the associated specific allocation is released back into the general allowance. For troubled debt restructurings considered to be collateral dependent, the loan is reported, net, at the fair value of collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

        Large groups of smaller balance homogeneous loans are collectively evaluated for impairment and accordingly, they are not separately identified for impairment disclosure purposes.

        The Company's loan portfolio is primarily secured by real estate. Collection of real estate secured loans in the portfolio is dependent on court proceedings, and as a result, loans may remain past due for an extended period before being collected, transferred to other real estate owned, or charged off. Charge-offs are recorded after the foreclosure process is complete for any deficiency between the Company's recorded investment in the loan and the fair value of the real estate acquired or sold, to the extent that such a deficiency exists.

        Historically, the Company recognized specific impairment on individual loans through the utilization of a specific valuation allowance, but did not charge off the impaired loan amount until the loan was disposed and removed from the loan accounting system. During the quarter ended December 31, 2011, the Company implemented an enhanced loan accounting system, which provides for the systematic recording of charged-off loans for financial recognition without losing the ability to track the legal contractual amounts. As such, during the three months ended March 31, 2012 and December 31, 2011, respectively, the Company charged off those principal loan amounts which had previously been specifically impaired through a specific valuation allowance and continued to be carried in loans outstanding. In addition to reducing loan balances, including nonperforming loans, this new enhanced loan accounting system had the impact of elevating reported charge-offs for the periods and reducing the allowance for loan losses associated with specific reserves. Since these charge-offs associated with the implementation of this loan accounting system were previously specifically reserved and included in the Company's historical loss factors, the allowance for loan losses did not need to be replenished after recording these charge-offs.

        Transfers of Financial Assets:    Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions to constrain it from taking that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS (Continued)

        Office Properties and Equipment:    Land is carried at cost. Buildings and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are computed using the straight-line method at rates expected to amortize the cost of the assets over their estimated useful lives or, with respect to leasehold improvements, the term of the lease, if shorter. Estimated lives for buildings are 40 years. Estimated lives for equipment range from 1 to 10 years.

        Other Real Estate Owned:    Assets acquired through or instead of loan foreclosure are initially recorded at fair value less estimated selling costs when acquired, establishing a new cost basis. These assets are subsequently accounted for at the lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

        Federal Home Loan Bank (FHLB) Stock:    The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

        Long-Term Assets:    Office properties and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

        Bank-Owned Life Insurance:    The Company has purchased life insurance policies on certain officers. BOLI is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value, adjusted for other charges or other amounts due that are probable at settlement.

        Income Taxes:    Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

        A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of the tax benefit that is greater than fifty percent likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded.

        The Company is subject to federal income tax only. Ohio-domiciled Banks and bank holding companies are not subject to income tax in Ohio. The Company recognizes interest and/or penalties related to income tax matters in income tax expense. The Company is no longer subject to examination by taxing authorities for years before 2010.

        Stock Compensation:    Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS (Continued)

Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company's common stock at the date of grant is used for restricted stock awards.

        Compensation cost is recognized over the requisite service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the entire service period for the entire award.

        Comprehensive Income (Loss):    Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale which are also recognized as a separate component of equity.

        Earnings per Share:    Basic earnings (loss) per share is calculated by dividing net income (loss) for the period by the weighted average number of shares of common stock outstanding during the period. The additional potential common shares issuable under stock options and outstanding warrants to purchase common stock are included in the calculation of diluted earnings per share.

        Loss Contingencies:    Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe at this time such matters exist that will have a material effect on the financial statements.

        Loan Commitments and Related Financial Instruments:    Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

        Restrictions on Cash:    Cash on hand or on deposit with the Federal Reserve Bank was required to meet regulatory reserve requirements.

        Dividend Restriction:    Banking regulations require maintaining certain capital levels and may limit the dividend paid by the bank to the holding company or by the holding company to shareholders. See "Note 13—Regulatory Matters" for more specific disclosure related to the Bank.

        Fair Value of Financial Instruments:    Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

        Operating Segments:    While the Company's chief decision-makers monitor the revenue streams of the various Company products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's financial service operations are considered by management to be aggregated in one reportable operating segment.

        Reclassifications:    Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS

Adoption of New Accounting Standards:

        In May 2011, the FASB issued Accounting Standards Updated No. ASU 2011-04, "Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs," ("ASU 2011-04"). The amendments in ASI 2011-04 generally represent clarifications of Topic 820, but also include some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurement has changed. ASU 2011-04 results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. Generally Accepted Accounting Principles and International Financial Reporting Standards. The amendments are effective during interim and annual periods beginning after December 15, 2011. The adoption of ASU 2011-04 did not have a material impact on the Company's consolidated financial statements.

        In June 2011, The FASB issued Accounting Standards Update No. 2011-05 "Comprehensive Income (Topic 220): Presentation of Comprehensive Income," ("ASU 2011-5"). Under ASU 2011-05, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders' equity. The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The amendments in ASU 2011-05 do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income.

NOTE 2—SECURITIES

        As of June 30, 2012 and 2011, the amortized cost and fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
FNMA structured notes	$2,000,000	$9,320	$—	$2,009,320
Trust preferred and corporate securities	20,964,197	344,230	(46,665)	21,261,762

Total	$22,964,197	$353,550	$(46,665)	$23,271,082

	2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
FHLMC structured notes	$3,000,000	$—	$(6,000)	$2,994,000
FNMA structured notes	5,950,000	2,674	—	5,952,674

Total	$8,950,000	$2,674	$(6,000)	$8,946,674

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 2—SECURITIES (Continued)

        The amortized cost and fair value of securities available-for-sale, by contractual maturity, are shown below.

	June 30, 2012
	Amortized Cost	Fair Value
One to five years	$2,000,000	$2,009,320
Five to ten years	2,092,755	2,085,500
Over ten years	18,871,442	19,176,262

Total	$22,964,197	$23,271,082

        The Federal Home Loan Mortgage Corporation ("FHLMC") and Federal National Mortgage Association ("FNMA") structured notes are callable quarterly, and have multiple coupon resets and maturities ranging up to 10 years. At June 30, 2012, gross unrealized losses have been in a loss position for less than 12 months and no other than temporary impairment has been taken as the investments are believed to be of high credit quality with the decline in fair value largely due to changes in market interest rates and not credit quality.

        The fair value of mortgage-backed securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) at June 30, 2012 and 2011 are summarized as follows:

	2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
FNMA mortgage-backed securities	$5,249,277	$89,171	$—	$5,338,448
FHLMC mortgage-backed securities	9,844,587	203,927	—	10,048,514

Total	$15,093,864	$293,098	$—	$15,386,962

	2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
FHLMC mortgage-backed securities	$5,012,927	$4,537	$(45,343)	$4,972,121

        These mortgage-backed securities are backed by residential mortgage loans and do not mature on a single maturity date.

        At June 30, 2012, there are no gross unrealized losses on mortgage-backed securities. Gross unrealized losses on mortgage backed securities at June 30, 2011 were at a loss position for less than 12 months. All of the Company's holdings of mortgage-backed securities at year end 2012 and 2011 were issued by U.S. government sponsored enterprises. Unrealized gains and losses on mortgage-backed securities have not been recognized into income, because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 2—SECURITIES (Continued)

have the intent to sell these mortgage-backed securities and it is likely that it will not be required to sell the securities before their anticipated recovery. The Company does not consider these securities to be other than temporarily impaired at June 30, 2012 and 2011.

        In June of 2011, the Company sold a mortgaged-backed security with an amortized cost of $29,871,145. The Company realized a gross gain of $1,232,112.

        There were no sales of mortgaged-backed securities in 2010 and 2012.

NOTE 3—LOANS RECEIVABLE

        Loans receivable at June 30, 2012 and 2011 consisted of the following:

	2012	2011
One-to-Four Family Loans:
1-4 Family Owner Occupied	$58,743,933	$65,501,675
1-4 Family Non-Owner Occupied	34,368,320	39,705,016
1-4 Family Second Mortgage	29,202,145	32,897,907
Home Equity Lines of Credit	65,908,899	71,947,078
Home Equity Investment Lines of Credit	5,645,851	8,031,953
One-to-Four Family Construction Loans:
1-4 Family Construction	514,052	1,135,786
1-4 Family Construction Models/Speculative	1,608,137	5,140,560
Multi-Family Loans:
Multi-Family	53,959,459	50,294,026
Multi-Family Second Mortgage	145,642	421,489
Multi-Family Construction	5,375,000	1,593,981
Commercial Real Estate Loans:
Commercial	198,287,457	195,318,830
Commercial Second Mortgage	5,750,283	8,187,212
Commercial Lines of Credit	22,335,619	17,020,580
Commercial Construction	7,732,736	4,236,607
Commercial and Industrial Loans	35,443,184	30,721,403
Land Loans:
Lot Loans	12,091,093	22,924,077
Acquisition and Development Loans	19,093,006	23,022,620
Consumer Loans	2,112,708	162,266

Total loans receivable	558,317,524	578,263,066
Net deferred loan origination fees	(637,144)	(984,136)
Allowance for loan losses	(16,052,865)	(29,996,893)

Total loans receivable, net	$541,627,515	$547,282,037

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 3—LOANS RECEIVABLE (Continued)

        The following table presents activity in the allowance for loan losses by portfolio segment for the year ended June 30, 2012:

	One-to- Four Family	One-to-Four Family Construction	Multi- Family	Commercial Real Estate	Commercial and Industrial	Land	Consumer	Total
Beginning balance at June 30, 2011	$8,841,454	$1,266,740	$1,767,336	$8,458,942	$1,663,894	$7,891,305	$107,222	$29,996,893
Provision for loan losses	4,176,679	321,391	753,393	1,375,624	(482,403)	934,922	(97,606)	6,982,000
Charge-offs	(7,398,876)	(1,287,819)	(617,591)	(4,884,634)	(546,789)	(7,068,348)	—	(21,804,057)
Recoveries	146,019	5,000	—	134,247	293,341	299,422	—	878,029

Ending balance at June 30, 2012	$5,765,276	$305,312	$1,903,138	$5,084,179	$928,043	$2,057,301	$9,616	$16,052,865

        The following is a summary of the changes in the allowance for loan losses for the years ended June 30, 2011 and June 30, 2010 is as follows:

	2011	2010
Beginning balance	$31,519,466	$31,483,205
Provision for loan losses	13,540,000	14,928,000
Loans charged-off	(15,528,353)	(14,891,739)
Recoveries	465,780	—

Ending balance	$29,996,893	$31,519,466

        As of December 31, 2011, the Company implemented an enhanced loan accounting system, which provides for the systematic recording of charged-off loans for financial recognition without losing its ability to track the legal contractual amounts. As such, during the current fiscal year, the Company charged off those loan amounts which had previously been specifically impaired through the use of the specific valuation allowance. As of June 30, 2012, any remaining specific impairments known in prior periods as specific valuation allowances are now tracked as specific allocations to the allowance. In addition to reducing loan balances, including nonperforming loans, this new enhanced loan accounting system had the impact of elevating reported charge-offs for the period and reducing the allowance for loan losses associated with specific reserves.

        The following table presents the allowance for loan losses and the recorded investment in loans by portfolio segment and based on the impairment method as of June 30, 2012. The recorded investment in loans includes the unpaid principal balance and unamortized loan origination fees, but excludes accrued interest receivable which is not considered to be material.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 3—LOANS RECEIVABLE (Continued)

	One-to-Four Family	One-to-Four Family Construction	Multi- Family	Commercial Real Estate	Commercial and Industrial	Land	Consumer	Total
Allowance for loan losses
Ending allowance balance attributable to loans
Individually evaluated for impairment	$665,033	$101,716	$—	$98,725	$300,860	$252,000	$—	$1,418,334
Collectively evaluated for impairment	5,100,243	203,596	1,903,138	4,985,454	627,183	1,805,301	9,616	14,634,531

Total ending allowance balance	$5,765,276	$305,312	$1,903,138	$5,084,179	$928,043	$2,057,301	$9,616	$16,052,865

Loans
Loans individually evaluated for impairment	$13,243,350	$880,749	$622,228	$11,902,730	$740,297	$7,189,109	$—	$34,578,463
Loans collectively evaluated for impairment	180,404,558	1,239,018	58,789,996	221,936,205	34,662,439	23,959,404	2,110,297	523,101,917

Total ending loans balance	$193,647,908	$2,119,767	$59,412,224	$233,838,935	$35,402,736	$31,148,513	$2,110,297	$557,680,380

        The following table presents the allowance for loan losses and the recorded investment in loans by portfolio segment and based on the impairment method as of June 30, 2011. The recorded investment in loans includes the unpaid principal balance and unamortized loan origination fees, but excludes accrued interest receivable which is not considered to be material.

	One-to-Four Family	One-to-Four Family Construction	Multi- Family	Commercial Real Estate	Commercial and Industrial	Land	Consumer	Total
Allowance for loan losses
Ending allowance balance attributable to loans
Individually evaluated for impairment	$3,493,542	$935,146	$117,896	$2,418,681	$768,973	$5,300,754	$—	$13,034,992
Collectively evaluated for impairment	5,347,912	331,594	1,649,440	6,040,261	894,921	2,590,551	107,222	16,961,901

Total ending allowance balance	$8,841,454	$1,266,740	$1,767,336	$8,458,942	$1,663,894	$7,891,305	$107,222	$29,996,893

Loans
Loans individually evaluated for impairment	$18,840,326	$3,172,208	$2,512,380	$22,317,320	$3,196,592	$14,439,251	$—	$64,478,077
Loans collectively evaluated for impairment	198,872,152	3,093,457	49,708,091	202,063,387	27,472,527	31,429,250	161,989	512,800,853

Total ending loans balance	$217,712,478	$6,265,665	$52,220,471	$224,380,707	$30,669,119	$45,868,501	$161,989	$577,278,930

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 3—LOANS RECEIVABLE (Continued)

        The following table presents loans individually evaluated for impairment by class of loans as of June 30, 2012 and the average recorded investment and interest income recognized by class for the twelve months ended June 30, 2012:

	June 30, 2012
	Unpaid Principal Balance(1)	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded
One-to-Four Family Loans:
1-4 Family Owner Occupied	$6,380,803	$5,671,079	$0	$5,437,834	$30,882	$30,882
1-4 Family Non-Owner Occupied	4,597,708	2,453,581	0	3,503,049	48,828	48,828
1-4 Family Second Mortgage	1,455,914	1,230,284	0	1,374,161	3,958	3,958
Home Equity Lines of Credit	1,834,685	1,832,595	0	1,344,562	0	0
Home Equity Investment Lines of Credit	157,120	156,943	0	204,703	0	0
One-to-Four Family Construction Loans:
1-4 Family Construction	0	0	0	52,573	4,821	4,821
1-4 Family Construction Models/Speculative	678,779	354,986	0	475,027	0	0
Multi-Family Loans:
Multi-Family	635,053	622,228	0	550,760	4,081	4,081
Multi-Family Second Mortgage	0	0	0	0	0	0
Multi-Family Construction	0	0	0	0	0	0
Commercial Real Estate Loans:
Commercial	10,902,253	9,286,678	0	8,005,131	147,148	147,148
Commercial Second Mortgage	0	0	0	192,399	1,660	1,660
Commercial Lines of Credit	617,240	616,536	0	2,413,942	0	0
Commercial Construction	828,490	643,863	0	575,159	0	0
Commercial and Industrial Loans	801,075	439,781	0	2,335,961	662	662
Land Loans:
Lot Loans	5,235,050	3,678,550	0	2,955,360	5,519	5,519
Acquisition and Development Loans	5,986,575	3,375,100	0	2,258,295	19,132	19,132
Consumer Loans	0	0	0	0	0	0

Total with no related allowance recorded	$40,110,745	$30,362,204	$0	$31,678,916	$266,691	$266,691

With an allowance recorded
One-to-Four Family Loans:
1-4 Family Owner Occupied	$232,751	$232,485	$39,981	$526,956	$0	$0
1-4 Family Non-Owner Occupied	117,360	117,226	8,286	1,243,154	10,112	10,112
1-4 Family Second Mortgage	247,293	247,011	14,685	175,881	0	0
Home Equity Lines of Credit	895,875	894,852	299,759	1,629,256	0	0
Home Equity Investment Lines of Credit	407,757	407,293	302,322	470,382	0	0
One-to-Four Family Construction Loans:
1-4 Family Construction	0	0	0	0
1-4 Family Construction Models/Speculative	526,363	525,762	101,716	1,064,520	14,047	14,047
Multi-Family Loans:
Multi-Family	0	0	0	92,056	0	0
Multi-Family Second Mortgage	0	0	0	0	0	0
Multi-Family Construction	0	0	0	0	0	0
Commercial Real Estate Loans:
Commercial	1,357,202	1,355,653	98,725	3,796,149	37,340	37,340
Commercial Second Mortgage	0	0	0	34,220	0	0
Commercial Lines of Credit	0	0	0	48,854	0	0
Commercial Construction	0	0	0	711,804	0	0
Commercial and Industrial Loans	300,860	300,517	300,860	1,404,807	0	0
Land Loans:
Lot Loans	135,614	135,459	252,000	962,537	0	0
Acquisition and Development Loans	0	0	0	2,397,176	0	0
Consumer Loans	0	0	0	0	0	0

Total with an allowance recorded	$4,221,075	$4,216,258	$1,418,334	$14,557,752	$61,499	$61,499

Total loans evaluated for impairment	$44,331,820	$34,578,462	$1,418,334	$46,236,668	$328,190	$328,190

(1)
There are $13.9 million of loans individually identified for impairment accruing interest.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 3—LOANS RECEIVABLE (Continued)

        The following table presents loans individually evaluated for impairment by class of loans as of June 30, 2011:

	June 30, 2011
	Unpaid Principal Balance(1)	Recorded Investment	Allowance for Loan Losses Allocated
With no related allowance recorded
One-to-Four Family Loans:
1-4 Family Owner Occupied	$7,132,500	$7,120,361	$—
1-4 Family Non-Owner Occupied	1,157,145	1,155,176	—
1-4 Family Second Mortgage	1,045,287	1,043,508	—
Home Equity Lines of Credit	941,437	939,835	—
Home Equity Investment Lines of Credit	133,906	133,678	—
One-to-Four Family Construction Loans:
1-4 Family Construction	—	—	—
1-4 Family Construction Models/Speculative	177,211	176,909	—
Multi-Family Loans:
Multi-Family	2,147,835	2,144,180	—
Multi-Family Second Mortgage	—	—	—
Multi-Family Construction	—	—	—
Commercial Real Estate Loans:
Commercial	6,441,158	6,430,196	—
Commercial Second Mortgage	571,473	570,500	—
Commercial Lines of Credit	2,903,227	2,898,286	—
Commercial Construction	370,000	369,370	—
Commercial and Industrial Loans	1,561,184	1,558,527	—
Land Loans:
Lot Loans	965,760	964,116	—
Acquisition and Development Loans	439,972	439,224	—
Consumer Loans	—	—	—

Total with no related allowance recorded	$25,988,095	$25,943,866	$—

With an allowance recorded
One-to-Four Family Loans:
1-4 Family Owner Occupied	$688,987	$687,815	$198,181
1-4 Family Non-Owner Occupied	4,885,942	4,877,627	2,024,076
1-4 Family Second Mortgage	266,872	266,418	266,872
Home Equity Lines of Credit	2,274,632	2,270,761	954,907
Home Equity Investment Lines of Credit	345,735	345,147	49,506
One-to-Four Family Construction Loans:
1-4 Family Construction	—	—	—
1-4 Family Construction Models/Speculative	3,000,405	2,995,299	935,146
Multi-Family Loans:
Multi-Family	368,828	368,200	117,896
Multi-Family Second Mortgage	—	—	—
Multi-Family Construction	—	—	—
Commercial Real Estate Loans:
Commercial	8,617,625	8,602,959	1,367,503
Commercial Second Mortgage	—	—	—
Commercial Lines of Credit	—	—	—
Commercial Construction	3,451,883	3,446,009	1,051,178
Commercial and Industrial Loans	1,640,858	1,638,065	768,973
Land Loans:
Lot Loans	2,976,902	2,971,835	867,189
Acquisition and Development Loans	10,081,233	10,064,076	4,433,565
Consumer Loans	—	—	—

Total with an allowance recorded	$38,599,902	$38,534,211	$13,034,992

Total loans evaluated for impairment	$64,587,997	$64,478,077	$13,034,992

(1)
There are $14.2 million of loans individually identified for impairment accruing interest.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 3—LOANS RECEIVABLE (Continued)

        The average recorded investment in impaired loans for the years ended June 30, 2011 and 2010 amounted to $61,642,944 and $52,866,638, respectively. Interest recognized on impaired loans, while considered impaired in 2011 and 2010 was not material.

Past Due and Non-Accrual Loans

        The following table presents the recorded investment in nonaccrual loans and loans past due over 90 days still on accrual by class of loans as of June 30, 2012 and 2011. Nonaccrual loans and loans past due over 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

	June 30, 2012		June 30, 2011
	Nonaccrual(1)	Loans Past Due Over 90 Days Still Accruing(2)	Nonaccrual(1)	Loans Past Due Over 90 Days Still Accruing(2)
One-to-Four Family Loans:
1-4 Family Owner Occupied	$2,871,746	$—	$4,456,920	$—
1-4 Family Non-Owner Occupied	2,461,281	—	5,497,907	—
1-4 Family Second Mortgage	566,444	—	225,705	—
Home Equity Lines of Credit	2,727,447	—	3,061,315	—
Home Equity Investment Lines of Credit	564,235	—	478,825	—
One-to-Four Family Construction Loans:
1-4 Family Construction	0	—	—	—
1-4 Family Construction Models/Speculative	355,355	—	2,646,740	—
Multi-Family Loans:
Multi-Family	324,602	—	2,204,456	—
Multi-Family Second Mortgage	0	—	—	—
Multi-Family Construction	0	—	—	—
Commercial Real Estate Loans:
Commercial	3,310,170	—	9,902,065	—
Commercial Second Mortgage	0	—	570,500	—
Commercial Lines of Credit	616,537	—	1,616,987	—
Commercial Construction	644,072	—	3,815,379	—
Commercial and Industrial Loans	437,729	—	1,522,402	—
Land Loans:
Lot Loans	3,815,778	—	3,758,906	—
Acquisition and Development Loans	1,380,199	—	10,503,299	—
Consumer Loans	0	—	—	—

Total	$20,075,595	$—	$50,261,406	$—

(1)
Nonaccrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely, or loans that meet the nonaccrual criteria established by regulatory authorities. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on an assessment of the collectability of the principal balance of the loan.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 3—LOANS RECEIVABLE (Continued)

(2)
At June 30, 2012 and 2011, the Company had balances of approximately $6.3 million and $2.3 million, respectively, in loans that have matured and continue to make current payments. These loans are not considered past due as a result of their payment status being current.

        The following table presents the aging of the recorded investment in past due loans as of June 30, 2012 by class of loan. Performing loans are accruing loans less than 90 days past due. Nonperforming loans are all loans not accruing or greater than 90 days past due and accruing. At June 30, 2012, the Company had a balance of approximately $6.3 million in loans that were contractually past maturity but were not considered past due as a result of the payment status being current.

	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
Performing Loans
One-to-Four Family Loans:
1-4 Family Owner Occupied	$584,430	$—	$—	$584,430	$55,220,719	$55,805,149
1-4 Family Non-Owner Occupied	375,660	303,667	—	679,327	31,188,492	31,867,819
1-4 Family Second Mortgage	14,221	—	—	14,221	28,588,155	28,602,376
Home Equity Lines of Credit	114,558	23,230	—	137,788	62,968,449	63,106,237
Home Equity Investment Lines of Credit	200,657	—	—	200,657	4,874,516	5,075,173
One-to-Four Family Construction Loans:
1-4 Family Construction	—	145,771	—	145,771	367,695	513,466
1-4 Family Construction Models/Speculative	—	—	—	—	1,250,946	1,250,946
Multi-Family Loans:						—
Multi-Family	—	—	—	—	53,573,280	53,573,280
Multi-Family Second Mortgage	—	—	—	—	145,476	145,476
Multi-Family Construction	—	—	—	—	5,368,866	5,368,866
Commercial Real Estate Loans:
Commercial	744,536	—	—	744,536	194,006,468	194,751,004
Commercial Second Mortgage	—	—	—	—	5,743,721	5,743,721
Commercial Lines of Credit	—	—	—	—	21,693,593	21,693,593
Commercial Construction	—	—	—	—	7,079,839	7,079,839
Commercial and Industrial Loans	—	—	—	—	34,965,008	34,965,007
Land Loans:
Lot Loans	—	—	—	—	8,261,518	8,261,518
Acquisition and Development Loans	—	—	—	—	17,691,018	17,691,018
Consumer Loans	—	58,394	—	58,394	2,051,903	2,110,297

Total Performing Loans	$2,034,062	$531,062	$—	$2,565,124	$535,039,662	$537,604,785

Nonperforming Loans
One-to-Four Family Loans:
1-4 Family Owner Occupied	$105,333	$—	$2,124,062	$2,229,395	$642,351	$2,871,746
1-4 Family Non-Owner Occupied	—	—	2,405,774	2,405,774	55,507	2,461,281
1-4 Family Second Mortgage	—	—	499,154	499,154	67,290	566,444
Home Equity Lines of Credit	14,607	—	2,371,962	2,386,569	340,878	2,727,447
Home Equity Investment Lines of Credit	—	134,195	430,041	564,236	—	564,236

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 3—LOANS RECEIVABLE (Continued)

	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
One-to-Four Family Construction Loans:				—		—
1-4 Family Construction	—	—	—	—	—	—
1-4 Family Construction Models/Speculative	—	—	235,945	235,945	119,410	355,355
Multi-Family Loans:				—		—
Multi-Family	—	—	324,602	324,602	—	324,602
Multi-Family Second Mortgage	—	—	—	—	—	—
Multi-Family Construction	—	—	—	—	—	—
Commercial Real Estate Loans:				—		—
Commercial	—	—	3,166,992	3,166,992	143,178	3,310,170
Commercial Second Mortgage	—	—	—	—	—	—
Commercial Lines of Credit	—	122,129	494,407	616,536	—	616,536
Commercial Construction	—	—	644,072	644,072	—	644,072
Commercial and Industrial Loans	—	—	237,957	237,957	199,772	437,729
Land Loans:				—		—
Lot Loans	—	—	3,144,721	3,144,721	671,057	3,815,778
Acquisition and Development Loans	—	—	1,380,199	1,380,199	—	1,380,199
Consumer Loans	$—	$—		$—	$—	$—

Total Nonperforming Loans	119,940	256,324	17,459,888	17,836,152	2,239,443	20,075,595

Total Loans	$2,154,002	$787,386	$17,459,888	$20,401,276	$537,279,105	$557,680,380

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 3—LOANS RECEIVABLE (Continued)

        The following table presents the aging of the recorded investment in past due loans as of June 30, 2011 by class of loan. Performing loans are accruing loans less than 90 days past due. Nonperforming loans are all loans not accruing or greater than 90 days past due and accruing. At June 30, 2011, the Company had a balance of approximately $2.3 million in loans that were contractually past maturity but were not considered past due as a result of the payment status being current.

	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
Performing Loans
One-to-Four Family Loans:
1-4 Family Owner Occupied	$542,399	$288,485	$—	$830,884	$60,102,395	$60,933,279
1-4 Family Non-Owner Occupied	1,435,901	491,638	—	1,927,539	32,211,997	34,139,536
1-4 Family Second Mortgage	223,182	492,543	—	715,725	31,900,488	32,616,213
Home Equity Lines of Credit	88,971	98,347	—	187,318	68,576,001	68,763,319
Home Equity Investment Lines of Credit	82,077	—	—	82,077	7,457,381	7,539,458
One-to-Four Family Construction Loans:
1-4 Family Construction	—	—	—	—	1,133,853	1,133,853
1-4 Family Construction Models/Speculative	—	525,467	—	525,467	1,959,605	2,485,072
Multi-Family Loans:
Multi-Family	—	—	—	—	48,003,975	48,003,975
Multi-Family Second Mortgage	—	—	—	—	420,772	420,772
Multi-Family Construction	—	—	—	—	1,591,268	1,591,268
Commercial Real Estate Loans:
Commercial	1,602,314	270,619	—	1,872,933	183,211,422	185,084,355
Commercial Second Mortgage	—	—	—	—	7,602,778	7,602,778
Commercial Lines of Credit	1,699,973	—	—	1,699,973	13,674,653	15,374,626
Commercial Construction	—	—	—	—	414,018	414,018
Commercial and Industrial Loans	422,568	—	—	422,568	28,724,148	29,146,716
Land Loans:
Lot Loans	1,160,748	135,812	—	1,296,560	17,829,597	19,126,157
Acquisition and Development Loans	658,166	159,713	—	817,879	11,662,261	12,480,140
Consumer Loans					161,989	161,989

Total Performing Loans	$7,916,299	$2,462,624	$—	$10,378,923	$516,638,601	$527,017,524

Nonperforming Loans
One-to-Four Family Loans:
1-4 Family Owner Occupied	$—	$93,565	$4,012,589	$4,106,154	$350,766	$4,456,920
1-4 Family Non-Owner Occupied	435,800	627,040	4,141,259	5,204,099	293,809	5,497,908
1-4 Family Second Mortgage	—	—	141,746	141,746	83,958	225,704
Home Equity Lines of Credit	—	195,424	2,721,596	2,917,020	144,295	3,061,315
Home Equity Investment Lines of Credit	—	—	386,183	386,183	92,642	478,825
One-to-Four Family Construction Loans:
1-4 Family Construction	—	—	—	—	—	—
1-4 Family Construction Models/Speculative	—	—	2,525,098	2,525,098	121,642	2,646,740
Multi-Family Loans:
Multi-Family	—	—	2,204,456	2,204,456	—	2,204,456
Multi-Family Second Mortgage	—	—	—	—	—	—
Multi-Family Construction	—	—	—	—	—	—
Commercial Real Estate Loans:
Commercial	708,806	1,043,705	7,311,487	9,063,998	838,067	9,902,065
Commercial Second Mortgage	—	—	570,500	570,500	—	570,500
Commercial Lines of Credit	—	—	1,489,641	1,489,641	127,346	1,616,987
Commercial Construction	—	—	3,815,379	3,815,379	—	3,815,379
Commercial and Industrial Loans	998,298	—	200,418	1,198,716	323,686	1,522,402
Land Loans:
Lot Loans	357,415	—	3,401,491	3,758,906	—	3,758,906
Acquisition and Development Loans	—	—	8,383,675	8,383,675	2,119,624	10,503,299
Consumer Loans	—	—	—	—	—	—

Total Nonperforming Loans	2,500,319	1,959,734	41,305,518	45,765,571	4,495,835	50,261,406

Total Loans	$10,416,618	$4,422,358	$41,305,518	$56,144,494	$521,134,436	$577,278,930

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 3—LOANS RECEIVABLE (Continued)

Troubled Debt Restructurings:

        Included in loans individually impaired are loans with recorded investment of $15,590,705 and $15,883,869 for which the Company has allocated $153,391 and $443,705 of specific reserves to customers whose terms have been modified in troubled debt restructurings as of June 30, 2012 and 2011, respectively. Included in troubled debt restructurings are $1,805,855 and $3,041,051 of restructured loans on nonaccrual at June 30, 2012 and 2011, respectively. Of the restructured loans, both performing and nonaccrual, two loans totaling $116,065 are not performing in accordance with their modified terms. There are no commitments to lend additional amounts at June 30, 2012 and 2011.

        The following table presents the aggregate balance of loans by loan class whose terms have been modified in troubled debt restructurings as of June 30, 2012 and 2011:

	Number of Loans	Outstanding Recorded Investment 6/30/2012	Number of Loans	Outstanding Recorded Investment 6/30/2011
Troubled Debt Restructurings:
One-to-Four Family Loans:
1-4 Family Owner Occupied	19	$3,775,715	19	$3,706,744
1-4 Family Non-Owner Occupied	2	53,993	15	1,355,137
1-4 Family Second Mortgage	5	912,147	5	922,159
Home Equity Lines of Credit	1	63,782	3	263,241
Home Equity Investment Lines of Credit	0	0	0	—
One-to-Four Family Construction Loans:
1-4 Family Construction	0	0	0	—
1-4 Family Construction Models/Speculative	0	0	0	—
Multi-Family Loans:
Multi-Family	1	297,979	1	308,448
Multi-Family Second Mortgage	0	0	0	—
Multi-Family Construction	0	0	0	—
Commercial Real Estate Loans:
Commercial	12	8,264,020	9	7,888,487
Commercial Second Mortgage	0	0	0	—
Commercial Lines of Credit	0	0	0	—
Commercial Construction	0	0	0	—
Commercial and Industrial Loans	2	40,696	2	156,169
Land Loans:
Lot Loans	0	0	0	—
Acquisition and Development Loans	2	2,182,373	1	1,283,484
Consumer Loans	0	0	0	—

Total	44	$15,590,705	55	$15,883,869

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 3—LOANS RECEIVABLE (Continued)

        The summary of activity for troubled debt restructure loans was as follows:

2012
Troubled Debt Restructurings:
Beginning balance	$15,883,869
Additions	3,757,042
Charge-offs	(1,990,653)
Payoffs or paydowns	(2,059,553)

Ending Balance	$15,590,705

        During 2012 and 2011, the terms of certain loans to borrowers experiencing financial difficulty were modified as troubled debt restructurings. The modification of the terms of such loans may include one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company's internal underwriting policy.

        The following table presents loans by class that was modified as troubled debt restructurings at June 30, 2012 and 2011, respectively. All modifications during 2012 involved a reduction of the stated interest rate of the loan and were for periods ranging from 12 months to 24 months, additionally three loans involved a permanent reduction in the recorded investment in the loan totaling approximately $932,000. No maturity dates were extended in these modifications.

	June 30, 2012
	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
1-4 Family Owner Occupied	1	$234,441	$234,441
1-4 Family Non-Owner Occupied	1	106,976	106,976
Commercial Real Estate	3	2,437,542	1,544,149
Commercial Second Mortgage	1	295,362	295,362
Acquisition and Development	1	1,037,620	998,890

Total	7	$4,111,941	$3,179,818

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 3—LOANS RECEIVABLE (Continued)

	June 30, 2011
	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
1-4 Family Owner Occupied	6	$1,663,724	$1,663,724
1-4 Family Non-Owner Occupied	0	—	—
Commercial Real Estate	3	3,073,774	3,073,774
Commercial Second Mortgage	5	655,661	655,661
Acquisition and Development	1	1,283,484	1,283,484

Total	15	$6,676,643	$6,676,643

        The troubled debt restructurings resulted in $1.9 million and $0.1 million of charge-offs during the periods ended June 30, 2012 and 2011, respectively of which $1.1 million and $0 were specifically reserved prior to the charge off. As a result the increase in the allowance for loan losses associated with the troubled debt restructuring was $.8 million and $.1 million for the period ended June 30, 2012 and 2011, respectively and included charge off recognized in previous periods.

        The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the period ended June 30, 2012:

	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Commercial and Industrial	2	$116,065	$116,065

Total	2	$116,065	$116,065

        For the purpose of this disclosure, a loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.

        The troubled debt restructurings that subsequently defaulted did not result in an increase in the allowance for loan losses or result in charge-offs during the periods ended June 30, 2012 and 2011.

Credit Quality Indicators:

        The Company categorizes loans into risk strata based on relevant borrower information about the ability to service debt. This information includes a review of current financial information, historic payment experience, credit documentation, relevant public information and other factors, as determined by credit underwriting guidelines. Through its analysis of individual borrowers, the Company classifies each loan as to credit risk. All loans considered non-homogeneous, specifically those that are deemed commercial and industrial or commercial real estate loans, are subject to review by the Company,

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 3—LOANS RECEIVABLE (Continued)

regardless of loan size. In practice, these loans are reviewed continually and changes to the risk rating, if necessary, occur on a quarterly basis. Loans that are considered homogeneous, or those which fall into the categories of one-to-four family loans or into consumer loans, are not individually rated annually. The payment performance of the homogeneous loans serves as the clear credit indicator of classification into the categories of pass-rated loans or into substandard, nonaccrual loans. Homogeneous loans that are less than 90 days past due are generally reported as pass-rated loans, unless related to a rated commercial and industrial or commercial real estate loan. Homogeneous loans which are greater than 90 days past due are placed on nonaccrual and rated substandard. Payment performance indicators are based on performance through June 30, 2012. The Company uses the following definitions for adverse risk ratings:

        Special Mention    Loans classified as special mention have a potential weakness that requires close attention. If left unattended, the potential weaknesses may result in further deterioration in the repayment prospects of the loan or of the institution's credit position at a future date.

        Substandard    Loans classified as substandard are protected inadequately by the current financial means of the borrower or through the liquidation of collateral pledged. Loans classified as substandard have a well-defined weakness, and without substantial intervention, there is a distinct possibility that the institution may incur a loss. As a matter of practice, if the Bank feels that a total loss is imminent, it designates nearly all of these loans to charge off. Accordingly, the Bank uses the loan classification of doubtful, as defined below, sparingly.

        Doubtful    Loans classified as doubtful have all of the inherent weaknesses of those loans classified as substandard with the added structural weakness rendering the collection in full highly unlikely. As such, this category is used sparingly by the Bank.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 3—LOANS RECEIVABLE (Continued)

        As of June 30, 2012, and based on the most recent analysis performed by the Company, the risk category of loans by class of loans is as follows:

	Pass(1)	Special Mention	Substandard	Doubtful	Total
One-to-Four Family Loans:
1-4 Family Owner Occupied	$55,526,297	$0	$3,150,598	$—	$58,676,895
1-4 Family Non-Owner Occupied	30,621,009	1,117,122	2,590,969	—	34,329,100
1-4 Family Second Mortgage	28,147,735	206,701	814,384	—	29,168,820
Home Equity Lines of Credit	63,030,206	49,585	2,753,893	—	65,833,684
Home Equity Investment Lines of Credit	4,828,651	200,886	609,872	—	5,639,409
One-to-Four Family Construction Loans:
1-4 Family Construction	513,466	0	0	—	513,466
1-4 Family Construction Models/Speculative	724,177	0	882,124	—	1,606,301
Multi-Family Loans:
Multi-Family	52,448,152	1,124,756	324,974	—	53,897,882
Multi-Family Second Mortgage	145,476	0	0	—	145,476
Multi-Family Construction	5,368,866	0	0	—	5,368,866
Commercial Real Estate Loans:
Commercial	183,422,738	3,100,295	11,538,141	—	198,061,174
Commercial Second Mortgage	5,743,721	0	0	—	5,743,721
Commercial Lines of Credit	19,401,017	0	2,909,112	—	22,310,129
Commercial Construction	7,079,104	0	644,807	—	7,723,911
Commercial and Industrial Loans	34,042,381	91,634	1,268,721	—	35,402,736
Land Loans:
Lot Loans	8,217,784	39,374	3,820,138	—	12,077,296
Acquisition and Development Loans	16,486,141	0	2,585,076	—	19,071,217
Consumer Loans	2,110,297	0	0	—	2,110,297

Total	$517,857,218	$5,930,353	$33,892,809	$—	$557,680,380

(1)
There is $2.6 million in non-homogeneous loans which are subject to individual review for risk rating included in the pass risk category based on payment status as they have not yet been individually reviewed.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 3—LOANS RECEIVABLE (Continued)

        As of June 30, 2011, and based on the most recent analysis performed by the Company, the risk category of loans by class of loan was as follows:

	Pass(1)	Special Mention	Substandard	Doubtful	Total
One-to-Four Family Loans:
1-4 Family Owner Occupied	$59,361,176	$949,387	$5,079,636	$—	$65,390,199
1-4 Family Non-Owner Occupied	33,321,617	78,019	6,237,807	—	39,637,443
1-4 Family Second Mortgage	31,936,613	458,096	447,208	—	32,841,917
Home Equity Lines of Credit	68,342,138	421,182	3,061,314	—	71,824,634
Home Equity Investment Lines of Credit	7,099,224	395,066	523,993	—	8,018,283
One-to-Four Family Construction Loans:
1-4 Family Construction	1,133,853	—	—	—	1,133,853
1-4 Family Construction Models/Speculative	1,684,267	249,575	3,197,969	—	5,131,811
Multi-Family Loans:
Multi-Family	46,492,916	1,511,059	2,204,456	—	50,208,431
Multi-Family Second Mortgage	420,772	—	—	—	420,772
Multi-Family Construction	1,591,268	—	—	—	1,591,268
Commercial Real Estate Loans:
Commercial	171,718,953	7,150,951	16,116,516	—	194,986,420
Commercial Second Mortgage	7,602,778	—	570,500	—	8,173,278
Commercial Lines of Credit	12,683,879	402,588	3,905,146	—	16,991,613
Commercial Construction	414,018	—	3,815,379	—	4,229,397
Commercial and Industrial Loans	25,464,753	2,634,968	2,569,399	—	30,669,120
Land Loans:
Lot Loans	18,091,752	42,077	4,751,234	—	22,885,063
Acquisition and Development Loans	9,418,918	2,129,619	11,434,902	—	22,983,439
Consumer Loans	161,989	—	—	—	161,989

Total	$496,940,884	$16,422,587	$63,915,459	$—	$577,278,930

(1)
There are $9.1 million in non-homogeneous loans which are subject to individual review for risk rating included in the pass risk category based on payment status as they have not yet been individually reviewed.

Note 4—MORTGAGE BANKING ACTIVITIES

        Loans held for sale at June 30, 2012 and 2011 were $25,062,786 and $9,392,389, respectively.

        The Company accounts for loans held for sale at fair value. The fair value of loans held for sale exceeded the unpaid principal balance of these loans by $738,742 and $181,964 as of June 30, 2012 and

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

Note 4—MORTGAGE BANKING ACTIVITIES (Continued)

2011, respectively. The gain on loans held for sale as of June 30, 2012 was reported in the mortgage banking activities line of the consolidated statement of operations. Interest on loans held for sale was reported in interest income.

        The Company services real estate loans for investors that are not included in the accompanying Consolidated Financial Statements. Mortgage servicing rights are established based on the fair value of servicing rights retained on loans originated by the Company and subsequently sold in the secondary market. Mortgage servicing rights are included in the Consolidated Statements of Financial Condition under the caption "Prepaid Expenses and Other Assets." At June 30, 2012 and 2011, the mortgage loan servicing portfolio was approximately $1.0 billion.

        Originated mortgage servicing rights capitalized and amortized during the years ended June 30, 2012, 2011 and 2010 were as follows:

	2012	2011	2010
Servicing rights:
Beginning of period	$7,519,287	$6,960,969	$6,097,861
Additions	3,473,077	3,862,505	2,912,205
Amortized to expense	(3,612,550)	(3,000,186)	(2,049,097)
Change in valuation allowance for impairment	(512,480)	(304,001)	—

End of period	$6,867,334	$7,519,287	$6,960,969

        Activity in the valuation allowance for mortgage servicing rights over the years ended June 30, 2012, 2011 and 2010 was as follows:

	2012	2011	2010
Balance, beginning of period	$(304,001)	$—	$—
Impairment charges	(698,468)	(1,183,799)	—
Impairment recoveries	185,988	879,798	—

Balance, end of period	$(816,481)	$(304,001)	$—

        The fair value of capitalized mortgage servicing rights was $7,928,789 and $7,777,979 at June 30, 2012 and 2011, respectively. Fair value was determined using discount rates ranging from 9.0% to 12.0% and prepayment speeds ranging from 0.0% to 415.0%, depending on the stratification of the specific rights. At June 30, 2012, there were eight tranches of the Company's mortgage servicing asset that were considered impaired. The weighted average coupon of the loans serviced represented by these tranches was 4.47%, and the Company recorded a valuation allowance for impairment of $816,481 on these tranches. At June 30, 2011, an impairment of $304,001 was recorded. At June 30, 2010, no tranche of the Company's mortgage servicing assets were considered to be impaired.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

Note 4—MORTGAGE BANKING ACTIVITIES (Continued)

        Mortgage banking activities, net, as presented in the consolidated statements of operations consisted of the following:

	2012	2011	2010
Mortgage loan servicing fees	$2,314,186	$2,580,089	$2,578,310
Amortization of mortgage servicing rights	(3,612,550)	(3,000,186)	(2,049,097)
Recovery (impairment) of mortgage servicing fees	(512,480)	(304,001)	—
Market adjustment for loans held for sale	556,778	(142,208)	107,149
Changes in fair value of mortgage banking derivatives	1,370,796	(438,949)	(480,922)
Realized gains on sale of loans	9,020,634	7,920,334	4,447,603

Mortgage banking activities, net	$9,137,364	$6,615,079	$4,603,043

        The above amounts do not include non-interest expense related to mortgage banking activities.

        At June 30, 2012 and 2011, the Bank had IRLC's on $65,996,365 and $17,625,864, respectively, of loans intended for sale in the secondary market. These commitments are considered to be free-standing derivatives and the change in fair value is recorded in the Consolidated Financial Statements. The fair value of these commitments as of June 30, 2012 and 2011 was estimated to be $1,773,453 and $231,031, respectively, which is included in accrued expenses and other liabilities in the Consolidated Statements of Financial Condition. To mitigate the interest rate risk represented by these IRLC's, the Bank entered into contracts to sell mortgage loans of $69,150,472 and $21,679,521 as of June 30, 2012 and 2011, respectively. These contracts are also considered to be free-standing derivatives, and the change in fair value also is recorded in the financial statements. The fair value of these contracts at June 30, 2012 and 2011 was estimated to be $(117,718) and $53,908, respectively. These amounts are added to (netted against) the fair value of IRLC's recorded in accrued expenses and other liabilities. Changes in fair value for both types of derivatives are reported in mortgage banking activities in the consolidated statements of operations.

NOTE 5—OFFICE PROPERTIES AND EQUIPMENT

        Office properties and equipment at cost, less accumulated depreciation and amortization at June 30, 2012 and 2011, are summarized as follows:

	2012	2011
Land and land improvements	$1,034,892	$1,034,892
Building and building improvements	5,553,075	5,553,075
Leasehold improvements	6,608,542	6,285,354
Furniture and equipment	13,338,523	13,269,223

	26,535,032	26,142,544
Less accumulated depreciation and amortization	(19,297,867)	(18,585,780)

	$7,237,165	$7,556,764

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 6—DEPOSITS

        Scheduled maturities of time deposits were as follows:

	2012		2011
	Amount	%	Amount	%
12 months or less	$293,579,515	76.3%	$387,751,183	92.3%
13 to 24 months	53,750,152	14.0	22,973,538	5.4
25 to 36 months	14,845,083	3.9	4,433,641	1.1
Over 36 months months	22,392,207	5.8	4,876,668	1.2

	$384,566,957	100.0%	$420,035,030	100.0%

Weighted average rate on certificate of deposits		1.24%		1.68%

        Time deposits in amounts of $100,000 or more totaled approximately $150,740,270 and $160,879,860 at June 30, 2012 and 2011, respectively.

        Deposits of related parties totaled $2,391,702 and $1,992,286 at June 30, 2012 and June 30, 2011.

        No brokered deposits were held at June 30, 2012 or 2011.

NOTE 7—ADVANCES FROM THE FEDERAL HOME LOAN BANK OF CINCINNATI

        Short-Term Advances:    The Bank maintains two lines of credit totaling $230,000,000 with the FHLB. The $200,000,000 repurchase line matures on February 8, 2013. No borrowings were outstanding on the repurchase line of credit as of June 30, 2012 and June 30, 2011. The Bank has chosen to take daily advances from this line, with the interest rate set daily. The $30,000,000 cash management line matures on September 28, 2012. No borrowings were outstanding on the cash management line as of June 30, 2012 and June 30, 2011. The borrowing capacity on these lines of credit is limited to collateral pledged. At June 30, 2012, Park View Federal had an available borrowing capacity of $10.4 million on these lines.

        In order to secure these advances, the Bank has pledged mortgage loans with unpaid principal balances aggregating approximately $45,393,890 and $44,097,091 at June 30, 2012 and 2011, respectively, and FHLB stock.

        Long-Term Advances:    Long-term advances from the FHLB, with maturities and interest rates thereon at June 30, 2012 and 2011, were as follows:

Maturity	Interest Rate	2012	2011
January 2015	2.82%	$15,000,000	$15,000,000
January 2015	3.04%	15,000,000	15,000,000
April 2018	3.17%	5,000,000	5,000,000

		$35,000,000	$35,000,000

Weighted average interest rate		2.96%	2.96%

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 7—ADVANCES FROM THE FEDERAL HOME LOAN BANK OF CINCINNATI (Continued)

        The advances outstanding at June 30, 2012 and 2011 were putable fixed-rate advances. They can be terminated at the option of the FHLB after a stated lockout period. If the option is exercised, the Bank could repay this advance without a prepayment penalty.

NOTE 8—SUBORDINATED DEBT AND NOTE PAYABLE

        Subordinated Debt:    In June 2004, the Company formed Trust I, a special purpose entity created for the sole purpose of issuing $10.0 million of variable-rate trust preferred securities. The Company issued the Trust I Debentures to Trust I in exchange for the proceeds of the offering of the trust preferred securities. The trust preferred securities offered by Trust I had a variable interest rate that adjusted to the three-month LIBOR rate plus 260 basis points. The Trust I Debentures were the sole asset of Trust I.

        In July 2006, the Company formed Trust II, a special purpose entity created for the sole purpose of issuing $10.0 million of variable-rate trust preferred securities. The Company issued the Trust II Debentures to Trust II in exchange for the proceeds of the offering of the trust preferred securities. The trust preferred securities issued by Trust II carried a fixed rate of 7.462% until September 15, 2011 and thereafter a variable interest rate that adjusted to the three-month LIBOR rate plus 175 basis points. The Trust II Debentures were the sole asset of Trust II.

        On September 1, 2009, the Company entered into Exchange Agreement I with the holder and collateral manager of the $10.0 million principal amount trust preferred securities issued by Trust I in 2004. Under Exchange Agreement I, on September 3, 2009, the securities holder exchanged its $10.0 million of trust preferred securities for the following consideration paid by the Company: (i) a cash payment of $500,000; (ii) a number of shares of the Company's common stock equal to $500,000 divided by the average daily closing price of the Company's common stock for the 20 business days prior to September 1, 2009, equating to 205,297 shares; (iii) a warrant to purchase 769,608 shares of the Company's common stock (the "Trust I Warrant A"); and (iv) a warrant to purchase 27,739 shares of Company common stock (the "Trust I Warrant B") as a result of the issuance of common stock in connection with the second trust preferred exchange as described below. The exercise price for all warrants is $1.75, the price at which the Company completed a rights offering and an offering to a standby investor, which is more fully described in Note 11—Common Stock Issuance. The warrants were exercisable for two years following the closing and expired on September 3, 2011.

        As a result of the repurchase of the trust preferred securities issued by Trust I, the Company recorded a gain of $8,561,530, which was included in non-interest income for the year ended June 30, 2010. The estimated fair values of the Trust I Warrant A and Trust I Warrant B were estimated to be $808,088 and $29,126, respectively, and were recorded in paid-in capital.

        On October 9, 2009, the Company entered into Exchange Agreement II with investors, including principally directors and officers of the Company and the Bank as well as certain individuals not affiliated with the Company (collectively, the "Investors"), who held trust preferred securities with an aggregate liquidation amount of $10.0 million issued by Trust II in 2006. Under the terms of Exchange Agreement II, on March 16, 2010, the Investors exchanged the $10.0 million of trust preferred securities for aggregate consideration consisting of: (i) $400,000 in cash, (ii) shares of common stock valued at $600,000 based on the average daily closing price of the common stock over the 20 trading

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 8—SUBORDINATED DEBT AND NOTE PAYABLE (Continued)

days prior to October 9, 2009, equating to 280,241 shares; (iii) warrants to purchase 797,347 shares of the Company's common stock (the "Trust II A Warrants"); and (iv) warrants to purchase 448,832 shares of the Company's common stock (the "Trust II B Warrants") that were issued as a result of the Company completing a rights offering and an offering to a standby investor, which is more fully described in Note 11—Common Stock Issuance. The exercise price for the warrants is $1.75, the price of the shareholder rights offering. The warrants are exercisable for five years following the closing and expire on March 16, 2015.

        As a result of the repurchase of the trust preferred securities issued by Trust II, the Company recorded a gain of $9,065,908, which was included in non-interest income for the year ended June 30, 2010. The estimated fair values of the Trust II A Warrants and Trust II B Warrants were estimated to be $669,771 and $377,019, respectively, and were recorded as paid-in capital.

        Note Payable:    On November 24, 2008, one of PVF's subsidiaries obtained a $1.4 million dollar loan from another financial institution with a principal balance of $1,046,111 as of June 30, 2012. The loan was a refinance of a line of credit loan and is collateralized by PVF's Solon headquarters building. The note carries a variable interest rate that adjusts to The Wall Street Journal published prime lending rate plus 50 basis points. The loan pays interest only for six months and then converts to an amortizing loan for a term of 15 years. At June 30, 2012, the interest rate was 3.80%.

NOTE 9—REPURCHASE AGREEMENT

        In March 2006, the Bank entered into a $50 million repurchase agreement with another institution (Citigroup) collateralized by mortgage-backed securities and securities. The repurchase was for a five-year term and matured in March 2011. Interest was adjustable quarterly during the first year based on the three-month LIBOR rate minus 100 basis points. After year one, the rate adjusted to 4.99% and the repurchase agreement became callable quarterly at the option of the issuer.

        On March 21, 2011 the repurchase agreement matured and the Bank repurchased the securities for $50 million utilizing cash on deposit at the Federal Reserve Bank of Cleveland. Interest expense associated with this borrowing was approximately $1.8 million during the year ended June 30, 2011.

NOTE 10—FEDERAL INCOME TAXES

        Income tax expense (benefit) was as follows:

	2012	2011	2010
Current expense (benefit)	$—	$(450,281)	$(4,695,438)
Deferred expense (benefit)	(218,999)	(2,978,446)	5,426,287
Benefit of operating loss carryforwards	—	—	—
Establishment of valuation allowance	—	3,550,566	—

Total	$(218,999)	$121,839	$730,849

        For 2012, the tax benefit reflected in continuing operations relates to adjustments between other comprehensive income and continuing operations tax expense due to accounting rules related to intraperiod allocation of tax between components of the financial statements.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 10—FEDERAL INCOME TAXES (Continued)

        The provision for federal income taxes differs from the amounts computed by applying the U.S. federal income tax statutory rate to income before federal income taxes. These differences are reconciled as follows:

	2012		2011		2010
	Amount	%	Amount	%	Amount	%
Computed expected tax	$(542,526)	35.0%	$(3,349,248)	35.0%	$760,097	35.0%
Increase (decrease) in tax resulting from:
Effect of graduated rates	15,501	(1.0)	95,693	(1.0)	(21,717)	(1.0)
Bank-owned life insurance	(77,715)	5.0	(93,859)	1.0	(85,006)	(3.9)
Stock compensation	12,536	(0.8)	39,849	(0.4)	31,971	1.5
Increase in deferred tax valuation allowance	369,528	(23.9)	3,550,566	(37.1)	—	0.0
Other, net	3,677	(0.2)	(121,162)	1.2	45,504	2.1

	$(218,999)	14.1%	$121,839	(1.3)%	$730,849	33.7%

        The net tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at June 30, 2012 and 2011 are:

	2012	2011
Deferred tax assets:
Loan loss reserves	$7,314,023	$7,380,529
Deferred compensation	179,258	165,118
Deferred loan fees, net	123,361	340,042
Unrealized gains on loans and securities held for sale	108,246	41,852
Net operating loss carryforward	5,532,746	4,476,068
Other	93,425	131,765

Total gross deferred tax assets	13,351,059	12,535,374
Deferred tax liabilities:
FHLB stock dividend	(2,041,343)	(2,041,343)
Originated mortgage servicing asset	(2,334,894)	(2,556,558)
Fixed assets	(293,669)	(336,641)
Prepaid franchise tax	(122,767)	(154,652)
Debt discharge income deferral	(2,788,000)	(2,788,000)
Other	(982,187)	(239,509)

Total gross deferred tax liabilities	(8,562,860)	(8,116,703)

Deferred tax asset before valuation allowance	$4,788,199	$4,418,671

Deferred tax valuation allowance	(4,788,199)	(4,418,671)

Total net deferred tax asset	$—	$—

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 10—FEDERAL INCOME TAXES (Continued)

        Management recorded net deferred tax assets at year end 2012 and 2011 of $4.8 million and $4.4 million respectively. A valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefits will not be realized. In management's opinion, it is more likely than not that the tax benefits will not be realized; consequently, a valuation allowance has been established as of June 30, 2011 and increased as of June 30, 2012. When determining the amount of deferred tax assets that are more-likely-than-not to be realized, and therefore recorded as a benefit, the Company conducts a regular assessment of all available information. This information includes, but is not limited to, taxable income in prior periods, projected future income, and projected future reversals of deferred tax items. Based on these criteria, the Company determined that it was necessary to carry a valuation allowance against deferred tax assets of $4.8 million at June 30, 2012 and $4.4 million at June 30, 2011 to reduce the carrying amount of the Company's net deferred tax asset to zero.

        As of June 30, 2012, the Company has net operating loss carryforwards of approximately $3,888,000 from the year ending June 30, 2012, $11,758,000 from June 30, 2011 and $627,000 from June 30, 2010. The related net operating loss carry-forward periods expire in 2030, 2031 and 2032, respectively.

        Accumulated deficits at June 30, 2012 and 2011 include approximately $4,516,000 for which no provision for federal income tax has been made. The related unrecorded deferred tax liability was approximately $1,535,000 at June 30, 2012 and 2011. This amount represents allocations of income during years prior to 1988 to bad debt reserve deductions for tax purposes only. These reserves will be recaptured into taxable income in the event of certain distributions and redemptions. Such recapture would create income for tax purposes only, which would be subject to income taxes at the then current corporate income tax rate, resulting in a charge to income tax expense. Recapture would not occur upon the reorganization, merger, or acquisition of Park View Federal, or if the Bank is merged or liquidated tax-free into a bank or undergoes a charter change. If Park View Federal fails to qualify as a bank or merges into a nonbank entity, these reserves will be recaptured into taxable income, resulting in a charge to income tax expense.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 11—LEASES

        The Company leases certain premises from unrelated and related parties. Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at June 30, 2012:

Year ending June 30,	Leases With Unrelated Parties	Leases With Related Parties	Total Leases
2013	$591,404	$302,531	$893,935
2014	497,257	304,868	802,125
2015	535,239	147,044	682,283
2016	425,079	147,044	572,123
2017	353,039	147,044	500,083
Thereafter	770,383	95,372	865,755

Total minimum lease payment	$3,172,401	$1,143,903	$4,316,304

        During the years ended June 30, 2012, 2011 and 2010, rental expense was $942,416, $962,863 and $965,802, respectively. Rental expense related to related party leases was $296,159, $233,357 and $233,365 for the years ended June 30, 2012, 2011 and 2010, respectively.

NOTE 12—LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

        In the normal course of business, the Bank enters into commitments with off-balance-sheet risk to meet the financing needs of its customers. Commitments to extend credit involve elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitment is represented by the contractual amount of the commitment. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Bank since the time the commitment was made.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates of 60 to 120 days or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

        The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management's credit evaluation of the applicant. Collateral held is generally residential and commercial real estate.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 12—LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES (Continued)

        The Bank's lending is concentrated in Northeastern Ohio, and as a result, the economic conditions and market for real estate in Northeastern Ohio could have a significant impact on the Bank.

        At June 30, 2012 and 2011, the Bank had the following commitments to originate loans intended to be held in the portfolio:

	2012	2011
Commitments to fund variable-rate mortgage loans	$743,250	$1,975,000
Commitments to fund equity lines of credit	51,691,583	66,125,716
Undisbursed portion of loan proceeds	849,345	6,045,499
Standby letters of credit	762,700	1,011,000

        At June 30, 2012 and 2011, the Bank had IRLCs on $65,996,365 and $17,625,864 of loans intended for sale in the secondary market. These commitments are considered to be free-standing derivatives, and the change in fair value is recorded in the financial statements. The fair value of these commitments as of June 30, 2012 and 2011 was estimated to be $1,773,453 and $231,031, respectively. To mitigate the interest rate risk represented by these IRLCs the Bank entered into contracts to sell mortgage loans of $69,150,472and $21,679,521 as of June 30, 2012 and 2011. These contracts are also considered to be free-standing derivatives and the change in fair value also is recorded in the financial statements. The fair value of these contracts at June 30, 2012 and 2011 was estimated to be $(117,718) and $53,908, respectively.

NOTE 13—REGULATORY MATTERS

        The Bank is subject to various regulatory capital requirements, which are now administered by the Office of the Comptroller of the Currency ("OCC"). Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by banking regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At fiscal year-end 2012 and 2011, the most recent regulatory notifications categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action as a result of the Bank Order. As noted in Note 21—Subsequent Events, the OCC removed the Bank Order on August 27, 2012.

        Federal regulations require savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 13—REGULATORY MATTERS (Continued)

June 30, 2012, the adjusted total minimum regulatory capital regulations require institutions to have a minimum tangible capital to adjusted total assets ratio of 1.5%; a minimum leverage ratio of core (Tier 1) capital to adjusted total assets of 4.0%; a minimum ratio of core (Tier 1) capital to risk-weighted assets of 4.0%; and a minimum ratio of total capital to risk-weighted assets of 8.0%. At June 30, 2012 and 2011, respectively, the Bank exceeded all of the aforementioned regulatory capital requirements.

        On October 19, 2009, the Company and the Bank each entered into a Stipulation and Consent to the Issuance of Order to Cease and Desist with the Office of the Thrift supervision ("OTS") which was replaced by the OCC, whereby the Company and the Bank each consented to the issuance of a Order to Cease and Desist (the "Company Order" and the "Bank Order") without admitting or denying that grounds exist for the OTS to initiate an administrative proceeding against the Company or the Bank.

        The Bank Order required the Bank to take several actions, including but not limited to: (i) by December 31, 2009, meet and maintain (1) a Tier 1 (core) capital ratio of at least 8.0% and (2) a total risk-based capital ratio of at least 12.0% after the funding of an adequate allowance for loan and lease losses and submit a detailed plan to accomplish this; (ii) if the Bank fails to meet these capital requirements at any time after December 31, 2009, within 15 days thereafter, prepare a written contingency plan detailing actions to be taken, with specific time frames, providing for (a) a merger with another federally insured depository institution or holding company thereof, or (b) voluntary liquidation; (iii) adopt revisions to the Bank's liquidity policy to, among other things, increase the Bank's minimum liquidity ratio; (iv) reduce the level of adversely classified assets to no more than 50% of core capital plus allowance for loan and lease losses by December 31, 2010 and to reduce the level of adversely classified assets and assets designated as special mention to no more than 65% of core capital plus allowance for loan and lease losses by December 31, 2010; (v) submit for OTS approval a new business plan that includes the requirements contained in the Bank Order and that also includes well supported and realistic strategies to achieve consistent profitability by September 30, 2010; (vi) restrict quarterly asset growth to an amount not to exceed net interest credited on deposit liabilities until the OTS approves of the new business plan; (vii) cease to accept, renew or roll over any brokered deposit or act as a deposit broker, without the prior written waiver of the FDIC and (viii) not declare or pay dividends or make any other capital distributions from the Bank without receiving prior OTS approval.

        The Company Order requires the Company to take several actions, including, but not limited to: (i) submit a capital plan that includes, among other things, (1) the establishment of a minimum tangible capital ratio of tangible equity capital to total tangible assets commensurate with the Company's consolidated risk profile, and (2) specific plans to reduce the risks to the Company from its current debt levels and debt servicing requirements; (ii) not declare, make or pay any cash dividends or other capital distributions or purchase, repurchase or redeem or commit to purchase, repurchase or redeem Company equity stock without the prior non-objection of the OTS, except that this provision does not apply to immaterial capital stock redemptions that arise in the normal course of the Company's business in connection with its stock-based compensation plans; and (iii) not incur, issue, renew, roll over or increase any debt or commit to do so without the prior non-objection of the OTS (debt includes loans, bonds, cumulative preferred stock, hybrid capital instruments such as subordinated debt or trust preferred securities, and guarantees of debt).

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 13—REGULATORY MATTERS (Continued)

        The Bank Order and the Company Order also impose certain on-going reporting obligations and additional restrictions on severance and indemnification payments, changes in directors and management, employment agreements and compensation arrangements that the Company and the Bank may enter into, third-party service contracts and transactions with affiliates.

        At June 30, 2012, Company and the Bank believe they are in compliance with the requirements of the Bank Order and the Company Order that are required to date. At June 30, 2012, the Bank's level of adversely classified assets to core capital plus the allowance for loan and lease losses was 48.2% and its level of adversely classified assets and assets designated as special mention was 55.0% The requirements under the Bank Order are 50% and 65%, respectively. As noted in Note 21—Subsequent Events, the OCC on August 27, 2012 removed the Bank Order.

        The Bank Order and the Company Order will remain in effect until terminated, modified, or suspended in writing by the OTS. Effective July 21, 2011, the OCC and the Federal Reserve Board succeeded to all powers, authorities, rights, and duties of the OTS relating to the enforcement of the Bank and Company Orders, respectively, as a result of the regulatory transition under the Dodd-Frank Act. As noted in Note 21—Subsequent Events, the OCC on August 27, 2012 removed the Bank Order.

        Regulations limit capital distributions by savings institutions. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At June 30, 2012, the Bank was not allowed to make any capital distributions without regulatory approval.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 13—REGULATORY MATTERS (Continued)

        At June 30, 2012 and 2011, the Bank was in compliance with regulatory capital requirements as set forth below (dollars in thousands):

	Actual		Required For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Regulations		Required Under Regulatory Bank Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
2012
Total Capital to risk weighted assets	$77,932	13.10%	$47,605	8.00%	$59,506	10.00%	$71,407	12.00%
Tier 1 (Core) Capital to risk weighted assets	70,387	11.83%	23,802	4.00%	35,704	6.00%	*	*
Tier 1 (Core) Capital to adjusted total assets	70,387	8.74%	32,224	4.00%	40,280	5.00%	64,448	8.00%
Tangible Capital to adjusted total assets	70,387	8.74%	12,084	1.50%	N/A	N/A	*	*

	Actual		Required For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Regulations		Required Under Regulatory Bank Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
2011
Total Capital to risk weighted assets	$76,475	12.87%	$47,548	8.00%	$59,435	10.00%	$71,322	12.00%
Tier 1 (Core) Capital to risk weighted assets	68,928	11.60%	23,774	4.00%	35,661	6.00%	*	*
Tier 1 (Core) Capital to adjusted total assets	68,928	8.63%	31,958	4.00%	39,947	5.00%	63,916	8.00%
Tangible Capital to adjusted total assets	68,928	8.63%	11,984	1.50%	N/A	N/A	*	*

*
Target levels for these categories are not specified within the Bank Order.

NOTE 14—RELATED PARTY TRANSACTIONS

        Loans to principal officers, directors, and their affiliates in 2012 were as follows.

Beginning balance	$5,764,092
Effect of changes in the composition of the Board of Directors	—
New loans	9,061,720
Repayments	(698,065)

Ending balance	$14,127,747

        The business relationships between the Company and its directors and directors' affiliated companies that were considered by the Board of Directors were: (i) current director Mr. Calabrese's position as the managing partner of Calabrese, Racek and Markos, Inc., a firm that performs appraisals on properties securing loans made by the Bank, and CRM Construction Services, Inc., a firm that provides asset positioning services for the Bank relative to Bank-owned real estate and other assets; and (ii) current director Mr. Fedeli's position as President and Chief Executive Officer of the Fedeli Group, which acts as the Bank's agent in connection with its purchase of certain insurance coverage.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 15—STOCK-BASED COMPENSATION

        The 2010 Equity Incentive Plan (the "2010 Plan") replaced the 2008 Equity Incentive Plan and all remaining available shares from the 2008 Equity Incentive Plan will be available for distribution under the 2010 Plan. Generally, the Company can issue incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and other stock-based compensation under the 2010 Plan; however, as detailed in Note 13—Regulatory Matters and Note 21—Subsequent Events, the Company currently cannot issue awards under the 2010 Plan without receiving prior approval from the its regulators. Such approval was obtained for awards granted during fiscal 2012 and 2011. Generally, for incentive stock options, a percentage of the options awarded become exercisable on the date of grant and on each anniversary date of grant, and for nonqualified stock options a percentage of the options awarded become exercisable on each anniversary of the date of grant. The option period expires ten years from the date of grant, except for awards to individuals who own more than 10% of the Company's outstanding stock. Awards to these individuals expire after five years from the date of grant and are exercisable at 110% of the market price at the date of grant.

        Previously, nonqualified stock options have been granted to directors, which vest immediately. The option period expires ten years from the date of grant, and the exercise price is the market price at the date of grant.

        For the years ended June 30, 2012, 2011, and 2010, compensation expense of $138,785, $117,203, and $113,432, respectively, was recognized in the income statement related to the vesting of option awards.

        As of June 30, 2012, there was $281,034 of compensation expense related to unvested awards not yet recognized in the financial statements. The weighted-average period over which this expense is to be recognized is 1.7 years.

        The aggregate intrinsic value of all options outstanding at June 30, 2012 was $136,000. The aggregate intrinsic value of all options that were exercisable at June 30, 2012 was $15,000. The Company has not issued any stock option awards to directors of the Company since the institution of the regulatory orders detailed in Note 13—Regulatory Matters.

        Options outstanding at June 30, 2012 were as follows:

	Outstanding		Exercisable
Range of Exercise Price	Number	Weighted Average Remaining Life	Number	Weighted Average Exercise Price
$1.79 to $4.42	557,500	8.27	238,660	2.32
$8.32 to $13.64	182,756	2.48	159,423	10.73

Total	740,256	6.84	398,083	5.69

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 15—STOCK-BASED COMPENSATION (Continued)

        A summary of stock-based compensation activity is as follows:

	2012 Total options outstanding
	Shares	Weighted- Average Exercise Price
Options outstanding, beginning of year	613,338	$5.07
Forfeited	(20,576)	8.28
Expired	(18,006)	7.13
Exercised
Granted	165,500	1.59

Options outstanding, end of year	740,256	$4.15

Options exercisable, end of year	398,082	$5.69

        The weighted-average remaining contractual life of options outstanding as of June 30, 2012 was 6.8 years. The weighted-average remaining contractual life of vested options outstanding as of June 30, 2012 was 5.4 years.

        No options were exercised in the twelve-month periods ended June 30, 2012 and 2011, respectively.

        The fair value for stock options granted to executive officers and certain other employees was determined at the date of grant using a Black-Scholes options-pricing model and the following assumptions:

	2012	2011	2010
Expected weighted average risk-free interest rate	2.43%	3.32%	3.40%
Expected weighted average life (in years)	6.00	6.00	10.00
Expected volatility	34.00%	34.00%	34.00%
Expected dividend yield	0.00%	0.00%	0.00%

        The weighted-average fair value of the fiscal 2012 grants was $.78 per option. The expected average risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the life of the option. The expected average life represents the weighted-average period of time that options granted are expected to be outstanding giving consideration to vesting schedules, historical exercise and forfeiture patterns. Expected volatility is based on historical volatilities of the Company's common stock. The expected dividend yield is based on historical information.

        There were 342,853 shares of restricted stock issued to directors, executive officers and certain other employees with a weighted average fair value of $1.80 per share at June 30, 2012. The total fair value of restricted stock issued at June 30, 2012 was $615,715. For the years ended June 30, 2012, 2011 and 2010 compensation expense related to the vesting of restricted stock awards of $215,813, $166,124 and $0, respectively was recognized. As of June 30, 2012, there was $303,537 of compensation expense

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 15—STOCK-BASED COMPENSATION (Continued)

related to unvested awards not yet recognized in the financial statements. The weighted-average period of time over which this expense is to be recognized is 2.8 years at June 30, 2012.

        A summary of changes in the Company's restricted stock for the twelve months ended June 30, 2012 is as follows:

Nonvested Shares	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at July 1, 2011	219,500	$410,185
Granted	75,353	115,290
Vested	(132,520)	(221,938)
Forfeited

Nonvested at June 30, 2012	162,333	$303,537

        There were 2,325,000 shares available for future issuance under the existing stock plan at June 30, 2012.

NOTE 16—EARNINGS (LOSS) PER SHARE

        The following table discloses earnings (loss) per share for the years ended June 30, 2012, 2011 and 2010, respectively:

	2012
	Net Income (Loss)	Shares	Per Share Amount
Basic earnings (loss) per share:
Income (loss) available to common shareholders	$(1,331,078)	$25,707,395	$(0.05)
Diluted earnings (loss) per share:
Income (loss) available to common shareholders	$(1,331,078)	$25,707,395	$(0.05)

	2011
	Net Income (Loss)	Shares	Per Share Amount
Basic earnings (loss) per share:
Income (loss) available to common shareholders	$(9,691,120)	$25,656,081	$(0.38)
Effect of dilutive securities—stock options and warrants	—	—	—

Diluted earnings (loss) per share:
Income (loss) available to common shareholders	$(9,691,120)	$25,656,081	$(0.38)

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 16—EARNINGS (LOSS) PER SHARE (Continued)

	2010
	Net Income (Loss)	Shares	Per Share Amount
Basic earnings (loss) per share:
Income (loss) available to common shareholders	$1,440,857	$12,581,706	$0.11
Effect of dilutive securities—stock options and warrants	—	149,203	—

Diluted earnings (loss) per share:
Income (loss) available to common shareholders	$1,440,857	$12,730,909	$0.11

        None of the options were dilutive for the fiscal years ended June 30, 2012 and 2011 since the Company was in a net loss position for these periods. There were 470,996 options not considered in the diluted earnings per share calculation for the year ended June 30, 2010 because they were not dilutive as the exercise price is higher than the average stock price.

        Also included for consideration in the diluted earnings per share calculation for the year ended June 30, 2012 were warrants to acquire shares of common stock issued as part of an exchange more fully described in Note 8—Subordinated Debt. The warrants issued on March 16, 2010 include warrants to purchase 1,246,179 shares of common stock and are exercisable at any time before March 16, 2015 at a price of $1.75 per share. The warrants were considered for potential dilution for the period ended June 30, 2012 because the exercise price of the warrants, $1.75 per warrant, was less than the average market price of the Company's common stock for the period; however, since the Company was in a net loss position for the period, the warrants were not dilutive.

NOTE 17—FAIR VALUE

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair value:

  Level 1:    Quoted prices (unadjusted) for identical assets or liabilities in active markets that the company has the ability to access as of the measurement date.

  Level 2:    Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted market prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

  Level 3:    Significant unobservable inputs that reflect a company's own assumptions about the assumptions that market participants would use to price an asset or liability.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 17—FAIR VALUE (Continued)

        The Company used the following methods and significant assumptions to estimate fair value.

        Securities and mortgage-backed securities.    The fair value of securities available for sale is determined by obtaining quoted market prices on nationally recognized securities exchanges, if available (Level 1 inputs). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities. The fair value of mortgage-backed securities is determined through matrix pricing. This is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities (Level 2 inputs).

        Loans held for sale at fair value.    The fair value of loans held for sale, which consist of single-family residential loans, is determined using quoted secondary market prices, adjusted for specific attributes of that loan or other observable data, such as outstanding commitments from third party investors (Level 2 inputs).

        Mortgage banking pipeline derivatives.    The fair value of loan commitments is measured using current market rates for the associated mortgage loans (Level 2 inputs). The fair value of mandatory forward sales contracts is measured using secondary market pricing for similar product types (Level 2 inputs).

        Impaired loans.    The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available as well as type and status of the property. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

        Other real estate owned.    Nonrecurring adjustments to certain commercial and residential real estate properties classified as other real estate owned are measured at fair value, less costs to sell. Fair values are based on recent real estate appraisals. These appraisals may use a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data approach. Such adjustments are usually significant and typically result in a level 3 classification of the inputs for determining fair value.

        Appraisals for both collateral dependent impaired loans and other real estate owned are performed by certified general appraisers for commercial properties or certified residential appraisers for residential properties, whose qualifications and licenses have been reviewed and verified by the Company. When the appraisals are received, Credit Administration reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics. The Company currently utilizes a 9% discount for selling costs and it is applied to all properties, regardless of size. This discount is supported by the Company's most recent analysis. Also, an additional 10% discount is applied to properties with appraisals performed greater than 12 months ago.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 17—FAIR VALUE (Continued)

        Loan Servicing Rights.    On a quarterly basis, loan servicing rights are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. If the carrying amount on an individual tranche exceeds fair value, impairment is recorded on that tranche so that the servicing asset is carried at fair value. Fair value is determined at a tranche level based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model utilizes assumptions that market participants would use in estimating future net servicing income and that can be validated against available market data (Level 2).

        Assets and liabilities measured at fair value on a recurring basis at June 30, 2012 and 2011 are summarized below:

	June 30, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Securities available for sale:
FNMA structured note	$2,009,320	$—	$2,009,320	$—
Trust preferred and corporate securities	21,261,762	—	21,261,762	—
Loans held-for-sale	25,062,786	—	25,062,786	—
Mortgage-backed securities available for sale:
FNMA mortgage-backed securities	5,338,448	—	5,338,448	—
FHLMC mortgage-backed securities	10,048,515		10,048,515
Interest rate-lock commitments	1,773,453	—	1,773,453	—
Liabilities:
Mandatory forward sales contracts	117,718	—	117,718	—

	June 30, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Securities available for sale:
FHLB structured note	$2,994,000	$—	$2,994,000	$—
FNMA structured note	5,952,674	—	5,952,674	—
Loans held-for-sale	9,392,389	—	9,392,389	—
Mortgage-backed securities available for sale:
FHLMC mortgage-backed securities	4,972,121	—	4,972,121	—
Interest rate-lock commitments	231,031	—	231,031	—
Mandatory forward sales contracts	53,908	—	53,908	—

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 17—FAIR VALUE (Continued)

        There were no transfers between Level 1 and Level 2 in the period ended June 30, 2012 or June 30, 2011. The Company's policy is to transfer assets or liabilities from one level to another when the methodology to obtain the fair value changes such that there are more or fewer unobservable inputs as of the end of the reporting period.

        Assets measured at fair value on a nonrecurring basis at June 30, 2012 and 2011 are summarized below:

	June 30, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans
1-4 Family	$4,033,385	$—	$—	$4,033,385
1-4 Family Construction	660,862	—	—	660,862
Multi-Family	324,974	—	—	324,974
Commercial Real Estate	5,688,747	—	—	5,688,747
Commercial Non-Real Estate	238,229			238,229
Land	4,223,074	—	—	4,223,074
Real estate owned
1-4 Family	2,042,573	—	—	2,042,573
Commercial Real Estate	923,262	—	—	923,262
Land	2,914,174	—	—	2,914,174
Impaired mortgage servicing rights	7,315,637	—	7,315,637	—

	June 30, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans
1-4 Family	$4,968,626	$—	$—	$4,968,626
1-4 Family Construction	2,065,259	—	—	2,065,259
Multi-Family	250,932	—	—	250,932
Commercial Real Estate	9,650,827	—	—	9,650,827
Commercial Non-Real Estate	871,885			871,885
Land	7,757,380	—	—	7,757,380
Real estate owned
1-4 Family	411,518	—	—	411,518
Commercial Real Estate	763,033	—	—	763,033
Land	2,558,795	—	—	2,558,795
Impaired mortgage servicing rights	6,487,574	—	6,487,574	—

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 17—FAIR VALUE (Continued)

        Impaired loans that are measured for impairment using the fair value of the collateral for collateral dependent loans, had a principal balance of $26.3 million after the application of impaired charge-offs and impaired recasting of $9.7 million, with a specific valuation allowance of $1.4 million at June 30, 2012. At June 30, 2011, impaired loans had a principal balance of $38.6 million, with a specific valuation allowance of $13.0 million. The provision for loan losses related to changes in the fair value of impaired loans was $.4 million and $13.5 million for the years ended June 30, 2012 and 2011, respectively.

        Tranches of mortgage servicing rights carried at fair value totaled $7.3 million, which is made up of the outstanding balance of $8.1, net of a valuation allowance of $0.8 million at June 30, 2012. During the year ended June 30, 2012, the Company recognized an impairment charge of $0.5 million. Tranches of mortgage servicing rights carried at fair value totaled $6.5 million, which is made up of the outstanding balance of $6.8 million, net of a valuation allowance of $0.3 million at June 30, 2011. Mortgage servicing rights are valued by an independent third party that is active in purchasing and selling these instruments. The value reflects the characteristics of the underlying loans discounted at a market multiple.

        Other real estate owned, which is maintained at fair value less costs to sell, had a net carrying amount of $7,733,578 and $7,972,753 at June 30, 2012, and June 30, 2011, respectively. The carrying amount of other real estate owned is not re-measured to fair value on a recurring basis, but is subject to fair value adjustments when the carrying amount exceeds the fair value, less estimated selling costs. For the year ended June 30, 2012, the Company recognized a net loss of $442,111 on the disposal of other real estate owned and recorded a provision for other real estate owned losses of $1,960,635. These direct write-downs recognized for the period are the result of obtaining updated appraisal valuations and reflect declining property values while holding the asset. The Company values all other real estate owned by obtaining updated appraisal valuations every twelve months. There have been no upward adjustments made in determining fair value.

        The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at June 30, 2012:

	Fair value at June 30, 2012	Valuation Techniques	Unobservable Inputs	Range (Weighted Average)
Impaired loans	$15,169,270	Appraisal value—sales comparison approach	Adjustment by management to reflect current conditions and selling costs	0% - 9%
Other real estate owned	5,880,009	Appraisal value—sales comparison approach	Adjustment by management to reflect current conditions and selling costs	9% - 19%
Impaired mortgage servicing rights	7,315,637	Discounted Cash Flow	Discount Rate	N/A

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 17—FAIR VALUE (Continued)

        The Company has elected the fair value option for loans held for sale. These loans are intended for sale and are hedged with derivative instruments, and the Company believes the fair value is the best indicator of the valuation of these loans. Interest income is recorded based on the contractual terms of the loan and in accordance with the Company's policy on loans held for investment. None of these loans are 90 days or more past due or on nonaccrual as of June 30, 2012 and 2011.

        As of June 30, 2012 and 2011, the aggregate fair value, contractual balance (including accrued interest), and gain or loss was as follows:

	2012	2011
Aggregate fair value	$25,062,786	$9,392,389
Contractual balance	24,324,044	9,210,425
Gain (loss)	738,742	181,964

        The total amount of gains (losses) from changes in fair value included in earnings for the years ended June 30, 2010, 2011, and 2012 for loans held for sale were $556,778, ($142,153) and $107,176.

        The carrying amounts and estimated fair values of financial instruments at June 30, 2012 were as follows:

		Fair Value Measurements at June 30, 2012
	Carrying Value
		Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Assets:
Cash and amounts due from financial institutions	$5,841	$5,841	—	—	$5,841
Interest-bearing deposits	114,270	114,270	—	—	114,270
Securities available for sale	23,271	—	23,271	—	23,271
Mortgage-backed securities available for sale	15,387	—	15,387	—	15,387
Loans receivable, net	541,628	—	—	569,603	569,603
Loans receivable held for sale, net	25,063	—	25,063	—	25,063
Federal Home Loan Bank stock	12,811	N/A	N/A	N/A	N/A
Accrued interest receivable	2,047	—	174	1,873	2,047
Commitments to make loans intended to be sold	1,773	—	1,773	—	1,773
Liabilities:
Demand deposits and savings	(271,412)	(271,412)	—	—	(271,412)
Time deposits	(384,567)	—	(385,872)	—	(385,872)
Notes payable	(1,046)	—	(1,046)	—	(1,046)
Advances from the Federal Home Loan Bank	(35,000)	—	(37,222)	—	(37,222)
Mandatory forward sale contract	(118)	(118)	—	—	(118)
Accrued interest payable	(120)	(112)	8	—	8

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 17—FAIR VALUE (Continued)

        The carrying amount and estimated fair values of financial instruments at June 30, 2011, were as follows:

	June 30, 2011
	Carrying Amount	Estimated Fair Value
	(Dollars in thousands)
Assets:
Cash and amounts due from financial institutions	$19,138	$19,138
Interest-bearing deposits	130,153	130,153
Securities available for sale	8,947	8,947
Mortgage-backed securities available for sale	4,972	4,972
Loans receivable, net	547,282	551,858
Loans receivable held for sale, net	9,392	9,392
Federal Home Loan Bank stock	12,811	NA
Accrued interest receivable	2,204	2,204
Commitments to make loans intended to be sold	231	231
Mandatory forward sales contracts	54	54
Liabilities:
Demand deposits and savings	(232,537)	(232,537)
Time deposits	(420,035)	(425,844)
Notes payable	(1,153)	(1,153)
Advances from the Federal Home Loan Bank	(35,000)	(37,189)
Accrued interest payable	(119)	(119)

        The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is involved in interpreting market data so as to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

        The Company used the following methods and assumptions to estimate fair value for items not described above:

        Cash and amounts due from financial institutions, interest-bearing deposits, and federal funds sold.    The carrying amount is a reasonable estimate of fair value because of the short maturity of these instruments and therefore are classified as Level 1.

        Loans receivable.    For performing variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values resulting in a level 3 classification. For other performing loans receivable, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs resulting in a level 3 classification.

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 17—FAIR VALUE (Continued)

        Federal Home Loan Bank stock.    It was not practical to determine the fair value of FHLB stock due to restrictions placed on its transferability.

        Accrued interest receivable and accrued interest payable.    The carrying amount is a reasonable estimate of the fair value. The fair value level classification is consistent with the related financial instrument.

        Demand deposits and time deposits.    The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date resulting in a level 1 clasification. The fair value of fixed-maturity certificates of deposit is estimated using discounted cash flows and rates currently offered for deposits of similar remaining maturities resulting in a level 2 classification.

        Note payable.    The carrying amount is a reasonable estimate of the fair value resulting in a level 2 classification.

        Federal Home Loan Bank Advance.    The fair value of the Company's FHLB debt is estimated based on the current rates offered to the Company for debt of the same remaining maturities resulting in a level 2 classification.

NOTE 18—PARENT COMPANY

        The following are condensed statements of financial condition as of June 30, 2012 and 2011 and related condensed statements of operations and cash flows for the years ended June 30, 2012, 2011 and 2010 for the parent company.

  CONDENSED STATEMENTS OF FINANCIAL CONDITION

	2012	2011
Cash and amounts due from depository institutions	$348,883	$2,940,911
Prepaid expenses and other assets	2,817,484	2,782,936
Investment in Bank subsidiary	69,915,230	68,031,126
Investment in non-Bank subsidiaries	5,915,618	5,171,655

Total assets	$78,997,215	$78,926,628

Accrued expenses and other liabilities	$8,266,594	$7,644,647
Stockholders' equity	70,730,621	71,281,981

Total liabilities and stockholders' equity	$78,997,215	$78,926,628

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 18—PARENT COMPANY (Continued)

  CONDENSED STATEMENTS OF OPERATIONS

	2012	2011	2010
Income:
Mortgage banking activities	$—	$—	$5,468
Gain on cancellation of subordinated debt	—	—	17,627,438

	—	—	17,632,906

Expenses:
Interest expense	—	—	574,499
General and administrative	331,883	385,073	656,058

	331,883	385,073	1,230,557

Income (loss) before federal income taxes and equity in undistributed net income of subsidiaries	(331,883)	(385,073)	16,402,349
Federal income tax benefit (expense)	152,455	130,924	(5,576,799)

Income (loss) before equity in undistributed net income of subsidiaries	(179,428)	(254,149)	10,825,550
Equity in undistributed net income (loss) of subsidiaries	(1,151,649)	(9,436,971)	(9,384,693)

Net income (loss)	$(1,331,077)	$(9,691,120)	$1,440,857

  CONDENSED STATEMENTS OF CASH FLOWS

	2012	2011	2010
Operating activities:
Net income (loss)	$(1,331,077)	$(9,691,120)	$1,440,857
Equity in undistributed net loss (income) of subsidiaries	1,151,649	9,436,971	9,384,694
Gain on cancellation of subordinated debt	—	—	(17,627,438)
Other, net	1,350,759	(128,778)	6,712,933

Net cash from (used in) operating activities	1,171,331	(382,927)	(88,954)

Investing activities:
Advance to subsidiary	(763,359)	(1,102,217)	1,426,000
Investment in subsidiary	(3,000,000)	(4,000,000)	(20,000,000)

Net decrease in cash from investing activities	(3,763,359)	(5,102,217)	(18,574,000)

Financing activities:
Payment in exchange for cancellation of subordinated debt	—	—	(900,000)
Proceeds from common stock issuance	—	—	27,964,061

Net cash from (used in) financing activities	—	—	27,064,061

Net increase (decrease) in cash and cash equivalents	(2,592,028)	(5,485,144)	8,401,107
Cash and cash equivalents at beginning of year	2,940,911	8,426,055	24,948

Cash and cash equivalents at end of year	$348,883	$2,940,911	$8,426,055

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 19—EMPLOYEE BENEFIT PLANS

        401(k) Savings Plan: Employees who have reached age 18 and have completed three months of eligibility service are eligible to participate in the Company's 401(k) Savings Plan. The plan allows eligible employees to contribute up to 50% of their compensation with the Company matching up to 50% of the first 4% contributed by the employee, as determined by the Company for the contribution period. The plan also permits the Company to make a profit sharing contribution at its discretion up to 4% of the employee's compensation. Participants vest in the Company's contributions ratably over six years.

        The total of the Company's matching and profit sharing contribution cost related to the plan for the years ended June 30, 2012, 2011 and 2010 was $0.

        Supplemental Executive Retirement Plan: During fiscal year 2000 the Company established a Supplemental Executive Retirement Plan ("SERP") to provide additional retirement benefits to participating executive officers.

        The SERP was adopted in order to provide benefits to such executives whose benefits are reduced under PVF's tax-qualified benefit plans pursuant to limitations under the Code. The SERP is subject to certain vesting provisions, and provides that the executives shall receive a supplemental retirement benefit if the executive's employment is terminated after reaching the normal retirement. Effective August 1, 2009, the Company stopped the accrual of benefits under the SERP. Benefits accrued to date were paid in fiscal 2011 pursuant to agreements reached between the Company and participating executives. For the years ended June 30, 2012, 2011, and 2010, the Company recognized expense under the SERP of $0, $0, and $12,289, respectively. The accrued SERP liability at June 30, 2012 and 2011 included in accrued expenses and other liabilities totaled $0.

        The Company entered into a Letter Agreement with Mr. John Male, former Chief Executive Officer and director, (the "Male Agreement"), dated July 27, 2009, certain terms of which were subject to OTS approval. The Male Agreement entitled Mr. Male to receive an early retirement benefit under the SERP in the amount of $1,471,731, which was paid in accordance with Section 409A of the Code in 2010. Under the Male Agreement, The Bank will continue to provide health insurance coverage to Mr. Male on the same terms as coverage previously made available to Mr. Male until he becomes eligible for Medicare coverage. The Male Agreement provides that Mr. Male will be retained as a consultant to the Bank for a 12-month period following OTS approval and during such period may not compete within 25 miles of the Company's headquarters; Mr. Male was to be paid $8,333 per month for his consulting services pursuant to the Male Agreement, however, payments on the consulting agreement have been suspended pursuant to the terms of the Company and Bank Orders.

NOTE 20—COMMON STOCK ISSUANCE

        On March 26, 2010, the Company completed a rights offering and an offering to a standby investor. Shareholders exercised subscription rights to purchase all 14,706,247 shares offered at a subscription price of $1.75 per share. Additionally, the standby investor purchased 2,436,610 shares at the subscription price of $1.75 per share. In total, the Company raised proceeds of $27,964,015, net of issuance costs. Subsequent to the offering, the Company contributed approximately $20.0 million of the proceeds to the capital of the Bank to improve its regulatory capital position. During the quarter ended December 31, 2010, the Company contributed an additional $4.0 million to the capital of the Bank. At

PVF CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years ended June 30, 2012, 2011 and 2010

NOTE 20—COMMON STOCK ISSUANCE (Continued)

June 30, 2012, the Bank's Tier 1 (core) capital ratio was 8.74% and its total risk-based capital ratio was 13.10% which exceeded the requirements of the Bank Order. On August 27, 2012 the Bank Order was removed.

NOTE 21—SUBSEQUENT EVENTS

        On August 27, 2012, the OCC terminated the Bank Order, which had been in place since October 19, 2009. The Bank Order is more fully described in Note 13 of Notes to Consolidated Financial Statements—Regulatory Matters.

APPENDIX A

Execution Copy

AGREEMENT AND PLAN OF MERGER

between

F.N.B. CORPORATION

and

PVF CAPITAL CORP.

DATED: AS OF FEBRUARY 19, 2013

A-i

A-ii

A-iii

 INDEX OF DEFINED TERMS

Section
Acquisition Proposal	6.11(e)(i)
Affiliate	3.24(b)
Agreement	Preamble
ANNB Merger Agreement	4.2(a)
Articles of Merger	1.2
Average Closing Price	1.4(3)
Bank Merger	1.11
Bank Merger Agreement	1.11
BHC Act	3.4
Break-up Fee	6.11(f)
Certificates	1.4(c)
Change in PVFC Recommendation	6.11(b)
Claim	6.7(a)
Closing	9.1
Closing Date	9.1
Code	Preamble
Confidentiality Agreements	6.2(b)
Contamination	3.16(b)
Contracts	5.2(j)
Control	3.24(b)
Controlled Group Liability	3.11
DRSP Plan	1.4(d)
Effective Date	1.2
Effective Time	1.2
Environmental Laws	3.16(b)
Environmental Liability	3.16(b)
ERISA	3.11
ERISA Affiliate	3.11
Exchange Act	3.6(a)
Exchange Agent	2.1(a)
Exchange Fund	2.1(a)
FBCA	1.1
FDIC	3.4
Federal Reserve Board	3.4
FNB	Preamble
FNB Bank	1.11
FNB Bank Board	1.11
FNB Benefit Plan	4.11
FNB Bylaws	4.1(b)
FNB Charter	4.1(b)
FNB Common Stock	1.4(a)
FNB Disclosure Schedule	Art. 4 Preamble
FNB Eligible Plans	6.6(b)
FNB Employment Agreement	4.11
FNB Qualified Plans	4.11(d)
FNB Regulatory Agreement	4.14
FNB Reports	4.6(a)
FNB Stock Plans	4.2(a)

A-iv

Section
FNB Subsidiaries	3.1(c)
FNB Warrants	4.2(a)
GAAP	3.1(c)
Governmental Entity	3.4
Hazardous Substance	3.16(b)
Inactive PVFC Employees	3.11(i)
Indemnified Parties	6.7(a)
Insurance Amount	6.7(c)
Intellectual Property	3.23(b)
IRS	3.10(a)
IT Assets	3.23(c)
knowledge/Knowledge	9.5
Law	3.3(b)
Leased Properties	3.17(c)
Leases	3.17(b)
Liens	3.2(b)
Loan	3.24(a)
Material Adverse Effect	3.1(c)
Materially Burdensome Regulatory Condition	6.1(d)
Merger	Preamble
Merger Consideration	1.4 (a)
Multiemployer Plan	3.11
Multiple Employer Plan	3.11(f)
NYSE	3.1(c)
NASDAQ	3.1(c)
OCC	3.4
OGCL	1.1
OREO	3.24(b)
Owned Properties	3.17(a)
Payment Event	6.11(g)
PBGC	3.11(e)
Person	3.9(a)
Plan	6.6(e)
Plan Termination Date	6.6(e)
Proxy Statement	3.4
PVFC	Preamble
PVFC Articles	3.1(b)
PVFC Bank	1.11
PVFC Benefit Plan	3.11
PVFC Code	3.1(b)
PVFC Common Shares	1.4(a)
PVFC Disclosure Schedule	Art. 3 Preamble
PVFC Employees	3.11(i)
PVFC Employment Agreement	3.11
PVFC Intellectual Property	3.23(b)
PVFC Qualified Plans	3.11(d)
PVFC Recommendation	6.3
PVFC Regulatory Agreement	3.14
PVFC Reports	3.6(a)
PVFC Representatives	6.11(a)

A-v

Section
PVFC Share Award	1.6(b)
PVFC Shareholders Meeting	6.3
PVFC Stock Option	1.6(a)
PVFC Stock Plans	1.6(a)
PVFC Subsidiaries	3.1(c)
PVFC Warrants	1.7
Registration Statement	3.4
Regulatory Agency	3.5
Requisite Regulatory Approvals	7.1(c)
Sarbanes-Oxley Act	3.6(a)
Scheduled Plans	6.6(c)
SEC	3.4
Securities Act	3.6(a)
SRO	3.4
Subsidiary	3.1(c)
Superior Proposal	6.11(e)(ii)
Surviving Company	Preamble
Takeover Laws	3.18(a)
Tax	3.10(b)
Tax Representation Letters	6.13
Tax Return	3.10(c)
Third Party	6.11(e)(iii)
Third Party Leases	3.17(d)
Transitional Scheduled Plans	6.6(c)
Treasury Regulations	Preamble
Treasury Shares	1.4(b)
Voting Agreement	5.4
Withdrawal Liability	3.11

A-vi

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of February 19, 2013 (this "Agreement"), between F.N.B. CORPORATION, a Florida corporation ("FNB"), and PVF CAPITAL CORP., an Ohio corporation ("PVFC").

W I T N E S S E T H:

        WHEREAS, the Boards of Directors of PVFC and FNB have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement pursuant to which PVFC will, on the terms and subject to the conditions set forth in this Agreement, merge with and into FNB (the "Merger"), so that FNB is the surviving company in the Merger (sometimes referred to in such capacity as the "Surviving Company"); and

        WHEREAS, for federal income Tax (as defined in Section 3.10(b)) purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations of the U.S. Department of the Treasury promulgated thereunder (as such regulations may be amended from time to time, including corresponding provisions of successor rules and regulations thereto, the "Treasury Regulations"); and

        WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE MERGER

        1.1    The Merger.

        Subject to the terms and conditions of this Agreement, in accordance with the Ohio General Corporation Law (the "OGCL") and the Florida Business Corporation Act (the "FBCA"), at the Effective Time (as defined in Section 1.2) PVFC shall merge with and into FNB. FNB shall be the Surviving Company in the Merger, and shall continue its corporate existence under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of PVFC shall cease.

        1.2    Effective Time.

        The Merger shall become effective as set forth in the certificate of merger and the articles of merger (each, the "Articles of Merger") that shall be filed with the Secretary of State of the State of Ohio and the Secretary of State of the State of Florida on or before the Closing Date (as defined in Section 9.1). The term "Effective Time" shall mean the date and time when the Merger becomes effective as set forth in the Articles of Merger. "Effective Date" shall mean the date on which the Effective Time occurs.

        1.3    Effects of the Merger.

          (a)    Effects Under OGCL and FBCA.    At and after the Effective Time, the Merger shall have the effects set forth in Section 1701.82 of the OGCL and Section 607.1106 of the FBCA.

          (b)    Directors and Executive Officers of the Surviving Company.    The directors of the Surviving Company immediately after the Merger shall be the directors of FNB immediately prior to the

  Merger. The executive officers of the Surviving Company immediately after the Merger shall be the executive officers of FNB immediately prior to the Merger.

          (c)    Principal Office.    The location of the principal office of the Surviving Company in the State of Florida is 2150 Goodlette Road North, 8th Floor, Naples, Florida 34102.

          (d)    Consent to Service.    As the Surviving Company, FNB hereby consents to be sued and served with process in the State of Ohio and irrevocably appoints of the Secretary of State of the State of Ohio as its agent to accept service of process in any proceeding in the State of Ohio to enforce against the Surviving Company any obligation of PVFC or to enforce the rights of a dissenting shareholder of PVFC.

        1.4    Conversion of PVFC Common Shares.

          (a)   Subject to the provisions of this Agreement, each common share, par value $0.01 per share, of PVFC ("PVFC Common Shares") issued and outstanding immediately prior to the Effective Time, other than Treasury Shares (as defined in Section 1.4(b)) shall, by virtue of the Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter represent the right to receive as merger consideration 0.3405 shares (the "Exchange Ratio") of common stock, $0.01 par value, of FNB ("FNB Common Stock") (the "Merger Consideration").

          (b)   At and after the Effective Time, each Treasury Share shall be cancelled and retired and no shares of FNB Common Stock or other consideration shall be issued in exchange therefor. "Treasury Shares" means the PVFC Common Shares held by PVFC or any of the PVFC Subsidiaries (as defined in Section 3.1(c)) or by FNB or any of its Subsidiaries, other than in a fiduciary, including custodial or agency, capacity or as a result of debts previously contracted in good faith.

          (c)   At the Effective Time, the stock transfer books of PVFC shall be closed as to holders of PVFC Common Shares immediately prior to the Effective Time and no transfer of PVFC Common Shares by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates representing PVFC Common Shares ("Certificates") are properly presented in accordance with Section 2.2 of this Agreement to the Exchange Agent (as defined in Section 2.1), such Certificates shall be cancelled and exchanged for FNB Common Stock held in book entry representing the number of whole shares into which the PVFC Common Shares represented by the Certificates was converted in the Merger, plus, if applicable pursuant to Section 1.4(e), any payment for any fractional share of FNB Common Stock without any interest thereon and any dividends or distributions to which the holder of such Certificates is entitled pursuant to Section 2.2(b).

          (d)   Each holder of PVFC Common Shares shall have the option of enrolling the whole shares of FNB Common Stock issuable to such shareholder upon the consummation of the Merger in FNB's Dividend Reinvestment and Direct Stock Purchase Plan (the "DRSP Plan"). Each PVFC shareholder electing to enroll in the DRSP Plan shall be issued FNB Common Stock held in book entry representing the number of whole shares received in the Merger.

          (e)   Notwithstanding any other provision of this Agreement, each holder of PVFC Common Shares who would otherwise be entitled to receive a fractional share of FNB Common Stock, after taking into account all Certificates delivered by such holder, shall receive an amount in cash, without interest, rounded to the nearest cent, equal to the product obtained by multiplying (a) the Average Closing Price (as defined below) as of the Closing Date by (b) the fraction of a share (calculated to the nearest ten-thousandth when expressed in decimal form) of FNB Common Stock, to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares. "Average Closing Price" means, as of any specified date, the average composite closing price of FNB Common Stock as reported by the NYSE for each of the twenty (20) consecutive trading days ending on and including the fifth such trading day prior to the specified date rounded to the nearest ten-thousandth.

        1.5    FNB Capital Stock.     At and after the Effective Time, each share of FNB capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

        1.6    PVFC Equity-Based Awards.

          (a)    PVFC Stock Options.    Effective as of the Effective Time, each then outstanding option to purchase PVFC Common Shares (each a "PVFC Stock Option"), pursuant to the equity-based compensation plans identified on Section 3.2(a) of the PVFC Disclosure Schedule (as defined in Article 3 hereof) (the "PVFC Stock Plans") and the award agreements evidencing the grants thereunder, granted to any current or former employee or director of PVFC or any of the PVFC Subsidiaries (as defined in Section 3.1(c)) shall at the Effective Time cease to represent a right to acquire PVFC Common Shares and shall be converted automatically into an option to acquire shares of FNB Common Stock on the terms hereinafter set forth. FNB shall assume each such PVFC Stock Option in accordance with the terms of the relevant PVFC Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time: (i) FNB and the Compensation Committee of its Board of Directors, including, if applicable, the entire Board of Directors of FNB, shall be substituted for PVFC and the Compensation Committee of the Board of Directors of PVFC, including, if applicable, the entire Board of Directors of PVFC, administering such PVFC Stock Plan, (ii) each PVFC Stock Option assumed by FNB may be exercised solely for shares of FNB Common Stock, (iii) the number of shares of FNB Common Stock subject to such PVFC Stock Option shall be equal to the number of PVFC Common Shares subject to such PVFC Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that, unless otherwise provided for in such PVFC Stock Option, any fractional shares of FNB Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the exercise price per share of FNB Common Stock under each such option shall be the amount (rounded up to the nearest whole cent) equal to the per share exercise price under each such PVFC Stock Option prior to the Effective Time divided by the Exchange Ratio. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each PVFC Stock Option that is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the Treasury Regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. FNB and PVFC agree to take all reasonable and necessary steps to effect the provisions of this Section 1.6(a). As of the Effective Time, FNB shall issue to each holder of each outstanding PVFC Stock Option that has been assumed by FNB a document evidencing the conversion and assumption of such PVFC Stock Option by FNB pursuant to this Section 1.6(a).

          (b)    PVFC Share Awards.    At the Effective Time, each holder of any then outstanding restricted share awards relating to PVFC Common Shares, including those designated as performance share awards (each, a "PVFC Share Award"), shall be entitled to receive a number of shares of FNB Common Stock equal to the Exchange Ratio multiplied by the total number of PVFC Common Shares subject to such PVFC Share Award (provided that any fractional shares of FNB Common Stock resulting from such multiplication shall be rounded down to the nearest share), subject to any applicable tax withholding requirements. Notwithstanding anything that may be to the contrary in this subparagraph (b), each PVFC Share Award shall remain subject to any applicable restrictions, vesting and other terms and conditions unless otherwise provided in the award agreement evidencing such PVFC Share Award or the relevant PVFC Stock Plan.

        1.7    PVFC Warrants.     At the Effective Time, each warrant listed on Schedule 1.7 (collectively, the "PVFC Warrants") shall be cancelled and each holder of a PVFC Warrant shall be entitled to receive from FNB, in consideration of the cancellation of the PVFC Warrant held by such warrant holder, an amount in cash, without interest, rounded to the nearest cent, equal to the product obtained by multiplying (a) the difference between (i) the product of the Exchange Ratio and the Average Closing Price as of the Closing Date, and (ii) One Dollar and Seventy-Five Cents ($1.75), times (b) the number of shares PVFC Common Shares that were purchasable pursuant to such PVFC Warrant immediately before the Effective Time. From and after the Effective Time, any such cancelled PVFC Warrant shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment specified in this Section 1.7. The amount payable under this Section 1.7 shall be subject to any applicable tax withholding requirements.

        1.8    Articles of Incorporation and Bylaws of the Surviving Company.     The FNB Charter (as defined in Section 4.1(b)) as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The FNB Bylaws (as defined in Section 4.1(b)) as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law.

        1.9    Tax Consequences.     It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan or reorganization" for purposes of Sections 354 and 361 of the Code.

        1.10    Dissenting Shares.     No right to fair value or appraisal or similar rights shall be available to holders of PVFC Common Shares with respect to the Merger or the other transactions contemplated hereby.

        1.11    The Bank Merger.     As soon as practicable after the execution of this Agreement PVFC and FNB shall cause Park View Federal Savings Bank ("PVFC Bank") and First National Bank of Pennsylvania ("FNB Bank"), respectively, to enter into a bank merger agreement, the form of which is attached to this Agreement as Exhibit "A" (the "Bank Merger Agreement"), and which provides for the merger of PVFC Bank with and into FNB Bank (the "Bank Merger"), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger. The Bank Merger Agreement provides that the directors of FNB Bank ("FNB Bank Board") upon consummation of the Bank Merger shall be the directors of FNB Bank immediately prior to the Bank Merger.

        1.12    Right to Revise Structure.     FNB may at any time change the method of effecting the combination contemplated by this Agreement if and to the extent it deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(a)) provided for in this Agreement, (ii) adversely affect the Tax treatment of PVFC's shareholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement, or (iii) materially impede or delay consummation of the transactions this Agreement contemplates. In the event FNB elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE 2

EXCHANGE OF SHARES

        2.1    FNB to Make Merger Consideration Available.

          (a)   As promptly as practicable following the Effective Time, FNB shall deposit, or shall cause to be deposited, with Registrar and Transfer Company ("Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article 2, (i) book entry shares representing the aggregate number of shares of FNB Common Stock issuable pursuant to this Agreement in exchange for PVFC Common Shares outstanding immediately prior to the Effective Time of the Merger, (ii) immediately available funds equal to any dividends or distributions payable in accordance with Section 2.2(b)(i), and (iii) cash in lieu of any fractional shares of FNB Common Stock to be issued pursuant to Section 1.4(e) and paid pursuant to Section 1.4 in exchange for outstanding PVFC Common Shares (such cash and book entry shares for shares of FNB Common Stock, collectively being referred to as the "Exchange Fund").

          (b)   All amounts payable pursuant to Section 1.7 to the holders of the PVFC Warrants shall be paid by the Surviving Company at the Effective Time or, if it is not practicable to make such payments at the Effective Time, no later than the fifth (5th) business day following the Effective Time, and may be withheld until a written acknowledgement, in a form mutually agreed to by FNB and PVFC prior to the Closing, is obtained from the holder of such PVFC Warrant to the effect that (i) the payment contemplated by Section 1.7 will satisfy in full the Surviving Company's and FNB's obligation to such person pursuant to such PVFC Warrant, and (ii) subject to the payment of the same, such PVFC Warrant shall, without any action on the part of the Surviving Company, FNB or PVFC or the holder thereof, be deemed terminated, cancelled, void and of no further force or effect as between the Surviving Company or PVFC, on the one hand, and the holder thereof, on the other, and none of them shall have any further rights or obligations with respect thereto.

        2.2    Exchange Shares.

          (a)   As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of PVFC Common Shares a letter of transmittal in customary form as prepared by FNB and reasonably acceptable to PVFC which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and any cash in lieu of fractional shares into which the PVFC Common Shares represented by such Certificate or Certificates shall have been converted pursuant to this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). After the Effective Time of the Merger, each holder of a Certificate formerly representing PVFC Common Shares, other than Treasury Shares, who surrenders or has surrendered such Certificate or customary affidavits and indemnification regarding the loss or destruction of such Certificate, together with duly executed transmittal materials to the Exchange Agent, shall, upon acceptance thereof, be entitled to: (i) book entry shares representing FNB Common Stock into which the PVFC Common Shares shall have been converted pursuant to Section 1.4, (ii) any cash in lieu of any fractional share of FNB Common Stock to which such holder would otherwise be entitled and (iii) any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 2.2, each Certificate representing PVFC Common Shares shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive the Merger Consideration, any cash in lieu of fractional shares into which the PVFC Common Shares represented by such Certificate or Certificates shall have been converted pursuant to this Agreement, and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). FNB shall not be obligated to deliver the Merger Consideration, any cash in lieu of fractional shares and/or any declared but unpaid dividends to which any former holder of PVFC Common Shares is entitled as a result of the Merger until such holder surrenders his Certificate or Certificates for exchange as provided in Section 2.2. If any shares of FNB Common Stock, or any cash in lieu of fractional shares and/or declared but unpaid dividends, is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to FNB, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by FNB or the Exchange Agent, the posting by such Person of a bond in such amount as FNB and the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it, FNB or the Surviving Company with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

          (b)   Following surrender of any such Certificate, there shall be paid to the record holder of the whole shares of FNB Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any dividends or distributions, if any, with a record date prior to the Effective Time that have been declared by PVFC in respect of PVFC Common Shares after the date of this Agreement in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, (ii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of FNB Common Stock to which such holder is entitled pursuant to Section 1.4(e) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger and which had become payable with respect to such whole shares of FNB Common Stock prior to the time of surrender, and (iii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of FNB Common Stock.

          (c)   After the Effective Time, there shall be no transfers on the stock transfer books of PVFC of the PVFC Common Shares that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of PVFC Common Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to FNB for any reason, they shall be cancelled and exchanged as provided in this Agreement. All shares of FNB Common Stock, cash in lieu of fractional shares of FNB Common Stock and/or declared but unpaid dividends issued or paid upon the surrender for exchange of PVFC Common Shares (or the provision of customary affidavits and indemnification for lost or mutilated Certificates in accordance with the terms hereof) and the letter of transmittal, shall be deemed to have been issued in full satisfaction of all rights pertaining to such PVFC Common Shares.

          (d)   Any portion of the Exchange Fund, including any interest thereon, that remains undistributed to the shareholders of PVFC following the passage of twelve (12) months after the Effective Time of the Merger shall be delivered to FNB, upon demand, and any shareholders of PVFC who have not theretofore complied with this Section 2.2 shall thereafter look only to FNB for payment of their claim for FNB Common Stock, and any cash in lieu of fractional shares of FNB Common Stock and any unpaid dividends or distributions payable in accordance with Section 2.2(b).

          (e)   Neither PVFC nor FNB shall be liable to any holder of PVFC Common Shares or FNB Common Stock, as the case may be, for such shares, any dividends or distributions with respect thereto, or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f)    The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of FNB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of FNB Common Stock for the account of the Persons entitled thereto.

        2.3    Adjustments for Dilution and Other Matters.     If prior to the Effective Time of the Merger, (a) FNB shall declare a stock dividend or distribution on FNB Common Stock with a record date prior to the Effective Time of the Merger, or subdivide, split up, reclassify or combine FNB Common Stock, or make a distribution other than a regular quarterly cash dividend, on FNB Common Stock in any security convertible into FNB Common Stock, in each case with a record date prior to the Effective Time of the Merger, or (b) the outstanding shares of FNB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in FNB's capitalization other than a business combination transaction with another bank holding company or financial services company, then a proportionate adjustment or adjustments will be made to the Exchange Ratio and, as applicable, the Average Closing Price, which adjustment may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued, distributed or paid to holders of such class of FNB Common Stock generally.

        2.4    Withholding Rights.     The Exchange Agent or, subsequent to the first anniversary of the Effective Time, FNB, shall be entitled to deduct and withhold from any cash in lieu of fractional shares of FNB Common Stock, cash dividends or distributions payable pursuant to Section 2.2(b) and any other cash amounts otherwise payable pursuant to this Agreement to any holder of PVFC Common Shares such amounts as the Exchange Agent or FNB, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or FNB, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of PVFC Common Shares in respect of whom such deduction and withholding was made by the Exchange Agent or FNB, as the case may be.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PVFC

        Except as disclosed in the disclosure schedule delivered by PVFC to FNB prior to the execution of this Agreement (the "PVFC Disclosure Schedule"), PVFC hereby represents and warrants to FNB as follows:

        3.1    Corporate Organization.

          (a)   PVFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. PVFC has the corporate power and authority and has all licenses, permits and authorizations of applicable Governmental Entities (as defined in Section 3.4) required to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure to be licensed or qualified would not have a Material Adverse Effect (as defined in Section 3.1(c)) upon PVFC.

          (b)   PVFC is duly registered as a savings and loan bank holding company under the Home Owners' Loan Act, as amended. True and complete copies of the articles of incorporation of

  PVFC (the "PVFC Articles") and the code of regulations of PVFC (the "PVFC Code"), each as in effect as of the date of this Agreement, have previously been made available to FNB.

          (c)   Each of PVFC's Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is, except as set forth on Section 3.1(c)(ii) of the PVFC Disclosure Schedule, duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required, to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) - (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on PVFC. As used in this Agreement, (i) the word "Subsidiary" when used with respect to either party, means any corporation, partnership, joint venture, limited liability company or any other entity (A) of which such party, or a subsidiary of such party, is a general partner, or (B) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such party and/or one or more Subsidiaries thereof, and the terms "PVFC Subsidiaries" and "FNB Subsidiaries" shall mean any direct or indirect Subsidiary of PVFC or FNB, respectively; and (ii) the term "Material Adverse Effect" means, with respect to FNB, PVFC or the Surviving Company, as the case may be, any event, circumstance, development, change or effect that alone or in the aggregate with other events, circumstances, developments, changes or effects (A) is materially adverse to the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (A), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (1) changes, after the date of this Agreement, in U.S. generally accepted accounting principles ("GAAP") or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (2) changes, after the date of this Agreement, in laws, rules or regulations of general applicability or interpretations thereof by courts or any Governmental Entity, (3) actions or omissions of (x) FNB or (y) PVFC, taken at the request of, or with the prior written consent of the other or required hereunder, (4) changes, events or developments, after the date of this Agreement, in the national or world economy or financial or securities markets generally, or changes, events or developments, after the date of this Agreement, in general economic conditions or other changes, events or developments, after the date of this Agreement that affect banks or their holding companies generally, except to the extent that such changes have a materially disproportionate adverse effect on such party relative to other similarly situated participants in the markets or industries in which they operate, (5) consummation or public disclosure of the transactions this Agreement contemplates, including the resignation of employment of employees or any impact on such party's business, customer relations, condition or results of operations, in each case as a result therefrom, (6) any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith and any national or international calamity, disaster or emergency or any escalation thereof, (7) any changes in interest rates or foreign currency rates, (8) any claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding or order which in any manner challenges, seeks to prevent, enjoin, alter or delay, or seeks damages as a result of or in connection with, the transactions this Agreement contemplates, (9) any failure by such party to meet any published, whether by such party or a third party research analyst, or internally prepared estimates of revenues or earnings, (10) a decline in the price, or a change in the trading volume of, such party's common stock on The NASDAQ Capital Market (including any successor exchange, "NASDAQ"), or the New York Stock Exchange (including any successor exchange, the "NYSE"), as applicable, and (11) any matter to the extent that (i) it is disclosed in reasonable detail in the party's disclosure schedules delivered to the other party pursuant to this Agreement or in the PVFC Reports or FNB Reports referenced in Section 3.6 or Section 4.6, as applicable, and (ii) such disclosed matter does not worsen in a materially adverse manner, or (B) materially delays or impairs the ability of such party to timely consummate the transactions this Agreement contemplates.

        3.2    Capitalization.

          (a)   The authorized capital stock of PVFC consists of (i) 65,000,000 PVFC Common Shares, of which, as of January 31, 2013, 25,927,214 shares were issued and outstanding, and (ii) 1,000,000 preferred shares, par value $0.01 per share, of which as of the date hereof, none were issued and outstanding. As of January 31, 2013, 472,725 PVFC Common Shares were held in the PVFC treasury and no PVFC preferred shares were held in the PVFC treasury. As of January 31, 2013, no PVFC Common Shares were reserved for issuance except for (i) 901,021 PVFC Common Shares reserved for issuance upon the exercise of PVFC Stock Options and settlement of PVFC Share Awards issued pursuant to the PVFC Stock Plans (of which 901,021 shares were subject to outstanding PVFC Stock Options, 274,000 of which are stock option stock appreciation rights, and 0 shares were subject to outstanding PVFC Share Awards), and (ii) 1,246,179 PVFC Common Shares reserved for issuance pursuant to the PVFC Warrants. All of the issued and outstanding PVFC Common Shares have been, and all PVFC Common Shares that may be issued upon the exercise of the PVFC Stock Options and the PVFC Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to this Agreement and the PVFC Stock Plans or as disclosed in Section 3.2 of the PVFC Disclosure Schedule, PVFC does not have, and is not bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any PVFC Common Shares or any other equity securities of PVFC or any securities representing the right to purchase or otherwise receive any PVFC Common Shares. Set forth in Section 3.2 of the PVFC Disclosure Schedule is a true, correct and complete list of (a) each PVFC Stock Option (such list to include the PVFC Stock Plan or other arrangement under which such options were issued, the number of PVFC Common Shares subject thereto, the vesting schedule thereof and the exercise prices thereof) and (b) each PVFC Share Award (such list to include the number of PVFC Common Shares subject thereto and the vesting schedule thereof) outstanding under the PVFC Stock Plans or otherwise as of January 31, 2013. Since January 31, 2013 through the date hereof, PVFC has not issued or awarded, or authorized the issuance or award of, any options, restricted stock units or other equity-based awards under the PVFC Stock Plans or otherwise. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of PVFC may vote are issued or outstanding.

          (b)   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of PVFC are owned by PVFC, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances, other than liens for property Taxes not yet due and payable ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

        3.3    Authority; No Violation.

          (a)   PVFC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions this Agreement contemplates, subject to the receipt of the requisite PVFC shareholder approval (as described below) and Requisite Regulatory Approvals (as defined in Section 7.1(c)). The execution and delivery of this Agreement and the consummation of the transactions this Agreement contemplates have been duly and validly approved by the Board of Directors of PVFC. Except for the approval and adoption of this Agreement and the transactions this Agreement contemplates by a majority vote of the Board of Directors of PVFC and by the affirmative vote of at least two-thirds of the voting power of PVFC, no other corporate approvals on the part of PVFC are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by PVFC and, assuming due authorization, execution and delivery by FNB, constitutes the valid and binding obligation of PVFC, enforceable against PVFC in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

          (b)   Neither the execution and delivery of this Agreement by PVFC nor the consummation by PVFC of the transactions this Agreement contemplates, nor compliance by PVFC with any of the terms or provisions of this Agreement, will (i) violate any provision of the PVFC Articles or the PVFC Code or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made and are in full force and effect, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity (each, a "Law") applicable to PVFC, any of the PVFC Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of, constitute a default or an event which, with notice or lapse of time, or both, would constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of PVFC or any of the PVFC Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PVFC or any of the PVFC Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on PVFC.

        3.4    Consents and Approvals.     Except for (a) the filing by FNB of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the merger of PVFC Bank with and into FNB Bank, the filing of applications and notices, as applicable, with the Federal Deposit Insurance Corporation (the "FDIC"), the Office of the Comptroller of the Currency (the "OCC"), and approval of such applications and notices, (b) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of PVFC shareholders to be held in connection with this Agreement (the "Proxy Statement") and the transactions this Agreement contemplates and of a registration statement on Form S-4 that is declared effective (the "Registration Statement") in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (c) the filing of Articles of Merger with and the acceptance for record by the Secretary of State of the State of Ohio pursuant to the OGCL and the filing of Articles of Merger with and the acceptance for record by the Secretary of State of the State of Florida pursuant to the FBCA, (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder and of any applicable industry self-regulatory organization ("SRO"), and the rules of NASDAQ or the NYSE, or that are required under consumer finance, insurance mortgage banking and other similar laws, (e) such filings as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of FNB Common Stock pursuant to this Agreement, and approval of the listing on the NYSE of such FNB Common Stock issuable in the Merger, and (f) the adoption of this Agreement by the requisite vote of shareholders of PVFC, no consents or approvals of or filings or registrations by FNB or PVFC with any court, administrative agency or commission or other governmental authority or instrumentality of federal, state, local or foreign government (each, a "Governmental Entity"), SRO or other Person are necessary in connection with (A) the execution and delivery by PVFC of this Agreement and (B) the consummation by PVFC of the Merger and the other transactions this Agreement contemplates. As of the date of this Agreement, PVFC is not aware of any reason why the Requisite Regulatory Approvals will not be received on a timely basis or why any Materially Burdensome Regulatory Condition would be imposed.

        3.5    Reports.     PVFC and each of the PVFC Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since July 1, 2009 with (a) the Federal Reserve Board, (b) the FDIC, (c) the OCC, (d) any state regulatory authority, (e) any foreign regulatory authority and (f) any SRO (collectively, "Regulatory Agencies" and individually, a "Regulatory Agency") and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since July 1, 2009, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of PVFC and each of the PVFC Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of PVFC, investigation into the business or operations of PVFC or any of the PVFC Subsidiaries since July 1, 2009.

        3.6    SEC Reports; Financial Statements.

          (a)   Except as set forth on Section 3.6 of the PVFC Disclosure Schedule, PVFC has filed or furnished on a timely basis with the SEC, all material forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act of 1933, as amended (the "Securities Act"), under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or under the securities regulations of the SEC, with the SEC since July 1, 2009 (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the "PVFC Reports"). As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any PVFC Report has been amended by a subsequently filed PVFC Report prior to the date hereof, in which case, as of the date of such amendment, (i) the PVFC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be, and (ii) none of the PVFC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of PVFC's Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

          (b)   The financial statements (including the related notes thereto) included (or incorporated by reference) in the PVFC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of PVFC and its Subsidiaries as of the dates thereof and their respective consolidated results of operations, changes in shareholders' equity and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

          (c)   There are no outstanding comments from or unresolved issues raised by the SEC staff with respect to the PVFC Reports.

          (d)   The books and records of PVFC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The records, systems, controls, data and information of PVFC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PVFC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. PVFC and its Subsidiaries have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. PVFC (i) has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) effective to ensure that material information relating to PVFC, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of PVFC by others within those entities to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the PVFC Reports and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to PVFC's outside auditors and the audit committee of the board of directors of PVFC (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect PVFC's ability to accurately record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in PVFC's internal controls over financial reporting.

          (e)   Since July 1, 2009, (A) neither PVFC nor any of its Subsidiaries nor, to the knowledge of PVFC, any director, officer, employee, auditor, accountant or representative of PVFC or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of PVFC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that PVFC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing PVFC or any of its Subsidiaries, whether or not employed by PVFC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by PVFC or any of its officers, directors, employees or agents to the PVFC Board or any committee thereof or to any of PVFC's directors or officers.

          (f)    Except as set forth on Section 3.6 of the PVFC Disclosure Schedule, no agreement pursuant to which any loans or other assets have been or shall be sold by PVFC or the PVFC Subsidiaries entitle the buyer of such loans or other assets, unless there is material breach of a representation or covenant by PVFC or the PVFC Subsidiaries, to cause PVFC or the PVFC Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against PVFC or the PVFC Subsidiaries. To the knowledge of PVFC, there has been no material breach of a representation or covenant by PVFC or the PVFC Subsidiaries in any such agreement. Since June 30, 2012, no cash, stock or other dividend or any other distribution with respect to the capital stock of PVFC or any of the PVFC Subsidiaries has been declared, set aside or paid. No shares of capital stock of PVFC have been purchased, redeemed or otherwise acquired, directly or indirectly, by PVFC since July 1, 2009, and no agreements have been made to do the foregoing.

        3.7    Broker's Fees.     Except as set forth in Section 3.7 of the PVFC Disclosure Schedule, neither PVFC nor any PVFC Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions this Agreement contemplates.

        3.8    Absence of Certain Changes or Events.     Since July 1, 2012 (i) PVFC and the PVFC Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to PVFC.

        3.9    Legal Proceedings.

          (a)   Except as set forth on Section 3.9(a) of the PVFC Disclosure Schedule, there is no pending, or, to PVFC's knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any individual, partnership, corporation, trust, joint venture, organization, Governmental Entity or other entity (each, a "Person") relating to PVFC, any of the PVFC Subsidiaries or any of their respective properties or permits, licenses or authorizations, which has had, or is reasonably likely to have a Material Adverse Effect on PVFC.

          (b)   There is no judgment or order of any Governmental Entity that has been imposed upon PVFC, any of the PVFC Subsidiaries or the assets of PVFC or any of the PVFC Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on PVFC.

        3.10    Taxes and Tax Returns.

          (a)   Except as set forth in Schedule 3.10(a) of the PVFC Disclosure Schedule, each of PVFC and the PVFC Subsidiaries has duly and timely filed, including all applicable extensions, all Tax Returns (as defined in subsection (c) below) required to be filed by it on or prior to the date of this Agreement, all such Tax Returns being accurate and complete in all material respects, has timely paid or withheld and timely remitted all Taxes shown thereon as arising and has duly and timely paid or withheld and timely remitted all Taxes, whether or not shown on any Tax Return, that are due and payable or claimed to be due from it by a Governmental Entity, other than Taxes that (i) are not yet delinquent or are being contested in good faith, which have not been finally determined, and (ii) have been adequately reserved against in accordance with GAAP. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each of PVFC and the PVFC Subsidiaries. Neither PVFC nor any of the PVFC Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. There are no disputes, audits, examinations or proceedings in progress or pending, including any notice received of any intent to conduct an audit or examination, or claims asserted, for Taxes upon PVFC or any of the PVFC Subsidiaries. No claim has been made by a Governmental Entity in a jurisdiction where PVFC or any of the PVFC Subsidiaries has not filed Tax Returns such that PVFC or any of the PVFC Subsidiaries is or may be subject to taxation by that jurisdiction. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, PVFC or any of the PVFC Subsidiaries have been fully paid. No issue has been raised by a Governmental Entity in any prior examination or audit of each of PVFC and the PVFC Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Governmental Entity for any subsequent taxable period. There are no Liens for Taxes, other than statutory liens for Taxes not yet due and payable, upon any of the assets of PVFC or any of the PVFC Subsidiaries. Neither PVFC nor any of the PVFC Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement exclusively between or among PVFC and the PVFC Subsidiaries. Neither PVFC nor any of the PVFC Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was PVFC, or (B) has any liability for the Taxes of any Person, other than PVFC or any of the PVFC Subsidiaries, under Treas. Reg. §1.1502-6, or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise. Neither PVFC nor any of the PVFC Subsidiaries has been, within the past two years or otherwise as part of a "plan" or series of related transactions, within the meaning of Section 355(e) of the Code, of which the Merger is also a part, or a "distributing corporation" or a "controlled corporation", within the meaning of Section 355(a)(1)(A) of the Code, in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. No PVFC Common Shares are owned by a Subsidiary of PVFC. PVFC is not and has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither PVFC, nor any of the PVFC Subsidiaries or any other Person on their behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Governmental Entity, relating to Taxes, including any private letter rulings of the U.S. Internal Revenue Service ("IRS") or comparable rulings of any Governmental Entity and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable Law, which rulings or agreements would have a continuing effect after the Effective Time. Neither PVFC nor any of the PVFC Subsidiaries has engaged in a "reportable transaction", as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a "listed transaction", as set forth in Treas. Reg. § 1.6011-4(b)(2). FNB has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of PVFC and the PVFC Subsidiaries relating to all taxable periods beginning on and after July 1, 2009, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to PVFC or the PVFC Subsidiaries. Neither PVFC, any of the PVFC Subsidiaries nor FNB, as a successor to PVFC, will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany gain or any excess loss account of PVFC or any of the PVFC Subsidiaries for periods or portions of periods described in Treasury Regulations under Section 1502 of the Code, or any corresponding or similar provision of state, local or foreign Law, for periods or portions thereof ending on or before the Closing Date.

          (b)   As used in this Agreement, the term "Tax" or "Taxes" means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, bank shares tax, employment, severance, withholding, duties, intangibles, franchise, backup withholding, inventory, capital stock, license, employment, social security, unemployment, excise, stamp, occupation, and estimated taxes, and other taxes, charges, levies or like assessments, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treas. Reg §1.1502-6(a) or any predecessor or successor thereof of any analogous or similar provision under law or otherwise.

          (c)   As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity and any amendment thereof including, where permitted or required, combined, consolidated or unitary returns for any group of entities.

        3.11    Employee Benefits.     For purposes of this Agreement, the following terms shall have the following meanings:

        "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

        "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

        "PVFC Benefit Plan" means any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of PVFC or any of the PVFC Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by PVFC or any of the PVFC Subsidiaries or to which PVFC or any of the PVFC Subsidiaries contributes or is obligated to contribute at any time during the six-year period ending on the date of this Agreement, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such plan is subject to ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity compensation, severance, employment, change of control or fringe benefit plan, program or policy.

        "PVFC Employment Agreement" means a contract, offer letter or agreement of PVFC or any of the PVFC Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee pursuant to which PVFC or any of the PVFC Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

        "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

          (a)   Section 3.11(a) of the PVFC Disclosure Schedule includes a complete list of all PVFC Benefit Plans and all PVFC Employment Agreements.

          (b)   With respect to each PVFC Benefit Plan, PVFC has delivered or made available to FNB, as applicable, a true, correct and complete copy of: (i) each writing constituting a part of such PVFC Benefit Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles, (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any summaries of material modifications, (iv) the most recent annual financial report, if any, (v) the most recent actuarial report, if any, (vi) the most recent determination or opinion letter from the IRS, if any, and (vii) the most recent minimum coverage and discrimination testing results, if any. PVFC has delivered or made available to FNB a true, correct and complete copy of each PVFC Employment Agreement.

          (c)   All contributions required to be made to any PVFC Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any PVFC Benefit Plan, for the period six years prior to and through the date of this Agreement, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected on the financial statements to the extent required by GAAP. As disclosed in Section 3.11(a) of the PVFC Disclosure Schedule, each PVFC Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code or (ii) is unfunded.

          (d)   With respect to each PVFC Benefit Plan, PVFC and the PVFC Subsidiaries have complied, and are currently in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such PVFC Benefit Plans, including, without limitation, Code Section 409A. Each PVFC Benefit Plan has been administered in all material respects in accordance with its terms. There are not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to any PVFC Benefit Plan or the imposition of any material lien on the assets of PVFC or any of the PVFC Subsidiaries under ERISA or the Code. Section 3.11(d) of the PVFC Disclosure Schedule identifies each PVFC Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (the "PVFC Qualified Plans"). The IRS has issued a favorable determination letter with respect to each PVFC Qualified Plan and the related trust which has not been revoked, or PVFC is entitled to rely on a favorable opinion issued by the IRS. To the knowledge of PVFC, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any PVFC Qualified Plan or the related trust. None of PVFC and the PVFC Subsidiaries nor any other Person, including any fiduciary, has engaged in any "prohibited transaction", as defined in Section 4975 of the Code or Section 406 of ERISA, which would reasonably be expected to subject PVFC, any of the PVFC Subsidiaries or any Person that PVFC or any of PVFC Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (e)   No PVFC Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

          (f)    (i) No PVFC Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), (ii) none of PVFC and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan and (iii) none of PVFC and the PVFC Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be likely to result in, any Controlled Group Liability that would be a liability of PVFC or any of the PVFC Subsidiaries following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the PVFC Benefit Plans or PVFC Employment Agreements. Without limiting the generality of the foregoing, neither PVFC nor any of the PVFC Subsidiaries, nor, to PVFC's knowledge, any of their respective ERISA Affiliates, has engaged in any transaction described in Sections 4069, 4204 or 4212 of ERISA.

          (g)   Except as disclosed in Section 3.11(g) of the PVFC Disclosure Schedule, PVFC and the PVFC Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or applicable law and at no expense to PVFC and the PVFC Subsidiaries.

          (h)   Except as disclosed in Section 3.11(h) of the PVFC Disclosure Schedule, neither the execution nor the delivery of this Agreement nor the consummation of the transactions this Agreement contemplates will, either alone or in conjunction with any other event, whether contingent or otherwise, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of PVFC or any of the PVFC Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation including deferred compensation, or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code or additional tax under Section 409A of the Code.

          (i)    PVFC has delivered or made available to FNB a true and complete list of the names, corporate and functional titles, hire dates, incentive compensation, profit sharing and bonuses paid in 2011, 2012 and 2013, full or part-time status, 2013 annual salaries or hourly rates of all employees of PVFC or any of the PVFC Subsidiaries ("PVFC Employees") as of the date hereof and, with respect to any PVFC Employee on a leave of absence or otherwise not actively employed ("Inactive PVFC Employees"), the date on which each such Inactive PVFC Employee is expected to return to active employment. Except as otherwise set forth on Section 3.11(i) of the PVFC Disclosure Schedule, (i) none of the PVFC Employees has a contract of employment with PVFC or any of the PVFC Subsidiaries, (ii) all PVFC Employees are employees "at will" whose employment is terminable without liability therefor and (iii) none of the PVFC Employees has a contract with PVFC or any of the PVFC Subsidiaries relating to stay bonuses, retention or stay payments, severance pay or benefits or other prerequisites or benefits.

          (j)    No labor organization or group of employees of PVFC or any of the PVFC Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to PVFC's knowledge, threatened to be brought or filed, with the National Labor Relations Board. Each of PVFC and the PVFC Subsidiaries is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

          (k)   There is no PVFC Benefit Plan that is a "nonqualified deferred compensation plan" subject to Section 409A of the Code and there has not been any such plan since January 1, 2005.

  No payment pursuant to any arrangement between PVFC, any of the PVFC Subsidiaries and any "service provider" (as such term is defined in Section 409A of the Code and the Treasury Regulations thereunder) would subject any person to a tax pursuant to 409A of the Code, whether pursuant to the consummation of the transactions contemplated by this Agreement or otherwise.

        3.12    Compliance with Applicable Law.     PVFC and each of the PVFC Subsidiaries are not in default in any material respect under any Law applicable to PVFC or any of PVFC Subsidiaries, including but not limited to, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, and applicable limits on loans to one borrower, except where such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on PVFC. PVFC and each of the PVFC Subsidiaries has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ. Section 3.12 of the PVFC Disclosure Schedule sets forth, as of January 31, 2013, a schedule of all executive officers and directors of PVFC who have outstanding loans from PVFC, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

        3.13    Contracts.     Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on PVFC and except for matters specifically addressed by the representations in Section 3.24, (a) none of PVFC nor any of the PVFC Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (b) none of the other parties to any such material contract, lease, license or other agreement or instrument is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect thereunder, and (c) neither PVFC nor any of the PVFC Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument, whether as a termination or cancellation for convenience or for default of PVFC or any of the PVFC Subsidiaries.

        3.14    Agreements with Regulatory Agencies.     Except to the extent disclosure hereunder is precluded by applicable Law, neither PVFC nor any of the PVFC Subsidiaries is subject to any cease-and-desist or other formal enforcement order or formal supervisory action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since July 1, 2009, a recipient of any supervisory letter from, or since July 1, 2009, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, or its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each item in this sentence, a "PVFC Regulatory Agreement"), nor has PVFC or any of the PVFC Subsidiaries been advised since July 1, 2009 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such PVFC Regulatory Agreement. Each bank Subsidiary of PVFC has at least a "satisfactory" rating under the U.S. Community Reinvestment Act.

        3.15    Undisclosed Liabilities.     Neither PVFC nor any of its Subsidiaries has, and since June 30, 2012, neither PVFC nor any of its Subsidiaries has incurred, any liabilities or obligations, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except

(i) those liabilities fully accrued or reserved against in the unaudited consolidated balance sheet of PVFC and its Subsidiaries as of December 31, 2012 included in the PVFC Reports, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2012, (iii) for liabilities and obligations that are not material to PVFC and its Subsidiaries, taken as a whole, and (iv) for any liabilities incurred with respect to the transactions contemplated by this Agreement.

        3.16    Environmental Liability.

          (a)   To PVFC's knowledge, (i) PVFC and the PVFC Subsidiaries are in material compliance with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds exists at any real property, including buildings or other structures, currently or formerly owned or operated by PVFC or any of the PVFC Subsidiaries, that would reasonably be expected to result in a material Environmental Liability for PVFC or the PVFC Subsidiaries, (iii) no Contamination exists at any real property currently owned by a third party and leased by PVFC or the PVFC Subsidiaries that would reasonably be expected to result in a material Environmental Liability for PVFC or the PVFC Subsidiaries, (iv) neither PVFC nor any of the PVFC Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law, (v) neither PVFC nor any of the PVFC Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of PVFC or the PVFC Subsidiaries and (vi) PVFC has listed in Section 3.16 of the PVFC Disclosure Schedule and made available to FNB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to PVFC, the PVFC Subsidiaries and any Owned Properties or Leased Properties which were prepared in the last five years.

          (b)   As used in this Agreement, (i) the term "Environmental Laws" means collectively, any and all laws, ordinances, rules, regulations, directives, orders, authorizations, decrees, permits, or other mandates, of a Governmental Entity relating to any Hazardous Substance, Contamination, protection of the environment or human health and safety, including, without limitation, those relating to emissions, discharges or releases or threatened emissions, discharges or releases to, on, onto or into the environment of any Hazardous Substance, (ii) the term "Hazardous Substance" means any element, substance, compound or mixture whether solid, liquid or gaseous that is subject to regulation by any Governmental Entity under any Environmental Law, or the presence or existence of which gives rise to any Environmental Liability, (iii) the term "Contamination" means the emission, discharge or release of any Hazardous Substance to, on, onto or into the environment and the effects of such emission, discharge or release, including the presence or existence of any such Hazardous Substance, and (iv) the term "Environmental Liability" means liabilities for response, remedial or investigation costs, and any other expenses, including reasonable attorney and consultant fees, laboratory costs and litigation costs, required under, or necessary to attain or maintain compliance with, applicable Environmental Laws or relating to or arising from Contamination or Hazardous Substances.

        3.17    Real Property.

          (a)   Each of PVFC and the PVFC Subsidiaries has good and marketable title free and clear of all Liens to all real property currently owned by such entity (the "Owned Properties"), except for Liens that do not materially detract from the present use of such real property.

          (b)   A true and complete copy of each agreement pursuant to which PVFC or any of PVFC Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the "Leases"), has heretofore been made available to FNB. Each Lease is valid, binding and enforceable against PVFC or the PVFC

  Subsidiary party thereto, as the case may be, in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. There is not under any such Lease any material existing default by PVFC or any of the PVFC Subsidiaries or, to the knowledge of PVFC, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default. The consummation of the transactions this Agreement contemplates will not cause any default under the Leases, provided the consents disclosed in Section 3.17(b) of the PVFC Disclosure Schedule have been obtained and are in effect, except for any such default which would not, individually or in the aggregate, have a Material Adverse Effect on PVFC.

          (c)   The Owned Properties and the properties currently leased pursuant to the Leases (the "Leased Properties") constitute all of the real estate on which PVFC and the PVFC Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on PVFC.

          (d)   A true and complete copy of each agreement pursuant to which PVFC or any of the PVFC Subsidiaries leases real property to a third party, such agreements, together with any amendments, modifications and other supplements thereto (collectively, the "Third Party Leases"), has heretofore been made available to FNB. Each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. To the knowledge of PVFC, there are no existing defaults by a tenant under any Third Party Lease, and no event has occurred which with notice or lapse of time or both would constitute such a default or which individually or in the aggregate would have a Material Adverse Effect on PVFC.

        3.18    State Takeover Laws.

          (a)   PVFC has taken all actions necessary to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement and the Voting Agreements are exempt from, the requirements of any Takeover Law applicable to it and Article Fourteenth of the PVFC Articles. As used in this Agreement, "Takeover Laws" shall mean any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions," or "business combination statute or regulation" or other similar state anti-takeover Laws and regulations, including without limitation those of the States of Ohio and Florida.

          (b)   Neither PVFC nor any of the PVFC Subsidiaries has any shareholders' rights plan or similar plan or arrangement in effect.

        3.19    Reorganization.     As of the date of this Agreement, PVFC is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        3.20    Opinion.     Prior to the execution of this Agreement, PVFC has received an opinion from Sandler O'Neill + Partners, L.P. to the effect that as of the date thereof and based upon and subject to the matters set forth in this Agreement, the Exchange Ratio is fair to the shareholders of PVFC from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

        3.21    Insurance.     PVFC and the PVFC Subsidiaries are insured with reputable insurers against such risks and in such amounts as are set forth in Section 3.21 of the PVFC Disclosure Schedule and as their management reasonably have determined to be prudent in accordance with industry practices.

        3.22    Investment Securities.     Except where failure to be true would not reasonably be expected to have a Material Adverse Effect on PVFC, (a) each of PVFC and the PVFC Subsidiaries has good title to all securities owned by it, except those securities sold under repurchase agreements securing deposits, borrowings of federal funds or borrowings from the Federal Reserve Banks or the Federal Home Loan Banks or held in any fiduciary or agency capacity, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of PVFC or the PVFC Subsidiaries, and (b) such securities are valued on the books of PVFC in accordance with GAAP in all material respects.

        3.23    Intellectual Property.

          (a)   (i) PVFC and the PVFC Subsidiaries own or have a valid license to use all PVFC Intellectual Property (as defined below), free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates), (ii) to the knowledge of PVFC, PVFC Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of PVFC and the PVFC Subsidiaries as currently conducted, (iii) PVFC Intellectual Property owned by PVFC or any of the PVFC Subsidiaries, and to the knowledge of PVFC, all other PVFC Intellectual Property, is valid and has not been cancelled, forfeited, expired or abandoned, and neither PVFC nor any of the PVFC Subsidiaries has received notice challenging the validity or enforceability of PVFC Intellectual Property, and (iv) to the knowledge of PVFC, the conduct of the business of PVFC and the PVFC Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party, nor to the knowledge of PVFC has PVFC or any of the PVFC Subsidiaries received any written communications since January 1, 2009 alleging that any of them has infringed, diluted, misappropriated or violated any of the Intellectual Property of any other Person. To PVFC's knowledge, no other Person is infringing, diluting, misappropriating or violating, nor has PVFC or any of the PVFC Subsidiaries sent any written communications within the past two (2) years alleging that any person has infringed, diluted, misappropriated or violated, any of the PVFC Intellectual Property owned by PVFC or a PVFC Subsidiary.

          (b)   For purposes of this Agreement, the term "Intellectual Property" means (i) trademarks, service marks, trade names, Internet domain names, designs and logos, together with all registrations and applications related to the foregoing; (ii) patents and industrial designs (including any applications for either of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations; and the term "PVFC Intellectual Property" means all Intellectual Property used or held for use in the operation of the business of PVFC or any of its Subsidiaries.

          (c)   PVFC and each of the PVFC Subsidiaries have taken and will take all reasonable actions to protect and maintain all (i) PVFC Intellectual Property and (ii) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. PVFC's and the PVFC Subsidiaries' computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documents (the "IT Assets") operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by PVFC in connection with its business, and have not materially malfunctioned or failed within the past two (2) years. To PVFC's knowledge, no Person has gained unauthorized access to the IT Assets. PVFC has implemented reasonable backup and disaster recovery technology consistent with industry practices.

        3.24    Loans; Nonperforming and Classified Assets.

          (a)   Each loan, loan commitment, letter of credit or other extension of credit ("Loan") on the books and records of PVFC or any PVFC Subsidiary (i) was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, (ii) is evidenced in all material respects by appropriate and sufficient documentation, (iii) to the extent secured, has been secured or is in the process of being secured, as set forth in Section 3.24(a) of the PVFC Disclosure Schedule, by valid liens and security interests which have been perfected or are in the process of being perfected, as set forth in Section 3.24(a) of the PVFC Disclosure Schedule, in accordance with all applicable Laws and, (iv) to the knowledge of PVFC, constitutes the legal, valid and binding obligation of the obligor named in the contract evidencing such Loan subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles.

          (b)   PVFC has set forth in Section 3.24(b) of the PVFC Disclosure Schedule as to PVFC and each PVFC Subsidiary as of December 31, 2012: (i) any Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to PVFC's knowledge, in default of any other material provision thereof, (ii) each Loan that has been classified as "substandard", "doubtful", "loss" or "special mention" or words of similar import by PVFC, a PVFC Subsidiary or an applicable Regulatory Agency, (iii) a listing of the Other Real Estate Owned ("OREO") acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (iv) each written or oral loan agreement, note or borrowing arrangement, including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets, with any Affiliate. For purposes of this Agreement, "Affiliate" means any director, executive officer or five percent or greater shareholder of PVFC or a PVFC Subsidiary, or to the knowledge of PVFC, any other Person controlling, controlled by or under common control with any of the foregoing. "Control", with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

          (c)   All reserves or other allowances for loan losses reflected in PVFC's financial statements included in the PVFC Reports as of and for the year ended June 30, 2012 and for the six months ended December 31, 2012, comply with all Laws and are adequate under GAAP. Neither PVFC nor PVFC Bank has been notified by any state or federal bank regulatory agency that its reserves are inadequate or that the practices and policies of PVFC in establishing its reserves for the year ended June 30, 2012 and the six months ended December 31, 2012, and in accounting for delinquent and classified assets, generally fail to comply with applicable accounting or regulatory requirements, or that any Regulatory Agency having jurisdiction or PVFC's independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of PVFC. PVFC Bank's allowance for loan losses is sufficient at the date of this Agreement for its reasonably anticipated loan losses, is in compliance with the standards established by applicable Governmental Entities and GAAP and, to the knowledge of PVFC, is adequate.

          (d)   All Loans owned by PVFC or any PVFC Subsidiary, or in which PVFC or any PVFC Subsidiary has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act.

          (e)   All Loans owned by PVFC or any PVFC Subsidiary, when taken as a whole, are collectable, except to the extent of reserves PVFC has made against such Loans in PVFC's consolidated financial statements at December 31, 2012. PVFC and each PVFC Subsidiary hold mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys' opinions regarding title or in title insurance policies in the mortgage files relating to the Loans secured by real property or are not material as to the collectability of such Loans, and all Loans owned by PVFC and each PVFC Subsidiary are with full recourse to the borrowers, and neither of PVFC nor any PVFC Subsidiary has taken any action which would reasonably be expected to result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any Loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity.

          (f)    Except as set forth on Section 3.24(f) of the PVFC Disclosure Schedule, each outstanding loan participation sold by PVFC or any PVFC Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to PVFC or any PVFC Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation.

          (g)   Section 3.24(g) of the PVFC Disclosure Schedule sets forth a list of all Loans or other extensions of credit to all directors, officers and employees, or any other Person covered by Regulation O of the Federal Reserve Board.

          (h)   Section 3.24(h) of the PVFC Disclosure Schedule sets forth a listing, as of December 31, 2012, by account, of: (i) all Loans, including loan participations, of PVFC or any other PVFC Subsidiary that have had their respective terms to maturity accelerated during the past 12 months, (ii) all loan commitments or lines of credit of PVFC that have been terminated by PVFC during the past 12 months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (iii) each borrower, customer or other party that has notified PVFC during the past 12 months of, or has asserted against PVFC, in each case in writing, any "lender liability" or similar claim, and each borrower, customer or other party that has given PVFC any oral notification of, or orally asserted to or against PVFC, any such claim, (iv) all Loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) that are troubled debt restructurings under GAAP, or (E) where a specific reserve allocation exists in connection therewith and (v) all assets classified by PVFC as OREO and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

        3.25    Fiduciary Accounts.    PVFC and each of the PVFC Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither PVFC nor any of the PVFC Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to PVFC's knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF FNB

        Except as disclosed in the disclosure schedule delivered by FNB to PVFC prior to the execution of this Agreement (the "FNB Disclosure Schedule"), FNB hereby represents and warrants to PVFC as follows:

        4.1    Corporate Organization.

          (a)   FNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. FNB has the corporate power and authority and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure to be licensed or qualified would not have a Material Adverse Effect upon FNB.

          (b)   FNB is duly registered as a bank holding company and is a financial holding company under the BHC Act. True and complete copies of the articles of incorporation (the "FNB Charter") and bylaws of FNB (the "FNB Bylaws"), as in effect as of the date of this Agreement, have previously been made available to PVFC.

          (c)   Each FNB Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in, and in good standing under the Laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required, to own or lease its properties and assets and to carry on its business as now conducted, except in each of clauses (i) - (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB.

        4.2    Capitalization.

          (a)   The authorized capital stock of FNB consists of 500,000,000 shares of FNB Common Stock, of which, as of January 31, 2013, 140,317,846 shares were issued and outstanding, and 20,000,000 shares of preferred stock, $0.01 par value (the "FNB Preferred Stock"), of which, as of the date of this Agreement, no shares were issued and outstanding. As of January 31, 2013, 468,287 shares of FNB Common Stock were held in FNB's treasury. As of January 31, 2013, no shares of FNB Common Stock or FNB Preferred Stock were reserved for issuance, except for (i) 15,348,658 shares of FNB Common Stock reserved for issuance upon exercise of options issued or available for issuance pursuant to employee and director stock plans of FNB in effect as of the date of this Agreement (the "FNB Stock Plans"), (ii) 1,470,682 shares of FNB Common Stock reserved for issuance pursuant to warrants issued to the Treasury Department (the "FNB Warrants"), and (iii) in connection with the Agreement and Plan of Merger, dated as of October 22, 2012, between FNB and Annapolis Bancorp, Inc. (the "ANNB Merger Agreement"), 4,716,000 shares of FNB Common Stock reserved for issuance to the stockholders and holders of options and warrants to purchase shares of common stock of Annapolis Bancorp, Inc. All of the issued and outstanding shares of FNB Common Stock have been, and all shares of FNB Common Stock reserved for issuance as described in the foregoing clauses (i) - (iii), when issued in accordance with the terms of the stock plans, warrants and other instruments referred to in those clauses, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. FNB anticipates that 4,076 shares of FNB Preferred Stock may become issuable to the United States Department of the Treasury pursuant to the terms of the ANNB Merger Agreement. Except pursuant to this Agreement, the FNB Stock Plans, the FNB Warrants and the ANNB Merger Agreement, FNB is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FNB Common Stock or any other equity securities of FNB or any securities representing the right to purchase or otherwise receive any shares of FNB Common Stock. The shares of FNB Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

          (b)   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of FNB are owned by FNB, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary, or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

        4.3    Authority; No Violation.

          (a)   FNB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions this Agreement contemplates. The execution and delivery of this Agreement and the consummation of the transactions this Agreement contemplates have been duly and validly approved by the Board of Directors of FNB and no other corporate approvals on the part of FNB are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by FNB and, assuming due authorization, execution and delivery by PVFC, constitutes the valid and binding obligation of FNB, enforceable against FNB in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

          (b)   Neither the execution and delivery of this Agreement by FNB, nor the consummation by FNB of the transactions this Agreement contemplates, nor compliance by FNB with any of the terms or provisions of this Agreement, will (i) violate any provision of the FNB Charter or the FNB Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made and are in full force and effect, (A) violate any Law applicable to FNB, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of, constitute a default, or an event which, with notice or lapse of time, or both, would constitute a default, under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FNB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FNB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB.

        4.4    Consents and Approvals.     Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the acquisition of PVFC Bank by FNB, the filing of applications and notices, as applicable, with the FDIC, the OCC and any state regulatory authority, and approval of such applications and notices, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Registration Statement, (iii) the filing of Articles of Merger with and the acceptance for record by the Secretary of State of the State of Ohio pursuant to the OGCL and the filing of Articles of Merger with and the acceptance for record by the Secretary of State of the State of Florida pursuant to the FBCA, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder and of any applicable industry SRO, and the rules of NASDAQ or the NYSE, or that are required under consumer finance, mortgage banking and other similar laws, (v) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of FNB Common Stock pursuant to this Agreement and approval of listing such FNB Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity, SRO or other Person are necessary in connection with (A) the execution and delivery by FNB of this Agreement and (B) the consummation by FNB of the Merger and the other transactions this Agreement contemplates. As of the date of this Agreement, FNB is not aware of any reason why the Requisite Regulatory Approvals will not be received on a timely basis or why any Materially Burdensome Regulatory Condition would be imposed.

        4.5    Reports.     FNB and each of its Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2010 with the applicable Regulatory Agencies and with each other applicable Governmental Entity, including the SEC, and all other reports and statements required to be filed by them since January 1, 2010, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of FNB and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of FNB, investigation into the business or operations of FNB or any of its Subsidiaries since January 1, 2010.

        4.6    SEC Reports; Financial Statements.

          (a)   FNB has filed or furnished on a timely basis with the SEC, all material forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act, under the Exchange Act, or under the securities regulations of the SEC, with the SEC since January 1, 2010 (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the "FNB Reports"). As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any FNB Report has been amended by a subsequently filed FNB Report prior to the date hereof, in which case, as of the date of such amendment, (i) the FNB Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and (ii) none of the FNB Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of FNB's Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

          (b)   The financial statements (including the related notes thereto) included (or incorporated by reference) in the FNB Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of FNB and its Subsidiaries as of the dates thereof and their respective consolidated results of operations, changes in shareholders' equity and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

          (c)   There are no outstanding comments from or unresolved issues raised by the SEC staff with respect to the FNB Reports.

          (d)   The books and records of FNB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The records, systems, controls, data and information of FNB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FNB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. FNB and its Subsidiaries have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. FNB (i) has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) effective to ensure that material information relating to FNB, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of FNB by others within those entities to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the FNB Reports and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to FNB's outside auditors and the audit committee of the board of directors of FNB (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect FNB's ability to accurately record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FNB's internal controls over financial reporting.

          (e)   Since January 1, 2010, (A) neither FNB nor any of its Subsidiaries nor, to the knowledge of FNB, any director, officer, employee, auditor, accountant or representative of FNB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FNB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FNB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing FNB or any of its Subsidiaries, whether or not employed by FNB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FNB or any of its officers, directors, employees or agents to the board of directors of FNB or any committee thereof or to any of FNB's directors or officers.

        4.7    Broker's Fees.     Except as set forth in Section 4.7 of the FNB Disclosure Schedule, neither FNB nor any FNB Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions this Agreement contemplates.

        4.8    Absence of Certain Changes or Events.     Since December 31, 2011, except as publicly disclosed in the Forms 10-K, 10-Q and 8-K comprising the FNB Reports (as defined in Section 4.6(a)) filed prior to the date of this Agreement (i) FNB and the FNB Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to FNB.

        4.9    Legal Proceedings.

          (a)   There is no pending, or, to FNB's knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any Person or Governmental Entity relating to FNB, any of its Subsidiaries or any of their respective properties or permits, licenses or authorizations that has had, or is reasonably likely to have, a Material Adverse Effect on FNB.

          (b)   There is no judgment or order of any Governmental Entity that has been imposed upon FNB, any of its Subsidiaries or the assets of FNB or any of its Subsidiaries that has had or is reasonably likely to have, a Material Adverse Effect on FNB.

        4.10    Taxes and Tax Returns.     Each of FNB and its Subsidiaries has duly and timely filed, including all applicable extensions, all Tax Returns required to be filed by it on or prior to the date of this Agreement, all such Tax Returns being accurate and complete in all material respects, has timely paid or withheld and timely remitted all Taxes shown thereon as arising and has duly and timely paid or withheld and timely remitted all Taxes, whether or not shown on any Tax Return, that are due and payable or claimed to be due from it by a Governmental Entity, other than Taxes that (i) are not yet delinquent or are being contested in good faith, which have not been finally determined, and (ii) have been adequately reserved against in accordance with GAAP. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each of FNB and its Subsidiaries. Neither FNB nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. There are no disputes, audits, examinations or proceedings in progress or pending, including any notice received of any intent to conduct an audit or examination, or claims asserted, for Taxes upon FNB or any of its Subsidiaries. No claim has been made by a Governmental Entity in a jurisdiction where FNB or any of its Subsidiaries has not filed Tax Returns such that FNB or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, FNB or any of its Subsidiaries have been fully paid. No issue has been raised by a Governmental Entity in any prior examination or audit of each of FNB and its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Governmental Entity for any subsequent taxable period. There are no Liens for Taxes, other than statutory liens for Taxes not yet due and payable, upon any of the assets of FNB or any of its Subsidiaries. Except as set forth on Section 4.10 of the FNB Disclosure Schedule, neither FNB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement exclusively between or among FNB and its Subsidiaries. Neither FNB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was FNB, or (B) has any liability for the Taxes of any Person, other than FNB or any of its Subsidiaries, under Treas. Reg. §1.1502-6, or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise. Neither FNB nor any of its Subsidiaries has been, within the past two years or otherwise as part of a "plan (or series of related transactions)", within the meaning of Section 355(e) of the Code, of which the Merger is also a part, or a "distributing corporation" or a

"controlled corporation", within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. No share of FNB Common Stock is owned by a Subsidiary of FNB. FNB is not and has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither FNB, its Subsidiaries nor any other Person on their behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Governmental Entity, relating to Taxes, including any IRS private letter rulings or comparable rulings of any Governmental Entity and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable Law, which rulings or agreements would have a continuing effect after the Effective Time. Neither FNB nor any of its Subsidiaries has engaged in a "reportable transaction," as set forth in Treas. Reg. §1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a "listed transaction," as set forth in Treas. Reg. §1.6011-4(b)(2). PVFC has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of FNB and its Subsidiaries relating to the taxable periods beginning on and after January 1, 2009, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to FNB or its Subsidiaries. Neither FNB, nor any of its Subsidiaries will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period, or portion thereof, ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany gain or any excess loss account of FNB or any of its Subsidiaries for periods or portions of periods described in Treasury Regulations under Section 1502 of the Code, or any corresponding or similar provision of state, local or foreign Law, for periods, or portions thereof, ending on or before the Closing Date.

        4.11    Employee Benefits.     For purposes of this Agreement, the following terms shall have the following meaning:

        "FNB Benefit Plan" means any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of FNB or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by FNB or any of its Subsidiaries or to which FNB or any of its Subsidiaries contributes or is obligated to contribute, at any time during the six-year period ending on the date of this Agreement, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such plan is subject to ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity compensation, severance, employment, change of control or fringe benefit plan, program or policy.

        "FNB Employment Agreement" means a contract, offer letter or agreement of FNB or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee pursuant to which FNB or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

          (a)   Section 4.11(a) of the FNB Disclosure Schedule includes a complete list of all FNB Benefit Plans and all FNB Employment Agreements.

          (b)   With respect to each FNB Benefit Plan, FNB has delivered or made available to PVFC, as applicable, a true, correct and complete copy of: (i) each writing constituting a part of such FNB Benefit Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles, (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any summaries of material modifications, (iv) the most recent annual financial report, if any, (v) the most recent actuarial report, if any, and (vi) the most recent determination or opinion letter from the IRS, if any, and (vii) the most recent minimum coverage and discrimination testing results, if any. FNB has delivered or made available to PVFC a true, correct and complete copy of each FNB Employment Agreement.

          (c)   All contributions required to be made to any FNB Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any FNB Benefit Plan, for the period six years prior to and through the date of this Agreement, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected on the financial statements to the extent required by GAAP. As disclosed in Section 4.11(a) of the FNB Disclosure Schedule, each FNB Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code or (ii) is unfunded.

          (d)   With respect to each FNB Benefit Plan, FNB and its Subsidiaries have complied, and are in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such FNB Benefit Plans, including, without limitation, Code Section 409A. Each FNB Benefit Plan has been administered in all material respects in accordance with its terms. There are not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a FNB Benefit Plan or the imposition of any material lien on the assets of FNB or any of its Subsidiaries under ERISA or the Code. Section 4.11(d) of the FNB Disclosure Schedule identifies each FNB Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("FNB Qualified Plans"). The IRS has issued a favorable determination letter with respect to each FNB Qualified Plan and the related trust which has not been revoked, or FNB is entitled to rely on a favorable opinion issued by the IRS. To the knowledge of FNB, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any FNB Qualified Plan or the related trust. To the knowledge of FNB, none of FNB and its Subsidiaries nor any other Person, including any fiduciary, has engaged in any "prohibited transaction", as defined in Section 4975 of the Code or Section 406 of ERISA, which would reasonably be expected to subject FNB, any of its Subsidiaries or any Person that FNB or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (e)   No FNB Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code has failed to satisfy the minimum funding standards contained in Section 302 of ERISA and Section 412 of the Code. With respect to such FNB Benefit Plans, except as would not have, individually or in the aggregate, a Material Adverse Effect: (i) the fair market value of the assets of such FNB Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such FNB Benefit Plan, whether or not vested, on a termination basis, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the PBGC have been timely paid in full, (iv) no liability, other than for premiums to the PBGC, under Title IV of ERISA has been or would reasonably be expected to be incurred by FNB or any of its Subsidiaries and (v) the PBGC has not instituted proceedings to terminate any such FNB Benefit Plan and, to FNB's knowledge, no condition exists that makes it reasonably likely that such proceedings will be instituted or which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such FNB Benefit Plan.

          (f)    (i) No FNB Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan, (ii) none of FNB and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan and (iii) none of FNB and its Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of FNB or any of its Subsidiaries following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the FNB Benefit Plans or the FNB Employment Agreements. Without limiting the generality of the foregoing, neither FNB nor any of its Subsidiaries, nor, to FNB's knowledge, any of their respective ERISA Affiliates, has engaged in any transaction described in Sections 4069, 4204 or 4212 of ERISA.

          (g)   Other than as set forth in Section 4.11(g) of the FNB Disclosure Schedule, FNB and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or applicable law and at no expense to FNB and its Subsidiaries.

          (h)   Neither the execution nor the delivery of this Agreement nor the consummation of the transactions this Agreement contemplates will, either alone or in conjunction with any other event, whether contingent or otherwise, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of FNB or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, including deferred compensation, or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code or additional tax under Section 409A of the Code.

          (i)    No labor organization or group of employees of FNB or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to FNB's knowledge, threatened to be brought or filed, with the National Labor Relations Board. Each of FNB and its Subsidiaries is in material compliance with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

        4.12    Compliance with Applicable Law.     FNB and each of its Subsidiaries are not in default in any material respect under any Laws applicable to FNB or any of its Subsidiaries, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O and applicable limits on loans to one borrower, except where such noncompliance or default is not reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on FNB. FNB and each of the FNB Subsidiaries has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

        4.13    Contracts.     Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, (a) none of FNB nor any of its Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (b) to the knowledge of FNB, none of the other parties to any such material contract, lease, license or other agreement or instrument is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect thereunder and (c) neither FNB nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument, whether as a termination or cancellation for convenience or for default of FNB or any of its Subsidiaries.

        4.14    Agreements with Regulatory Agencies.     Neither FNB nor any of its Subsidiaries is subject to any cease-and-desist or other formal enforcement order or formal supervisory action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive, or has been since January 1, 2010, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each item in this sentence, whether or not set forth in the FNB Disclosure Schedule, a "FNB Regulatory Agreement"), nor has FNB or any of its Subsidiaries been advised since January 1, 2010 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such FNB Regulatory Agreement. Each bank Subsidiary of FNB has at least a "satisfactory" rating under the U.S. Community Reinvestment Act.

        4.15    Undisclosed Liabilities.     Neither FNB nor any of its Subsidiaries has, and since December 31, 2011, neither FNB nor any of its Subsidiaries has incurred, any liabilities or obligations, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except (i) those liabilities fully accrued or reserved against in the unaudited consolidated balance sheet of FNB and its Subsidiaries as of September 30, 2012 included in the FNB Reports, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2012, (iii) for liabilities and obligations that are not material to FNB and its Subsidiaries, taken as a whole, and (iv) for any liabilities incurred with respect to the transactions contemplated by this Agreement.

        4.16    Environmental Liability.     To FNB's knowledge, (i) FNB and its Subsidiaries are in material compliance with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds exists at any real property, including buildings or other structures, currently or formerly owned or operated by FNB or any of its Subsidiaries, that would reasonably be expected to result in a material Environmental Liability for FNB or its Subsidiaries, (iii) no Contamination exists at any real property currently owned by a third party and leased by FNB or the FNB Subsidiaries that would reasonably be expected to result in a material Environmental Liability for FNB or its Subsidiaries, (iv) neither FNB nor any of its Subsidiaries has received any written notice, demand letter, claim or request for information alleging any material violation of, or liability under, any Environmental Law, (v) neither FNB nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of FNB or its Subsidiaries and (vi) FNB has listed in Section 4.16 of the FNB Disclosure Schedule and made available to PVFC copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or relating to FNB, its Subsidiaries and any currently owned or leased property of FNB which were prepared in the last five years.

        4.17    Reorganization.     As of the date of this Agreement, FNB is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        4.18    Loans; Nonperforming and Classified Assets.

          (a)   Each Loan on the books and records of FNB and its Subsidiaries (i) was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, (ii) is evidenced in all material respects by appropriate and sufficient documentation, (iii) to the extent secured, has been secured by valid liens and security interests which have been perfected in accordance with all applicable Laws and, (iv) to the knowledge of FNB, constitutes the legal, valid and binding obligation of the obligor named in the contract evidencing such loan, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditor's rights or by general equity principles.

          (b)   FNB has set forth in Section 4.18 of the FNB Disclosure Schedule as to FNB and each FNB Subsidiary as of the latest practicable date prior to the date of this Agreement: (i) any Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to FNB's knowledge, in default of any other material provision thereof, (ii) each loan that has been classified as "substandard," "doubtful," "loss" or "special mention" or words of similar import by FNB, a FNB Subsidiary or an applicable Regulatory Agency, (iii) a listing of OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof, and (iv) each loan agreement, note or borrowing arrangement, including without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets, with any Affiliate.

        4.19    Fiduciary Accounts.     FNB and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. To FNB's knowledge, neither FNB nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to FNB's knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

        4.20    Allowance for Loan Losses.     FNB Bank's allowance for loan losses is sufficient at the date of this Agreement for its reasonably anticipated loan losses, is in compliance with the standards established by applicable Governmental Entities and GAAP and, to the knowledge of FNB, is adequate.

        4.21    Ownership of PVFC Shares.     As of the date hereof, except as disclosed in Section 4.21 of the FNB Disclosure Schedule, neither FNB, nor, to the knowledge of FNB, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, any PVFC Common Shares, (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any PVFC Common Shares, (iii) is not now, nor at any time within the last three years have they been, an "interested shareholder", as such term is defined in Section 1704.01 of the OGCL, or (iv) is a "Related Person", as such term is defined in the PVFC Articles.

        4.22    Insurance.     FNB and the FNB Subsidiaries are insured with reputable insurers against such risks and in such amounts as their management reasonably have determined to be customary in the industry.

 ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Conduct of Businesses Prior to the Effective Time.

          (a)   During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, each of FNB and PVFC shall, and shall cause each of their respective Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (iii) take no action that would reasonably be expected to prevent or materially impede or delay the obtaining of, or materially adversely affect the ability of the parties expeditiously to obtain, any necessary approvals of any Regulatory Agency, Governmental Entity or any other person or entity required for the transactions this Agreement contemplates or to perform its covenants and agreements under this Agreement or to consummate the transactions this Agreement contemplates.

          (b)   PVFC agrees that between the date of this Agreement and the Effective Time: (i) the materials presented at the meetings of the Loan Committee of PVFC Bank's Board of Directors shall be provided to a designated representative of FNB at the same time such materials are provided to the Loan Committee of PVFC Bank's Board of Directors and PVFC shall provide the minutes of each meeting to such representative in the ordinary course after such meeting, (ii) PVFC shall prepare and furnish to FNB at least quarterly an update of the reserves and other allowances for loan losses reflected in PVFC's financial statements included in the PVFC Reports as of and for the year ended June 30, 2012 and for the six months ended December 31, 2012; (iii) PVFC shall promptly notify FNB if PVFC or any PVFC Subsidiary has been notified by any state or federal bank regulatory agency that its reserves are inadequate or that its practices for establishing its reserves or in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that any Regulatory Agency having jurisdiction over PVFC or any PVFC Subsidiary or PVFC's independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of PVFC; (iv) PVFC shall prepare and furnish to FNB at least monthly an updated list of all extensions of credit and OREO that have been classified by any federal or state bank Regulatory Agency or by PVFC or any PVFC Subsidiary as other loans specifically mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import; and (v) PVFC shall provide the PVFC Bank underwriting materials and documentation to the designated FNB representative for each SBA Loan in excess of $500,000 at such time that such materials and documentation are presented to any PVFC or PVFC Bank loan committee for review.

        5.2    PVFC Forbearances.     During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, PVFC shall not, and shall not permit any of the PVFC Subsidiaries to, without the prior written consent of FNB:

          (a)   (i) other than dividends and distributions by a direct or indirect Subsidiary of PVFC to PVFC or any direct or indirect wholly owned Subsidiary of PVFC, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of PVFC Stock Options that are outstanding or are required by an existing contract, plan, arrangement or policy, as of the date of this Agreement in accordance with their present terms or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of PVFC or any of the PVFC Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities, except for withholding of shares in satisfaction of tax obligations upon the settlement of any PVFC Share Awards or the exercise of any PVFC Stock Option;

          (b)   grant any stock options, restricted stock awards, performance stock awards, restricted stock units or other equity or equity-based awards with respect to PVFC Common Shares under any of the PVFC Stock Plans, or otherwise, except as required by an existing contract, plan, arrangement or policy, as described in Schedule 5.2(b), or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, or issue any additional shares of capital stock or other securities, other than the issuance of PVFC Common Shares upon the exercise of PVFC Stock Options or the PVFC Warrants;

          (c)   amend the PVFC Articles, PVFC Code or other comparable organizational documents;

          (d)   (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets except inventory or other similar assets (A) in the ordinary course of business consistent with past practice and (B) that do not exceed $100,000 in the aggregate, or (ii) open, acquire, close or sell any branches;

          (e)   sell, lease, license, mortgage or otherwise encumber or subject to any Lien, or otherwise dispose of any of its properties or assets other than transactions (A) in the ordinary course of business consistent with past practice and (B) that do not exceed $100,000 in the aggregate;

          (f)    (i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, other than PVFC or any PVFC Subsidiary, except for (A) borrowings having a maturity of not more than 30 days (90 days for repurchase agreements) under existing credit facilities, (B) renewals, extensions or replacements of such existing credit facilities that (1) are incurred in the ordinary course of business consistent with past practice, (2) do not increase the aggregate amount available thereunder, (3) do not provide for any termination fees or pre-payment penalties, (4) do not contain any new provisions limiting or otherwise affecting the ability of PVFC or any of the PVFC Subsidiaries or successors from terminating or pre-paying such facilities, and (5) do not contain financial terms less advantageous than existing credit facilities, and (C) ordinary advances and reimbursements to employees and endorsements of banking instruments made in the ordinary course of business consistent with past practice, or (ii) make any capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries;

          (g)   change in any material respect its accounting methods, except as may be necessary and appropriate to conform to changes in Tax law requirements, changes in GAAP or regulatory accounting principles or as required by PVFC's independent auditors or its Regulatory Agencies;

          (h)   change in any material respect its underwriting, operating, investment or risk management or other similar policies, procedures or practices of PVFC or any of PVFC Subsidiaries except as required by applicable law or policies imposed by any Regulatory Agency or any Governmental Entity;

          (i)    make, change or revoke any material Tax election, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

          (j)    terminate or waive any material provision of any material agreement, contract or obligation or enter into or renew any agreement or other binding obligation of PVFC or any of the PVFC Subsidiaries, including but not limited to, any bank owned life insurance policies, except for (i) any agreement or other binding obligation (A) that is terminable on not more than 60 days'

  notice without the payment of any termination fee or other amount, and (B) which involves obligations that are less than $60,000 annually, and (ii) loans, made, renewed or modified in accordance with this Section 5.2(s), (t) or (u);

          (k)   incur any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

          (l)    except as required by agreements or instruments in effect on the date of this Agreement, alter in any material respect, or enter into any commitment to alter in any material respect, any material interest in any corporation, association, joint venture, partnership or business entity in which PVFC directly or indirectly holds any equity or ownership interest on the date of this Agreement, other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice;

          (m)  agree or consent to any material agreement or material modifications of existing agreements with any Regulatory Agency or Governmental Entity in respect of the operations of its business, except as required by law or regulation based upon the advice of PVFC's legal advisors;

          (n)   pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount not in excess of $75,000 individually or $150,000 in the aggregate;

          (o)   issue any broadly distributed communication of a general nature to employees, including general communications relating to benefits and compensation, or customers without the prior approval of FNB, which will not be unreasonably delayed or withheld, except for communications in the ordinary course of business that do not relate to the Merger or other transactions this Agreement contemplates;

          (p)   take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (q)   take any action that would be reasonably expected to materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions this Agreement contemplates;

          (r)   take any action that is intended or is reasonably likely to result in any of the representations or warranties of PVFC set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

          (s)   (i) make, renew or otherwise modify any Loan to any Person if the Loan is an existing credit on the books of PVFC and classified as "doubtful" or "loss" or such Loan is in an amount in excess of $350,000 and classified as "substandard" or "special mention", or (ii) make, renew or otherwise modify any Loan or Loans if immediately after making an unsecured Loan or Loans, such Person would be indebted to PVFC Bank in an aggregate amount in excess of $200,000 on an unsecured basis or an under secured basis (i.e., the fair market value of the collateral securing such Loan and any replacements thereof is less than the principal value of such Loan and any replacements thereof), or (iii) make any fully secured Loan or Loans to any Person (including any SBA Loan, as separately provided in clause (vi) for avoidance of doubt), except for any Loan secured by a first mortgage on single family owner-occupied real estate, if, immediately after making a secured Loan, such Person would be indebted to PVFC Bank in an aggregate amount in excess of $2,000,000, or (iv) make, renew or otherwise modify any Loan or Loans secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of $750,000, or (v) make, renew or otherwise modify any Loan for the construction of infrastructure or related improvements or any other land or land development-type loan with a principal balance in excess of $750,000, or (vi) make any SBA Loan in a gross amount (i.e., including any "sold" portion thereof) equal to or exceeding $2,000,000, or (vii) make any SBA Loan in a gross amount (i.e., including any "sold" portion thereof) equal to or exceeding $500,000 at any time that the total or aggregate gross amount of all SBA Loans equals or exceeds $20,000,000, or if, after such SBA Loan is made, the total or aggregate gross amount of all SBA Loans would equal or exceed $20,000,000, or (viii) in any event if such Loan does not conform with PVFC Bank's Credit Policy Manual if, in the case of any of the foregoing types of Loan or Loans, FNB shall object thereto within three business days after receipt of notice of such proposed Loan, and the failure to provide a written objection within three business days after receipt of notice of such proposed Loan from PVFC Bank shall be deemed as the approval of FNB to make such Loan or Loans. FNB reserves the right to observe the loan approval process by the Board of Directors of PVFC Bank or any loan committee;

          (t)    acquire any new loan participation or loan servicing rights (other than with respect to any originated SBA Loan or originated residential loans);

          (u)   originate, participate or purchase any new Loan (including, without limitation, lines of credit and letters of credit) that is (i) serviced by a third party or (ii) outside of its primary market area in the Cuyahoga, Summit, Medina, Lorain, Lake, Portage and Geauga Counties of Ohio, unless such Loan is a saleable residential mortgage Loan or unless such Loan is an SBA Loan in the territory set forth on Schedule 5.2(u);

          (v)   enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of PVFC or its Subsidiaries or grant any salary or wage increase or increase any employee benefit, including discretionary or other incentive or bonus payments or discretionary or matching contributions to any deferred compensation plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options or stock awards, except:

            (i)    merit increases for those employees of PVFC and its Subsidiaries who would normally be eligible for a merit increase during the period commencing on the date hereof through the Closing Date according to PVFC's customary and normal practices not to exceed, in the aggregate, 2.5%;

            (ii)   bonuses payable in accordance with PVFC's short-term incentive plan and accrued in accordance with PVFC's customary and normal practices, but in no event to exceed $1,200,000 in the aggregate;

            (iii)  for changes that are required by applicable Law or are advisable in order to comply with Section 409A of the Code, upon prior written notice to FNB; or

            (iv)  for retention bonuses to such persons and in such amounts as are approved by FNB in consultation with PVFC.

          (w)  Hire any person as an employee of PVFC or any of the PVFC Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date of this Agreement and described in Schedule 5.2(w) or (ii) to fill any vacancies existing as of the date of this Agreement and described in Schedule 5.2(w) or (iii) to fill any vacancies arising after the date of this Agreement at a comparable level of compensation with persons whose employment is terminable at the will of PVFC or a PVFC Subsidiary of PVFC, as applicable, provided, however, that such total salary and incentive compensation for any one employee may not exceed $50,000;

          (x)   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by any provision of this Section 5.2;

          (y)   engage in any new loan transaction with an officer or director or related party, it being acknowledged and agreed by PVFC that each such loan transaction that PVFC presents to FNB for approval pursuant to this Section 5.2(y) shall be required to comply with Regulation O (as interpreted and enforced by the OCC);

          (z)   purchase any equity securities or purchase any debt securities other than debt securities (i) with a quality rating of "AAA" by either Standard & Poor's Ratings Services or Moody's Investors Services, and (ii) having a duration not exceeding three (3) years;

          (aa) convert the data processing and related information and/or accounting systems of PVFC or any of its Subsidiaries before the earlier of (i) the consummation of the Merger or (ii) the termination of this Agreement in accordance with its terms; or

          (bb) except as otherwise set forth in this Agreement, except for agreements, arrangements or commitments entered into as a result of the transactions this Agreement contemplates, and except as provided for in a business plan, budget or similar plan delivered to FNB prior to the date of this Agreement, PVFC and its Subsidiaries shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of any assets having a book or market value, whichever is greater, in the aggregate in excess of $100,000, other than (i) pledges of, or liens on, assets to secure government deposits, advances made to PVFC by the Federal Home Loan Bank Board or the Federal Reserve Board, the payment of taxes, assessments, or similar charges which are not yet due and payable, the payment of deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts consistent with past practices, or the collection and/or processing of checks, drafts of letters of credit consistent with customary banking practices or the exercise of trust powers, (ii) sales of assets received in satisfaction of debts previously contracted in the ordinary course of its banking business or (iii) issuances of Loans, sales of previously purchased government guaranteed loans, or transactions in the investment securities portfolio by PVFC or a PVFC Subsidiary or repurchase agreements made, in each case, in the ordinary course of banking business.

Notwithstanding any other provision of this Section 5.2, PVFC shall be permitted, in the ordinary course of business consistent with past practice, without the prior approval of FNB, to sell, assign, transfer, pledge, hypothecate or otherwise dispose of (i) the guaranteed portion of any SBA Loan; (ii) any saleable residential mortgage Loan not in excess, in the aggregate of $750,000, (iii) any OREO property or any classified Loan or asset being sold at a price not less than 90% of the book value of such property on PVFC's financial statements; (iv) any classified Loan or asset, not in excess, in the aggregate of $350,000.

        5.3    FNB Forbearances.     During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, FNB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of PVFC:

          (a)   except for the designation of the FNB Series E Preferred Stock, as contemplated by the ANNB Merger Agreement, amend, repeal or otherwise modify any provision of the FNB Charter or the FNB Bylaws other than those that would not be adverse to PVFC or its shareholders or those that would not impede FNB's ability to consummate the transactions this Agreement contemplates;

          (b)   take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (c)   take any action that is intended or is reasonably likely to result in any of the representations or warranties of FNB set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (d)   make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, in any case to the extent such action would be reasonably expected to prevent, or materially impede or delay, the consummation of the transactions this Agreement contemplates;

          (e)   take any action that would be reasonably expected to materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions this Agreement contemplates; or

          (f)    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

        5.4    Voting Agreements.     PVFC shall deliver on the date of this Agreement an executed Voting Agreement, in the form attached to this Agreement as Exhibit "B" (the "Voting Agreement"), from each member of the PVFC Board of Directors.

        5.5    Agreements with Officers of PVFC and PVFC Bank.     Prior to the Closing, FNB shall offer to enter into agreements with the individuals, and on the terms and conditions, as described on Schedule 5.5. In addition, on or before the Closing, PVFC shall pay the officers listed on Schedule 5.5 the retention bonuses in the respective amounts set forth on Schedule 5.5.

ARTICLE 6

ADDITIONAL AGREEMENTS

        6.1    Regulatory Matters.

          (a)   FNB agrees to prepare and file, as soon as practicable, the Registration Statement with the SEC in connection with the issuance of FNB Common Stock in the Merger including the Proxy Statement and prospectus and other proxy solicitation materials of PVFC constituting a part thereof and all related documents. PVFC shall prepare and furnish to FNB such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and PVFC and its legal, financial and accounting advisors, shall have the right to review in advance and approve, which approval shall not be unreasonably withheld, such Registration Statement prior to its filing. PVFC agrees to cooperate with FNB and FNB's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. As long as PVFC has cooperated as described above, FNB agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of PVFC and FNB agrees to use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. FNB also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions this Agreement contemplates. After the SEC has declared the Registration Statement effective under the Securities Act, PVFC shall promptly mail at its expense the Proxy Statement to its shareholders.

          (b)   Each of PVFC and FNB agrees that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated in this Agreement or necessary to make the statements in this Agreement not misleading. Each of PVFC and FNB agrees that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall contain any untrue statement of a material fact or omit to state any material fact required to be stated in this Agreement or necessary to make the statements in this Agreement not misleading. Each of PVFC and FNB further agree that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements in this Agreement not false or misleading, to promptly inform the other party thereof and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the shareholders of PVFC.

          (c)   FNB agrees to advise PVFC, promptly after FNB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FNB Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent FNB is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

          (d)   The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities that are necessary or advisable to consummate the transactions this Agreement contemplates, including the Merger, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. PVFC and FNB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to PVFC or FNB, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities necessary or advisable to consummate the transactions this Agreement contemplates and each party will keep the other apprised of the status of matters relating to completion of the transactions this Agreement contemplates. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require FNB to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties, Regulatory Agencies or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on FNB and its Subsidiaries, including the Surviving Company after giving effect to the Merger, taken as a whole after the Effective Time (a "Materially Burdensome Regulatory Condition"). In addition, PVFC agrees to cooperate and use its reasonable best efforts to assist FNB in preparing and filing such petitions and filings, and in obtaining such permits, consents, approvals and authorizations of third parties, Regulatory Agencies and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of PVFC and FNB following consummation of the Merger.

          (e)   Each of FNB and PVFC shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of FNB, PVFC or any of their respective Subsidiaries to any Regulatory Agency or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

          (f)    Each of FNB and PVFC shall promptly provide each other with any written communications received from any Regulatory Agency or Governmental Entity with respect to the transactions contemplated by this Agreement and will promptly advise the other upon receiving any oral communication with respect to the transactions contemplated by this Agreement from any Regulatory Agency or Governmental Entity whose consent or approval is required for consummation of the transactions this Agreement contemplates that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c)) will not be obtained or that the receipt of any such approval may be materially delayed.

          (g)   PVFC and FNB shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, but after such consultation, to the extent practicable under the circumstances, issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC, the Federal Reserve Board, the FDIC, the OCC, the NYSE or NASDAQ. In addition, the Chief Executive Officers of PVFC and FNB shall be permitted to respond to appropriate questions about the Merger from the press. PVFC and FNB shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Merger as reasonably requested by the other party.

        6.2    Access to Information.

          (a)   Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of PVFC and FNB shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the parties shall, and shall cause their respective Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as the other may reasonably request. PVFC shall, and shall cause each of its Subsidiaries to, provide to FNB a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state banking laws other than reports or documents that such party is not permitted to disclose under applicable law. Neither PVFC nor FNB nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply to the extent possible in light of those restrictions.

          (b)   All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreements entered into between PVFC and FNB (the "Confidentiality Agreements").

          (c)   No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.

        6.3    PVFC Shareholder Approval.     PVFC shall call a meeting of its shareholders for the purpose of obtaining the requisite shareholder approval required in connection with this Agreement and the Merger (the "PVFC Shareholders Meeting"), and shall use its reasonable best efforts to convene such meeting as soon as reasonably practicable following the Registration Statement being declared effective, giving a reasonable amount of time for printing and mailing. Subject to Section 6.11, the Board of Directors of PVFC shall recommend approval and adoption of this Agreement, the Merger and the other transactions this Agreement contemplates, by PVFC's shareholders and shall include such recommendation in the Proxy Statement (the "PVFC Recommendation"). Without limiting the generality of the foregoing, PVFC's obligations pursuant to the first sentence of this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to PVFC of any Acquisition Proposal, as defined in Section 6.11(e)(i). Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 8.1, PVFC's obligations pursuant to the first sentence of this Section 6.3 shall terminate.

        6.4    Commercially Reasonable Efforts; Cooperation.     Each of PVFC and FNB agrees to exercise good faith and use its commercially reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions this Agreement contemplates as promptly as possible.

        6.5    NYSE Approval.     FNB shall cause the shares of FNB Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

        6.6    Benefit Plans.

          (a)   [Intentionally deleted]

          (b)   As soon as administratively practicable after the Effective Time, FNB shall take all reasonable action so that employees of PVFC and the PVFC Subsidiaries shall be entitled to participate in each FNB Benefit Plan of general applicability with the exception of FNB's defined benefit pension plan and any other plan frozen to new participants (collectively, the "FNB Eligible Plans") to the same extent as similarly-situated employees of FNB and its Subsidiaries, it being understood that inclusion of the employees of PVFC and the PVFC Subsidiaries in the FNB Eligible Plans may occur at different times with respect to different plans, provided that coverage shall be continued under corresponding PVFC Benefit Plans until such employees are permitted to participate in the FNB Eligible Plans and provided further, however, that nothing contained in this Agreement shall require FNB or any of its Subsidiaries to make any grants to any former employee of PVFC under any discretionary equity compensation plan of FNB or to provide the same level of (or any) employer contributions or other benefit subsidies as PVFC or the PVFC Subsidiaries. FNB shall cause each FNB Eligible Plan in which employees of PVFC and the PVFC Subsidiaries are eligible to participate, to recognize, for purposes of determining eligibility to participate in, and vesting of, benefits under the FNB Eligible Plans, the service of such employees with PVFC and the PVFC Subsidiaries to the same extent as such service was credited for such purpose by PVFC or the PVFC Subsidiaries, and, solely for purposes of FNB's vacation programs, for purposes of determining the benefit amount, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those PVFC Benefit Plans that correspond to FNB Eligible Plans until employees of PVFC and the PVFC Subsidiaries are included in such FNB Eligible Plans, nothing in this Agreement shall limit the ability of FNB to amend or terminate any of the PVFC Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms. PVFC acknowledges and agrees that neither it nor any of its Subsidiaries is subject to any written or oral agreement to continue the benefits under the company-paid life insurance policies listed on Section 3.11(i) of the PVFC Disclosure Schedule, and that FNB may, at its election, discontinue such insurance policies. FNB agrees that it in the event it should discontinue the insurance policies, it will provide the beneficiaries the opportunity to take over his or her policy and assume the premiums.

  At and following the Effective Time, and except as otherwise provided in Section 6.6(f), FNB shall honor, and the Surviving Company shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of PVFC and the PVFC Subsidiaries and current and former directors of PVFC and the PVFC Subsidiaries existing as of the Effective Date under any PVFC Benefit Plan. Any years of service recognized for purposes of this Section 6.6 will be taken into account under the terms of any generally applicable severance policy of FNB or its Subsidiaries.

          (c)   At such time as employees of PVFC and the PVFC Subsidiaries become eligible to participate in a medical, dental or health plan of FNB or its Subsidiaries, FNB shall, to the extent reasonably practicable and available from its insurers, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of FNB and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous PVFC Benefit Plan prior to the Effective Time.

          (d)   PVFC shall adopt such Board resolutions and take such other action as FNB may reasonably request to cause the Park View Federal Savings Bank 401(k) Plan (the "Plan") to be terminated immediately prior to the Effective Time (the "Plan Termination Date") and the accounts of all participants and beneficiaries in the Plan as of the Plan Termination Date to become fully vested as of the Plan Termination Date. As soon as practicable after the Effective Time, but in no event later than one year after the Plan Termination Date, FNB shall file or cause to be filed all necessary documents with the IRS for a determination letter that the termination of the Plan as of the Plan Termination Date will not adversely affect the Plan's qualified status. FNB shall use its reasonable best efforts to obtain such favorable determination letter; including, but not limited to, adopting such amendments to the Plan as may be requested by the IRS as a condition to its issuance of a favorable determination letter. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Plan upon its termination, the account balances in the Plan shall be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. The Surviving Company shall take all other actions necessary to complete the termination of the Plan, including filing a Final Form 5500, that arise after the Effective Time. FNB agrees, to the extent permitted by Applicable Law, to permit Plan participants who become employees of FNB and its Subsidiaries to roll over their account balances in the Plan and loans from the Plan to the F.N.B. Corporation Progress Savings 401(k) Plan. Notwithstanding anything in Section 6.6(b) to the contrary, employees of PVFC or any PVFC Subsidiary who continue in employment with the Surviving Company following the Effective Time shall be eligible as of the Effective Time to participate in the F.N.B. Corporation Progress Savings 401(k) Plan.

          (e)   Immediately prior to the Effective Time, PVFC shall, at the written request of FNB, freeze or terminate each PVFC Benefit Plan as is requested by FNB.

        6.7    Indemnification; Directors' and Officers' Insurance.

          (a)   In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation (each a "Claim") in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of PVFC or any of the PVFC Subsidiaries or who is or was serving at the request of PVFC or any of the PVFC Subsidiaries as a director, officer, employee, member or otherwise of another Person (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of PVFC or any of the PVFC Subsidiaries or was serving at the request of the PVFC or any of the PVFC Subsidiaries as a director or officer of another Person or (ii) this Agreement or any of the transactions this Agreement contemplates, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against such Claim and respond thereto. From and after the Effective Time, FNB shall, and shall cause the Surviving Company to, indemnify, defend and hold harmless, as and to the fullest extent currently provided under applicable Law, the PVFC Articles and the PVFC Code each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses, including reimbursement for reasonable fees and expenses, including fees and expenses of legal counsel, incurred in advance of the final disposition of any Claim upon receipt of any undertaking required by applicable Law, and judgments, fines and amounts paid in settlement in connection with any such threatened or actual Claim.

          (b)   FNB and the Surviving Company agree that all rights to indemnification of liabilities, including advancement of expenses, and all limitations with respect thereto, existing in favor of any Indemnified Person, as provided in the PVFC Articles or the PVFC Code, shall survive the Merger and shall continue in full force and effect, without any amendment thereto; provided, however, that in the event any Claim is asserted or made after the Effective Date, any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the OGCL, the PVFC Articles or the PVFC Code, as the case may be, shall be made by independent legal counsel, whose fees and expenses shall be paid by FNB and the Surviving Company, selected by such Indemnified Person and reasonably acceptable to FNB; and, provided further that nothing in this Section 6.7 shall impair any rights or obligations of any current or former director or officer of PVFC or its Subsidiaries, including pursuant to the respective organizational documents of PVFC, or their respective Subsidiaries, under the OGCL or otherwise.

          (c)   Prior to the Effective Time, FNB shall obtain at the expense of PVFC, and FNB shall maintain for a period of six years following the Effective Time, directors' and officers' liability insurance and fiduciary liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, including the transactions this Agreement contemplates, covering the Indemnified Persons who as of the Effective Time are covered by PVFC's directors' and officers' liability insurance or fiduciary liability insurance policies, provided that FNB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policies of PVFC or single premium tail coverage with policy limits equal to PVFC's existing coverage limits, provided that in no event shall FNB be required to expend for any one year an amount in excess of 150% of the annual premium currently paid by PVFC for such insurance (the "Insurance Amount"), and further provided that if FNB is unable to maintain or obtain the insurance called for by this Section 6.7(c) as a result of the preceding provision, FNB shall use its commercially reasonable best efforts to obtain the most advantageous coverage as is available for the maximum Insurance Amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time from an insurer or insurers selected by FNB that have an insurer financial strength rating by A.M. Best Co. of at least "A", which policies provide the Indemnified Persons with coverage, from the Effective Time to the sixth anniversary of the Effective Time, including in respect of the transactions this Agreement contemplates, on terms that are no less advantageous to Indemnified Persons than PVFC's D&O Insurance existing immediately prior to the date of this Agreement. If such prepaid policies have been obtained prior to the Effective Time, then FNB shall maintain such policies in full force and effect and continue the obligations thereunder.

          (d)   The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        6.8    Additional Agreements.     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including any merger between a Subsidiary of FNB, on the one hand, and a Subsidiary of PVFC, on the other hand, or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, FNB.

        6.9    Advice of Changes.     Each of FNB and PVFC shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties, or remedies with respect thereto, or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.9 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

        6.10    Dividends.     After the date of this Agreement, PVFC shall not declare or pay any dividend in respect of PVFC Common Shares.

        6.11    Certain Actions.

          (a)   From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 6.11, PVFC will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, affiliates or representatives (collectively, "PVFC Representatives") to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal, as defined in Section 6.11(e)(i), or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to PVFC or any of the PVFC Subsidiaries or afford access to the business, properties, assets, books or records of PVFC or any of the PVFC Subsidiaries, to otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 8.1(g), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.

          (b)   Notwithstanding anything in this Agreement to the contrary, PVFC and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the

  Exchange Act with regard to an Acquisition Proposal provided that the Board of Directors of PVFC shall not withdraw or modify in a manner adverse to FNB the PVFC Recommendation except as set forth in subsection (iii) below, (ii) to engage in any discussions or negotiations with, and provide any information to, any third party in response to a Superior Proposal, as defined in Section 6.11(e)(ii), by any such third party, if and only to the extent that (x) PVFC's Board of Directors concludes in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to result in a breach of their fiduciary duties under applicable Law, (y) prior to providing any information or data to any third party in connection with a Superior Proposal by any such third party, PVFC's Board of Directors receives from such third party an executed confidentiality agreement, which confidentiality terms shall be no less favorable to PVFC than those contained in the Confidentiality Agreements between PVFC and FNB and (z) at least 48 hours prior to providing any information or data to any third party or entering into discussions or negotiations with any third party, PVFC promptly notifies FNB in writing of the name of such third party and the material terms and conditions of any such Superior Proposal and (iii) to withdraw, modify, qualify in a manner adverse to FNB, condition or refuse to make the PVFC Recommendation (the "Change in PVFC Recommendation") if PVFC's Board of Directors concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so could reasonably be expected to breach their fiduciary duties under applicable Law. Notwithstanding any Change in PVFC Recommendation, this Agreement shall be submitted to the shareholders of PVFC at the PVFC Shareholders' Meeting for the purpose of voting on the approval of this Agreement and nothing contained herein shall be deemed to relieve PVFC of such obligation; provided, however, that if the Board of Directors of PVFC shall have effected a Change in PVFC Recommendation, then the Board of Directors of PVFC may submit this Agreement to PVFC's shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded), in which event the Board of Directors of PVFC may communicate the basis for its lack of a recommendation to PVFC's shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law. In addition to the foregoing, PVFC shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger prior to the termination of this Agreement.

          (c)   PVFC will promptly, and in any event within 24 hours, notify FNB in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.

          (d)   PVFC agrees that it will, and will cause the PVFC Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. PVFC or its Representatives shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of PVFC to promptly return or destroy (which destruction shall be certified in writing by such Person to PVFC) all information, documents and materials relating to an Acquisition Proposal or to PVFC or its businesses, operations or affairs heretofore furnished by PVFC or any of its Representatives to such Person or any of such Person's Representatives in accordance with the terms of any confidentiality agreement with such Person and to destroy all summaries, analyses or extracts of or based upon such information in the possession of such Person or any of such Person's Representatives.

          (e)   For purposes of this Agreement:

              (i)  The term "Acquisition Proposal" means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing by or from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial, i.e., 20% or more, portion of the net revenues, net income or net assets of PVFC and the PVFC Subsidiaries, taken as a whole, (x) direct or indirect acquisition or purchase of PVFC Common Shares after the date of this Agreement by a Person who on the date of this Agreement does not own 10% or more of PVFC Common Shares and such Person by reason of such purchase or acquisition first becomes the owner of 10% or more of PVFC Common Shares after the date of this Agreement or the direct or indirect acquisition or purchase of 5% or more of PVFC Common Shares after the date of this Agreement by a Person who on the date of this Agreement owns 10% or more of PVFC Common Shares, (y) tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of PVFC or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving PVFC other than the transactions this Agreement contemplates.

             (ii)  The term "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal made by a Third Party to acquire more than 50% of the combined voting power of the PVFC Common Shares then outstanding or all or substantially all of PVFC's consolidated assets for consideration consisting of cash and/or securities that is on terms that the Board of Directors of PVFC in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the Board of Directors of PVFC in its good faith judgment believes to be more favorable to PVFC than the Merger, (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of PVFC and (C) is reasonably capable of being completed.

            (iii)  For purposes of this Section 6.11, "Third Party" means any person as defined in Section 13(d) of the Exchange Act other than FNB or its Affiliates.

          (f)    If a Payment Event, as defined in Section 6.11(g), occurs, PVFC shall pay to FNB by wire transfer of immediately available funds, within two business days following such Payment Event, a fee of $4.0 million (the "Break-up Fee"), provided, however, that if a Payment Event occurs, PVFC shall have no obligation to pay FNB's expenses under Section 9.3(b).

          (g)   The term "Payment Event" means any of the following:

              (i)  the termination of this Agreement by FNB pursuant to Section 8.1(f);

             (ii)  the termination of this Agreement by PVFC pursuant to Section 8.1(g);

            (iii)  the termination of this Agreement pursuant to any other Section following the commencement of a tender offer or exchange offer for 25% or more of the outstanding PVFC Common Shares and PVFC shall not have sent to its shareholders, within 10 business days after the commencement of such tender offer or exchange offer, a statement that the Board of Directors of PVFC recommends rejection of such tender offer or exchange offer;

            (iv)  the occurrence of any of the following events within 12 months of the termination of this Agreement pursuant to Section 8.1(b)(i), 8.1(c) or 8.1(e), provided that an Acquisition Proposal shall have been made by a Third Party after the date of this Agreement and prior to such termination that shall not have been withdrawn in good faith prior to such termination: (A) PVFC enters into an agreement to merge with or into, or be acquired, directly or indirectly, by merger or otherwise by, such Third Party, (B) such Third Party, directly or indirectly, acquires substantially all of the total assets of PVFC and the PVFC Subsidiaries, taken as a whole or (C) such Third Party, directly or indirectly, acquires more than 50% of the outstanding PVFC Common Shares.

          (h)   PVFC acknowledges that the agreements contained in this Section 6.11 are an integral part of the transactions contemplated in this Agreement and that without these agreements FNB would not enter into this Agreement. Accordingly, in the event PVFC fails to pay to FNB the Break-up Fee promptly when due, PVFC shall, in addition thereto, pay to FNB all costs and expenses, including attorneys' fees and disbursements, incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee or any unpaid portion thereof, from the date such payment was due until the date such payment is received by FNB, accrued at the fluctuating prime rate as quoted in The Wall Street Journal as in effect from time to time during the period.

        6.12    Transition.     Commencing on the date of this Agreement, FNB and PVFC shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration, from and after the Closing, of PVFC and the PVFC Subsidiaries with the businesses of FNB and its Subsidiaries, without taking action that would, in effect, give FNB control over the management or policies of PVFC or any of the PVFC Subsidiaries. Without limiting the generality of the foregoing, from the date of this Agreement through the Closing Date and consistent with the performance of their day-to-day operations, the continuous operation of PVFC and the PVFC Subsidiaries in the ordinary course of business and applicable Law, PVFC shall cause the employees and officers of PVFC and the PVFC Subsidiaries, including the Bank, to cooperate with FNB in performing tasks reasonably required in connection with such integration.

        6.13    Tax Representation Letters.     Officers of FNB and PVFC shall execute and deliver to Reed Smith LLP, tax counsel to FNB, and Vorys, Sater, Seymour and Pease LLP, tax counsel to PVFC, tax representation letters or certificates of officers ("Tax Representation Letters") substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the time the Proxy Statement and Registration Statement are declared effective by the SEC and at the Effective Time, in connection with such tax counsel's delivery of opinions pursuant to Section 7.2(c) and Section 7.3(c) of this Agreement.

        6.14    Rule 16b-3.     FNB and PVFC shall take all steps as may be necessary or appropriate to cause the transactions contemplated by Article 1 and any other dispositions of equity securities of PVFC (including derivative securities) or acquisitions of equity securities of FNB in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 7

CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver, where permitted by applicable law, at or prior to the Effective Time of the following conditions:

          (a)    Shareholder Approval.    This Agreement and the Merger this Agreement contemplates shall have been approved and adopted by the requisite affirmative vote of the holders of PVFC Common Shares entitled to vote thereon.

          (b)    NYSE Listing.    The shares of FNB Common Stock to be issued to the holders of PVFC Common Shares upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance, provided FNB shall have used its reasonable best efforts to cause such authorization of listing on the NYSE.

          (c)    Regulatory Approvals.    All regulatory approvals set forth in Sections 3.4 and 4.4 required to consummate the transactions this Agreement contemplates, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, all such approvals and the expiration of all such waiting periods being referred as the "Requisite Regulatory Approvals."

          (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e)    No Injunctions or Restraints; Illegality.    No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions this Agreement contemplates shall be in effect, provided FNB shall have used its reasonable best efforts to have removed, lifted or resolved such legal restraint or prohibition. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

        7.2    Conditions to Obligation of FNB to Effect the Merger.     The obligation of FNB to effect the Merger is also subject to the satisfaction or waiver by FNB, where permitted by applicable law, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of PVFC contained in this Agreement that are qualified by materiality and those contained in Section 3.2 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and the representations and warranties of PVFC contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date, except in each case where the failure of the representations and warranties, other than the representations and warranties set forth in Section 3.1, to be so true and correct, without giving effect to any qualification as to "material," "materiality," "material adverse effect" or similar qualifications, are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect on PVFC, and FNB shall have received a certificate signed on behalf of PVFC by the Chief Executive Officer or the Chief Financial Officer of PVFC to the foregoing effect.

          (b)    Performance of Obligations of PVFC.    PVFC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and FNB shall have received a certificate signed on behalf of PVFC by the Chief Executive Officer or the Chief Financial Officer of PVFC to such effect.

          (c)    Federal Tax Opinion.    FNB shall have received the opinion of its counsel, Reed Smith LLP, in form and substance reasonably satisfactory to FNB, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in Tax Representation Letters executed by officers of PVFC and FNB.

          (d)    No Materially Burdensome Regulatory Condition.    None of the Requisite Regulatory Approvals shall have resulted in the imposition of a Materially Burdensome Regulatory Condition.

        7.3    Conditions to Obligation of PVFC to Effect the Merger.     The obligation of PVFC to effect the Merger is also subject to the satisfaction or waiver by PVFC, where permitted by applicable law, at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of FNB contained in this Agreement that are qualified by materiality shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of FNB contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date, except in each case where the failure of the representations and warranties to be so true and correct, without giving effect to any qualification as to "material," "materiality," "material adverse effect" or similar qualifications, are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect on FNB, and PVFC shall have received a certificate signed on behalf of FNB by the Chief Executive Officer or the Chief Financial Officer of FNB to the foregoing effect.

          (b)    Performance of Obligations of FNB.    FNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and PVFC shall have received a certificate signed on behalf of FNB by the Chief Executive Officer or the Chief Financial Officer of FNB to such effect.

          (c)    Federal Tax Opinion.    PVFC shall have received the opinion of its counsel, Vorys, Sater, Seymour and Pease LLP, in form and substance reasonably satisfactory to PVFC, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon Tax Representation Letters contained in certificates of officers of PVFC and FNB.

ARTICLE 8

TERMINATION AND AMENDMENT

        8.1    Termination.     This Agreement may be terminated at any time prior to the Effective Date, and the Merger may be abandoned:

          (a)    Mutual Consent.    By the mutual consent in writing of FNB and PVFC if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b)    Breach.

              (i)  By FNB, if (A) any of the representations and warranties of PVFC contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.2(a) would not be satisfied or (B) PVFC shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions set forth in Sections 7.1 or 7.2(b) would not be satisfied, in either case other than as a result of a material breach by FNB of any of its obligations under this Agreement and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of 30 days after PVFC has received written notice from FNB of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond December 31, 2013.

             (ii)  By PVFC, if (A) any of the representations and warranties of FNB contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.3(a)

    would not be satisfied or (B) FNB shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions set forth in Sections 7.1 or 7.3(b) would not be satisfied, in either case other than as a result of a material breach by PVFC of any of its obligations under this Agreement and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of 30 days after FNB has received written notice from PVFC of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond December 31, 2013.

          (c)    Delay.    By FNB or PVFC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated on or before 5:00 p.m., Eastern Time on December 31, 2013, unless the failure of the Merger to be consummated by such date shall have been due to the failure of the party seeking to terminate pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party set forth in this Agreement.

          (d)    No Regulatory Approval.    By FNB or PVFC, if its Board of Directors so determines, in the event the approval of any Governmental Entity required for consummation of the Merger this Agreement contemplates shall have been denied by final nonappealable action of such Governmental Entity or an application therefor shall have been permanently withdrawn at the request of a Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth in this Agreement.

          (e)    No PVFC Shareholder Approval.    By FNB, or by PVFC provided that PVFC shall not be in material breach of any of its obligations under Section 6.3, if any approval of the shareholders of PVFC this Agreement contemplates shall not have been obtained by reason of the failure to obtain the required vote at the PVFC Shareholders Meeting or at any adjournment or postponement thereof.

          (f)    Failure to Recommend.    At any time prior to the PVFC Shareholders Meeting, by FNB if (i) PVFC shall have breached Section 6.11(a) - (d) in any respect materially adverse to FNB, (ii) the PVFC Board of Directors shall have failed to make the PVFC Recommendation or shall have effected a Change in PVFC Recommendation, (iii) the PVFC Board shall have approved, recommended or endorsed (or in the case of a tender or exchange offer, failed to promptly recommend rejection of), or proposed or resolved to recommend or endorse (or in the case of a tender or exchange offer, failed to promptly recommend rejection of) an Acquisition Proposal, or (iv) PVFC shall have materially breached its obligations under Section 6.3 by failing to call, give notice of, convene and hold the PVFC Shareholders Meeting.

          (g)    Superior Proposal.    At any time prior to the date of mailing of the Proxy Statement, by PVFC in order to enter concurrently into an Acquisition Proposal that has been received by PVFC and the PVFC Board of Directors in compliance with Sections 6.11(a) and (b) and that PVFC's Board of Directors concludes in good faith, in consultation with its financial and legal advisors, that such Acquisition Proposal is a Superior Proposal; provided, however, that this Agreement may be terminated by PVFC pursuant to this Section 8.1(g) only after the fifth business day following PVFC's provision of written notice to FNB advising FNB that the PVFC Board of Directors is prepared to accept a Superior Proposal, it being agreed that the delivery of such notice shall not entitle FNB to terminate this Agreement pursuant to this Section 8.1(g) and only if (i) during such five-business day period, PVFC has caused its financial and legal advisors to negotiate with FNB in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and (ii) PVFC's Board of

  Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by FNB, and further provided that such termination shall not be effective until PVFC has paid the Break-up Fee provided by Section 6.11(f) to FNB.

        8.2    Effect of Termination.     In the event of termination of this Agreement by either FNB or PVFC as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Sections 6.1(g), 6.2(b), 6.11(f)-(h), 8.2, 8.3, 9.3 and 9.8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of its willful breach of any of the provisions of this Agreement.

        8.3    Amendment.     Subject to compliance with applicable law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after approval of the matters presented in connection with Merger by the shareholders of PVFC; provided, however, that after any approval of the transactions this Agreement contemplates by the shareholders of PVFC, there may not be, without further approval of the PVFC shareholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        8.4    Extension; Waiver.     At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of the transactions this Agreement contemplates by the shareholders of PVFC, there may not be, without further approval of the PVFC shareholders, any extension or waiver of this Agreement or any portion of this Agreement that changes the amount or form of the consideration to be delivered to the holders of PVFC Common Shares under this Agreement, other than as this Agreement contemplates. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 9

GENERAL PROVISIONS

        9.1    Closing.    On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at a time and on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver, subject to applicable law, of the latest to occur of the conditions set forth in Article 7, other than those conditions that by their nature are to be satisfied or waived at the Closing, unless extended by mutual written agreement of the parties (the "Closing Date").

        9.2    Nonsurvival of Representations, Warranties and Agreements.     None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Articles 1, 2 and 9 and Sections 6.6, 6.7 and 6.8.

        9.3    Expenses.

          (a)   Each party to this Agreement will bear all expenses incurred by it in connection with this Agreement and the transactions this Agreement contemplates, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Proxy Statement and the registration fee to be paid to the SEC in connection with the Registration Statement shall be shared equally between PVFC and FNB, and provided further that nothing contained in this Agreement shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

          (b)   In the event that this Agreement is terminated by:

              (i)  FNB pursuant to Section 8.1(b)(i); or

             (ii)  PVFC pursuant to Section 8.1(b)(ii).

then the non-terminating party shall pay to the terminating party by wire transfer of immediately available funds, within two business days following delivery of a statement of such expenses, all out-of-pocket costs and expenses, up to a maximum of $500,000, including without limitation, professional fees of legal counsel, financial advisors and accountants, and their expenses, actually incurred by the terminating party in connection with the Merger and this Agreement.

        9.4    Notices.     All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

          (a)   if to PVFC, to:

      PVF Capital Corp.
      30000 Aurora Road
      Solon, OH 44139
      Attention: Robert J. King, Jr., President and Chief Executive Officer
      Facsimile: (440) 914-3916

      with a copy to:

      Vorys, Sater, Seymour and Pease LLP
      2100 One Cleveland Center
      1375 E. Ninth Street
      Cleveland, Ohio 44114-1724
      Attention: M. Patricia Oliver, Esq.
      Facsimile: (216) 479-6060

          (b)   if to FNB, to:

      F.N.B. Corporation
      One F.N.B. Boulevard
      Hermitage, PA 16148
      Attention: Vincent J. Delie, Jr., President and Chief Executive Officer
      Facsimile: (724) 983-3515

      with a copy to:

      Reed Smith LLP
      Reed Smith Centre
      225 Fifth Avenue
      Pittsburgh, PA 15222
      Attention: Gary R. Walker, Esq.
      Facsimile: (412) 288-3063

        9.5    Interpretation.     When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The PVFC Disclosure Schedule and the FNB Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of this Disclosure Schedule shall be deemed disclosed for purposes of any other section of this Disclosure Schedule, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face of such disclosure. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. In this Agreement, "knowledge" or "Knowledge" means the actual knowledge as of the date referenced of executive officers of the applicable party following reasonable inquiry of persons within their organization and its Subsidiaries who would be reasonably expected to be knowledgeable about the relevant subject matter.

        9.6    Counterparts.     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

        9.7    Entire Agreement.     This Agreement, including the documents and the instruments referred to in this Agreement, together with the Confidentiality Agreements, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreements.

        9.8    Governing Law; Jurisdiction.

          (a)   This Agreement, the Merger and all claims arising hereunder or relating to this Agreement, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.

          (b)   Each of the parties to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Pennsylvania state court or the United States District Court for the Western District of Pennsylvania, in any action or proceeding arising out of or relating to this Agreement. Each of the parties to this Agreement agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties to this Agreement irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Pennsylvania state court or the United States District Court for the Western District of Pennsylvania. Each of the parties to this Agreement irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT,

  OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

        9.9    Severability.     Except to the extent that application of this Section 9.9 would have a Material Adverse Effect on PVFC or FNB, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.

        9.10    Assignment; Third Party Beneficiaries.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties, whether by operation of law or otherwise, without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement, including the documents and instruments referred to in this Agreement, is not intended to and does not confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

[Remainder of page intentionally blank; signature page follows]

        IN WITNESS WHEREOF, the duly authorized officers of F.N.B. Corporation and PVF Capital Corp. have executed this Agreement as of the date first above written.

F.N.B. CORPORATION
By:	/s/ VINCENT J. DELIE, JR. Vincent J. Delie, Jr. President and Chief Executive Officer
PVF CAPITAL CORP.
By:	/s/ ROBERT J. KING, JR. Robert J. King, Jr. President and Chief Executive Officer

EXHIBIT A

AGREEMENT OF MERGER

        This agreement of merger ("Bank Merger Agreement"), dated as of                    , 2013, is by and between First National Bank of Pennsylvania ("FNB Bank") and Park View Federal Savings Bank ("PVFC Bank"). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger (the "Parent Merger Agreement") dated as of February     , 2013 between F.N.B. Corporation ("FNB") and PVF Capital Corp. ("PVFC").

WlTNESSETH:

        WHEREAS, PVFC Bank is a federal savings association and a wholly owned subsidiary of PVFC; and

        WHEREAS, FNB Bank is a national banking association and a wholly owned subsidiary of FNB; and

        WHEREAS, FNB and PVFC have entered into the Parent Merger Agreement, pursuant to which PVFC will merge with and into FNB (the "Parent Merger"); and

        WHEREAS, PVFC Bank and FNB Bank desire to merge on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.    The Bank Merger.     Subject to the terms and conditions of the Parent Merger Agreement and this Bank Merger Agreement, at the Effective Time (as defined in Section 2), PVFC Bank shall merge with and into FNB Bank (the "Bank Merger") under the laws of the United States. FNB Bank shall be the surviving bank of the Bank Merger (the "Surviving Bank").

        2.    Effective Time.     The Bank Merger shall become effective on the date, and at the time (the "Effective Time"), specified in the Bank Merger approval to be issued by the Office of the Comptroller of the Currency (the "OCC").

        3.    Charter; Bylaws.     The Charter and Bylaws of FNB Bank in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

        4.    Name; Offices.     The name of the Surviving Bank shall be "First National Bank of Pennsylvania." The main office of the Surviving Bank shall be the main office of FNB Bank immediately prior to the Effective Time.

        5.    Directors and Executive Officers.     Upon consummation of the Bank Merger, (i) the directors of FNB Bank immediately prior to the Effective Time shall continue as directors of the Surviving Bank, and (ii) the executive officers of FNB Bank immediately prior to the Effective Time shall serve as the executive officers of the Surviving Bank. Each of the directors and officers of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified in accordance with the charter and bylaws of the Surviving Bank or until his or her earlier death, resignation or removal.

        6.    Effects of the Merger.     Upon consummation of the Bank Merger, and in addition to the effects set forth at 12 U.S.C. § 215c, the applicable provisions of the regulations of the OCC and other applicable law, (i) all assets of FNB Bank and PVFC Bank as they exist at the Effective Time, shall pass to and vest in the Surviving Bank without any conveyance or other transfer; (ii) the Surviving Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and (iii) the Surviving Bank shall be responsible for all the liabilities of every kind and description, of each of FNB Bank and PVFC Bank existing as of the Effective Time, all in accordance with the provisions of The National Bank Act.

        7.    Effect on Shares of Stock.

          (a)   Each share of FNB Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

          (b)   At the Effective Time, each share of PVFC Bank capital stock issued and outstanding prior to the Bank Merger shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled. Any shares of PVFC Bank capital stock held in the treasury of PVFC Bank immediately prior to the Effective Time shall be retired and canceled.

        8.    Procurement of Approvals.     This Bank Merger Agreement shall be subject to the approval of FNB as the sole shareholder of FNB Bank and PVFC as the sole shareholder of PVFC Bank at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. FNB Bank and PVFC Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Bank Merger on the terms provided herein, including without limitation the preparation and submission of such applications or other filings for the Bank Merger with the OCC as may be required by applicable laws and regulations.

        9.    Conditions Precedent.     The obligations of the parties under this Bank Merger Agreement shall be subject to: (i) the approval of this Bank Merger Agreement by FNB as the sole shareholder of FNB Bank and PVFC as the sole shareholder of PVFC Bank at meetings of shareholders duly called and held or by consent or consents in lieu thereof, in each case without any exercise of such dissenters' rights as may be applicable; (ii) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required; (iii) receipt of any necessary regulatory approval to operate the main office and the branch offices of PVFC Bank as offices of the Surviving Bank and (iv) the consummation of the Parent Merger pursuant to the Parent Merger Agreement at or before the Effective Time.

        10.    Additional Actions.     If, at any time after the Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of PVFC Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Bank Merger Agreement, PVFC Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Bank Merger Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of PVFC Bank or otherwise to take any and all such action.

        11.    Amendment.     Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of FNB Bank and PVFC Bank at any time prior to the Effective Time.

        12.    Waiver.     Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

        13.    Assignment.     This Bank Merger Agreement may not be assigned by either FNB Bank or PVFC Bank without the prior written consent of the other.

        14.    Termination.     This Bank Merger Agreement shall terminate upon the termination of the Parent Merger Agreement in accordance with its terms.

        15.    Governing Law.     Except to the extent governed by federal law, this Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the Commonwealth of Pennsylvania without regard to the conflicts of law provisions thereof.

        16.    Counterparts.     This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

        [Signature Page Follows.]

        IN WITNESS WHEREOF, each of FNB Bank and PVFC Bank has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

FIRST NATIONAL BANK OF PENNSYLVANIA
By:
Name:
Title:
PARK VIEW FEDERAL SAVINGS BANK
By:
Name:
Title:

APPENDIX B

VOTING AGREEMENT

, 2013

F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, PA 16148

Ladies and Gentlemen:

        Concurrently with the execution of this letter agreement ("Voting Agreement"), F.N.B. Corporation, a Florida corporation ("FNB"), and PVF Capital Corp., an Ohio corporation ("PVFC"), are entering into an Agreement and Plan of Merger, of even date herewith (the "Merger Agreement"), whereby PVFC will merge with and into FNB (the "Merger") and shareholders of PVFC will receive the Merger Consideration as set forth in the Merger Agreement, subject to the closing of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

        A condition to FNB's obligations under the Merger Agreement is that I execute and deliver this Voting Agreement to FNB.

        Intending to be legally bound hereby, I irrevocably agree and represent as follows:

          (a)   As of the date of this Voting Agreement, I have, and at all times during the term of this Voting Agreement will have, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, and good and valid title to, the number of common shares, par value $0.01 per share, of PVFC (the "PVFC Common Shares"), that is set forth on Appendix A hereto, and I hold stock options to acquire the number of PVFC Common Shares set forth on Appendix A hereto. All of the securities listed on Appendix A are owned free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests and any other limitation or restriction whatsoever (including any restriction on the right to dispose of such securities). None of the securities listed on Appendix A are subject to any voting trust or other agreement or arrangement with respect to the voting rights of such securities.

          (b)   As of the date of this Voting Agreement, except for the securities set forth on Appendix A, I do not beneficially own any (i) shares of capital stock or voting securities of PVFC, (ii) securities of PVFC convertible into or exchangeable for shares of capital stock or voting securities of PVFC or (iii) options or other rights to acquire from PVFC any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of PVFC. The PVFC Common Shares listed on Appendix A, together with all PVFC Common Shares that I subsequently acquire during the term of this Voting Agreement, including through the exercise of any stock options, warrants or similar instruments, are referred to herein as the "Shares".

          (c)   At the PVFC Shareholders Meeting and at any other meeting of PVFC shareholders, however called, and on every action or approval by written consent of shareholders of PVFC, I will vote or cause to be voted all Shares over which I have sole voting power, and I will use my best efforts to cause any Shares over which I share voting power to be voted in favor of (i) approval and adoption of the Merger Agreement and the transactions contemplated thereby, and (ii) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement. Determinations as to "sole" or "shared" voting power shall be made in accordance with Rule 13d-3 of the Exchange Act.

          (d)   During the term of this Voting Agreement, I will not, directly or indirectly, offer, sell, transfer, pledge, encumber or otherwise dispose of (collectively, "Transfer") any Shares over which I have sole dispositive power (or any interest therein), and I will use my best efforts to not permit the Transfer of any Shares over which I have shared dispositive power (or any interest therein), except to the extent permitted by paragraph (g) hereof.

          (e)   I agree that PVFC shall not be bound by any attempted sale of any PVFC Common Shares over which I have sole voting and dispositive power, and PVFC's transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Voting Agreement.

          (f)    I represent that I have the legal capacity to enter into this Voting Agreement, that I have duly and validly executed and delivered this Voting Agreement and that this Voting Agreement is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles; and further, that no consent of my spouse is necessary under any "community property" or other laws in order for me to enter into and perform my obligations under this Voting Agreement.

          (g)   Notwithstanding anything herein to the contrary, I may Transfer any or all of the Shares over which I have beneficial ownership to my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such Transfer, each person to which any of such Shares or any interest in any of such Shares is or may be Transferred shall have executed and delivered to FNB an agreement to be bound by the terms of this Voting Agreement.

        I am signing this Voting Agreement solely in my capacity as a shareholder of PVFC and as an optionholder and/or warrantholder, if I am such, and not in any other capacity, such as a director or officer of PVFC or as a fiduciary of any trusts in which I am not a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of PVFC Common Shares and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, in serving on PVFC's Board of Directors or as an officer of PVFC, in acting in my capacity as a director, officer or fiduciary of PVFC.

        This Voting Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the favorable vote of the PVFC shareholders with respect to the approval of the Merger Agreement, (b) the Effective Time, (c) FNB and I enter into a written agreement to terminate this Voting Agreement, or (d) any termination of the Merger Agreement in accordance with its terms, except that any such termination shall be without prejudice to FNB's rights if termination should arise out of my willful breach of any covenant or representation contained herein.

        All notices and other communications in connection with this Voting Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the other party hereto at its addresses set forth on the signature page hereto.

        This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Voting Agreement.

        I agree and acknowledge that FNB may be irreparably harmed by, and that there may be no adequate remedy at law for, any violation of this Voting Agreement by me. Without limiting other remedies, FNB shall have the right to seek to enforce this Voting Agreement by specific performance or injunctive relief. This Voting Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof. I hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any Pennsylvania state court or the United States District Court for the Western District of Pennsylvania, in any action or proceeding arising out of or relating to this letter.

        If any term, provision, covenant or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        This Voting Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally blank; signature page follows]

Very truly yours,
[Name]
Address:

Facsimile:

Acknowledged and Agreed:
F.N.B. CORPORATION
By:	Vincent J. Delie, Jr., President and Chief Executive Officer

Address:	One F.N.B. Boulevard Hermitage, PA 16148 Facsimile: (724) 983-3515
Dated:	, 2013

[Signature page to Voting Agreement]

 Appendix A

Number of Shares Held (excluding stock options):

This amount includes:

            shares over which I have sole voting power
            shares over which I have shared voting power
            shares over which I have sole dispositive power
            shares over which I have shared dispositive power

Number of Stock Options Held:

APPENDIX C

February 19, 2013

Board of Directors
PVF Capital Corp.
30000 Aurora Road
Solon, OH 44139

Ladies and Gentlemen:

        PVF Capital Corp. ("PVF") and F.N.B. Corporation ("F.N.B.") have entered into an agreement and plan of merger dated as of February 19, 2013 (the "Agreement") pursuant to which PVF will merge with and into F.N.B. (the "Merger"). Pursuant to the terms of the merger, upon the effective date of the Merger, each share of PVF common stock issued and outstanding immediately before the Effective Time, except for certain shares as specified in the Agreement will be converted into and represent the right to receive 0.3405 shares of F.N.B. common stock (the "Merger Consideration"). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of PVF common stock.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of PVF that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of F.N.B. that we deemed relevant; (iv) internal financial projections for PVF for the years ending December 31, 2013 through December 31, 2016 as provided by senior management of PVF; (v) publicly available median analyst earnings estimates for the years ending December 31, 2014 and December 31, 2014 and a publicly available estimated long term growth rate for the years thereafter as discussed with senior management of F.N.B.; (vi) the pro forma financial impact of the Merger on F.N.B. based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of F.N.B.; (vii) a comparison of certain stock trading, financial and other information for PVF and F.N.B. with similar publicly available information for certain other commercial banks, the securities of which are publicly traded; (viii) the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector; (ix) the current market environment generally and in the commercial banking sector in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of PVF the business, financial condition, results of operations and prospects of PVF and held similar discussions with the senior management of F.N.B. regarding the business, financial condition, results of operations and prospects of F.N.B..

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by PVF and F.N.B. or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the senior management of PVF and F.N.B. that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of PVF or F.N.B. or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of PVF, F.N.B. or the

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combined entity after the Merger and we have we not reviewed any individual credit files relating to PVF or F.N.B.. We have assumed, with your consent, that the respective allowances for loan losses for both PVF and F.N.B. are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used internal financial projections as provided by the senior management of PVF and median publicly available earnings estimates F.N.B. Sandler O'Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of F.N.B. With respect to these projections, the respective senior managements of PVF and F.N.B. confirmed to us that those projections reflected the estimates and judgments of those respective managements of the future financial performance of PVF and F.N.B., respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of PVF and F.N.B. since the date of the most recent financial data made available to us, as of the date hereof. We have also assumed in all respects material to our analysis that PVF and F.N.B. would remain as a going concern for all periods relevant to our analyses and that the Merger will be consummated as a tax-free reorganization under Section 368 of the Internal Revenue Code. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

        Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof.

        We have acted as financial advisor to the Board of Directors of PVF in connection with the Merger and a significant portion of our fees are contingent upon the closing of the Merger. We also will receive a fee for providing this opinion. PVF has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to PVF and F.N.B. and their affiliates. We may also actively trade the securities of PVF and F.N.B. or their affiliates for our own account and for the accounts of our customers.

        This letter is directed to the Board of Directors of PVF in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of PVF as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of PVF common stock and does not address the underlying business decision of PVF to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for PVF or the effect of any other transaction in which PVF might engage. This opinion shall not be reproduced or used for any other purposes, without Sandler O'Neill's prior written consent, which consent will not be unreasonably withheld. This Opinion has been approved by Sandler O'Neill's fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by PVF's officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of PVF.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of PVF common stock from a financial point of view.

Very truly yours,
/s/ Sandler O'Neill & Partners, L.P.

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